As filed with the Securities and Exchange Commission on August 22, 2025.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BIT ORIGIN LTD

(Exact name of Registrant as specified in its charter)

N/A

(Translation of Registrant’s name into English)

Cayman Islands	7374	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

160 Robinson Road, 12F, SBF Center, Singapore 068914

T: 347-556-4747

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, NY 10168

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Joseph M. Lucosky, Esq.
Scott E. Linsky, Esq.
Lucosky Brookman LLP
101 Wood Avenue South, 5th Floor
Woodbridge, NJ 08830
(732) 395-4400

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment, which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED August 22, 2025

PRELIMINARY PROSPECTUS

Bit Origin Ltd

1,180,199,813 Class A Ordinary shares

This prospectus relates to the offering and resale by the selling shareholders identified herein (each, a “Selling Shareholder,” and, together, the “Selling Shareholders”) of up to 1,180,199,813 Class A ordinary shares, par value $0.000001 per share (the “ordinary shares”) of Bit Origin Ltd (the “Company”), consisting of: (a) 223,166,369 ordinary shares issuable pursuant to a Series A-1 Senior Secured Convertible Note issued by the Company (the “A-1 Note”) in the aggregate principal amount of $10,000,000 (based on the maximum convertible amount of $12,475,000 and the floor price of $0.0559); (b) 111,583,184 ordinary shares issuable pursuant to a Series B-1 Senior Secured Convertible Note issued by the Company (the “B-1 Note”) in the aggregate principal amount of $5,000,000 (based on the maximum convertible amount of $6,237,500 and the floor price of $0.0559); (c) 21,136,535 ordinary shares issuable pursuant to a Series C-1 Senior Secured Convertible Note issued by the Company (the “C-1 Note”, and together with the A-1 Note and the B-1 Note, the “Notes”) in the aggregate principal amount of $1,338,506 (based on the maximum convertible amount of $1,669,786 and the floor price of $0.079); (d) 784,313,725 ordinary shares (based on the commitment amount of $400 million and the closing price on August 15, 2025 of $0.51), that the Company may, in its sole discretion, elect to sell pursuant to the Equity Purchase Facility Agreement, dated July 13, 2025, by and between the Company and the investor named therein (the “Equity Purchase Facility Agreement” or the “EPFA”); (e) 20,000,000 ordinary shares issued pursuant to securities purchase agreements, dated August 6, 2025, by and between the Company and the investors named therein (the “Purchase Agreement”); and (f) 20,000,000 ordinary shares issuable upon exercise of warrants under the terms of the Purchase Agreement.

The Selling Shareholders may from time to time sell, transfer or otherwise dispose of any or all of the securities in a number of different ways and at varying prices. See “Plan of Distribution” beginning on page 118 of this prospectus for more information.

We are not selling any ordinary shares in this offering, and we will not receive any proceeds from the sale of shares by the Selling Shareholders.

Our ordinary shares are currently quoted on the Nasdaq Capital Market under the symbol “BTOG.” On August 20, 2025, the closing price as reported on the Nasdaq Capital Market was $0.44 per share.

The Selling Shareholders may offer all or part of the shares for resale from time to time through public or private transactions, at either prevailing market prices or at privately negotiated prices.

This prospectus provides a general description of the securities being offered. You should read this prospectus and the registration statement of which it forms a part before you invest in any securities.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 25 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

You should rely only on the information contained in this prospectus or any prospectus supplement or amendment hereto. We have not authorized anyone to provide you with different information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is [●], 2025.

You may only rely on the information contained in this prospectus or that we have referred you to. We have not authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the ordinary shares offered by this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any ordinary shares in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus is correct as of any time after its date.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. Forward-looking statements involve risks and uncertainties and include statements regarding, among other things, our projected revenue growth and profitability, our growth strategies and opportunity, anticipated trends in our market and our anticipated needs for working capital. They are generally identifiable by use of the words “may,” “will,” “should,” “anticipate,” “estimate,” “plans,” “potential,” “projects,” “continuing,” “ongoing,” “expects,” “management believes,” “we believe,” “we intend” or the negative of these words or other variations on these words or comparable terminology. These statements may be found under the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” as well as in this prospectus generally. In particular, these include statements relating to future actions, prospective products, market acceptance, future performance or results of current and anticipated products, sales efforts, expenses, and the outcome of contingencies such as legal proceedings and financial results.

Examples of forward-looking statements in this prospectus include, but are not limited to, our expectations regarding our business strategy, business prospects, operating results, operating expenses, working capital, liquidity and capital expenditure requirements. Important assumptions relating to the forward-looking statements include, among others, assumptions regarding demand for our products, the cost, terms and availability of components, pricing levels, the timing and cost of capital expenditures, competitive conditions and general economic conditions. These statements are based on our management’s expectations, beliefs and assumptions concerning future events affecting us, which in turn are based on currently available information. These assumptions could prove inaccurate. Although we believe that the estimates and projections reflected in the forward-looking statements are reasonable, our expectations may prove to be incorrect.

Important factors that could cause actual results to differ materially from the results and events anticipated or implied by such forward-looking statements include, but are not limited to:

●	changes in the market acceptance of our products;
●	increased levels of competition;
●	changes in political, economic or regulatory conditions generally and in the markets in which we operate;
●	our relationships with our key customers;
●	our ability to retain and attract senior management and other key employees;
●	our ability to quickly and effectively respond to new technological developments;
●	our ability to protect our trade secrets or other proprietary rights, operate without infringing upon the proprietary rights of others and prevent others from infringing on the proprietary rights of the Company; and
●	other risks, including those described in the “Risk Factors” discussion of this prospectus.

We operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for us to predict all of those risks, nor can we assess the impact of all of those risks on our business or the extent to which any factor may cause actual results to differ materially from those contained in any forward-looking statement. The forward-looking statements in this prospectus are based on assumptions management believes are reasonable. However, due to the uncertainties associated with forward-looking statements, you should not place undue reliance on any forward-looking statements. Further, forward-looking statements speak only as of the date they are made, and unless required by law, we expressly disclaim any obligation or undertaking to publicly update any of them in light of new information, future events, or otherwise.

PROSPECTUS SUMMARY

This summary highlights selected information appearing elsewhere in this prospectus. While this summary highlights what we consider to be important information about us, you should carefully read this entire prospectus before investing in our ordinary shares and warrants, especially the risks and other information we discuss under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and our consolidated financial statements and related notes included herein. Our fiscal year end is June 30 and our fiscal years ended June 30, 2023 and 2024 are sometimes referred to herein as fiscal years 2023 and 2024, respectively. Some of the statements made in this prospectus discuss future events and developments, including our future strategy and our ability to generate revenue, income and cash flow. These forward-looking statements involve risks and uncertainties which could cause actual results to differ materially from those contemplated in these forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements”. Unless otherwise indicated or the context requires otherwise, the words “we,” “us,” “our”, the “Company,” “our Company,” “Bit Origin” and “BTOG,” refer to Big Origin Ltd, a Cayman Islands exempted company, and unless the context indicates otherwise, also includes our wholly-owned subsidiaries.

Corporate History

Bit Origin was incorporated in the Cayman Islands on January 23, 2018.

SonicHash Canada was formed on December 14, 2021 under the laws of Alberta, Canada. It is a subsidiary of Bit Origin Ltd. It is not currently engaging in any active business as of the date of this prospectus.

SonicHash US was formed on December 17, 2021 under the laws of Delaware. It is a subsidiary of Bit Origin Ltd. It is engaged in Bitcoin mining in the United States. It was formed to engage in Bitcoin mining in the United States. As of December 31, 2023, SonicHash US temporarily ceased all Bitcoin mining activities.

Sonic Auspice was formed on November 30, 2023 under the laws of Delaware. Bit Origin owns 55% of the membership interest in Sonic Auspice. It does not have any material operation as of the date of this prospectus.

In addition, SonicHash Singapore was formed on December 16, 2021 under the laws of Singapore. It is a subsidiary of Bit Origin Ltd and had never engaged in any active business. On April 18, 2024, the board of directors of the Company approved to wind down SonicHash Singapore. SonicHash Singapore has been officially struck off in September 4, 2024. It did not own any assets or have any employees or business operation at the time of winding down.

On April 27, 2022, as approved by a majority of shareholders in a special meeting of shareholders, we completed a disposition in which we sold all the equity interest in its subsidiaries WVM Inc. and China Silanchi Holding Limited for a total price of US$1,000,000 pursuant to a share purchase agreement dated March 31, 2022. Such disposition includes the sale of the subsidiaries and consolidated variable interest entities of WVM Inc. and China Silanchi Holding Limited, including the following:

●	CVS Limited (“Xiangtai HK”), a company formed on March 4, 2015 under the law of Hong Kong SAR and a wholly-owned subsidiary of WVM Inc. Xiangtai HK was not engaging in any active business and merely acting as a holding company.
●	Chongqing Jinghuangtai Business Management Consulting Co., Ltd. (“Xiangtai WFOE”), a company formed on September 1, 2017 under the laws of the PRC and a wholly-owned subsidiary of Xiangtai HK. Xiangtai WFOE was not engaging in any active business and merely acting as a holding company.
●	Chongqing Pengmei Supermarket Co., Ltd. (“CQ Pengmei”), a company formed on July 27, 2017 under the laws of the PRC and a wholly-owned subsidiary of Xiangtai WFOE. CQ Pengmei used to engage in grocery stores operation in Chongqing, China, which had been discontinued since February 2020.
●	Guangan Yongpeng Food Co., Ltd. (“GA Yongpeng”), a company formed on May 10, 2008 under the laws of the PRC and a wholly-owned subsidiary of Xiangtai WFOE. GA Yongpeng used to engage in the slaughtering, processing, packing, distribution, wholesale, and retail of various pork meat products, which had been discontinued since April 2021.

●	Haochuangge Limited (“Haochuangge HK”), a company formed on January 6, 2020 under the law of Hong Kong SAR and a wholly-owned subsidiary of China Silanchi Holding Limited. Haochuangge HK was not engaging in any active business and is merely acting as a holding company.
●	Beijing Gangyixing Technology Co. (“Gangyixing WFOE”), a company formed on June 28, 2020 under the laws of the PRC and a wholly-owned subsidiary of Haochuangge HK. Gangyixing WFOE was not engaging in any active business and is merely acting as a holding company.
●	Beijing Fu Tong Ge Technology Co., Ltd. (“Fu Tong Ge”), a company formed on June 28, 2020 under the laws of the PRC. Gangyixing WFOE, Fu Tong Ge and the shareholders of Fu Tong Ge entered into a series of contractual arrangements which established a variable interest entity (“VIE”) structure. Pursuant to the contractual arrangement, Gangyixing WFOE was deemed the primary beneficiary of Fu Tong Ge for accounting purposes and we consolidated the financial information of Fu Tong Ge in our consolidated financial statement for the year ended June 30, 2021 and for the period ended April 2022. Fu Tong Ge was not engaging in any active business.
●	Chongqing Penglin Food Co., Ltd. (“CQ Penglin”), a company formed on November 3, 2005 under the laws of the PRC. Xiangtai WFOE, CQ Penglin and the shareholders of CQ Penglin entered into a series of contractual arrangements which established a VIE structure. Pursuant to the contractual arrangement, Xiangtai WFOE was deemed the primary beneficiary of CQ Penglin for accounting purposes and we consolidated the financial information of CQ Penglin in our consolidated financial statement for the year ended June 30, 2021 and for the period ended April 2022. CQ Penglin used to engage in the slaughtering, processing, packing, distribution, wholesale, and retail of various pork meat products, which had been discontinued since April 2021.
●	Chongqing Ji Mao Cang Feed Co., Ltd. (“JMC” and together with CQ Penglin and Fu Tong Ge, the “VIEs”), a company formed on March 14, 2012 under the laws of the PRC. Xiangtai WFOE, JMC and certain shareholder of JMC entered into a series of contractual arrangements which established a VIE structure. Pursuant to the contractual arrangement, Xiangtai WFOE was deemed the primary beneficiary of JMC for accounting purposes and we consolidated the financial information of JMC in our consolidated financial statement for the year ended June 30, 2021 and for the period ended April 2022. JMC was primarily engaged in the sales and distribution of feed raw material and formula solution (soybean meal and soybean oil) to animal husbandry businesses, feed solution manufacturers and trading companies.

As a result of the disposition, the Company does not operate under a VIE structure anymore. As of the date of this prospectus, the Company does not have any subsidiaries or any business operation in the Mainland China, Hong Kong or Macau.

Effective February 15, 2022, we changed trading symbol of our ordinary shares from “PLIN” to “BTOG”. Effective April 29, 2022, we changed the Company’s name from “China Xiangtai Food Co., Ltd.” to “Bit Origin Ltd”.

Organizational structure

Bit Origin was incorporated in the Cayman Islands on January 23, 2018.

The following diagram illustrates our corporate structure:

Direct and indirect subsidiaries

SonicHash Canada was formed on December 14, 2021 under the laws of Alberta, Canada. It is a subsidiary of Bit Origin Ltd. It is not currently engaging in any active business.

SonicHash US was formed on December 17, 2021 under the laws of Delaware. It is a wholly-owned subsidiary of Bit Origin. It was formed to engage in Bitcoin mining in the United States. As of December 31, 2023, the Company temporarily ceased all Bitcoin mining activities.

Sonic Auspice was formed on November 30, 2023 under the laws of Delaware. Bit Origin owns 55% of the membership interest in Sonic Auspice. It does not have any material operation as of the date of this prospectus.

In addition, SonicHash Singapore was formed on December 16, 2021 under the laws of Singapore. It was a wholly-owned subsidiary of Bit Origin and had never engaged in any active business. On April 18, 2024, the board of directors of the Company approved to wind down SonicHash Singapore. SonicHash Singapore has been officially struck off in September 4, 2024. It did not own any assets or have any employees or business operation at the time of winding down.

Bit Origin SG was formed on June 26, 2025 under the laws of Singapore. It is a wholly-owned subsidiary of Bit Origin. It does not have any material operation as of the date of this prospectus.

Material Licenses and Permits

Our operating subsidiary, SonicHash US, has obtained all material licenses and approvals required for its operations in the United States.

Business Overview

As part of our growth strategy, we have been actively seeking opportunities to deploy emerging technologies, including crypto asset mining and blockchain technologies with diversified expansion strategy. Due to the recent development in the cryptocurrency industry (See “Impact of Recent Developments Regarding Crypto Asset Market” below), we have ceased bitcoin mining activities in the United States, and other types of expansion and exploration of bitcoin mining activities have been suspended. As of the date of this prospectus, we have launched a Dogecoin treasury strategy and hold 40,543,745.30 Dogecoin.

We use specialized computers, known as miners, to generate Bitcoins, a digital asset (also known as a cryptocurrency). The miners use application specific integrated circuit (“ASIC”) chips. These chips enable the miners to apply greater computational power, or “hash rate”, to provide transaction verification services (known as solving a block) which helps support the Bitcoin blockchain. For every block added, the Bitcoin blockchain awards a Bitcoin award equal to a set number of Bitcoins per block. These Bitcoin awards are subject to “halving,” whereby the Bitcoin award per block is reduced by half in order to control the supply of Bitcoins on the market. When Bitcoin was first launched in 2009, miners were awarded 50 Bitcoins if they first solved a new block; this award was halved to 25 Bitcoins per new block in 2012, and halved again in 2016 to 12.5 Bitcoins per new block. Most recently, in May 2020, the then prevailing reward of 12.5 Bitcoins per new block was halved to 6.25 Bitcoins. This reward rate is expected to next halve during 2024 to 3.125 Bitcoins per new block and will continue to halve at approximately four-year intervals until all potential 21 million Bitcoins have been mined. Miners with a greater hash rate have a higher chance of solving a block and receiving a Bitcoin award.

Miners

SonicHash US purchased 4,250 miners during the period from December 2021 to August 2022.

As of June 30, 2022, SonicHash US owns 2,568 high performance Bitcoin miners, including 1,350 units of Koi C16 and 1,218 units of Bitmain Antminer S19j pro, representing a hash power of 246PH/s. The age of the miners ranged from 0 months to 2 months. The average age was 1.1 months. The average downtime due to scheduled or unscheduled maintenances during the fiscal year ended June 30, 2022 was 5%. The energy efficiency of the C16 miners and the S19j pro miners was 3.4KWH and 3.05 KWH, respectively.

As of June 30, 2023, SonicHash US owns 3,200 high performance Bitcoin miners, including 1,906 units of Koi C16 and 1,294 units of Bitmain Antminer S19j pro, representing a hash power of 304.8PH/s. The age of the miners ranged from 10 months to

18 months. The average age was 12.1 months. The average downtime due to scheduled or unscheduled maintenances during the fiscal year ended June 30, 2023 was 5%.

As of June 30, 2024, SonicHash US disposed 4,250 Bitcoin miners, including 2,638 units of Koi C16 and 1,612 units of Bitmain Antminer S19j pro, representing a hash power of 403.9PH/s.

As of the date of this prospectus, Bit Origin owns 617 Aethir Cloud rendering miners. From January 2025 to June 2025, Bit Origin sold 495 Aethir Cloud rendering miners.

SonicHash US holds the mined Bitcoin in order to enjoy the potential benefits of the appreciation of the Bitcoin price. SonicHash US currently does not store Bitcoin on any trading platform. We do not hold any virtual assets other than Bitcoin. The price of Bitcoins is volatile. It has decreased recently and may continue to decrease if the liquidity of the digital assets markets continues to be negatively impacted by the recent bankruptcy of some well-known crypto asset market participants and negative publicity surrounding digital assets. Our finance department is constantly monitoring the trend of Bitcoin price and will make proposals to our Chief Executive Officer. The Chief Executive Officer will determine whether the Bitcoin trading price is favorable and whether it is necessary for the Company to sell Bitcoins to improve the cashflow. If the Chief Executive Officer approves the trading of Bitcoins, he will instruct the financial manager to transfer the Bitcoins to the Coinbase exchange and execute the trade. We do not have an agreement with the Coinbase exchange. If the Bitcoins cannot be sold at the approved price within one day after the transfer, the Chief Executive Officer will review the recalibrated proposal prepared by the finance department and approve the new price and new number of Bitcoins to be sold if the Chief Executive Officer deems the proposal is reasonable. If we trade Bitcoins for fiat currency, we will withdraw the fiat currency immediately from the Coinbase exchange and deposit it into the Company’s bank account. If the Bitcoins price decreases when we trade the Bitcoins for fiat currency, the amount of fiat currency we receive will decrease as well and our results of operation will be negatively impact. See “-- Impact of Recent Developments Regarding Crypto Asset Market” below.

All of our crypto assets are Bitcoins, and we currently keep our Bitcoins in both cold wallet Ledger Nano X in Singapore, and another secured crypto and Bitcoin wallet, imToken. A cold wallet refers to any cryptocurrency wallet that is not connected to the Internet. A cold wallet is generally more secure than hot wallet, which refers to any cryptocurrency wallet that is connected to the Internet. The management of the Company is responsible to supervise the Bitcoin and the auditor of the Company is responsible to verify the existence for the Bitcoin held in the cold wallet. In addition, hot storage locations allow us to easily manage various blockchains including BTC, ETH and support stablecoins. We do not have any insurance that covers our miners or Bitcoin in the event of loss or fraud. We have not used a third-party custodian to store our Bitcoins. The Chief Executive Officer also maintains control of and have access to the private key. We have policy to safeguard our crypto assets. All the transactions involving the Bitcoins, such as withdrawing, transferring, or selling the Bitcoins from our wallet must be set up by the financial manager, and authorized and executed by the Chief Executive Officer. We also verbally confirm the wallet address with the receiver and perform a trial transaction with 0.01 Bitcoin before any transaction to verify the wallet address of the receiver.

The cost of mining consists primarily of hosting costs and depreciation expense of our own mining equipment. The hosting costs include installment fees, electricity, internet services and other necessary services to maintain the operation of the mining equipment. The depreciation expenses are the sunk cost to the mining operation, at $17,600/BTC mined. Our breakeven price is around $14,000 per Bitcoin.

During the fiscal year ended June 30, 2024, the Bitcoin price range was between $30,327.94 and $73,083.50. During the fiscal year ended June 30, 2023, the Bitcoin price range was between $16,692.46 and $30,600.18. During the fiscal year ended June 30, 2022, the Bitcoin price range was between $18,971.42 and $64,402.50. Our revenue recognition is based on the daily BTC reward and daily BTC lowest price available at CoinMarketCap.com.

Mining Facilities

Macon, Georgia

The mining facility in Macon, Georgia was managed by Horizon Mining Ltd. SonicHash US entered into a hosting agreement with Horizon Mining Ltd on May 1, 2022, pursuant to which Horizon Mining Ltd will provide electricity, internet, as well as installation service, loading and unloading service, security service, inventory management service, and other maintenance services to maintain the operation of the mining equipment. The hosting agreement was for a term of one year from execution and could be extended at any time upon agreement of both parties. If either party commits a material breach of the hosting agreement and fails to cure with 30 days after such breach, the non-breaching party can terminate the hosting agreement. The service fee was $295,082 per month, which included all of the electricity and internet costs, the cost of maintenance services to maintain the operation of the mining equipment (not including insurance for loss of power or damage to the hosted mining machines). SonicHash US paid a deposit in the amount of $741,585 pursuant to the hosting agreement and such deposit shall be returned to SonicHash US within seven days after all the mining equipment is removed from the facilities. Either party can extend the agreement with prior notice to the other party. In December 2022, due to high energy price and the Georgia site’s weak condition in general, SonicHash US suspended the operation of the miners in the Georgia site and shipped the 1,490 miners that were deployed in the Georgia site to the mining facility in Marion, Indiana and were deployed in January 2023. The hosting agreement expired on April 30, 2023 and the deposit was not returned.

The aggregate average, mean and range of Bitcoins mined on a monthly basis by the miners located in Macon Georgia during the periods from May 2022 through November 2022 are as follows:

Bitcoin Production	Macon, Georgia
May 2022	2.33
June 2022	4.84
July 2022	4.54
August 2022	3.74
September 2022	9.63
October 2022	8.26
November 2022	2.33
Average	5.10
Range	2.33 to 9.63

Marion, Indiana

The mining facility in Marion, Indiana was managed by Your Choice Four CA, Inc. On June 6, 2022, SonicHash US entered into a hosting agreement with Your Choice Four CA, Inc., pursuant to which SonicHash US delivered 1,000 Bitcoin mining equipment to the Your Choice Four CA, Inc.’s facilities in the State of Indiana and Your Choice Four CA, Inc. installed the mining equipment and provide electricity, internet and other maintenance services to maintain the operation of the mining equipment. The hosting agreement was for a term of one year and could be renewed with a four months’ advance notice to Your Choice Four CA, Inc. If either party has material breach of the hosting agreement and fails to cure with 30 days after such breach, the non-breaching party can terminate the hosting agreement. In addition, SonicHash US can terminate the hosting agreement if Your Choice Four CA, Inc. fails to furnish the services during any two-month period or for seven consecutive days excluding downtime caused by scheduled maintenance, demand response curtailment and/or force majeure. SonicHash US has paid a deposit in the amount of $404,914 and such deposit was returned to SonicHash US after deducting certain expenses.

On June 10, 2022, Sonic Hash US also entered into a service agreement with Ever Best Bit Limited which serves as an advisor and consultant to help the Company to find the data mining host service which meets Company’s requirements. Ever Best Bit Limited facilitated SonicHash US to enter into the hosting agreement with Your Choice Four CA, Inc. SonicHash US agreed to pay Ever Best Bit Limited a service fee of $0.024/kWh, calculated based on the following formula: Total Services Fee: (Electrical Meter Reading + Electrical Meter Reading * 3% Electrical Power Loss) * Electricity Rate $0.024/kWh. The service agreement shall only terminate when the hosting agreement terminates. The term of the service and the termination date is the same as the agreement with Your Choice Four CA, Inc. The agreement with Ever Best Bit Limited will be renewed if the agreement with Your Choice Four CA, Inc. is renewed.

On July 6, 2022, SonicHash US entered into another hosting agreement with Your Choice Four CA, Inc., pursuant to which SonicHash US delivered 700 units of Bitcoin mining equipment to Your Choice Four CA, Inc.’s facilities in the State of Indiana and Your Choice Four CA, Inc. installed the mining equipment and provide electricity, internet and other maintenance services to maintain the operation of the mining equipment. The hosting agreement is for a term of one year and can be renewed with a four months’ advance notice to Your Choice Four CA, Inc. If either party has material breach of the hosting agreement and fails to cure within 30 days after such breach, the non-breaching party can terminate the Hosting Agreement. In addition, SonicHash US can terminate the hosting agreement if Your Choice Four CA, Inc. fails to furnish the services during any two-month period or for 7 consecutive days excluding downtime caused by scheduled maintenance, demand response curtailment and/or force majeure. Pursuant to the hosting agreement, the host shall maintain a minimum service level of at least 90% uptime during any 30-day period, except in the event of maintenance, miner failure, repair, and force majeure. The host shall also be responsible for, repair or reimburse any cosmetic damage or operation deficiency to the miners due to the host’s intentional acts, willful misconduct, gross negligence or omission. SonicHash US has paid a deposit in the amount of $250,286 and such deposit was returned to SonicHash US after deducting certain expenses.

On July 7, 2022, SonicHash US entered into another service agreement with Ever Best Bit Limited, which serves as an advisor and consultant to help the Company to find the data mining host service which meet Company’s requirements. Ever Best Bit Limited facilitated SonicHash US to enter into the hosting agreement with Your Choice Four CA, Inc. SonicHash US agreed to pay Ever Best Bit Limited a service fee of $0.020/kWh, calculated based on the following formula: Total Services Fee: (Electrical Meter Reading + Electrical Meter Reading * 3% Electrical Power Loss) * Electricity Rate $0.020/kWh. The service agreement shall only terminate when the hosting agreement terminates. The term of the service and the termination date is the same as the agreement with Your Choice Four CA, Inc. The agreement with Ever Best Bit Limited will be renewed if the agreement with Your Choice Four CA, Inc. is renewed.

The hosting fee payable to Your Choice Four CA, Inc. is calculated by: (Electrical Meter Reading + Electrical Meter Reading * 3% Electrical Power Loss) * Electricity Rate ($0.060/kW). The service fee payable to Ever Best Bit Limited is calculated by: (Electrical Meter Reading + Electrical Meter Reading * 3% Electrical Power Loss) * Electricity Rate ($0.060/kWh). For example, assuming the miners consumes 10,000 KWH in electricity, the hosting fee payable to Your Choice Four CA, Inc. will be (10000+3%*10000)*$0.06=$618.00 and the service fee payable to Ever Best Bit Limited will be (10000+3%*10000)*$0.024=$247.20. The total fee for the 10,000 KWH electricity consumption will be $618.00+$247.20=$865.20.

In December 2022, we reached an agreement with Your Choice 4 CA, Inc., the host of the mining facility in Marion, Indiana, that the hosting fee is adjusted to equal to the sum of (i) the electricity cost of the mining activities and (ii) 50% of SonicHash US’s profit generated from the Indiana site, i.e., the difference of the market price of the Bitcoins mined from the Indiana site and the electricity cost. The market price of the Bitcoins is the daily Bitcoin closing price available at CoinMarketCap.com as of the day immediately prior to the day that we receive the electricity bill.

The aggregate average, mean and range of monthly fees paid to Your Choice Four CA, Inc. and Ever Best Bit Limited for the installation of, hosting of and services for the miners located in Indiana during the periods from July 2022 through August 2023 are as follows:

	Your Choice Four CA, Inc.	Ever Best Bit Limited
	Fees Paid in US$	Fees Paid in US$
July 2022	$31,290.60	$12,516.24
August 2022	$152,058.45	$60,823.38
September 2022	$225,411.77	$9,016,471
October 2022	$210,924.82	$84,369.93
November 2022	$150,215.87	$60,086.35
December 2022	$123,542.52	$49,417.01
January 2023	$401,223.31	$133,741.10
February 2023	$366,943.89	$122,314.63
March 2023	$448,236.36	$149,412.12
April 2023	$504,977.69	$168,325.90
May 2023	$492,175.70	$164,058.57
June 2023	$500,936.08	$166,978.69
July 2023	$453,851.03	$151,283.68
August 2023	$398,464.50	$132,821.50
Average	$318,589.47	$110,450.99
Range	$31,290.60 to 504,977.69	$12,516.24 to 168,325.90

The aggregate average, mean and range of Bitcoins mined on a monthly basis by the miners located in Marion, Indiana during the periods from July 2022 through August 2023 are as follows:

Bitcoin Production	Marion, Indiana
July 2022	3.75
August 2022	18.21
September 2022	16.83
October 2022	16.04
November 2022	6.26
December 2022	12.77
January 2023	30.04
February 2023	26.36
March 2023	30.04
April 2023	26.98
May 2023	29.94
June 2023	26.66
July 2023	22.67
August 2023	23.47
Average	20.72
Range	3.75 to 30.04

As of September 30, 2023, SonicHash US ceased its operation in the Indiana facility and moved the miners to the Wyoming facility.

Cheyenne, Wyoming

On June 10, 2022, the Company entered into a subscription agreement with a limited partnership, MineOne Cloud Computing Investment I L.P. (the “Partnership”), pursuant to which the Company invested $3,000,000 in fiat currency in the Partnership as a limited partner and hold a partnership interest and a sharing percentage of 8.8235% in the Partnership. The Company is entitled to receive dividends or other returns in fiat currency.

The Partnership is a limited partnership registered under the laws of the British Virgin Islands on May 12, 2022. The general partner, MineOne Partners Limited, a British Virgin Islands business company with limited liability, will seek to obtain opportunities for the Partnership to only make debt or equity investments in the portfolio company (as defined in the limited partnership agreement) in accordance with the primary purpose of the Partnership, which is to seek long-term capital appreciation by acquiring, holding, financing, refinancing and disposing of securities in the portfolio company. The general partner shall have the exclusive authority to cause the Partnership to make investments in the portfolio company. The Partnership commenced on May 12, 2022 and shall continue, unless the Partnership is sooner de-registered, until the Partnership’s entire interest in the portfolio company has been disposed of and any ongoing arrangements related thereto (including any escrow arrangement) have been terminated and all proceeds thereof have been distributed. The general partner can by a determination in good faith, terminate or wind up the Partnership if it has determined that there is a substantial likelihood that due to a change in the text, application or interpretation of the provisions of the applicable securities laws, or any other applicable statute, regulation, case law, administrative ruling or other similar authority, the Partnership cannot operate effectively in the manner contemplated herein. The Partnership will also terminated upon the commencement of liquidation, bankruptcy or dissolution proceedings or the withdrawal, or making of a winding up or dissolution order of the General Partner, or the occurrence of any other event that causes the General Partner to cease to be a general partner of the Partnership under the Partnership Act, by the entry of a decree of judicial dissolution, or at such time as there are no limited partners.

As a limited partner, the Company shall not take part in the management of the Partnership or in the management or control of the Partnership’s investment or other activities, transact any business in the Partnership’s name, deal with any person on behalf of the Partnership who or that is not a partner or have the power to sign documents for or otherwise bind the Partnership. Any election, vote, waiver or consent of the limited partners shall be calculated as a percentage of the respective capital commitments of the limited partners entitled to make such election, vote, waiver or consent. The liability of the Company for the debts and obligations of the Partnership is limited to its capital commitment in the amount of $3,000,000. Cash received by the Partnership from the sale or other disposition of, or dividends, interests or other income from or in respect of, a portfolio investment, or otherwise received by the Partnership from any source (other than capital contributions and other payments made by the Partners pursuant to the Partnership Agreement and temporary investment income), in excess of the amount necessary or appropriate for the payment of the Partnership’s expenses, liabilities and other obligations, shall be distributed upon dissolution of the Partnership, apportioned among the partners in proportion to the sharing percentages as of the time of distribution.

The general partner and associated indemnified persons generally will not be liable to the Partnership or the limited partners for any act or omission relating to the Partnership, other than acts or omissions constituting certain disabling conduct, including such person’s conviction of a felony or a willful violation of law by such person in each case having a material adverse effect on the Partnership; actual fraud, willful malfeasance or gross negligence by or of such person; or reckless disregard of duties by such person in the conduct of such person’s office. If the Partnership’s assets are insufficient to meet such liabilities, the Partnership may recall distributions to meet all or any portion of the indemnification or repayment obligations of the Partnership.

Dr. Jiaming Li, the former President of our Company, who resigned on November 27, 2023, was a director at MineOne Partners Limited and resigned from MineOne Partners Limited before joining our Company. We do not believe that the limited partnership was a related party transaction. The terms of the partnership were negotiated at arm’s length.

Based on the amended and restated limited partnership agreement of the Partnership, the primary purpose of the Partnership is to seek long-term capital appreciation by acquiring, holding, financing, refinancing and disposing of securities in the portfolio company. The Company deployed 3,200 miners in a mining site constructed by the Partnership in Cheyenne, Wyoming from September 2023 to December 2023.

The aggregate average, mean and range of monthly fees paid to MineOne Wyoming Data Center LLC for the installation of, hosting of and services for the miners located in Cheyenne during the periods from September 2023 through December 2023 are as follows:

Fees Paid in US$
September 2023	$363,939.78
October 2023	$477,815.68
November 2023	$400,240.00
December 2023	$129,329.68
Average	$342,831.28
Range	$129,329.68 to 477,815.68

The aggregate average, mean and range of Bitcoins mined on a monthly basis by the miners located in Cheyenne, Wyoming during the periods from September 2023 through December 2023 are as follows:

Bitcoin Production	Cheyenne, Wyoming
September 2023	11.11
October 2023	14.33
November 2023	14.34
December 2023	4.88
Average	11.16
Range	4.88 to 14.34

As of December 31, 2023, SonicHash US ceased its operation in the Wyoming facility due to the high operating costs in the United States.

Mining Pool

SonicHash US has entered into a cryptocurrency mining pool with F2pool. The verbal agreement can be terminated at any time by either party. F2pool provides computing power to the mining pool for SonicHash US’s 3,200 operating miners in Cheyenne. SonicHash US provides computing power and in exchange for successfully adding a block to the blockchain, SonicHash US shall receive a fractional share of the fixed cryptocurrency award the mining pool operator receives (less cryptocurrency transaction fees to the mining pool operator which are recorded net with revenues) in Bitcoins. SonicHash US’s fractional share is based on the proportion of computing power SonicHash US contributed to the mining pool operator to the total computing power contributed by all mining pool participants in solving the current algorithm. The F2pool is a high-performance mining pool that supports Proof of Work (PoW) assets such as Bitcoin (BTC) and Bitcoin Cash (BCH), with more coins in the pipeline. The F2pool provides users with a low mining fee of 2.5%, along with optimized algorithms for higher mining efficiency.

Strategic Partnership

On June 7, 2024, Bit Origin entered into a sales representative agreement with NGH Computer Pte. Ltd. (“NGH”), pursuant to which NGH agreed to engage Bit Origin as its non-exclusive representative to market and solicit orders for Aethir Edgar miners, hardware devices for contributing rendering services to Aethir Cloud Depin network. Aethir, a leader in decentralized GPU cloud infrastructure, has successfully closed its fundraising of close to USD150mn according to cryptorank.io. Aethir is an enterprise-grade, artificial intelligence (“AI”) and Gaming-focused GPU-as-a-service provider, which offers a convenient way for users to access high-performance computing resources for machine learning, deep learning, and other data-intensive applications. Aethir’s decentralized cloud computing infrastructure enables GPU providers to connect with enterprise clients who need the raw power of NVIDIA’s H100 chips for sophisticated AI and machine learning tasks. In addition, Aethir’s infrastructure supports cloud gaming clients and has contracts with the world’s largest gaming and telecom companies, taking advantage of its flexibility and coverage across technological and operational expertise.

By becoming a sales representative for Aethir, we aim to leverage our extensive expertise and industry connections to further expand Aethir’s market reach. This partnership aligns with our strategic objectives to innovate and lead in the technology and blockchain sectors. Furthermore, we have announced our intention to acquire certain Aethir devices for strategic self-deployment in Singapore or Malaysia, and we believe this collaboration will significantly enhance our offerings while driving substantial growth and value for both companies.

Seasonality

Mining machines consume a lot of energy and generate significant heat. They tend to run more efficiently during colder seasons, as fewer cooling methods are needed. Conversely, dry seasons can cause power shortages, potentially disrupting the Corporation’s operations.

Industry Overview

Blockchain

A blockchain is a digital, decentralized, public ledger that exists across a network. Unlike a centralized database, a blockchain ledger typically maintains copies of itself across many computers (“nodes”) in the network so that the record cannot be altered retroactively without the alteration of all subsequent blocks and the collusion of the network.

The network organizes transactions by putting them into groups called blocks. Each block contains a defined set of transactions and a link to the previous block in the chain. Adding a new entry or block requires a method of consensus between nodes the block to post to the ledger and become permanent.

Cryptocurrency

Currently, the most common application of blockchain technology is cryptocurrency. Cryptocurrency is an encrypted decentralized digital currency transferred between peers and confirmed on the blockchain via a process known as mining. Cryptocurrencies are not backed by a central bank or a national, supra-national or quasi-national organization and are typically used as a medium of exchange.

Cryptocurrencies can be used to purchase goods and services, either online or at physical locations, although data is not readily available about the retail and commercial market penetration of cryptocurrencies. To date, the rate of adoption and use of cryptocurrencies for paying merchants has trailed the broad expansion of retail and commercial acceptance of cryptocurrency. Other markets, such as credit card companies and certain financial institutions are not accepting such digital assets. It is likely that there will be a strong correlation between the continued expansion of the Cryptocurrency Network and its retail and commercial market penetration.

Bitcoin

Bitcoin is the most common cryptocurrency currently in use. Bitcoin was invented in 2008 and launched in 2009 by an anonymous person under the pseudonym Satoshi Nakamoto. As described in the original white paper, Bitcoin is a decentralized currency that allows online payments to be sent from one party to another without the use of financial institutions. Upon verification by devices, authenticated transactions are forever added to a public ledger for all to view in the Bitcoin network. The goal of Bitcoin was to eliminate the use of third parties to authenticate transactions, and thereby minimizing transaction costs, reducing practical transaction size, and enabling the ability to make non-reversible payments for non-reversible services.

Bitcoin Mining

“Mining” describes the process whereby a blockchain consensus is formed. The Bitcoin consensus, for example, entails solving complex mathematical problems using custom-designed computers.

When Bitcoins are sent, the transaction(s) are broadcasted to all nodes in the Bitcoin network. Each node bundles a collection of transactions into an encrypted block and attempts to solve the code to the encrypted block, to verify that all transactions within the block are valid. Once the code is deciphered, that code is sent to all other miners who can easily verify that the hash is indeed correct. When enough nodes agree that the hash is correct, this block is added to the existing chain and miners move on to work on the next block. This mechanism where “miners” solve cryptographic puzzles and prove that they have done so by writing the solution to the blockchain is known as “proof-of-work.” The verification is necessary because, unlike physical cash that can only be held by one party at any point in time, cryptocurrency can be copied and sent to multiple recipients if there are no safeguards.

Mining Incentives

As an incentive to expend time, power and other resources to mine Bitcoin, miners are rewarded in Bitcoin and transaction fees. Each computation is a hash, and the speed at which these problems can be solved at is measured in hash rate.

However, the number of Bitcoin rewarded is reduced by 50% for every 210,000 blocks mined. Given that a block is added to the ledger about every 10 minutes, the “halving” takes place approximately once every 4 years until all 21 million Bitcoins have been “unearthed”. Currently, each block mined rewards 6.25 Bitcoins and the next halving is expected to occur on March 2028, at which point each block mined would only reward 1.5625 Bitcoins.

In addition to mining rewards, miners can also earn money through transaction fees. When a user decides to send Bitcoin, the transaction is first broadcasted to a memory pool before being added to a block. Because each block can only contain up to 1 megabyte of information, miners can pick and choose from the memory pool which transactions to bundle into the next block.

During periods of heavy network usage, there can oftentimes be more transactions awaiting confirmation than there is space in a block. In such situations, users compete for miners’ computation power by adding fees (“tips”) onto their transactions in the hope that miners would prioritize their transactions. Larger “tips” are required to incentivize miners to mine larger transactions.

Legal Proceedings

In March 2023, Bit Origin Ltd. (the “Company” or “Bit Origin”) and SonicHash LLC, a subsidiary of the Company, along with other named entities, were named as defendants in a state court civil lawsuit filed in Cheyenne, Wyoming by BCB Cheyenne LLC (“BCB”) who had contractual relationship with two of the named defendants, MineOne Wyoming Data Center LLC, the other with Terra Crypto, Inc. Defendant alleges these parties breached their respective contracts. For its part, Bit Origin and Sonichash, who had no relationship with BCB, were nevertheless alleged to have intentionally interfered with BCB’s contractual relationships with these other parties. Both Bit Origin and Sonichash were also named as what is known as an “alter ego” defendant pursuant to which a party may be found liable if its later discovered it was acting, in essence, as the alter ego of the primary wrongdoer. Prior to the Company discovering it had been named in this Wyoming lawsuit, the case had been dismissed but simultaneously recommenced in the U.S. District Court in Wyoming against the same parties, with substantively the same causes of action. Bit Origin and Sonichash were made aware of and appeared in this new federal court litigation denying all material allegations alleged against each of them.

In September 2023, BCB filed an amended complaint to add parties and substitute parties in place of others but leaving Bit Origin and Sonichash LLC as named defendants accused of intentionally interfering with BCB’s contractual relations. Once again, both companies were also alleged to be alter egos of the primary wrongdoers. In its lawsuit, BCB seeks “no less than $38 million” in compensatory damages. The Company denies any liability to BCB arising out of this lawsuit and is defending this matter vigorously.

The parties mediated this dispute from August 6 to August 8, 2024 and entered into a Settlement Agreement and Mutual Release on October 14, 2024, pursuant to which Bit Origin agreed to pay $13,050 to cover certain litigation cost. On October 14, 2024, the court dismissed the lawsuit, granting full releases to all defendants and officially concluding the matter.

In May 2025, the Company petitioned the Grand Court of the Cayman Islands (Financial Services Division) under Cause No. FSD 115 of 2025 (DDJ) for a reduction of its authorized share capital. The application sought to reduce the par value of each of the Company’s issued and authorized but unissued ordinary shares from US$0.30 to US$0.000001, thereby reducing the Company’s total authorized capital from US$150,000,000 to US$500.00, with the surplus being credited to the Company’s additional paid-in capital.

Following due process and consideration, the Court issued its final order on June 5, 2025, approving the share capital reduction as petitioned. The order confirmed that the reduction was properly effected in accordance with the Companies Act (as amended) of the Cayman Islands. The court order was registered by the Cayman Islands General Registry on 25 July 2025.

There are no actions, suits, proceedings, inquiries or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, other than disclosed above, to the knowledge of the executive officers of our company or any of our subsidiaries, threatened against or affecting our company that are outside the ordinary course of business or in which an adverse decision could have a material adverse effect.

However, from time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. Litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise.

Facilities

Our corporate headquarters are located in Singapore, where we hold a lease that has a monthly fee of S$23,174.49 (GST included).

Recent Developments

Private Placement of Notes

On July 13, 2025, the Company entered into a securities purchase agreement (the “Purchase Agreement”) with the buyers mentioned in the schedule thereto (the “Buyers”), pursuant to which the Company agreed to sell (the “Offering”) up to (i) an aggregate principal amount of $100,000,000 in Senior Secured Convertible Notes, convertible into Class A ordinary shares of the Company, par value $0.30 per share. The Purchase Agreement contains representations and warranties of the Company and the Buyers which are typical for transactions of this type. In addition, the Purchase Agreement contains customary covenants on the Company’s part that are typical for transactions of this type, as well as the following additional covenants.

In connection with the Convertible Note Financing, the Company also entered into the following agreements: (i) Registration Rights Agreement, (ii) Guaranty, and (iii) Security and Pledge Agreement. The Purchase Agreement contains customary representations, warranties, and covenants of the Company and the Private Placement Investor.

Description of the Notes

Pursuant to the Purchase Agreement, the Company has issued (i) a Series A-1 Senior Secured Convertible Note (the “Series A-1 Senior Secured Convertible Note”) in the principal amount of Ten Million Dollars ($10,000,000) maturing on July 16, 2029, with a conversion price of $0.32, subject to adjustment as provided therein; and (ii) a Series B-1 Senior Secured Convertible Note (the “Series B-1 Senior Secured Convertible Note”, collectively with the Series A-1 Senior Secured Convertible Note, the “Convertible Notes”) in the principal amount of Five Million Dollars ($5,000,000) maturing on July 16, 2029, with a conversion price of $0.30, subject to adjustment as provided therein.

The Convertible Notes were issued on July 16, 2025, subject to the satisfaction of customary closing conditions. The Convertible Notes are senior secured obligations of the Company and are secured by all personal property and assets of the Company, pursuant to a Security Agreement.

The Convertible Notes also contain certain negative covenants, including prohibitions on the incurrence of indebtedness, liens, restrictions on redemption and cash dividends, restrictions on the transfer of assets and changes in the nature of business. The Convertible Notes also contain standard and customary events of default including, but not limited to, failure to make payments when due, failure to observe or perform covenants or agreements contained in the Convertible Notes, existence of a default or event of default under any of the Transaction Documents (as defined in the Convertible Notes), the bankruptcy or insolvency of the Company or any of its subsidiaries and unsatisfied judgments against the Company.

Description of Security Agreement

Additionally, on July 16, 2025, pursuant to the Convertible Notes, the Company entered into a Security and Pledge Agreement (the “Security Agreement”) by and between the Company and the lead Buyer, in its capacity as collateral agent, pursuant to which the Company granted to the lead Buyer, for the ratable benefit of the lead Buyer and the other Buyers, a valid, perfected and enforceable security interest in all personal property and assets of the Company and its subsidiaries, which assets include substantially all of the assets of the Company’s in certain of the Company’s subsidiaries.

Description of Registration Rights Agreement

On July 16, 2025, the Company also entered into a registration rights agreement with the Buyers (the “Registration Rights Agreement”), which provides, subject to certain limitations, the Buyer with certain registration rights for the ordinary shares issuable upon conversion of the Convertible Notes. The Registration Rights Agreement requires the Company to prepare and file a registration statement with the SEC within 45 days after the issuance of the Convertible Notes to register the resale of the shares underlying the Convertible Notes and cause such registration statement to be effective within 150 days after the issuance of the Convertible Notes. In the event that the Company fails to file the registration statement by the prescribed deadline or such registration statement is not declared effective by the prescribed deadline or the Company fails to maintain the effectiveness of such registration statement, then the Company shall pay to each holder of registrable securities relating to such registration statement an amount in cash equal to two percent (2%) of such investor’s original principal amount stated in such investor’s Convertible Note on July 16, 2025.

Description of Guaranty

On July 16, 2025, all of the Company’s subsidiaries entered into a subsidiary guaranty (the “Subsidiary Guaranty”), pursuant to which the Company’s subsidiaries agreed to guaranty the Company’s obligations under the Securities Purchase Agreement, the Convertible Notes, and other transaction documents.

Entry into the Convertible Note Financing described herein, and the related agreements and documents, was approved by the Company’s board of directors on July 13, 2025.

Equity Purchase Facility Agreement

On July 13, 2025, the Company also entered into the Equity Purchase Facility Agreement with an unrelated third-party accredited investor (the “Investor”), pursuant to which the Investor committed to purchase, subject to certain conditions and limitations, up to $400,000,000 (the “Commitment Amount”) in newly issued ordinary shares (collectively, the “Advance Shares”). The EPFA will terminate automatically on the earlier of August 1, 2028 or the date on which the Investor has paid the full Commitment Amount for Advance Shares under the EPFA, and may be terminated by the Company upon five Trading Days’ (as defined in the EPFA) prior written notice to the Investor.

EPFA Registration Rights Agreement

On July 13, 2025, the Company also entered into a registration rights agreement with the Investor with respect to the resale of the Advance Shares issuable pursuant to the EPFA (the “EPFA Registration Rights Agreement”).

August 2025 Securities Purchase Agreements

On August 6, 2025, the Company entered into the Purchase Agreement with certain investors (the “Purchasers”) relating to the issuance and sale of 20,000,000 Class A ordinary shares (the “Purchased Shares), par value $0.000001 per share, of the Company (the “Ordinary Shares”), at $0.30 per Ordinary Share (the “Offering”) for a total purchase price of $6,000,000 (the “Purchase Price”). The Purchasers had elected to pay the Purchase Price in Dogecoin (“DOGE”), and the amount of DOGE to be paid shall equal (a) the Purchase Price, divided by (b) the spot exchange rate for DOGE as published by Coinbase.com at 5:56 a.m. (New York City time) on August 6, 2025 (the “DOGE Amount”).

The Company received 30 million DOGE and issued the Purchased Shares on August 11, 2025. The Purchased Shares were issued in a private placement exempt from the registration requirements of the U.S. Securities Act of 1933, as amended, pursuant to Section 4(a)(2) thereof, Regulation D promulgated thereunder and/or Regulation S promulgated thereunder.

If during the three (3) month period following the Closing Date, the Company effects any share split, share dividend, share combination, recapitalization, or similar transaction involving the Company’s Ordinary Shares (each, a “Share Combination Event”), and the average Volume-Weighted Average Price (the “VWAP”) of the Ordinary Shares for the five (5) lowest trading days during the fifteen (15) consecutive trading days following the Share Combination Event Date (the “Event Market Price”) is less than the product of (i) $0.30 multiplied by (ii) a fraction of which the numerator shall be the total number of Ordinary Shares outstanding immediately before the Share Combination Event and of which the denominator shall be the total number of Ordinary Shares outstanding immediately after such event (the “Adjusted Purchase Price”), the Company shall issue to the Purchasers warrants (the “Warrants”), to purchase a number of Ordinary Shares equal to (a) the number of Purchased Shares, multiplied by (b) a fraction, the numerator of which is the total number of Ordinary Shares outstanding immediately after the Share Combination Event and the denominator of which is the total number of Ordinary Shares outstanding immediately before such event. The exercise price of the Warrants shall be equal to the greater of (i) the Event Market Price or (ii) the product of (x) $0.24, multiplied by (y) a fraction, the numerator of which is the total number of Ordinary Shares outstanding immediately before the Share Combination Event and the denominator of which is the total number of Ordinary Shares outstanding immediately after such event. The Company shall not be obligated to issue any Warrants if the Event Market Price is equal to or greater than the Adjusted Purchase Price. The Warrants can only be exercised for cash and are non-transferable. The Purchasers shall not sell, assign, transfer, pledge, encumber or otherwise dispose of the Warrants or any rights hereunder to any third party without the prior written consent of the Company, which may be granted or withheld in the sole discretion of the Company.

If any Purchaser does not sell or exercise, as applicable, all of the Purchased Shares and Warrants within twelve (12) months following the Closing Date, such Purchaser may elect to redeem a portion of the original DOGE Amount (the “Redemption Option”) by providing written notice to the Company within fifteen (15) Business Days after such anniversary. The redeemable amount of DOGE shall be calculated based on the ratio of unsold Ordinary Shares and unexercised Warrants to the total Purchased Shares and Warrants, using the formula: Redeemable DOGE = DOGE Amount × (the unsold Purchased Shares + unexercised Warrants) / (Purchased Shares + Total Warrants). However, the Redemption Option is not available if, on the 12-month anniversary (or if such a day is not a trading day, the trading day immediately following such day), the Company’s closing bid price equals or exceeds 175% of the higher of (i) the Event Market Price or (ii) the product of $0.24 multiplied by a fraction, the numerator of which is the total number of Ordinary Shares outstanding immediately before the Share Combination Event and the denominator of which is the total number of Ordinary Shares outstanding immediately after such event. The Purchasers must also provide brokerage or custodial account statements verifying its holdings and dispositions of the originally issued Purchased Shares (excluding any market purchases) within fifteen (15) business days after the 12-month anniversary. The Purchasers shall surrender for cancellation, and the Company shall cause the cancellation of, the unsold Purchased Shares and the unexercised Warrants to be canceled upon exercise of the Redemption Option.

Risk Factor Summary

Before you invest in our ordinary shares, you should carefully consider all of the information in this prospectus, including matters set forth under “Risk Factors.” These risks include, but are not limited to, the following:

Risks Related to Our Business and Industry

●	If we are unable to successfully implement our crypto mining business plan or other business strategies as implemented in the future, it would affect our financial and business condition and results of operations;
●	Our results of operations are expected to be impacted by significant fluctuation of Bitcoin price;
●	If, pursuant to our hosting service contracts with hosting service providers, hosting service providers cannot or will not supply sufficient electric power or services for us to operate our miners or if such agreements are terminated, we may be required to relocate some or all of our miners to an alternative facility, which may have a less advantageous cost structure and our business and results of operations may suffer as a result;
●	The development and acceptance of cryptographic and algorithmic protocols governing the issuance of and transactions in cryptocurrencies is subject to a variety of factors that are difficult to evaluate;
●	Banks and financial institutions may not provide banking services, or may cut off services, to businesses that engage in Bitcoin-related activities or that accept cryptocurrencies as payment, including financial institutions of investors in our securities. Adverse developments affecting the financial services industry, such as actual events or concerns involving liquidity, defaults or non-performance by banks and other financial institutions, may indirectly adversely affect our business operations, financial condition and results of operations;
●	The limited rights of legal recourse available to us expose us and our investors to the risk of loss of our Bitcoin for which no person is liable, and our lack of insurance protection for risk of loss of our digital assets exposes us and our shareholders to the risk of loss of our digital assets for which no person may ultimately be held liable and we may not be able to recover our losses;

●	We may face risks of Internet disruptions, which could have an adverse effect on the price of cryptocurrencies;
●	The impact of geopolitical and economic events on the supply and demand for cryptocurrencies is uncertain;
●	There is a lack of liquid markets for cryptocurrencies, and blockchain/Bitcoin-based assets are susceptible to potential manipulation;
●	Our Bitcoins may be subject to loss, theft or restriction on access. We have policy to safeguard our crypto assets, however, our business and financial condition may be affected if the policies and procedures surrounding the safeguarding of crypto assets are not effective;
●	The Bitcoin which we mine, is subject to halving; the Bitcoin reward for successfully uncovering a block will halve several times in the future and Bitcoin’s value may not adjust to compensate us for the reduction in the rewards we receive from our mining efforts;
●	We are subject to risks associated with our need for significant electrical power. Government regulators may potentially restrict the ability of electricity suppliers to provide electricity to mining operations, such as ours;
●	Regulatory actions in one or more countries could severely affect the right to acquire, own, hold, sell or use certain cryptocurrencies or to exchange them for fiat currency;
●	We might require additional capital to support business growth, and this capital might not be available on acceptable terms, if at all;
●	Even if we can raise additional funding, we may be required to do so on terms that are dilutive to you.
●	We may pursue additional opportunities to acquire complementary businesses, which could further increase leverage and debt service requirements and could adversely affect our financial situation if we fail to successfully integrate the acquired business;
●	Our indebtedness could adversely affect our ability to raise additional capital to fund operations.
●	New lines of business or new products and services may subject us to additional risks;
●	Our business depends on the continued efforts of our senior management. If one or more of our key executives were unable or unwilling to continue in their present positions, our business may be severely disrupted;
●	We may face several risks due to disruptions in the crypto asset markets, including but not limited to the risk from depreciation in our share price, financing risk, risk of increased losses or impairments in our investments or other assets, risks of legal proceedings and government investigations, and risks from price declines or price volatility of crypto assets;
●	The recent disruption in the crypto asset markets may harm our reputation;
●	It may be illegal now, or in the future, to mine, acquire, own, hold, sell or use Bitcoin or other cryptocurrencies, participate in blockchains or utilize similar cryptocurrency assets in one or more countries, the ruling of which could adversely affect us;
●	Our Bitcoin holdings are less liquid than our existing cash and cash equivalents and may not be able to serve as a source of liquidity for us to the same extent as cash and cash equivalents;
●	The mining rigs may experience damages;
●	Our board of management have experience in risk management and we have risk management policies in place in light of current crypto asset market conditions. However, if we are not able to timely and appropriately adapt to changes in our business environment or to accurately assess where we are positioned within a business cycle and make adjustments to our risk management policies, our business, financial condition, or results of operations may be materially and adversely affected; and
●	We may face financing, liquidity, or other risks related to the impact that the current crypto asset market disruption has had, directly or indirectly, on the value of the crypto assets we use as collateral or the value of our crypto assets used by others as collateral.

Risks Related to Our Corporate Structure

●	The laws of the Cayman Islands may not provide our shareholders with benefits comparable to those provided to shareholders of corporations incorporated in the United States;
●	You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under Cayman Islands law;
●	Certain judgments obtained against us by our shareholders may not be enforceable;
●	The economic substance legislation of the Cayman Islands may adversely impact us or our operations; and
●	We may rely on dividends paid by our subsidiaries for our cash needs. Any limitation on the ability of our subsidiaries to make dividend payments to us, or any tax implications of making dividend payments to us, could limit our ability to pay our parent company expenses or pay dividends to holders of our ordinary shares.

Risks Related to United States Government Regulations

●	We are subject to an extensive and rapidly-evolving regulatory landscape and any adverse changes to, or our failure to comply with, any laws and regulations could adversely affect our brand, reputation, business, operating results and financial condition;
●	We are subject to extensive environmental, health and safety laws and regulations that may expose us to significant liabilities for penalties, damages or costs of remediation or compliance;
●	Changing environmental regulation and public energy policy may expose our business to new risks;
●	Pending regulation related to electricity consumption by mining companies may impact our result of operation;
●	The regulatory and legislative developments related to climate change, may materially adversely affect our brand, reputation, business, operating results and financial condition;
●	A particular digital asset’s status as a “security” in any relevant jurisdiction is subject to a high degree of uncertainty and if a regulator disagrees with our characterization of a digital asset, we may be subject to regulatory scrutiny, investigations, fines, and penalties, which may adversely affect our business, operating results and financial condition. Furthermore, a determination that Bitcoin or any other digital asset that we own or mine is a “security” may adversely affect the value of Bitcoin and our business;
●	If the SEC or another regulatory body considers Bitcoin to be a security under U.S. securities laws, we may be required to comply with significant SEC registration and/or other requirements;
●	Enactment of the Infrastructure Investment and Jobs Act of 2021 (the “Infrastructure Act”) may have an adverse impact on our business and financial condition;
●	Our interactions with a blockchain and mining pools may expose us to SDN or blocked persons or cause us to violate provisions of law that did not contemplate distributive ledger technology;

●	If regulatory changes or interpretations of our activities require our registration as a money services business (“MSB”) under the regulations promulgated by FinCEN under the authority of the U.S. Bank Secrecy Act, or otherwise under state laws, we may incur significant compliance costs, which could be substantial or cost-prohibitive. If we become subject to these regulations, our costs in complying with them may have a material negative effect on our business and the results of our operations;
●	The ongoing regulatory developments may impact the treatment of digital assets under the law, and may have material adverse effect on our business, financial condition and results of operations;
●	Because there has been limited precedent set for financial accounting of Bitcoin and other Bitcoin assets, the determination that we have made for how to account for Bitcoin assets transactions may be subject to change; and
●	Future developments regarding the treatment of digital assets for U.S. federal income and applicable state, local and non-U.S. tax purposes could adversely impact our business.

Risks Related to Canadian Government Regulations

●	The regulations of Alberta Utilities Commission (“AUC”) may have an adverse impact on our Canadian operations.

Risks Related to Singaporean Government Regulations

●	Current and future laws and regulations approved by the Singaporean government may have an adverse impact on our operations in Singapore.

Risks Related to Our Ordinary Shares

●	We incur additional costs as a result of becoming a public company, which could negatively impact our net income and liquidity;
●	The obligation to disclose information publicly may put us at a disadvantage to competitors that are private companies;
●	The market price of our ordinary shares has recently declined significantly, and our ordinary shares could be delisted from the Nasdaq or trading could be suspended;
●	In the event that our ordinary shares are delisted from Nasdaq, U.S. broker-dealers may be discouraged from effecting transactions in our ordinary shares because they may be considered penny stocks and thus be subject to the penny stock rules;
●	We are a “foreign private issuer,” and our disclosure obligations differ from those of U.S. domestic reporting companies. As a result, we may not provide you the same information as U.S. domestic reporting companies or we may provide information at different times, which may make it more difficult for you to evaluate our performance and prospects;
●	As a company incorporated in the Cayman Islands, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from the Nasdaq corporate governance listing standards. These practices may afford less protection to shareholders than they would enjoy if we complied fully with the Nasdaq corporate governance listing standards;
●	We are an “emerging growth company,” and we cannot be certain if the reduced reporting requirements applicable to emerging growth companies will make our ordinary shares less attractive to investors;
●	We will incur increased costs as a result of being a public company, particularly after we cease to qualify as an “emerging growth company”;
●	The requirements of being a public company may strain our resources and divert management’s attention;
●	The market price of our ordinary shares may be volatile or may decline regardless of our operating performance;

●	Because we do not expect to pay dividends in the foreseeable future, you must rely on the price appreciation of our ordinary shares for return on your investment;
●	Future issuances or sales, or perceived issuances or sales, of substantial amounts of ordinary shares in the public market could materially and adversely affect the prevailing market price of the ordinary shares and our ability to raise capital in the future;
●	Future financing may cause a dilution in your shareholding or place restrictions on our operations;
●	We have material weaknesses in our internal control over financial reporting. If any material weakness persists or if we fail to establish and maintain effective internal control over financial reporting, our ability to accurately report its financial results could be adversely affected;
●	There can be no assurance that we will not be passive foreign investment company, or PFIC, for United States federal income tax purposes for any taxable year, which could subject United States investors in our ordinary shares to significant adverse United States income tax consequences;
●	Securities analysts may not cover our ordinary shares and this may have a negative impact on the market price of our ordinary shares; and
●	Techniques employed by short sellers may drive down the market price of our ordinary shares.

Risks Related to the Offering

●	You will experience immediate and substantial dilution;
●	Our shareholders may be subject to dilution resulting from future offerings of ordinary shares by us;
●	The Selling Shareholders may sell their ordinary shares in the open market, which may cause our share price to decline; and
●	Sale of our ordinary shares by the Selling Shareholders could encourage short sales by third parties, which could contribute to the further decline of our share price.

Corporate Information

Our principal executive offices are located at 160 Robinson Road, 12F, SBF Center, Singapore 068914. The telephone number of our principal executive offices is 347-556-4747. Our registered office in the Cayman Islands is provided by McGrath Tonner Corporate Services Limited and located at 5th Floor, Genesis Close, George Town, PO Box 446, Grand Cayman, KY1-1106, Cayman Islands. Our agent for service of process in the United States is Cogency Global Inc. located at 122 East 42nd Street, 18th Floor, New York, NY 10168. Our corporate website is http://bitorigin.io/. The information contained in our website is not a part of this prospectus. The inclusion of our website address in this prospectus is an inactive textual reference only. Investors should not rely on any such information in deciding whether to purchase the securities offered hereby.

Channels for Disclosure of Information

We announce material information to the public through filings with the SEC, the investor relations page on our website (https://bitorigin.io/), press releases, public conference calls, and public webcasts. We encourage investors, the media and others to follow the channels listed above and to review the information disclosed through such channels. Any updates to the list of disclosure channels through which we will announce information will be posted on the investor relations page on our website. The inclusion of our website address in this prospectus is an inactive textual reference only.

THE OFFERING

This prospectus relates to the offering and resale by the Selling Shareholders of up to 1,180,199,813 ordinary shares, consisting of: (a) 223,166,369 ordinary shares issuable pursuant to the A-1 Note in the aggregate principal amount of $10,000,000 (based on the maximum convertible amount of $12,475,000 and the floor price of $0.0559); (b) 111,583,184 ordinary shares issuable pursuant to the B-1 Note in the aggregate principal amount of $5,000,000 (based on the maximum convertible amount of $6,237,500 and the floor price of $0.0559); (c) 21,136,534 ordinary shares issuable pursuant to the C-1 Note in the aggregate principal amount of $1,338,506 (based on the maximum convertible amount of $1,669,786 and the floor price of $0.079); (d) 784,313,725 ordinary shares (based on the commitment amount of $400 million and the closing price on August 15, 2025 of $0.51), that the Company may, in its sole discretion, elect to sell pursuant to the Equity Purchase Facility Agreement; (e) 20,000,000 ordinary shares issued pursuant to the Purchase Agreement; and (f) 20,000,000 ordinary shares issuable upon exercise of warrants under the terms of the Purchase Agreement.

Ordinary Shares offered by the Selling Shareholders:	Up to 1,180,199,813 ordinary shares.

Ordinary Shares outstanding prior to this offering	89,378,521 ordinary shares.

Ordinary Shares to be outstanding after the offering	1,269,578,334 ordinary shares.

Use of proceeds

We will not receive any proceeds from the sale of ordinary shares by the Selling Shareholders. All of the net proceeds from the sale of our ordinary shares will go to the Selling Shareholders as described below in the sections entitled “Selling Shareholders” and “Plan of Distribution”. We have agreed to bear the expenses relating to the registration of the ordinary shares for the Selling Shareholders.

Risk factors

Investing in our securities is highly speculative and involves a high degree of risk. You should carefully consider the information set forth in the “Risk Factors” section beginning on page 25 before deciding to invest in our securities.

Trading symbol	Our ordinary shares are currently quoted on the Nasdaq Capital Market under the trading symbol “BTOG”.

SUMMARY CONSOLIDATED FINANCIAL INFORMATION

The summary consolidated statements of operations for the years ended June 30, 2024, 2023 and 2022 are derived from our audited consolidated financial statements included elsewhere in this prospectus. Our historical results are not necessarily indicative of results that may be expected in the future. You should read the following summary consolidated financial and other data together with our consolidated financial statements and related notes included elsewhere in this prospectus and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The summary consolidated financial data included in this section are not intended to replace the consolidated financial statements and related notes and are qualified in their entirety by our consolidated financial statements and related notes included elsewhere in this prospectus.

The following table presents our summary consolidated statements of comprehensive income (loss) for the periods indicated.

	For the Years Ended June 30,
	2024	2023	2022
REVENUES
Cryptocurrencies mining revenue	$2,888,482	$6,261,091	$192,351
Total revenues	2,888,482	6,261,091	192,351

COST OF REVENUES
Cost of cryptocurrencies mining revenue	3,833,684	10,826,620	403,384
Total cost of revenues	3,833,684	10,826,620	403,384

GROSS PROFIT	(945,202)	(4,565,529)	(211,033)

OPERATING EXPENSES:
General and administrative	3,816,307	2,914,612	4,225,149
Provision for expected credit losses	1,131,988	3,273,860	—
Impairment loss of cryptocurrencies	7,102	181,263	50,463
Impairment loss of miners	6,472,266	16,691,803	—
Impairment loss of long-term investment	2,389,698	610,302	—
Stock compensation expense	73,230	67,271	1,622,086
Total operating expenses	13,890,591	23,739,111	5,897,698

LOSS FROM OPERATIONS	(14,835,793)	(28,304,640)	(6,108,731)

OTHER INCOME (EXPENSE)
Realized gain on sale/exchange of cryptocurrencies	94,149	676,015	—
Interest expense, net	(497,768)	(227,376)	(54,137)
Other finance expenses	(1,116,865)	(360,351)	(3,429)
Other expenses, net	—	—	(128)
Gain on debt settlement	—	—	823,749
Loss on warrants settlement	(1,928,681)	—	—
Total other (expenses) income, net	(3,449,165)	88,288	766,055

LOSS BEFORE INCOME TAXES	(18,284,958)	(28,216,352)	(5,342,676)

PROVISION FOR INCOME TAXES	—	—	—

NET LOSS FROM CONTINUING OPERATIONS	(18,284,958)	(28,216,352)	(5,342,676)

DISCONTINUED OPERATIONS
Loss from discontinued operations, net of applicable income taxes	—	—	(30,933,269)
Net gain on sale of discontinued operations, net of applicable income taxes	—	—	34,110,454
NET INCOME FROM DISCONTINUED OPERATIONS	—	—	3,177,185

NET LOSS	(18,284,958)	(28,216,352)	(2,165,491)

Less: Net loss attributable to non-controlling interest from discontinued operations	—	—	(5,404,881)
Net loss attributable to non-controlling interest from continuing operations	(753,311)	—	—
	(753,311)	—	(5,404,881)

NET (LOSS) INCOME ATTRIBUTABLE TO BIT ORIGIN LTD	$(17,531,647)	$(28,216,352)	$3,239,390

OTHER COMPREHENSIVE INCOME (LOSS)
Foreign currency translation adjustment	—	—	363,880

TOTAL COMPREHENSIVE LOSS	(18,284,958)	(28,216,352)	(1,801,611)

Less: Comprehensive loss attributable to non-controlling interests from discontinued operations	—	—	(5,485,241)
Comprehensive loss attributable to non-controlling interests from continuing operations	(753,311)	—	—
	(753,311)	—	(5,485,241)

COMPREHENSIVE (LOSS) INCOME ATTRIBUTABLE TO BIT ORIGIN LTD	$(17,531,647)	$(28,216,352)	$3,683,630

WEIGHTED AVERAGE NUMBER OF ORDINARY SHARES*
Basic and diluted	5,241,577	3,279,049	2,016,459

(LOSS) EARNINGS PER SHARE - BASIC*
Continuing operations	$(3.34)	$(8.61)	$(2.65)
Discontinued operations	$—	$—	$1.58

(LOSS) EARNINGS PER SHARE - DILUTED*
Continuing operations	$(3.34)	$(8.61)	$(2.65)
Discontinued operations	$—	$—	$1.58

*Giving retroactive effect to the 1-for-30 reverse share split effected on May 23, 2023

The following table presents our summary consolidated balance sheet data as of the dates indicated.

	June 30,	June 30,
	2024	2023
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$1,409,070	$16,274
Cryptocurrencies	178,687	2,084,330
Other receivables, net	1,705,333	—
Other receivables - related party	—	118,212
Prepayments, net	21,333	343,597
Security deposit, net	—	660,552
Loans receivable, net	3,370,322	—
GST tax receivable, net	—	349,960
Total current assets	6,684,745	3,572,925

OTHER ASSETS
Plant and equipment, net	—	7,373,205
Long-term investment, net	—	2,389,698
Total other assets	—	9,762,903

Total assets	$6,684,745	$13,335,828

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Loans from a third party	$—	$819,000
Convertible debentures, net	1,880,019	770,467
Accounts payable	—	667,912
Other payables and accrued liabilities	611,151	331,046
Total current liabilities	2,491,170	2,588,425

OTHER LIABILITIES
Convertible debentures, net	3,283,992	486,332
Total other liabilities	3,283,992	486,332

Total liabilities	5,775,162	3,074,757

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY
Ordinary shares, $0.3 par value, 10,000,000 shares authorized, 7,758,348 and 3,381,092 shares issued and outstanding as of June 30, 2024 and 2023, respectively*	2,327,505	1,014,328
Additional paid-in capital	81,066,562	73,446,519
Accumulated deficit	(81,731,423)	(64,199,776)
Total Bit Origin Ltd shareholders’ equity	1,662,644	10,261,071

NONCONTROLLING INTERESTS	(753,061)	—

Total equity	909,583	10,261,071

Total liabilities and shareholders’ equity	$6,684,745	$13,335,828

*Giving retroactive effect to the 1-for-30 reverse share split effected on May 23, 2023

The following table presents our summary consolidated cash flow for the periods indicated.

	For the Years ended June 30,
	2024	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(18,284,958)	$(28,216,352)	$(2,165,491)
Net income from discontinued operations	—	—	3,177,185
Net loss from continuing operations	(18,284,958)	(28,216,352)	(5,342,676)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	900,938	5,361,955	276,763
Provision for expected credit losses	1,131,988	3,273,860	—
Realized gain on sale/exchange of cryptocurrencies	(94,149)	(676,015)	—
Impairment loss of cryptocurrencies	7,102	181,263	50,463
Impairment loss of long-lived assets	6,472,266	16,691,803	—
Impairment loss of long-term investment	2,389,698	610,302	—
Stock compensation expense	73,230	67,271	1,622,086
Amortization of convertible debenture issuance costs and discounts	1,125,067	357,995	—
Interest expense of convertible debenture	587,170	190,996	54,137
Interest expense of third party loans	8,515	36,380	—
Gain on debt settlement	—	—	(823,749)
Loss on warrants settlement	1,928,681	—	—
Changes in operating assets and liabilities
Cryptocurrencies - mining, net of mining pool operating fees	(2,676,138)	(5,832,252)	(192,351)
Other receivables	(2,982,107)	1,014,989	(686,750)
Prepayments	205,264	(322,972)	(18,066,337)
Security deposits	660,552	(199,800)	(1,151,851)
Accounts payable	(667,912)	667,912	—
Other payables and accrued liabilities	1,285,559	31,078	294,809
Taxes payable	—	—	(349,960)
Net cash used in operating activities from continuing operations	(7,929,234)	(6,761,587)	(24,315,416)
Net cash provided by operating activities from discontinued operations	—	—	10,080,079
Net cash used in operating activities	(7,929,234)	(6,761,587)	(14,235,337)

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sale of cryptocurrencies	4,668,828	4,384,562	—
Purchases of plant and equipment	—	(115,033)	(8,302,893)
Loans to third parties	(3,645,822)	—	(3,000,000)
Proceeds from investment of subsidiaries’ noncontrolling interests	250	—	—
Net cash provided by (used in) investing activities from continuing operations	1,023,256	4,269,529	(11,302,893)
Net cash used in investing activities from discontinued operations	—	—	(3,177)
Net cash provided by (used in) investing activities	1,023,256	4,269,529	(11,306,070)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments from other receivables - related parties, net	—	354,903	—
Proceeds from other payables - related parties, net	—	—	645,096
Proceeds from issuance of ordinary shares through public offerings	—	—	35,044,524
Proceeds from issuance of ordinary shares through private offerings	3,994,222	—	—
Proceeds from third party loans	—	819,000	—
Repayments to third party loans	(819,000)	—	—
Payments of convertible debenture interest expense	(587,170)	(190,996)	(54,137)
Payments of third party loans interest expense	(8,515)	(36,380)	—
Proceeds from convertible debentures, net of issuance costs	6,127,334	1,844,000	—
Repayments to convertible debenture	(1,560,000)	(300,000)	—
Proceeds from exercise of warrants	1,151,903	—	—
Net cash provided by financing activities from continuing operations	8,298,774	2,490,527	35,635,483
Net cash used in financing activities from discontinued operations	—	—	(9,698,610)
Net cash provided by financing activities	8,298,774	2,490,527	25,936,873

EFFECT OF EXCHANGE RATE ON CASH	—	—	(7,487)

CHANGES IN CASH AND CASH EQUIVALENTS	1,392,796	(1,531)	387,979

CASH AND CASH EQUIVALENTS, beginning of year	16,274	17,805	105,931

CASH AND CASH EQUIVALENTS, end of year	1,409,070	16,274	493,910

LESS: CASH FROM DISCONTINUED OPERATIONS	—	—	476,105

CASH FROM CONTINUING OPERATIONS	$1,409,070	$16,274	$17,805

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for income tax	$—	$—	$—
Cash paid for interest	$270,170	$89,589	$—

NON-CASH TRANSACTIONS OF INVESTING AND FINANCING ACTIVITIES
Other receivable - related party from disposal of subsidiary	$—	$—	$1,000,000
Conversion of convertible debenture into ordinary shares	$—	$—	$1,300,000
Exchange of warrants for convertible debenture	$2,000,000	$—	$—

RISK FACTORS

Investing in our securities involves a great deal of risk. Careful consideration should be made of the following factors as well as other information included in this prospectus before deciding to purchase our securities. There are many risks that affect our business and results of operations, some of which are beyond our control. Our business, financial condition or operating results could be materially harmed by any of these risks. This could cause the trading price of our securities to decline, and you may lose all or part of your investment. Additional risks that we do not yet know of or that we currently think are immaterial may also affect our business and results of operations.

Risks Related to Our Business and Industry

If we are unable to successfully implement our crypto mining business plan or other business strategies as implemented in the future, it would affect our financial and business condition and results of operations.

In December 2021, we decided to enter the Bitcoin mining business. In December 2023, we temporarily ceased the Bitcoin mining business in the United States due to the high operating costs. As of this prospectus, we have 617 Aethir Cloud rendering miners. We are exploring strategic opportunities to revitalize our crypto mining operations. This includes identifying suitable hosting partners and evaluating the potential for buying and selling mining hardware. There are various risks related to these efforts, including the risk that these efforts may not provide the expected benefits in our anticipated time frame, if at all, and may prove costlier than expected; and the risk of adverse effects to our business, results of operations and liquidity if past and future undertakings, and the associated changes to our business, do not prove to be cost effective or do not result in the cost savings and other benefits at the levels that we anticipate. Our intentions and expectations with regard to the execution of our business plan, and the timing of any related initiatives, are subject to change at any time based on management’s subjective evaluation of our overall business needs. If we are unable to successfully execute our business plan, whether due to failure to realize the anticipated benefits from our business initiatives in the anticipated time frame or otherwise, we may be unable to achieve our financial targets.

Our results of operations are expected to be impacted by significant fluctuation of Bitcoin price.

The price of Bitcoin has experienced significant fluctuations over its relatively short existence and may continue to fluctuate significantly in the future. Bitcoin prices ranged from approximately US$35,041 per coin as of June 30, 2021; to US$19,785 as of June 30, 2022 and US$30,477 as of June 30, 2023 and US$62,678 as of June 30, 2024, and US$107,135.34 as of June 30, 2025 according to Coin Market Cap.

As we are engaged in Bitcoin mining, we expect our results of operations to continue to be affected by the Bitcoin price. Any future significant reductions in the price of Bitcoin will likely have a material and adverse effect on our results of operations and financial condition. We cannot assure you that the Bitcoin price will remain high enough to sustain our operation or that the Bitcoin price will not decline significantly in the future. Furthermore, fluctuations in the Bitcoin price can have an immediate impact on the trading price of our ordinary shares even before our financial performance is affected, if at all.

Various factors, mostly beyond our control, could impact the Bitcoin price. For example, the usage of Bitcoins in the retail and commercial marketplace is relatively low in comparison with the usage for speculation, which contributes to Bitcoin’s price volatility. Additionally, the reward for Bitcoin mining will decline over time. The most recent halving event occurred in April 2024 and next one to occur will be four years later, which may further contribute to Bitcoin price volatility.

If hosting service providers cannot or will not supply sufficient electric power or services for us to operate our miners or if such agreements are terminated, we may be required to relocate some or all of our miners to an alternative facility, which may have a less advantageous cost structure and our business and results of operations may suffer as a result.

We plan to enter into hosting service contracts in connection with suitable miners’ facilities. If we are unable to secure sufficient power supply from hosting service providers, we may be forced to seek out alternative mining facilities and may be forced to accept less advantageous terms. Should this occur, our operations may be disrupted, which may have a material adverse effect on our operations.

The development and acceptance of cryptographic and algorithmic protocols governing the issuance of and transactions in cryptocurrencies is subject to a variety of factors that are difficult to evaluate.

The use of cryptocurrencies to, among other things, buy and sell goods and services and complete transactions, is part of a new and rapidly evolving industry that employs Bitcoin assets based upon a computer-generated mathematical and/or cryptographic protocol. Large-scale acceptance of cryptocurrencies as a means of payment has not occurred, and may never occur. The growth of this industry in general, and the use of Bitcoin, in particular, is subject to a high degree of uncertainty, and the slowing or stopping of the development or acceptance of developing protocols may occur unpredictably. The factors include, but are not limited to:

●	continued worldwide growth in the adoption and use of cryptocurrencies as a medium to exchange;
●	governmental and quasi-governmental regulation of cryptocurrencies and their use, or restrictions on or regulation of access to and operation of the network or similar Bitcoin systems;
●	changes in consumer demographics and public tastes and preferences;
●	the maintenance and development of the open-source software protocol of the network;
●	the increased consolidation of contributors to the Bitcoin blockchain through mining pools;
●	the availability and popularity of other forms or methods of buying and selling goods and services, including new means of using fiat currencies;
●	the use of the networks supporting cryptocurrencies for developing smart contracts and distributed applications;
●	general economic conditions and the regulatory environment relating to cryptocurrencies; and
●	negative consumer sentiment and perception of Bitcoin specifically and cryptocurrencies generally.

The outcome of these factors could have negative effects on our ability to continue as a going concern or to pursue our business strategy at all, which could have a material adverse effect on our business, prospects or operations as well as potentially negative effect on the value of any Bitcoin or other cryptocurrencies we mine or otherwise acquire or hold for our own account, which would harm investors in our securities.

Banks and financial institutions may not provide banking services, or may cut off services, to businesses that engage in Bitcoin-related activities or that accept cryptocurrencies as payment, including financial institutions of investors in our securities. Adverse developments affecting the financial services industry, such as actual events or concerns involving liquidity, defaults or non-performance by banks and other financial institutions, may indirectly adversely affect our business operations, financial condition and results of operations.

A number of companies that engage in Bitcoin and/or other Bitcoin-related activities have been unable to find banks or financial institutions that are willing to provide them with bank accounts and other services. Similarly, a number of companies and individuals or businesses associated with cryptocurrencies may have had and may continue to have their existing bank accounts closed or services discontinued with financial institutions in response to government action. As of the date hereof, we have not experienced any service disruptions with or have our accounts closed by any banks or other financial institutions. To the extent that such events may happen to us, they could have a material adverse effect on our business, prospects or operations and potentially the value of any Bitcoin or other cryptocurrencies we mine or otherwise acquire or hold for our own account.

The usefulness of cryptocurrencies as a payment system and the public perception of cryptocurrencies could be damaged if banks or financial institutions were to close the accounts of businesses engaging in Bitcoin and/or other Bitcoin-related activities. This could occur as a result of compliance risk, cost, government regulation or public pressure. The risk applies to securities firms, clearance and settlement firms, national stock and derivatives on commodities exchanges, the over-the-counter market, and the Depository Trust Company, which, if any of such entities adopts or implements similar policies, rules or regulations, could negatively affect our relationships with financial institutions and impede our ability to convert cryptocurrencies to fiat currencies. Such factors could have a material adverse effect on our ability to continue as a going concern or to pursue our strategy at all, which could have a material adverse effect on our business, prospects or operations and harm investors.

In addition, on March 10, 2023, Silicon Valley Bank, or SVB, was closed by the California Department of Financial Protection and Innovation, which appointed the Federal Deposit Insurance Corporation, or the FDIC, as receiver. Similarly, on March 12, 2023, Signature Bank and Silvergate Capital Corp. were each swept into receivership. We do not have any cash or other assets on deposit with the banks named above. However, such events could lead to losses or defaults by parties with whom we conduct business, which in turn, could have an indirect adverse effect on our current and/or projected business operations and results of operations and financial condition.

We may face risks of Internet disruptions, which could have an adverse effect on the price of cryptocurrencies.

A disruption of the Internet may affect the use of cryptocurrencies and subsequently the value of our securities. Generally, cryptocurrencies and our business of mining cryptocurrencies is dependent upon the Internet. A significant disruption in Internet connectivity could disrupt a currency’s network operations until the disruption is resolved and have an adverse effect on the price of cryptocurrencies and our ability to mine cryptocurrencies.

The impact of geopolitical and economic events on the supply and demand for cryptocurrencies is uncertain.

Geopolitical crises may motivate large-scale purchases of Bitcoin and other cryptocurrencies, which could increase the price of Bitcoin and other cryptocurrencies rapidly. This may increase the likelihood of a subsequent price decrease, as crisis-driven purchasing behavior dissipates, adversely affecting the value of our inventory following such downward adjustment. Such risks are similar to the risks of purchasing commodities in general uncertain times, such as the risk of purchasing, holding or selling gold. Alternatively, as an emerging asset class with limited acceptance as a payment system or commodity, global crises and general economic downturn may discourage investment in cryptocurrencies as investors focus their investment on less volatile asset classes as a means of hedging their investment risk.

As an alternative to fiat currencies that are backed by central governments, cryptocurrencies, which are relatively new, are subject to supply and demand forces. How such supply and demand will be impacted by geopolitical events is largely uncertain but could be harmful to us and investors in our ordinary shares. Political or economic crises may motivate large-scale acquisitions or sales of cryptocurrencies either globally or locally. Such events could have a material adverse effect on our ability to continue as a going concern or to pursue our new strategy at all, which could have a material adverse effect on our business, prospects or operations and potentially the value of any Bitcoin or any other cryptocurrencies we mine or otherwise acquire or hold for our own account.

There is a lack of liquid markets for cryptocurrencies, and blockchain/Bitcoin-based assets are susceptible to potential manipulation.

Cryptocurrencies that are represented and trade on a ledger-based platform may not necessarily benefit from viable trading markets. Stock exchanges have listing requirements and vet issuers; requiring them to be subjected to rigorous listing standards and rules, and monitor investors transacting on such platform for fraud and other improprieties. These conditions may not necessarily be replicated on a distributed ledger platform, depending on the platform’s controls and other policies. The laxer a distributed ledger platform is about vetting issuers of Bitcoin assets or users that transact on the platform, the higher the potential risk for fraud or the manipulation of the ledger due to a control event. These factors may decrease liquidity or volume or may otherwise increase volatility of investment securities or other assets trading on a ledger-based system, which may adversely affect us. Such circumstances could have a material adverse effect on our ability to continue as a going concern or to pursue our business strategy at all, which could have a material adverse effect on our business, prospects or operations and potentially the value of any Bitcoin or other cryptocurrencies we mine or otherwise acquire or hold for our own account and harm investors.

Our Bitcoins may be subject to loss, theft or restriction on access. We have policy to safeguard our crypto assets, however, our business and financial condition may be affected if the policies and procedures surrounding the safeguarding of crypto assets are not effective.

There is a risk that some or all of our Bitcoins could be lost or stolen. Cryptocurrencies are stored in platforms commonly referred to as “wallets” by holders of Bitcoins which may be accessed to exchange a holder’s Bitcoin assets. Access to our Bitcoin assets could also be restricted by cybercrime (such as a denial-of-service attack) against a service at which we maintain a hosted hot wallet. A hot wallet refers to any Bitcoin wallet that is connected to the Internet. Generally, hot wallets are easier to set up and access than wallets in cold storage, but they are also more susceptible to hackers and other technical vulnerabilities. Cold storage refers to any Bitcoin wallet that is not connected to the Internet. Cold storage is generally more secure from external attack than hot storage but is not ideal for quick or regular transactions and we may experience lag time in our ability to respond to market fluctuations in the price of our Bitcoin assets. Moreover, cold storage may increase the risk of internal theft or malfeasance. We currently keep our Bitcoins in both cold storage in Ledger’s 100% cold storage solution Ledger Nano X, which is based on established, industry best practices to safeguard our digital assets from loss, destruction or other issues relating to hackers and technological attack, and another secured crypto and Bitcoin wallet, imToken, which is a Web3 App that builds a comprehensive risk control system to safeguard our digital assets and supports hardware wallets and cold wallets to keep our private key offline and prevent cyber-attacks. We may be in control and possession of substantial holdings of Bitcoin, and as we increase in size, we may become a more appealing target of hackers, malware, cyber-attacks or other security threats. Ledger’s security system may be penetrable and may not be free from defect. The cold and hot storage locations and our Bitcoins may be subject to loss, theft or restriction on access. Any of these events may adversely affect our operations and, consequently, our investments and profitability.

Hackers or malicious actors may launch attacks to steal, compromise or secure cryptocurrencies, such as by attacking the Bitcoin network source code, exchange miners, third-party platforms, cold and hot storage locations or software, or by other means. We may be in control and possession of one of the more substantial holdings of Bitcoins. As we increase in size, we may become a more appealing target of hackers, malware, cyber-attacks or other security threats. Any of these events may adversely affect our operations and, consequently, our investments and profitability. The loss or destruction of a private key required to access our digital wallets may be irreversible and we may be denied access for all time to our Bitcoin holdings or the holdings of others held in those compromised wallets. Our loss of access to our private keys or our experience of a data loss relating to our digital wallets could adversely affect our investments and assets.

Cryptocurrencies are controllable only by the possessor of both the unique public and private keys relating to the local or online digital wallet in which they are held, which wallet’s public key or address is reflected in the network’s public blockchain. We will publish the public key relating to digital wallets in use when we verify the receipt of transfers and disseminate such information into the network, but we will need to safeguard the private keys relating to such digital wallets. To the extent such private keys are lost, destroyed or otherwise compromised, we will be unable to access our Bitcoin rewards and such private keys may not be capable of being restored by any network. Any loss of private keys relating to digital wallets used to store our digital assets could have a material adverse effect on our ability to continue as a going concern or to pursue our business strategy at all, which could have a material adverse effect on our business, prospects or operations and potentially the value of any Bitcoin or other digital assets we mine or otherwise acquire or hold for our own account.

The security system and operational infrastructure may be breached due to the actions of outside parties, error or malfeasance of an employee of ours or the hosting partners, or otherwise, and, as a result, an unauthorized party may obtain access to our, private keys, data or Bitcoins. Additionally, outside parties may attempt to fraudulently induce employees of ours to disclose sensitive information in order to gain access to our infrastructure. As the techniques used to obtain unauthorized access, disable or degrade service, or sabotage systems change frequently, or may be designed to remain dormant until a predetermined event and often are not recognized until launched against a target, we may be unable to anticipate these techniques or implement adequate preventative measures. If an actual or perceived breach of our security system occurs, the market perception of the effectiveness of our security system could be harmed, which could adversely affect an investment in us. In the event of a security breach, we may be forced to cease operations, or suffer a reduction in assets, the occurrence of each of which could adversely affect an investment in us.

The limited rights of legal recourse available to us expose us and our investors to the risk of loss of our Bitcoin for which no person is liable, and our lack of insurance protection for risk of loss of our digital assets exposes us and our shareholders to the risk of loss of our digital assets for which no person may ultimately be held liable and we may not be able to recover our losses.

We do not have any insurance that covers our miners or Bitcoin in the event of loss or fraud. Further, banking institutions will not accept our digital assets and such digital assets are, therefore, not insured by the Federal Deposit Insurance Corporation (“FDIC”) or the Securities Investor Protection Corporation (“SIPC”). Therefore, a loss may be suffered with respect to our digital assets which is not covered by insurance and we may not be able to recover any of our carried value in these digital assets if they are lost or stolen or suffer significant and sustained reduction in conversion spot price. If we are not otherwise able to recover damages from a malicious actor in connection with these losses, our business and results of operations may suffer, which may have a material negative impact on our share price. Currently, we do not have any insurance to cover our digital assets or mining equipment. The market for such insurance is in the early stages and we intend to purchase such insurance in the future. Any losses may have an adverse effect on our results of operations.

The Bitcoin which we mine, is subject to halving; the Bitcoin reward for successfully uncovering a block will halve several times in the future and Bitcoin’s value may not adjust to compensate us for the reduction in the rewards we receive from our mining efforts.

Halving is a process designed to control the overall supply and reduce the risk of inflation in cryptocurrencies using a Proof-of-Work consensus algorithm. At a predetermined block, the mining reward is cut in half, hence the term “halving.” For Bitcoin, the reward was initially set at 50 Bitcoin currency rewards per block and this was cut in half to 25 in November 28, 2012 at block 210,000 and again to 12.5 on July 9, 2016 at block 420,000. The next halving for Bitcoin occurred in May 2020 at block 630,000 when the reward was reduced to 6.25. In April 2024, the Bitcoin daily reward halved again from 6.25 Bitcoin per block, or approximately 900 Bitcoin per day, to 3.125 Bitcoin per block, or approximately 450 Bitcoin per day. This process will reoccur until the total amount of Bitcoin currency rewards issued reaches 21 million, which is expected around 2140. If the award of Bitcoin rewards for solving blocks and transaction fees are not sufficiently high, we may not have an adequate incentive to continue mining and may cease our mining operations. Halving may result in a reduction in the aggregate hash rate of the Bitcoin network as the incentive for miners decreases. Miners ceasing operations would reduce the collective processing power on the network, which would adversely affect the confirmation process for transactions (i.e., temporarily decreasing the speed at which blocks are added to a blockchain until the next scheduled adjustment in difficulty for block solutions) and make Bitcoin networks more vulnerable to a malicious actor or botnet obtaining control in excess of 50 percent of the processing power active on a blockchain, potentially permitting such actor or botnet to manipulate a blockchain in a manner that adversely affects the network and our activities. A reduction in confidence in the confirmation process or processing power of the network could result and be irreversible. Such events could have a material adverse effect on our ability to continue to pursue our business strategy at all, which could have a material adverse effect on our business, prospects or operations and potentially the value of any Bitcoin or other digital assets we mine, whether now or in the future, or otherwise acquire or hold for our own account. While Bitcoin prices have had a history of price fluctuations around the halving of its Bitcoin rewards, there is no guarantee that the price change will be favorable or would compensate for the reduction in mining reward. If a corresponding and proportionate increase in the trading price of Bitcoin does not follow these anticipated halving events, the revenue we earn from our mining operations would see a corresponding decrease, which would have a material adverse effect on our business and operations.

We are subject to risks associated with our need for significant electrical power. Government regulators may potentially restrict the ability of electricity suppliers to provide electricity to mining operations, such as ours.

The operation of a Bitcoin or other Bitcoin mine can require massive amounts of electrical power. Further, our mining operations can only be successful and ultimately profitable if the costs, including electrical power costs, associated with mining a Bitcoin are lower than the price of a Bitcoin. As a result, any mine we establish can only be successful if we can obtain sufficient electrical power for that mine on a cost-effective basis, and our establishment of new mines requires us to find locations where that is the case. There may be significant competition for suitable mine locations, and government regulators may potentially restrict the ability of electricity suppliers to provide electricity to mining operations in times of electricity shortage or may otherwise potentially restrict or prohibit the provision or electricity to mining operations.

Any shortage of electricity supply or increase in electricity cost in a jurisdiction may negatively impact the viability and the expected economic return for Bitcoin mining activities in that jurisdiction. In addition, the significant consumption of electricity may have a negative environmental impact, including contribution to climate change, which may give rise to public opinion against allowing the use of electricity for Bitcoin mining activities or government measures restricting or prohibiting the use of electricity for Bitcoin mining activities.

Regulatory actions in one or more countries could severely affect the right to acquire, own, hold, sell or use certain cryptocurrencies or to exchange them for fiat currency.

One or more countries may take regulatory actions in the future that could severely restrict the right to acquire, own, hold, sell or use cryptocurrencies or to exchange them for fiat currency. In some nations, it is illegal to accept payment in Bitcoin and other cryptocurrencies for consumer transactions and banking institutions are barred from accepting deposits of cryptocurrencies. Such restrictions may adversely affect us as the large-scale use of cryptocurrencies as a means of exchange is presently confined to certain regions.

Furthermore, in the future, foreign governments may decide to subsidize or in some other way support certain large-scale cryptocurrency mining projects, thus adding hash rate to the overall network. Such circumstances could have a material adverse effect on the amount of Bitcoin we may be able to mine, the value of Bitcoin and any other cryptocurrencies we may potentially acquire or hold in the future, and, consequently, our business, prospects, financial condition and operating results.

We might require additional capital to support business growth, and this capital might not be available on acceptable terms, if at all.

We intend to continue to make investments to support our business growth and may require additional funds to respond to business challenges, including the need to develop new features or enhance our existing solutions, improve our operating infrastructure or acquire complementary businesses and technologies. Accordingly, we may need to engage in equity or debt financings to secure additional funds. If we raise additional funds through further issuances of equity or convertible debt securities, our existing shareholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences and privileges superior to those of holders of our ordinary shares. Any debt financing secured by us in the future could involve restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions. In addition, we may not be able to obtain additional financing on terms favorable to us, or at all. If we are unable to obtain adequate financing or financing on terms satisfactory to us, when we require it, our ability to continue to support our business growth and to respond to business challenges could be significantly impaired.

Even if we can raise additional funding, we may be required to do so on terms that are dilutive to you.

The capital markets have been unpredictable in the recent years. In addition, it is generally difficult for early-stage companies to raise capital under current market conditions. The amount of capital that a company such as ours is able to raise often depends on variables that are beyond our control. As a result, we may not be able to secure financing on terms attractive to us, or at all. If we are able to consummate a financing arrangement, the amount raised may not be sufficient to meet our future needs and may be dilutive to our current shareholders. If adequate funds are not available on acceptable terms, or at all, our business, including our results of operations, financial condition and our continued viability will be materially adversely affected.

We may pursue additional opportunities to acquire complementary businesses, which could further increase leverage and debt service requirements and could adversely affect our financial situation if we fail to successfully integrate the acquired business.

As part of our growth strategy, we have been actively seeking opportunities to deploy emerging technologies, including crypto asset mining and blockchain technologies with diversified expansion strategy recently. Although as of the date of this prospectus, we do not have any plan to engage in other crypto-related businesses or services, expand the mining operations, or mine crypto assets other than Bitcoin, we may pursue selective acquisitions of complementary businesses in the future. Inherent in any future acquisitions are certain risks such as increasing leverage and debt service requirements and combining company cultures and facilities, which could have a material adverse effect on our operating results, particularly during the period immediately following such acquisitions. Additional debt or equity capital may be required to complete future acquisitions, and there can be no assurance that we will be able to raise the required capital. Furthermore, acquisitions involve a number of risks and challenges, including:

●	diversion of management’s attention;
●	potential loss of key employees and customers of the acquired companies;
●	an increase in our expenses and working capital requirements;
●	failure of the acquired entities to achieve expected results;
●	our failure to successfully integrate any acquired entities into our business; and
●	our inability to achieve expected synergies and/or economies of scale.

These opportunities may also expose us to successor liability relating to actions involving any acquired entities, their respective management or contingent liabilities incurred prior to our involvement and will expose us to liabilities associated with ongoing operations, in particular to the extent we are unable to adequately and safely manage such acquired operations. These transactions may also be structured in such a manner that would result in our assumption of obligations or liabilities not identified during our pre-acquisition due diligence.

Any of these and other factors could adversely affect our ability to achieve anticipated cash flows at acquired operations or realize other anticipated benefits of acquisitions, which could adversely affect our reputation and have a material adverse effect on us.

Our indebtedness could adversely affect our ability to raise additional capital to fund operations.

We currently have three outstanding secured convertible debentures in an aggregate original principal amount of $16,338,506 (excluding interest accrued thereon).

If we cannot generate sufficient cash flow from operations to service our debt, we may need to, among other things, dispose of some or all of the collateral or issue equity to obtain necessary funds. We do not know whether we will be able to do any of this on a timely basis, on terms satisfactory to us, or at all. Our indebtedness could have important consequences, including:

●	our ability to obtain additional debt or equity financing for working capital, capital expenditures, debt service requirements, acquisitions and general corporate or other purposes may be limited;
●	a portion of our cash flows from operations may be dedicated to the payment of principal and interest on the indebtedness and will not be available for other purposes, including operations, capital expenditures and future business opportunities;
●	our ability to adjust to changing market conditions may be limited and may place us at a competitive disadvantage compared to less-leveraged competitors, if such exist; and
●	we may be vulnerable during a downturn in general economic conditions or in our business, or may be unable to carry on capital spending that is important to our growth.

New lines of business or new products and services may subject us to additional risks.

From time to time, we may implement new lines of business or offer new products and services within existing lines of business. There are substantial risks and uncertainties associated with these efforts, particularly in instances where the markets are not fully developed. In developing and marketing new lines of business and/or new services, we may invest significant time and resources. Initial timetables for the introduction and development of new lines of business and/or new services may not be achieved and price and profitability targets may not prove feasible. External factors, such as compliance with regulations, competitive alternatives and shifting market preferences, may also impact the successful implementation of a new line of business or a new product or service. Furthermore, any new line of business and/or new service could have a significant impact on the effectiveness of our system of internal controls. Failure to successfully manage these risks in the development and implementation of new lines of business or new services could have a material adverse effect on our business, results of operations and financial condition.

Our business depends on the continued efforts of our senior management. If one or more of our key executives were unable or unwilling to continue in their present positions, our business may be severely disrupted.

Our business operations depend on the continued services of our senior management, particularly the executive officers named in this prospectus. While we have provided different incentives to our management, we cannot assure you that we can continue to retain their services. If one or more of our key executives were unable or unwilling to continue in their present positions, we may not be able to replace them easily or at all, our future growth may be constrained, our business may be severely disrupted and our financial condition and results of operations may be materially and adversely affected, and we may incur additional expenses to recruit, train and retain qualified personnel. In addition, although we have entered into confidentiality and non-competition agreements with our management, there is no assurance that any member of our management team will not join our competitors or form a competing business. If any dispute arises between our current or former officers and us, we may have to incur substantial costs and expenses in order to enforce such agreements in China or we may be unable to enforce them at all.

We may face several risks due to disruptions in the crypto asset markets, including but not limited to the risk from depreciation in our share price, financing risk, risk of increased losses or impairments in our investments or other assets, risks of legal proceedings and government investigations, and risks from price declines or price volatility of crypto assets.

In 2022 and the beginning of 2023, some of the well-known crypto asset market participants, including Celsius Network, Voyager Digital Ltd., Three Arrows Capital and Genesis Global Holdco, LLC, declared bankruptcy. In November 2022, FTX, the third largest digital asset exchange by volume at the time, halted customer withdrawals and shortly thereafter, FTX and its subsidiaries filed for bankruptcy, resulting in a loss of confidence in participants of the digital asset ecosystem and negative publicity surrounding digital assets more broadly. Furthermore, it also revealed potential systemic risks and industry contagion as a significant number of other major market participants were affected by FTX’s bankruptcy - namely, among others, BlockFi Inc., as one of the largest digital assets lending companies.

In response to these events, the digital asset markets, including the market for Bitcoin specifically, have experienced extreme price volatility and several other entities in the digital asset industry have been, and may continue to be, negatively affected, further undermining confidence in the digital assets markets and in Bitcoin. These events have also negatively impacted the liquidity of the digital assets markets as certain entities affiliated with FTX engaged in significant trading activity. If the liquidity of the digital assets markets continues to be negatively impacted by these events, digital asset prices (including the price of Bitcoin) may continue to experience significant volatility and confidence in the digital asset markets may be further undermined. These events are continuing to develop and it is not possible to predict at this time all of the risks that they may pose to us, our service providers or on the digital asset industry as a whole.

We had no direct and material exposure to FTX or any of the above-mentioned cryptocurrency companies. We will not have material assets that may not be recovered or may otherwise be lost or misappropriated due to the bankruptcies. However, the failure or insolvency of large exchanges and key institutions in the cryptocurrency asset industry like FTX may cause the price of Bitcoin to fall and decrease confidence in the ecosystem, which could adversely affect an investment in us. Such volatility and decrease in Bitcoin price have had a material and adverse effect on our results of operations and financial condition and we expect our results of operations to continue to be affected by the Bitcoin price as all our revenue has been from Bitcoin mining production. In particular, our production in November 2022 was negatively affected by the strong volatility of the Bitcoin price. As a result, we scaled down our operations to cut down costs. In December 2022, due to high energy price and the Georgia site’s weak condition in general, SonicHash US ceased the operation of the miners in the Georgia site and shipped 1,490 miners that were deployed in the Georgia site to the mining facility in Marion, Indiana and were deployed in January 2023. We ceased the operation of the miners in the Indiana site in September 2023 and moved all the miners to the Wyoming site. In December 2023, we ceased the operations of the miners in the Wyoming site in December 2023 due to the high operating costs in the United States. In addition, in December 2022, we reached an agreement with Your Choice 4 CA, Inc., the host of the mining facility in Marion, Indiana, that the hosting fee is adjusted to equal to the sum of (i) the electricity cost of the mining activities and (ii) 50% of SonicHash US’s profit generated from the Indiana site, i.e., the difference of the market price of the Bitcoins mined from the Indiana site and the electricity cost. The market price of the Bitcoins is the daily Bitcoin closing price available at CoinMarketCap.com as of the day immediately prior to the day that we receive the electricity bill. The new fee structure decreased our cost significantly in December 2022. We are exploring strategic opportunities to revitalize our crypto mining operations. This includes identifying suitable hosting partners and evaluating the potential for buying and selling mining hardware.

We cannot assure that the Bitcoin price will remain high enough to sustain our operation or that the Bitcoin price will not decline significantly in the future. Fluctuations in the Bitcoin price have had and are expected to continue to have an immediate impact on the trading price of our ordinary shares even before our financial performance is affected, if at all. To the extent investors view our ordinary shares as linked to the value of our Bitcoin holdings, these potential consequences of a Bitcoin trading venue’s failure could have a material adverse effect on the market value of our ordinary shares.

In addition, a perceived lack of stability in the digital asset exchange market and the closure or temporary shutdown of digital asset exchanges due to business failure, hackers or malware, government-mandated regulation, or fraud, may reduce confidence in digital asset networks and result in greater volatility in cryptocurrency values. These potential consequences of a digital asset exchange’s failure could adversely affect an investment in us.

As of the date of this prospectus, we are not subject to any legal proceedings or government investigations in the United States or in other jurisdictions. However, in the past, following periods of volatility in the market price of a company’s securities, securities class-action litigation has often been brought against that company. We may become involved in this type of litigation in the future. Litigation of this type may be expensive to defend and may divert our management’s attention and resources from the operation of our business.

The recent disruption in the crypto asset markets may harm our reputation.

To the extent our counterparties/suppliers view our business as linked to the value of our Bitcoin holdings, they may lose confidence in enter into business with us and may deem our business to be risky. It may be difficult for us to reach the same business terms with such counterparties/suppliers like we did before. For example, our suppliers would require more deposits or advance payments from us.

In addition, additional regulations may subject us to investigation, administrative or regulatory proceedings, and civil or criminal litigations, all of which could harm our reputation and affect our business operation and the value of our ordinary shares. If we have difficulties to comply with such additional regulatory and registration requirements, we may have to cease certain or all of our operations. Any such actions could have a material adverse effect on our business, financial condition and results of operations.

It may be illegal now, or in the future, to mine, acquire, own, hold, sell or use Bitcoin or other cryptocurrencies, participate in blockchains or utilize similar cryptocurrency assets in one or more countries, the ruling of which could adversely affect us.

Although currently cryptocurrencies generally are not regulated or are lightly regulated in most countries, several countries, such as China, India and Russia, may continue taking regulatory actions in the future that could severely restrict the right to mine, acquire, own, hold, sell or use these cryptocurrency assets or to exchange for local currency. For example, in China and Russia (India is currently proposing new legislation), it is illegal to accept payment in Bitcoin and other cryptocurrencies for consumer transactions and banking institutions are barred from accepting deposits of cryptocurrencies. In addition, in March 2021, the governmental authorities for the Chinese province of Inner Mongolia banned Bitcoin mining in the province due to the industry’s intense electrical power demands and its negative environmental impacts. If other countries, including the U.S., implement similar restrictions, such restrictions may adversely affect us. For example, in New York State, a moratorium on certain Bitcoin mining operations that run on carbon-based power sources was signed into law on November 22, 2022. Such circumstances could have a material adverse effect on us, which could have a material adverse effect on our business, prospects or operations and potentially the value of any Bitcoin or other cryptocurrencies we mine or otherwise acquire or hold for our own account, and thus harm investors.

Our Bitcoin holdings are less liquid than our existing cash and cash equivalents and may not be able to serve as a source of liquidity for us to the same extent as cash and cash equivalents.

We hold the mined Bitcoin in order to enjoy the potential benefits of the appreciation of the Bitcoin price. We do not currently store Bitcoin on any trading platform. Historically, the bitcoin markets have been characterized by more price volatility, less liquidity, and lower trading volumes compared to sovereign currencies markets, as well as relative anonymity, a developing regulatory landscape, susceptibility to market abuse and manipulation, and various other risks inherent in its entirely electronic, virtual form and decentralized network. During times of market instability, we may not be able to sell our bitcoin at reasonable prices or at all. For example, although the Coinbase exchange (the Bitcoin trading exchange we plan to use) has, to date, not been directly impacted, a number of bitcoin trading venues recently have temporarily halted deposits and withdrawals. As a result, our Bitcoin holdings may not be able to serve as a source of liquidity for us to the same extent as cash and cash equivalents. Additionally, we hold Bitcoins in a cold wallet. Any withdrawals from the cold wallet to deposit with Coinbase and subsequent transaction requests may cause delays, during which time the price of Bitcoins may decrease. If the Bitcoins price decreases when we trade the Bitcoins for fiat currency, the amount of fiat currency we receive will decrease as well and our results of operation will be negatively impact.

The mining rigs may experience damages.

Our mining rigs in any future sites will be subject to a variety of risks relating to physical condition and operation of the sites, including but not limited to construction or repair defects or other structural or building damage, and any damage resulting from natural disasters and climate change, such as hurricanes, earthquakes, fires, floods and windstorms. Our mining rigs are not covered by any insurance to which we are the beneficiary. In the event of damages or loss to the mining rig, our business and results of operations may suffer, which may have a material negative impact on the price of our ordinary shares.

Our board of management has experience in risk management and we have risk management policies in place in light of current crypto asset market conditions. However, if we are not able to timely and appropriately adapt to changes in our business environment or to accurately assess where we are positioned within a business cycle and make adjustments to our risk management policies, our business, financial condition, or results of operations may be materially and adversely affected.

Our board of management have experience in risk management and our company have risk management policies in place covering financing, liquidity management, Bitcoin management, supplier management and counter party management. Our board of management is evaluating the risk exposure monthly and constantly adapting to the latest trend of the industry. Specifically, in light of current crypto asset market conditions and to mitigate the effect of Bitcoin price volatility, our risk management policies focus on finding cost-effective hosting sites, raising funds with a low financing cost, and renegotiating with existing site hosts to reduce cost.

However, the Bitcoin mining and related industries are emerging and evolving, which may lead to period-to-period variability and may make it difficult to evaluate our risk exposures. If we are not able to timely and appropriately adapt to changes in our business environment or to accurately assess where we are positioned within a business cycle and make adjustments to our risk management policies, our business, financial condition, or results of operations may be materially and adversely affected.

We may face financing, liquidity, or other risks related to the impact that the current crypto asset market disruption has had, directly or indirectly, on the value of the crypto assets we use as collateral or the value of our crypto assets used by others as collateral.

During the fiscal years ended June 30, 2023 and 2024, we pledged 55 of our Bitcoins as collateral for financings and short-term loans from a third party. A significant decrease of value of Bitcoins may lead us to receive a margin call from our lender and require us to pledge more Bitcoins or provide other types of collaterals. If we fail to do so, the lender may seize the Bitcoins pledged and result a financial loss for us. In addition, it will limit our ability to obtain additional financing. We have repaid the loan as of the date of this prospectus.

Risks Related to Our Corporate Structure

The laws of the Cayman Islands may not provide our shareholders with benefits comparable to those provided to shareholders of corporations incorporated in the United States.

We are a Cayman Islands exempted company with limited liability. Our corporate affairs are governed by our memorandum and articles of association (as may be amended and restated from time to time) and by the laws of the Cayman Islands. The rights of shareholders and the responsibilities of members of our board of directors may be different from the rights of shareholders and responsibilities of directors in companies governed by the laws of U.S. jurisdictions. In particular, as a matter of Cayman Islands law, directors of a Cayman Islands company owe fiduciary duties to the company and separately a duty of care, diligence and skill to the company. Under Cayman Islands law, directors and officers owe the following fiduciary duties: (i) a duty to act in good faith in what the director or officer believes to be in the best interests of the company as a whole; (ii) a duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose; (iii) directors should not improperly fetter the exercise of future discretion; (iv) a duty to exercise powers fairly as between different classes of shareholders; (v) a duty to exercise independent judgment; and (vi) a duty not to put themselves in a position in which there is a conflict between their duty to the company and their personal interests. Our memorandum and articles of association have modified this last obligation by providing that a director shall be at liberty to vote in respect of any contact or transaction in which the director is so interested provided that the nature of the interest of any director in such transaction shall be disclosed by the director at or prior to its consideration and any vote thereon. Conversely, under Delaware corporate law, a director has a fiduciary duty to the corporation and its shareholders (made up of two components) and the director’s duties prohibit self-dealing by a director and mandate that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally.

You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under Cayman Islands law.

We are a Cayman Islands exempted company with limited liability. The rights of our shareholders to take action against the directors, actions by minority shareholders and the fiduciary duties of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from the common law of England, the decisions of whose courts are of persuasive authority, but are not binding, on a court in the Cayman Islands (other than decisions of the Privy Council in appeals from the Cayman Islands courts). The rights of our shareholders and the fiduciary duties of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a less developed body of securities laws than the United States. Some U.S. states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands. In addition, Cayman Islands companies may not have standing to initiate a shareholder derivative action in a federal court of the United States.

Shareholders of Cayman Islands exempted companies like us have no general rights under Cayman Islands law to inspect corporate records or to obtain copies of lists of shareholders of these companies. Our directors have discretion to determine whether or not, and under what conditions, our corporate records may be inspected by our shareholders, but are not obliged to make them available to our shareholders. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder resolution or to solicit proxies from other shareholders in connection with a proxy contest.

As a result of all of the above, our public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as public shareholders of a company incorporated in the United States.

Certain judgments obtained against us by our shareholders may not be enforceable.

We are an exempted company limited by shares incorporated under the laws of the Cayman Islands. Some of our assets are located outside of the United States. In addition, a majority of our directors and executive officers reside outside of the United States, and most of the assets of these persons are located outside of the United States. As a result, it may be difficult, impractical or impossible for you to effect service of process within the United States upon us or these individuals, or to bring an action against us or against these individuals in the United States in the event that you believe your rights have been infringed under the U.S. federal securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands may render you unable to enforce a judgment against our assets or the assets of our directors and officers outside of the United States.

Any judgment obtained in the federal or state courts of the United States will be recognized and enforced in the courts of the Cayman Islands at common law, without any re-examination of the merits of the underlying dispute, by an action commenced on the foreign judgment debt in the Grand Court of the Cayman Islands (the “Grand Court”) if (a) the judgment was given by a foreign court of competent jurisdiction, (b) imposes on the judgment debtor a liability to pay a liquidated sum for which the judgement has been given (c) our company either submitted to the jurisdiction of the foreign court or was resident and carrying on business in the jurisdiction and was duly served with process, (d) the judgment was final and conclusive, (e) the judgment was not in respect of taxes, a fine or a penalty or similar fiscal or revenue obligations imposed on our company, and (f) the judgment was not obtained by fraud and is not of a kind the recognition and enforcement of which would be contrary to the principles of natural justice or public policy in the Cayman Islands. However, the Cayman Islands courts are unlikely to enforce a judgment obtained from the U.S. courts under civil liability provisions of the U.S. federal securities law if such judgment is determined by the courts of the Cayman Islands to give rise to obligations to make payments that are penal or punitive in nature. It is uncertain whether such civil liability judgments from U.S. courts would be enforceable in the Cayman Islands.

The economic substance legislation of the Cayman Islands may adversely impact us or our operations.

The Cayman Islands, together with several other non-European Union jurisdictions, have introduced legislation aimed at addressing concerns raised by the Council of the European Union as to offshore structures engaged in certain activities which attract profits without real economic activity. The International Tax Co-operation (Economic Substance) Act (as amended) (the “Substance Act”) came into force in the Cayman Islands in January 2019, introducing certain economic substance requirements for in-scope Cayman Islands entities which are engaged in certain geographically mobile business activities (“relevant activities”). As we are a Cayman Islands exempted company, compliance obligations include filing annual notifications for the Company, which needs to state whether we are carrying out any relevant activities and if so, whether we have satisfied economic substance tests to the extent required under the Substance Act. It is anticipated that the Substance Act may evolve and be subject to further clarification and amendments. We may need to allocate additional resources to keep updated with these developments, and may have to make changes to our operations in order to comply with all requirements under the Substance Act. Failure to satisfy applicable requirements may subject us to penalties under the Substance Act.

We may rely on dividends paid by our subsidiaries for our cash needs. Any limitation on the ability of our subsidiaries to make dividend payments to us, or any tax implications of making dividend payments to us, could limit our ability to pay our parent company expenses or pay dividends to holders of our ordinary shares.

We may rely on dividends to be paid by our subsidiaries to fund our cash and financing requirements, including the funds necessary to pay dividends and other cash distributions to our shareholders, to service any debt we may incur and to pay our operating expenses. If any of our subsidiaries incurs debt on its own behalf in the future, the instruments governing the debt may restrict its ability to pay dividends pursuant to its respective policy or make other distributions to us.

Risks Related to United States Government Regulations

We are subject to an extensive and rapidly-evolving regulatory landscape and any adverse changes to, or our failure to comply with, any laws and regulations could adversely affect our brand, reputation, business, operating results and financial condition.

Our crypto mining business may be or may become subject to extensive laws, rules, regulations, policies, orders, determinations, directives, treaties, and legal and regulatory interpretations and guidance in the markets in which we operate, including those typically applied to financial services and banking, securities, commodities, the exchange, and transfer of digital assets, cross-border and domestic money and cryptocurrency transmission businesses, as well as those governing data privacy, data governance, data protection, cybersecurity, fraud detection, payment services (including payment processing and settlement services), consumer protection, antitrust and competition, bankruptcy, tax, anti-bribery, economic and trade sanctions, anti-money laundering, and counter-terrorist financing. Many of these legal and regulatory regimes were adopted prior to the advent of the internet, mobile technologies, digital assets, and related technologies. As a result, they often do not contemplate or address unique issues associated with digital assets, are subject to significant uncertainty, and vary widely across U.S. federal, state, and local jurisdictions. These legal and regulatory regimes, including the laws, rules, and regulations thereunder, evolve frequently and may be modified, interpreted, and applied in an inconsistent manner from one jurisdiction to another, and may conflict with one another. Moreover, the relative novelty and evolving nature of our business and the significant uncertainty surrounding the regulation of digital assets requires us to exercise our judgement as to whether certain laws, rules, and regulations apply to us, and it is possible that governmental bodies and regulators may disagree with our conclusions. To the extent we have not complied with such laws, rules, and regulations, we could be subject to significant fines, limitations on our business, reputational harm, and other regulatory consequences, as well as criminal penalties, each of which may be significant and could adversely affect our business, operating results and financial condition.

In addition to existing laws and regulations, various governmental and regulatory bodies, including legislative and executive bodies, in the United States, as well as in other countries may adopt new laws and regulations, or new interpretations of existing laws and regulations may be issued by such bodies or the judiciary, which may adversely impact the development and use of digital assets as a whole, digital asset mining operations, and our legal and regulatory status in particular by changing how we operate our business, how our operations are regulated, and what products or services we and our competitors can offer, requiring changes to our compliance and risk mitigation measures, imposing new licensing requirements or new costs of doing business, or imposing a total ban on certain activities or transactions with respect to digital assets, as has occurred in certain jurisdictions in the past.

If laws or regulations or their respective interpretation change, we may become subject to ongoing examinations, oversight, and reviews by U.S. federal and state regulators, which would have broad discretion to audit and examine our business if we become subject to their oversight. Adverse changes to, or our failure to comply with, any laws and regulations have had, and may continue to have, an adverse effect on our reputation and brand and our business, operating results and financial condition.

We are subject to extensive environmental, health and safety laws and regulations that may expose us to significant liabilities for penalties, damages or costs of remediation or compliance.

Our operations and properties are subject to extensive laws and regulations governing occupational health and safety, the discharge of pollutants into the environment or otherwise relating to health, safety and environmental protection requirements in the United States. These laws and regulations may impose numerous obligations that are applicable to our operations, including acquisition of a permit or other approval before conducting construction or regulated activities; restrictions on the types, quantities and concentration of materials that can be released into the environment; limitation or prohibition of construction and operating activities in environmentally sensitive areas, such as wetlands; imposing specific health and safety standards addressing worker protection; and imposition of significant liabilities for pollution resulting from our operations, including investigation, remedial and clean-up costs. Failure to comply with these requirements may expose us to fines, penalties and/or interruptions in our operations that could have a material adverse effect on our financial position, results of operations and cash flows. Certain environmental laws may impose strict, joint and several liability for costs required to clean up and restore sites where hazardous substances have been disposed or otherwise released into the environment, even under circumstances where the hazardous substances were released by prior owners or operators or the activities conducted and from which a release emanated complied with applicable law. Moreover, it is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by noise or the release of hazardous substances into the environment.

The trend in environmental regulation has been to place more restrictions and limitations on activities that may be perceived to impact the environment, and thus there can be no assurance as to the amount or timing of future expenditures for environmental regulation compliance or remediation. New or revised regulations that result in increased compliance costs or additional operating restrictions could have a material adverse effect on our financial position, results of operations and cash flows.

Changing environmental regulation and public energy policy may expose our business to new risks.

Our Bitcoin mining operations require a substantial amount of power and can only be successful, and ultimately profitable, if the costs we incur, including for electricity, are lower than the revenue we generate from our operations. As a result, any mine we establish can only be successful if we can obtain sufficient electrical power for that mine on a cost-effective basis, and our establishment of new mines requires us to find locations where that is the case. For instance, our plans and strategic initiatives for expansion are based, in part, on our understanding of current environmental and energy regulations, policies, and initiatives enacted by federal, New York State and Georgia State regulators. If new regulations are imposed, or if existing regulations are modified, the assumptions we made underlying our plans and strategic initiatives may be inaccurate, and we may incur additional costs to adapt our planned business, if we are able to adapt at all, to such regulations.

In addition, there continues to be a lack of consistent climate legislation, which creates economic and regulatory uncertainty for our business because the Bitcoin mining industry, with its high energy demand, may become a target for future environmental and energy regulation. New legislation and increased regulation regarding climate change could impose significant costs on us and our suppliers, including costs related to increased energy requirements, capital equipment, environmental monitoring and reporting, and other costs to comply with such regulations. Further, any future climate change regulations could also negatively impact our ability to compete with companies situated in areas not subject to such limitations. For example, the recently passed legislation in the state of New York imposing a moratorium on certain Bitcoin mining operations that run carbon-based power.

Given the political significance and uncertainty around the impact of climate change and how it should be addressed, we cannot predict how legislation and regulation will affect our financial condition and results of operations. Further, even without such regulation, increased awareness and any adverse publicity in the global marketplace about potential impacts on climate change by us or other companies in our industry could harm our reputation. Any of the foregoing could result in a material adverse effect on our business and financial condition.

Pending regulation related to electricity consumption by mining companies may impact our result of operation.

On September 16, 2022, the U.S. Department of the Treasury (Treasury), the Department of Justice (the DOJ), and other U.S. government agencies released eight reports (the “Reports”), including Action Plan to Address Illicit Financial Risks of Digital Assets issued by Treasury, Crypto-Assets: Implications for Consumers, Investors and Businesses issued by Treasury, The Future of Money and Payments issued by Treasury, Climate and Energy Implications of Crypto-Assets in the United States issued by the White House, Policy Objectives for a U.S. Central Bank Digital Currency System issued by the White House, Technical Evaluation for a U.S. Central Bank Digital Currency System issued by the White House, The Role of Law Enforcement in Directing, Investigating, and Prosecuting Criminal Activity Related to Digital Assets issued by the DOJ, and Responsible Advancement of US Competitiveness in Digital Assets issued by the U.S. Department of Commerce. The Reports were issued in response to White House Executive Order 14067 on Ensuring Responsible Development of Digital Assets, which calls for a whole-of-government alignment of the federal government’s approach to digital assets.

In December 2022, Senator Edward J. Markey, Chair of the Senate Environment and Public Works Subcommittee on Clean Air, Climate, and Nuclear Safety, and Representative Jared Huffman Senate introduced the Crypto-Asset Environmental Transparency Act. The legislation would require the Environmental Protection Agency (EPA) to conduct a comprehensive impact study of U.S. cryptomining activity and require the reporting of greenhouse gas emissions from cryptomining operations that consume more than 5 megawatts of power. If the bill is passed by both the Senate and the House and signed into law, mining facilities may be required to report greenhouse gas emissions and to obtain permits and the price to rent mining facilities may increase. If the price increase significantly and if we are not able to find alternative facilities with reasonable price acceptable to us, our operation will be disrupted and our results of operation will be negatively impact.

The regulatory and legislative developments related to climate change, may materially adversely affect our brand, reputation, business, operating results and financial condition.

A number of governments or governmental bodies have introduced legislation or are contemplating legislative and regulatory changes in response to various climate change interest groups and the potential impact of climate change. Given the very significant amount of electrical power required to operate digital asset mining machines, as well the environmental impact of mining for the rare earth metals used in the production of mining servers, the digital asset mining industry may become a target for future environmental and energy regulation. United States legislation and increased regulation regarding climate change could impose significant costs on us and our suppliers, including costs related to increased energy requirements, capital equipment, environmental monitoring and reporting, and other costs to comply with such regulations. Specifically, imposition of a carbon tax or other regulatory fee in a jurisdiction where we operate or on electricity that we purchase could result in substantially higher energy costs, and due to the significant amount of electrical power required to operate cryptocurrency mining machines, could in turn put our facilities at a competitive disadvantage. Any future climate change regulations could also negatively impact our ability to compete with companies situated in areas not subject to such limitations. Given the political significance and uncertainty around the impact of climate change and how it should be addressed, we cannot predict how legislation and regulation will affect our financial condition, operating performance and ability to compete. Furthermore, even without such regulation, increased awareness and any adverse publicity in the global marketplace about potential impacts on climate change by us or other companies in our industry could harm our reputation. Any of the foregoing could have a material adverse effect on our financial position, results of operations and cash flows.

A particular digital asset’s status as a “security” in any relevant jurisdiction is subject to a high degree of uncertainty and if a regulator disagrees with our characterization of a digital asset, we may be subject to regulatory scrutiny, investigations, fines, and penalties, which may adversely affect our business, operating results and financial condition. Furthermore, a determination that Bitcoin or any other digital asset that we own or mine is a “security” may adversely affect the value of Bitcoin and our business.

The SEC and its staff have taken the position that certain digital assets fall within the definition of a “security” under the U.S. federal securities laws. The legal test for determining whether any given digital asset is a security, as described below, is a highly complex, fact-driven analysis that may evolve over time, and the outcome is difficult to predict. Our determination that the digital assets we hold are not securities is a risk-based assessment and not a legal standard or one binding on regulators. The SEC generally does not provide advance guidance or confirmation on the status of any particular digital asset as a security. Furthermore, the SEC’s views in this area have evolved over time and it is difficult to predict the direction or timing of any continuing evolution. It is also possible that a change in the governing administration or the appointment of new SEC commissioners could substantially impact the views of the SEC and its staff. Public statements made by senior officials at the SEC indicate that the SEC does not intend to take the position that Bitcoin is a security (as currently offered and sold). However, such statements are not official policy statements by the SEC and reflect only the speakers’ views, which are not binding on the SEC or any other agency or court and cannot be generalized to any other digital asset. As of the date of this prospectus, with the exception of certain centrally issued digital assets that have received “no-action” letters from the SEC staff, Bitcoin and Ethereum, or ETH, are the only digital assets which senior officials at the SEC have publicly stated are unlikely to be considered securities. As a Bitcoin mining company, we do not believe we are an issuer of any “securities” as defined under the federal securities laws. Our internal process for determining whether the digital assets we hold or plan to hold is based upon the public statements of the SEC and existing case law. The digital assets we hold or plan to hold, other than Bitcoin, may have been created by an issuer as an investment contract under the Howey test, SEC v. Howey Co., 328 U.S. 293 (1946), and may be deemed to be securities by the SEC. However, the Company was not the issuer that created these digital assets and is holding them on an interim basis until liquidated. Should the SEC state that Bitcoin, or other digital assets we hold should be deemed to be securities, we may no longer be able to hold any of these digital assets. It will then likely become difficult or impossible for such digital asset to be traded, cleared or custodied in the United States through the same channels used by non-security digital assets, which in addition to materially and adversely affecting the trading value of the digital asset is likely to cause substantial volatility and significantly impact its liquidity and market participants’ ability to convert the digital asset into U.S. dollars. Our inability to exchange Bitcoin for fiat or other digital assets (and vice versa) to administer our treasury management objectives may decrease our earnings potential and have an adverse impact on our business and financial condition.

Under the Investment Company Act of 1940, as amended (the “Investment Company Act”), a company may fall within the definition of an investment company under section 3(c)(1)(A) thereof if it is or holds itself out as being engaged primarily, or proposes to engage primarily in the business of investing, reinvesting or trading in securities, or under section 3(a)(1)(C) thereof if it is engaged or proposes to engage in business of investing, reinvesting, owning, holding, or trading in securities, and owns or proposes to acquire “investment securities” (as defined therein) having a value exceeding 40% of its total assets (exclusive of government securities and cash items) on an unconsolidated basis. There is no authoritative law, rule or binding guidance published by the SEC regarding the status of digital assets as “securities” or “investment securities” under the Investment Company Act. Although we believe that we are not engaged in the business of investing, reinvesting, or trading in investment securities, and we do not hold ourselves out as being primarily engaged, or proposing to engage primarily, in the business of investing, reinvesting or trading in securities, to the extent the digital assets which we mine, own, or otherwise acquire may be deemed “securities” or “investment securities” by the SEC or a court of competent jurisdiction, we may meet the definition of an investment company. If we fall within the definition of an investment company under the Investment Company Act, we would be required to register with the SEC. If an investment company fails to register, it likely would have to stop doing almost all business, and its contracts would become voidable. Generally non-U.S. issuers may not register as an investment company without an SEC order.

The classification of a digital asset as a security under applicable law has wide-ranging implications for the regulatory obligations that flow from the mining, sale and trading of such assets. For example, a digital asset that is a security in the United States may generally only be offered or sold in the United States pursuant to a registration statement filed with the SEC or in an offering that qualifies for an exemption from registration. Persons that effect transactions in digital assets that are securities in the United States may be subject to registration with the SEC as a “broker” or “dealer.”

There can be no assurances that we will properly characterize any given digital asset as a security or non-security for purposes of determining which digital assets to mine, hold and trade, or that the SEC, or a court, if the question was presented to it, would agree with our assessment. We could be subject to judicial or administrative sanctions for failing to offer or sell digital assets in compliance with the registration requirements, or for acting as a broker or dealer without appropriate registration. Such an action could result in injunctions, cease and desist orders, as well as civil monetary penalties, fines, and disgorgement, criminal liability, and reputational harm. For instance, all transactions in such supported digital asset would have to be registered with the SEC, or conducted in accordance with an exemption from registration, which could severely limit its liquidity, usability and transactability. Further, it could draw negative publicity and a decline in the general acceptance of the digital asset. Also, it may make it difficult for such digital asset to be traded, cleared, and custodied as compared to other digital assets that are not considered to be securities.

If the SEC or another regulatory body considers Bitcoin to be a security under U.S. securities laws, we may be required to comply with significant SEC registration and/or other requirements.

In general, novel or unique assets such as Bitcoin and other digital assets may be classified as securities if they meet the definition of investment contracts under U.S. law. In recent years, the offer and sale of digital assets other than Bitcoin, most notably Kik Interactive Inc.’s Kin tokens and Telegram Group Inc.’s TON tokens, have been deemed to be investment contracts by the SEC. While we believe that Bitcoin is unlikely to be considered an investment contract, and thus a security under the investment contract definition, we cannot provide any assurances that digital assets that we mine or otherwise acquire or hold for our own account, including Bitcoin, will never be classified as securities under U.S. law. This would obligate us to comply with registration and other requirements by the SEC and, therefore, cause us to incur significant, non-recurring expenses, thereby materially and adversely impacting an investment in the Company.

Enactment of the Infrastructure Investment and Jobs Act of 2021 (the “Infrastructure Act”) may have an adverse impact on our business and financial condition.

On November 15, 2021, President Joseph R. Biden signed the Infrastructure Act. Section 80603 of the Infrastructure Act modifies and amends the Internal Revenue Code of 1986 (the “Code”) by requiring brokers of digital asset transactions to report their customers to the Internal Revenue Service, or IRS. This provision was included to enforce the taxability of digital asset transactions. Section 80603 defines “broker” as “any person who (for consideration) is responsible for regularly providing any service effectuating transfers of digital assets on behalf of another person.” That could potentially include miners, validators, and developers of decentralized applications. These functions play a critical role in our business and in the functioning of the blockchain ecosystem. Importantly, these functions have no way of identifying their anonymous users. Indeed, Bitcoin’s blockchain was designed for anonymity.

This reporting requirement took effect on January 1, 2023 and thus affects tax returns filed in 2024. The implementation of these requirements is ongoing. The Company is closely monitoring the situation and waiting for more issuance of updated guidance from government agencies. Disclosing the identity of our digital asset mining operations and associated accounts to ensure they can be taxed by the IRS could cause a significant devaluing of our business, the bitcoin currency, and the entire digital asset market. Additionally, noncompliance with this provision could lead to significant fines and or regulatory actions against our Company.

Our interactions with a blockchain and mining pools may expose us to SDN or blocked persons or cause us to violate provisions of law that did not contemplate distributive ledger technology.

The Office of Financial Assets Control of the U.S. Department of Treasury (“OFAC”) requires us to comply with its sanction program and not conduct business with persons named on its specially designated nationals (“SDN”) list. However, because of the pseudonymous nature of blockchain transactions we may inadvertently and without our knowledge engage in transactions with persons named on OFAC’s SDN list or from countries on OFAC’s sanctioned countries’ list. We also rely on a third-party mining pool service provider for our mining revenue payments and other participants in the mining pool, unknown to us, may also be persons from countries on OFAC’s SDN list or from countries on OFAC’s sanctioned countries list. Our Company’s policy prohibits any transactions with such SDN individuals or persons from sanctioned countries, but we may not be adequately capable of determining the ultimate identity of the individual with whom we transact with respect to selling Bitcoin assets. Moreover, federal law prohibits any U.S. person from knowingly or unknowingly possessing any visual depiction commonly known as child pornography. Recent media reports have suggested that persons have imbedded such depictions on one or more blockchains. Because our business requires us to download and retain one or more blockchains to effectuate our ongoing business, it is possible that such digital ledgers contain prohibited depictions without our knowledge or consent. To the extent government enforcement authorities enforce these and other laws and regulations that are impacted by decentralized distributed ledger technology, we may be subject to investigation, administrative or court proceedings, and civil or criminal monetary fines and penalties, all of which could harm our reputation and affect the value of our ordinary shares.

If regulatory changes or interpretations of our activities require our registration as a money services business (“MSB”) under the regulations promulgated by FinCEN under the authority of the U.S. Bank Secrecy Act, or otherwise under state laws, we may incur significant compliance costs, which could be substantial or cost-prohibitive. If we become subject to these regulations, our costs in complying with them may have a material negative effect on our business and the results of our operations.

To the extent that our activities cause us to be deemed an MSB under the regulations promulgated by FinCEN under the authority of the U.S. Bank Secrecy Act, we may be required to comply with FinCEN regulations, including those that would mandate us to implement anti-money laundering programs, make certain reports to FinCEN and maintain certain records.

To the extent that our activities cause us to be deemed a “money transmitter” (“MT”) or equivalent designation, under state law in any state in which we operate (currently, Nebraska, Georgia and Texas), we may be required to seek a license or otherwise register with a state regulator and comply with state regulations that may include the implementation of anti-money laundering programs, maintenance of certain records and other operational requirements. Such additional federal or state regulatory obligations may cause us to incur extraordinary expenses, possibly affecting an investment in our securities in a materially adverse manner. Furthermore, the Company and our service providers may not be capable of complying with certain federal or state regulatory obligations applicable to MSBs and MTs. If we are deemed to be subject to and determine not to comply with such additional regulatory and registration requirements, we may act to leave a particular state or the U.S. completely. Any such action would be expected to materially adversely affect our operations.

The ongoing regulatory developments may impact the treatment of digital assets under the law, and may have material adverse effect on our business, financial condition and results of operations.

On March 9, 2022, President Biden signed an executive order on cryptocurrencies. While the executive order did not mandate any specific regulations, it instructs various federal agencies to consider potential regulatory measures, including the evaluation of the creation of a U.S. Central Bank digital currency.

In addition, the Commodities Exchange Act of 1936, as amended (the “CEA”), does not currently impose any direct obligations on us related to the mining or exchange of Bitcoins. Generally, the Commodity Futures Trading Commission (“CFTC”), the federal agency that administers the CEA, regards Bitcoin and other cryptocurrencies as commodities. This position has been supported by decisions of federal courts.

However, the CEA imposes requirements relative to certain transactions involving Bitcoin and other digital assets that constitute a contract of sale of a commodity for future delivery (or an option on such a contract), a swap, or a transaction involving margin, financing or leverage that does not result in actual delivery of the commodity within 28 days to persons not defined as “eligible contract participants” or “eligible commercial entities” under the CEA (e.g., retail persons). Changes in the CEA or the regulations promulgated by the CFTC thereunder, as well as interpretations thereof and official promulgations by the CFTC, may impact the classification of Bitcoins and, therefore, may subject them to additional regulatory oversight by the agency. Although to date the CFTC has not enacted regulations governing non-derivative or non-financed, margined or leveraged transactions in Bitcoin, it has authority to commence enforcement actions against persons who violate certain prohibitions under the CEA related to transactions in any contract of sale of any commodity, including Bitcoin, in interstate commerce (e.g., manipulation and engaging in certain deceptive practices).

We cannot be certain as to how future regulatory developments will impact the treatment of digital assets under the law, including, but not limited to, whether digital assets will be classified as a security, commodity, currency and/or new or other existing classification.

Any requirements imposed by the CFTC related to our mining activities could cause us to incur additional extraordinary, non-recurring expenses, thereby materially and adversely impacting an investment in the Company. In addition, changes in the classification of Bitcoins could subject us, as a result of our Bitcoin mining operations, to additional regulatory oversight by the agency. Although to date the CFTC has not enacted regulations governing non-derivative or non-financed, margined or leveraged transactions in Bitcoin, it has authority to commence enforcement actions against persons who violate certain prohibitions under the CEA related to transactions in any contract of sale of any commodity, including Bitcoin, in interstate commerce (e.g., manipulation and engaging in certain deceptive practices).

Moreover, if our mining activities were deemed by the CFTC to constitute a collective investment in derivatives for our shareholders, we may be required to register as a commodity pool operator with the CFTC through the National Futures Association. Such additional registrations may result in extraordinary, non-recurring expenses, thereby materially and adversely impacting an investment in the Company. If we determine not to comply with such additional regulatory and registration requirements, we may seek to cease certain of our operations. Any such action may adversely affect an investment in the Company.

While no provision of the CEA, or CFTC rules, orders or rulings (except as noted herein) appears to be currently applicable to our business, this is subject to change. Any such change and new regulatory requirements could have a material adverse effect on our business, financial condition and results of operations.

Because there has been limited precedent set for financial accounting of Bitcoin and other Bitcoin assets, the determination that we have made for how to account for Bitcoin assets transactions may be subject to change.

While there has been limited precedent set for the financial accounting of digital assets and related revenue recognition, on December 13, 2023, the Financial Accounting Standards Board (FASB) issued ASU 2023-08, which addresses the accounting and disclosure requirements for certain crypto assets. Under this new guidance, entities are required to subsequently measure certain crypto assets at fair value, with changes in fair value recorded in net income in each reporting period. Besides ASU 2023-08 issued, there has been little official guidance provided by the FASB, the Public Company Accounting Oversight Board (PCAOB) or the SEC, it is unclear how companies may in the future be required to account for bitcoin and other digital assets transactions and related revenue recognition. A change in regulatory or financial accounting standards or interpretation by the SEC could result in the necessity to change our accounting methods and restate our financial statements. Such a restatement could adversely affect the accounting for our newly mined Bitcoin rewards and more generally negatively impact our business, prospects, financial condition and results of operation. Such circumstances would have a material adverse effect on our ability to continue as a going concern or to pursue our business strategy at all, which would have a material adverse effect on our business, prospects or operations as well as and potentially the value of any cryptocurrencies we hold or expects to acquire for our own account and harm investors.

Future developments regarding the treatment of digital assets for U.S. federal income and applicable state, local and non-U.S. tax purposes could adversely impact our business.

Due to the new and evolving nature of digital assets and the absence of comprehensive legal guidance with respect to digital assets and related transactions, many significant aspects of the U.S. federal income and applicable state, local and non-U.S. tax treatment of transactions involving digital assets, such as the purchase and sale of Bitcoin and the receipt of staking rewards and other digital asset incentives and rewards products, are uncertain, and it is unclear what guidance may be issued in the future with respect to the tax treatment of digital assets and related transactions.

Current IRS guidance indicates that for U.S. federal income tax purposes digital assets such as Bitcoins should be treated and taxed as property, and that transactions involving the payment of Bitcoins for goods and services should be treated in effect as barter transactions. The IRS has also released guidance to the effect that, under certain circumstances, hard forks of digital currencies are taxable events giving rise to taxable income and guidance with respect to the determination of the tax basis of digital currency. However, current IRS guidance does not address other significant aspects of the U.S. federal income tax treatment of digital assets and related transactions. Moreover, although current IRS guidance addresses the treatment of certain forks, there continues to be uncertainty with respect to the timing and amount of income inclusions for various crypto asset transactions, including, but not limited to, staking rewards and other crypto asset incentives and rewards products. While current IRS guidance creates a potential tax reporting requirement for any circumstance where the ownership of a Bitcoin passes from one person to another, it preserves the right to apply capital gains treatment to those transactions, which is generally favorable for investors in Bitcoin.

There can be no assurance that the IRS will not alter its existing position with respect to digital assets in the future or that other state, local and non-U.S. taxing authorities or courts will follow the approach of the IRS with respect to the treatment of digital assets such as Bitcoins for income tax and sales tax purposes. Any such alteration of existing guidance or issuance of new or different guidance may have negative consequences including the imposition of a greater tax burden on investors in Bitcoin or imposing a greater cost on the acquisition and disposition of Bitcoin, generally; in either case potentially having a negative effect on the trading price of Bitcoin or otherwise negatively impacting our business. In addition, future technological and operational developments that may arise with respect to digital currencies may increase the uncertainty with respect to the treatment of digital currencies for U.S. federal income and applicable state, local and non-U.S. tax purposes.

Risks Related to Canadian Government Regulations

The regulations of Alberta Utilities Commission (“AUC”) may have an adverse impact on our Canadian operations.

The Alberta Utilities Commission (“AUC”) is the Province of Alberta’s electric generation regulatory agency. The AUC regulates and oversees the development of and generation of electricity under the Hydro and Electric Act (the “Act”). The AUC ensures that proposed electric generation activities are in the public interest while considering related environmental and social issues. As such, the AUC must approve all cryptocurrency miners seeking to develop their own electric generation in Alberta, unless their operations are exempt.

The AUC has announced a pause on approvals of new renewable electricity generation projects over one megawatt until Feb. 29, 2024, and that it will review policies and procedures for the development of renewable electricity generation. With the pause expiring on February 27, 2024, the Alberta Government has formally announced the direction its new policy on renewables will take. The Minister of Affordability and Utilities, in a letter to the AUC, directed the AUC to develop policy for the approval of renewable energy developments.

We may in the future lease mining facilities in Canada. If our hosting partner fails to meet the AUC requirements in the future, it may be required to discontinue operations and we may have to look for an alternative site to accommodate our miners. If we are not able to find an alternative with acceptable fees, our result of operation will be adversely impact.

Risks Related to Singaporean Government Regulations

Current and future laws and regulations approved by the Singaporean government may have an adverse impact on our operations in Singapore.

As of the date of this prospectus, there are no legislation or prohibitions directly applicable to Bitcoin or cryptocurrency mining as an activity. To the extent that cryptocurrency mining constitutes a regulated product in the future, it may fall under the scope of the Securities and Futures Act 2001, the Commodity Trading Act 1992 or the Payment Services Act 2019. Nevertheless, profits arising from operations that mine cryptocurrencies in exchange for money are subject to income tax.

We are not currently engaging in any active business and is seeking opportunities in crypto asset mining and blockchain technologies in Singapore. Should we participate in the mining or other blockchain technologies in Singapore, we may be subject to additional laws and regulations such as the new Financial Services and Markets Bill passed in April 2022. Such circumstances could have a material adverse effect on the amount of Bitcoin we may be able to mine, the value of Bitcoin and any other cryptocurrencies we may potentially acquire or hold in the future and, consequently, our business, prospects, financial condition and operating results.

Risks Related to Our Ordinary Shares

We incur additional costs as a result of becoming a public company, which could negatively impact our net income and liquidity.

As a public company, we incur significant legal, accounting and other expenses that we did not incur as a private company. In addition, Sarbanes-Oxley and rules and regulations implemented by the SEC and the Nasdaq Capital Market require significantly heightened corporate governance practices for public companies. We expect that these rules and regulations will increase our legal, accounting and financial compliance costs and will make many corporate activities more time-consuming and costly.

We do not expect to incur materially greater costs as a result of becoming a public company than those incurred by similarly sized U.S. public companies. If we fail to comply with these rules and regulations, we could become the subject of a governmental enforcement action, investors may lose confidence in us and the market price of our ordinary shares could decline.

The obligation to disclose information publicly may put us at a disadvantage to competitors that are private companies.

As a publicly listed company, we are required to file periodic reports with the Securities and Exchange Commission upon the occurrence of matters that are material to our company and shareholders. In some cases, we will need to disclose material agreements or results of financial operations that we would not be required to disclose if we were a private company. Our competitors may have access to this information, which would otherwise be confidential. This may give them advantages in competing with our company. Similarly, as a U.S.-listed public company, we will be governed by U.S. laws that our competitors, which are mostly private Chinese companies, are not required to follow. To the extent compliance with U.S. laws increases our expenses or decreases our competitiveness against such companies, our public listing could affect our results of operations.

The market price of our ordinary shares has recently declined significantly, and our ordinary shares could be delisted from the Nasdaq or trading could be suspended.

The listing of our ordinary shares on the Nasdaq Capital Market is contingent on our compliance with the Nasdaq Capital Market’s conditions for continued listing. On June 14, 2022, the Company received a written notification from the Nasdaq Stock Market (“Nasdaq”), notifying the Company that it is not in compliance with the minimum bid price requirement set forth in Nasdaq Listing Rules for continued listing on the Nasdaq. Nasdaq Listing Rule 5550(a)(2) requires listed securities to maintain a minimum bid price of US$1.00 per share (the “Minimum Bid Price Requirement”), and Nasdaq Listing Rule 5810(c)(3)(A) provides that a failure to meet the Minimum Bid Price Requirement exists if the deficiency continues for a period of 30 consecutive business days. Based on the closing bid price of our ordinary shares for the 30 consecutive business days from May 2, 2022, to June 13, 2022, the Company no longer meets the Minimum Bid Price Requirement. In accordance with Nasdaq Listing Rule 5810(c)(3)(A), the Company was provided 180 calendar days, or until December 12, 2022, to regain compliance with the Minimum Bid Price Requirement. On December 13, 2022, the Company received a written notice from Nasdaq stating that, although the Company had not regained compliance with the Minimum Bid Price Requirement by December 12, 2022, in accordance with Nasdaq Listing Rule 5810(c)(3)(A), the Company is eligible for an additional 180 calendar day period, or until June 12, 2023, to regain compliance with the Minimum Bid Price Requirement. On May 23, 2023, the Company effected the Reverse Share Split in order to regain compliance with the Minimum Bid Price Requirement. On June 14, 2023, the Company received notice from Nasdaq informing the Company that it had regained compliance with the Minimum Bid Price Requirement for continued listing on the Nasdaq Capital Market and that the matter is now closed.

Our ordinary shares will continue to be listed and traded on the Nasdaq Capital Market, subject to our compliance with the other listing requirements of the Nasdaq Capital Market. We cannot assure you that we will not receive other deficiency notifications from Nasdaq in the future. A decline in the closing price of our ordinary shares could result in a breach of the requirements for listing on the Nasdaq Capital Market. If we do not maintain compliance, Nasdaq could commence suspension or delisting procedures in respect of our ordinary shares. The commencement of suspension or delisting procedures by an exchange remains at the discretion of such exchange and would be publicly announced by the exchange. If a suspension or delisting were to occur, there would be significantly less liquidity in the suspended or delisted securities. In addition, our ability to raise additional necessary capital through equity or debt financing would be greatly impaired. Furthermore, with respect to any suspended or delisted ordinary shares, we would expect decreases in institutional and other investor demand, analyst coverage, market making activity and information available concerning trading prices and volume, and fewer broker-dealers would be willing to execute trades with respect to such ordinary shares. A suspension or delisting would likely decrease the attractiveness of our ordinary shares to investors and cause the trading volume of our ordinary shares to decline, which could result in a further decline in the market price of our ordinary shares.

In the event that our ordinary shares are delisted from Nasdaq, U.S. broker-dealers may be discouraged from effecting transactions in our ordinary shares because they may be considered penny stocks and thus be subject to the penny stock rules.

The SEC has adopted a number of rules to regulate “penny stock” that restricts transactions involving stock which is deemed to be penny stock. Such rules include Rules 3a51-1, 15g-1, 15g-2, 15g-3, 15g-4, 15g-5, 15g-6, 15g-7, and 15g-9 under the Exchange Act. These rules may have the effect of reducing the liquidity of penny stocks. “Penny stocks” generally are equity securities with a price of less than $5.00 per share (other than securities registered on certain national securities exchanges or quoted on Nasdaq if current price and volume information with respect to transactions in such securities is provided by the exchange or system). The Company’s ordinary shares could be considered to be a “penny stock” within the meaning of the rules. The additional sales practice and disclosure requirements imposed upon U.S. broker-dealers may discourage such broker-dealers from effecting transactions in our ordinary shares, which could severely limit the market liquidity of such ordinary shares and impede their sale in the secondary market.

A U.S. broker-dealer selling a penny stock to anyone other than an established customer or “accredited investor” (generally, an individual with a net worth in excess of $1,000,000 or an annual income exceeding $200,000, or $300,000 together with his or her spouse) must make a special suitability determination for the purchaser and must receive the purchaser’s written consent to the transaction prior to sale, unless the broker-dealer or the transaction is otherwise exempt. In addition, the “penny stock” regulations require the U.S. broker-dealer to deliver, prior to any transaction involving a “penny stock”, a disclosure schedule prepared in accordance with SEC standards relating to the “penny stock” market, unless the broker-dealer or the transaction is otherwise exempt. A U.S. broker-dealer is also required to disclose commissions payable to the U.S. broker-dealer and the registered representative and current quotations for the securities. Finally, a U.S. broker-dealer is required to submit monthly statements disclosing recent price information with respect to the “penny stock” held in a customer’s account and information with respect to the limited market in “penny stocks”.

The market for “penny stocks” has suffered in recent years from patterns of fraud and abuse. Such patterns include (i) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (ii) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (iii) “boiler room” practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (iv) excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and (v) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, resulting in investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities.

We are a “foreign private issuer,” and our disclosure obligations differ from those of U.S. domestic reporting companies. As a result, we may not provide you the same information as U.S. domestic reporting companies or we may provide information at different times, which may make it more difficult for you to evaluate our performance and prospects.

We are a foreign private issuer and, as a result, we are not subject to the same requirements as U.S. domestic issuers. Under the Exchange Act, we will be subject to reporting obligations that, to some extent, are more lenient and less frequent than those of U.S. domestic reporting companies. For example, we will not be required to issue quarterly reports or proxy statements. We will not be required to disclose detailed individual executive compensation information. Furthermore, our directors and executive officers will not be required to report equity holdings under Section 16 of the Exchange Act and will not be subject to the insider short-swing profit disclosure and recovery regime.

As a foreign private issuer, we will also be exempt from the requirements of Regulation FD (Fair Disclosure) which, generally, are meant to ensure that select groups of investors are not privy to specific information about an issuer before other investors. However, we will still be subject to the anti-fraud and anti-manipulation rules of the SEC, such as Rule 10b-5 under the Exchange Act. Since many of the disclosure obligations imposed on us as a foreign private issuer differs from those imposed on U.S. domestic reporting companies, you should not expect to receive the same information about us and at the same time as the information provided by U.S. domestic reporting companies.

As a company incorporated in the Cayman Islands, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from the Nasdaq corporate governance listing standards. These practices may afford less protection to shareholders than they would enjoy if we complied fully with the Nasdaq corporate governance listing standards.

As a company listed on the Nasdaq Capital Market, we are subject to the Nasdaq corporate governance listing standards. However, Nasdaq rules permit a foreign private issuer like us to follow the corporate governance practices of its home country. Certain corporate governance practices in the Cayman Islands, which is our home country, may differ significantly from the Nasdaq corporate governance listing standards. We have followed and intend to follow Cayman Islands corporate governance practices in lieu of the corporate governance requirements of Nasdaq Capital Market that listed companies must obtain its shareholders’ approval of all equity compensation plans and any material amendments to such plans. As a result of our reliance on the “foreign private issuer” exemptions, our shareholders may be afforded less protection than they otherwise would enjoy under the Nasdaq corporate governance listing standards applicable to U.S. domestic issuers.

We are an “emerging growth company,” and we cannot be certain if the reduced reporting requirements applicable to emerging growth companies will make our ordinary shares less attractive to investors.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act, or the JOBS Act. For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We could be an emerging growth company for up to five years, although we could lose that status sooner if our revenues exceed $1.235 billion, if we issue more than $1.0 billion in non-convertible debt in a three-year period, or if the market value of our ordinary shares held by non-affiliates exceeds $700 million as of any June 30 before that time, in which case we would no longer be an emerging growth company as of the following June 30. We cannot predict if investors will find our ordinary shares less attractive because we may rely on these exemptions. If some investors find our ordinary shares less attractive as a result, there may be a less active trading market for our ordinary shares and our share price may be more volatile.

Under the JOBS Act, emerging growth companies can also delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have irrevocably elected not to avail our company of this exemption from new or revised accounting standards and, therefore, will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

We will incur increased costs as a result of being a public company, particularly after we cease to qualify as an “emerging growth company.”

As a public company, we incur significant legal, accounting and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act of 2002, as well as rules subsequently implemented by the SEC and the Nasdaq, impose various requirements on the corporate governance practices of public companies. As a company with less than US$1.235 billion in net revenues for our last fiscal year, we qualify as an “emerging growth company” pursuant to the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002 in the assessment of the emerging growth company’s internal control over financial reporting and permission to delay adopting new or revised accounting standards until such time as those standards apply to private companies. However, we have elected to “opt out” of the provision that allow us to delay adopting new or revised accounting standards and, as a result, we will comply with new or revised accounting standards as required when they are adopted for public companies. This decision to opt out of the extended transition period under the JOBS Act is irrevocable.

We expect these rules and regulations to increase our legal and financial compliance costs and to make some corporate activities more time-consuming and costly. After we are no longer an “emerging growth company,” we expect to incur significant expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and the other rules and regulations of the SEC. We also expect that operating as a public company will make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. In addition, we will incur additional costs associated with our public company reporting requirements. It may also be more difficult for us to find qualified persons to serve on our board of directors or as executive officers. We are currently evaluating and monitoring developments with respect to these rules and regulations, and we cannot predict or estimate with any degree of certainty the amount of additional costs we may incur or the timing of such costs.

In the past, shareholders of a public company often brought securities class action suits against the company following periods of instability in the market price of that company’s securities. If we were involved in a class action suit, it could divert a significant amount of our management’s attention and other resources from our business and operations, which could harm our results of operations and require us to incur significant expenses to defend the suit. Any such class action suit, whether or not successful, could harm our reputation and restrict our ability to raise capital in the future. In addition, if a claim is successfully made against us, we may be required to pay significant damages, which could have a material adverse effect on our financial condition and results of operations.

The requirements of being a public company may strain our resources and divert management’s attention.

As a public company, we are subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Act, the listing requirements of the securities exchange on which we list, and other applicable securities rules and regulations. Despite recent reforms made possible by the JOBS Act, compliance with these rules and regulations will nonetheless increase our legal and financial compliance costs, make some activities more difficult, time-consuming or costly and increase demand on our systems and resources, particularly after we are no longer an “emerging growth company.” The Exchange Act requires, among other things, that we file annual, interim, and current reports with respect to our business and operating results.

As a result of disclosure of information in this prospectus and in filings required of a public company, our business and financial condition will become more visible, which we believe may result in threatened or actual litigation, including by competitors and other third parties. If such claims are successful, our business and operating results could be harmed, and even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert the resources of our management and adversely affect our business, brand and reputation and results of operations.

We also expect that being a public company and these new rules and regulations will make it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These factors could also make it more difficult for us to attract and retain qualified members of our board of directors, particularly to serve on our audit committee and compensation committee, and qualified executive officers.

The market price of our ordinary shares may be volatile or may decline regardless of our operating performance.

The market price of our ordinary shares may fluctuate significantly in response to numerous factors, many of which are beyond our control, including:

●	actual or anticipated fluctuations in our revenue and other operating results;
●	the financial projections we may provide to the public, any changes in these projections or our failure to meet these projections;
●	actions of securities analysts who initiate or maintain coverage of us, changes in financial estimates by any securities analysts who follow our company, or our failure to meet these estimates or the expectations of investors;
●	announcements by us or our competitors of significant products or features, technical innovations, acquisitions, strategic partnerships, joint ventures, or capital commitments;
●	price and volume fluctuations in the overall stock market, including as a result of trends in the economy as a whole;
●	lawsuits threatened or filed against us; and
●	other events or factors, including those resulting from war or incidents of terrorism, or responses to these events.

In addition, the stock markets have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. Share prices of many companies have fluctuated in a manner unrelated or disproportionate to the operating performance of those companies. In the past, shareholders have filed securities class action litigation following periods of market volatility. If we were to become involved in securities litigation, it could subject us to substantial costs, divert resources and the attention of management from our business, and adversely affect our business.

Because we do not expect to pay dividends in the foreseeable future, you must rely on the price appreciation of our ordinary shares for return on your investment.

We currently intend to retain most, if not all, of our available funds and any future earnings to fund the development and growth of our business. As a result, we do not expect to pay any cash dividends in the foreseeable future. Therefore, you should not rely on an investment in our ordinary shares as a source for any future dividend income.

Our board of directors has complete discretion as to whether to distribute dividends, subject to certain requirements of Cayman Islands law. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our board of directors. Under Cayman Islands law, a Cayman Islands company may pay a dividend out of either profit or share premium account, provided that in no circumstances may a dividend be paid if this would result in the company being unable to pay its debts as they fall due in the ordinary course of business. Even if our board of directors decides to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on, among other things, our future results of operations and cash flow, our capital requirements and surplus, the amount of distributions, if any, received by us from our subsidiaries, our financial condition, contractual restrictions, and other factors deemed relevant by our board of directors. Accordingly, the return on your investment in our ordinary shares will likely depend entirely upon any future price appreciation of our ordinary shares. There is no guarantee that our ordinary shares will appreciate in value or even maintain the price at which you purchased the ordinary shares. You may not realize a return on your investment in our ordinary shares and you may even lose your entire investment in our ordinary shares.

Future issuances or sales, or perceived issuances or sales, of substantial amounts of ordinary shares in the public market could materially and adversely affect the prevailing market price of the ordinary shares and our ability to raise capital in the future.

The market price of our ordinary shares could decline as a result of future sales of substantial amounts of ordinary shares or other securities relating to the ordinary shares in the public market, including by the Company’s substantial shareholders, or the issuance of new ordinary shares by the Company, or the perception that such sales or issuances may occur. Future sales, or perceived sales, of substantial amounts of the ordinary shares could also materially and adversely affect our ability to raise capital in the future at a time and at a price favorable to us, and our shareholders will experience dilution in their holdings upon our issuance or sale of additional securities in the future.

Future financing may cause a dilution in your shareholding or place restrictions on our operations.

We may need to raise additional funds in the future to finance further expansion of our capacity and business relating to our existing operations, acquisitions or strategic partnerships. If additional funds are raised through the issuance of new equity or equity-linked securities of the Company other than on a pro rata basis to existing shareholders, the percentage ownership of such shareholders in the Company may be reduced, and such new securities may confer rights and privileges that take priority over those conferred by the ordinary shares. Alternatively, if we meet such funding requirements by way of additional debt financing, we may have restrictions placed on us through such debt financing arrangements which may:

●	further limit our ability to pay dividends or require us to seek consents for the payment of dividends;
●	increase our vulnerability to general adverse economic and industry conditions;
●	require us to dedicate a substantial portion of our cash flows from operations to service our debt, thereby reducing the availability of our cash flow to fund capital expenditure, working capital requirements and other general corporate needs; and
●	limit our flexibility in planning for, or reacting to, changes in our business and our industry.

We have material weaknesses in our internal control over financial reporting. If any material weakness persists or if we fail to establish and maintain effective internal control over financial reporting, our ability to accurately report its financial results could be adversely affected.

In connection with the preparation of the financial statement for the Company’s Annual Report on Form 20-F for the year ended June 30, 2024, our management evaluated the effectiveness of our internal control over financial reporting as of June 30, 2024 and determined they were not effective as described in Part II. Item 15. “Controls and Procedures” of the annual report. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the Company’s annual or interim financial statements will not be prevented or detected on a timely basis.

The material weakness identified relates to insufficient accounting personnel with appropriate experience and knowledge to address complex accounting matters in accordance with U.S. GAAP. The material weakness, if not remediated timely, may lead to material misstatements in its consolidated financial statements in the future.

To remedy the identified material weakness, we took several measure to improve our internal control over financial reporting, including, among others: (1) recruiting more qualified personnel equipped with relevant U.S. GAAP and SEC reporting experience and qualifications to strengthen the financial reporting function and to set up a financial and system control framework, (2) implementing regular and continuous U.S. GAAP accounting and financial reporting training programs for its accounting and financial reporting personnel, (3) enhancing oversight over and clarifying reporting requirements for, non-recurring and complex transactions to ensure consolidated financial statements and related disclosures are accurate, complete and in compliance with U.S. GAAP and SEC reporting requirements, (4) recruiting more qualified internal control personnel with experience in the requirements of the Sarbanes-Oxley Act and adopting accounting and internal control guidance on U.S. GAAP and SEC reporting, and (5) preparing more detailed guidance and manuals on financial closing policies and procedures to improve the quality and accuracy of period-end financial closing process.

There can be no assurance that any of our efforts we are implementing, or our internal control over financial reporting generally, will remediate any material weakness or avoid future weaknesses or deficiencies. Any failure to remediate the material weakness and any future weaknesses or deficiencies or any failure to implement required new or improved controls or difficulties encountered in their implementation could cause us to fail to meet its reporting obligations or result in material misstatements in its financial statements. If we are unable to remediate its material weaknesses, our management may not be able to conclude that its disclosure controls and procedures or internal control over financial reporting are effective, which could result in investors losing confidence in its reported financial information and may lead to a decline in the share price.

There can be no assurance that we will not be passive foreign investment company, or PFIC, for United States federal income tax purposes for any taxable year, which could subject United States investors in our ordinary shares to significant adverse United States income tax consequences.

We will be a “passive foreign investment company,” or “PFIC,” if, in any particular taxable year, either (a) 75% or more of our gross income for such year consists of certain types of “passive” income or (b) 50% or more of the average quarterly value of our assets (as determined on the basis of fair market value) during such year produce or are held for the production of passive income (the “asset test”). Based upon our income and assets, including goodwill, and the value of our ordinary shares, we do not believe that we were a PFIC for the taxable years ended June 30, 2024, 2023, and 2022 and do not anticipate becoming a PFIC in the foreseeable future.

While we do not expect to become a PFIC, because the value of our assets for purposes of the asset test may be determined by reference to the market price of our ordinary shares, fluctuations in the market price of our ordinary shares may cause us to become a PFIC for the current or subsequent taxable years. The determination of whether we will be or become a PFIC will also depend, in part, on the composition of our income and assets. If we determine not to deploy significant amounts of cash for active purposes, our risk of being a PFIC may substantially increase. Because there are uncertainties in the application of the relevant rules and PFIC status is a factual determination made annually after the close of each taxable year, there can be no assurance that we will not be a PFIC for the current taxable year or any future taxable year.

If we are a PFIC in any taxable year, a U.S. holder may incur significantly increased United States income tax on gain recognized on the sale or other disposition of the ordinary shares and on the receipt of distributions on the ordinary shares to the extent such gain or distribution is treated as an “excess distribution” under the United States federal income tax rules and such holder may be subject to burdensome reporting requirements. Further, if we are a PFIC for any year during which a U.S. holder holds our ordinary shares, we generally will continue to be treated as a PFIC for all succeeding years during which such U.S. holder holds our ordinary shares.

Securities analysts may not cover our ordinary shares and this may have a negative impact on the market price of our ordinary shares.

The trading market for our ordinary shares will depend, in part, on the research and reports that securities or industry analysts publish about us or our business. We do not have any control over independent analysts (provided that we have engaged various non-independent analysts). We do not currently have and may never obtain research coverage by independent securities and industry analysts. If no independent securities or industry analysts commence coverage of us, the trading price for our ordinary shares would be negatively impacted. If we obtain independent securities or industry analyst coverage and if one or more of the analysts who covers us downgrades our ordinary shares, changes their opinion of our ordinary shares or publishes inaccurate or unfavorable research about our business, our share price would likely decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, demand for our ordinary shares could decrease and we could lose visibility in the financial markets, which could cause the price and trading volume of our ordinary shares to decline.

Techniques employed by short sellers may drive down the market price of our ordinary shares.

Short selling is the practice of selling securities that the seller does not own but rather has borrowed from a third party with the intention of buying identical securities back at a later date to return to the lender. The short seller hopes to profit from a decline in the value of the securities between the sale of the borrowed securities and the purchase of the replacement shares, as the short seller expects to pay less in that purchase than it received in the sale. As it is in the short seller’s interest for the price of the security to decline, many short sellers publish, or arrange for the publication of, negative opinions regarding the relevant issuer and its business prospects in order to create negative market momentum and generate profits for themselves after selling a security short. These short attacks have, in the past, led to selling of shares in the market.

We may in the future be the subject of unfavorable allegations made by short sellers. Any such allegations may be followed by periods of instability in the market price of our ordinary shares and negative publicity. If and when we become the subject of any unfavorable allegations, whether such allegations are proven to be true or untrue, we could have to expend a significant amount of resources to investigate such allegations and/or defend ourselves. While we would expect to strongly defend against any such short seller attacks, we may be constrained in the manner in which we can proceed against the relevant short seller by principles of freedom of speech, applicable federal or state law or issues of commercial confidentiality. Such a situation could be costly and time-consuming and could distract our management from growing our business. Even if such allegations are ultimately proven to be groundless, allegations against us could severely impact our business operations and shareholder’s equity, and the value of any investment in our ordinary shares could be greatly reduced or rendered worthless.

Risks Related to This Offering

Our shareholders may be subject to dilution resulting from future offerings of ordinary shares by us.

We may raise additional funds in the future by issuing ordinary shares or equity-linked securities. Holders of our securities have no preemptive rights in connection with such further issuances. Our board of directors has the discretion to determine if an issuance of our ordinary shares is warranted, the price at which such issuance is to be effected and the other terms of any future issuance of ordinary shares. In addition, additional ordinary shares will be issued by us in connection with the exercise of options or grant of other equity awards granted by us. Such additional equity issuances could, depending on the price at which such securities are issued, substantially dilute the interests of the holders of our existing securities.

The Selling Shareholders may sell their ordinary shares in the open market, which may cause our share price to decline.

The Selling shareholders may sell their ordinary shares being registered in this offering in the public market. That means that up to 1,180,199,813 ordinary shares, the number of shares being registered in this offering for sale by the Selling Shareholders, may be sold in the public market. Such sales will likely cause our share price to decline.

Sale of our ordinary shares by the Selling Shareholders could encourage short sales by third parties, which could contribute to the further decline of our share price.

The significant downward pressure on the price of our ordinary shares caused by the sale of material amounts of ordinary shares could encourage short sales by third parties. Such an event could place further downward pressure on the price of our ordinary shares.

USE OF PROCEEDS

We will not receive any proceeds from the sale of ordinary shares by the Selling Shareholders. All of the net proceeds from the sale of our ordinary shares will go to the Selling Shareholders as described below in the sections entitled “Selling Shareholders” and “Plan of Distribution”. We have agreed to bear the expenses relating to the registration of the ordinary shares for the Selling Shareholders.

DETERMINATION OF OFFERING PRICE

The Selling Shareholders will offer ordinary shares at the prevailing market prices or privately negotiated prices. The offering price of our ordinary shares does not necessarily bear any relationship to our book value, assets, past operating results, financial condition or any other established criteria of value. Our ordinary shares may not trade at the market prices in excess of the offering prices for ordinary shares in any public market will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity.

MARKET INFORMATION AND DIVIDEND POLICY

Market Information

Our ordinary shares began trading on the Nasdaq Stock Market on May 30, 2023 under the symbol “BTOG.” As of August 19, 2025, there were approximately 89,378,521 registered holders of our ordinary shares.

Dividend Policy

We have never declared or paid any cash dividends on our ordinary shares. We anticipate that we will retain any earnings to support operations and to finance the growth and development of our business. Therefore, we do not expect to pay cash dividends in the foreseeable future. Any future determination relating to our dividend policy will be made at the discretion of our board of directors and will depend on a number of factors, including future earnings, capital requirements, financial conditions and future prospects and other factors the board of directors may deem relevant.

Under our memorandum and articles of association and the Cayman Islands Companies Act, we may only pay dividends (A) out of profits, (B) out of our share premium account, provided that we are able to pay our debts as they fall due in the ordinary course of business immediately after the dividend payment. The Company may by ordinary resolution or by resolution of the directors declare dividends, but no dividend shall exceed the amount recommended by the directors.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with our audited consolidated financial statements and the related notes and other information for the year ended June 30, 2024 and 2023 and our unaudited condensed consolidated financial statements and the related notes and other financial information included elsewhere in this prospectus. Historic results are not necessarily indicative of future results. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategy for our business, includes forward-looking statements based upon current plans, expectations and beliefs that involve risks and uncertainties. As a result of many factors, including those factors set forth in the “Risk Factors” section of this prospectus, our actual results could differ materially from the results described in or implied by these forward-looking statements. You should carefully read the “Risk Factors” section to gain an understanding of the important factors that could cause actual results to differ materially from our forward-looking statements. Please also see “Special Note Regarding Forward-Looking Statements.”

Results of Operations of the Years Ended June 30, 2024 and 2023

The tables in the following discussion summarize our consolidated statements of operations for the periods indicated. This information should be read together with our consolidated financial statements included elsewhere in this press release. The operating results in any period are not necessarily of the results that may be expected for any future period.

Revenue

Total cryptocurrency mining revenue for the years ended June 30, 2024, 2023 and 2022 was approximately $2.9 million, $6.3 million, and $0.2 million, respectively. We started Bitcoin mining in May 2022, and we were awarded a total of 95.62 coins during the year ended June 30, 2024 at an average Bitcoin value of $30,208, were awarded a total of 272.38 coins during the year ended June 30, 2023 at an average Bitcoin value of $22,987 and were awarded a total of 7.17 coins during the year ended June 30, 2022 at an average Bitcoin value of $26,827.

Costs and expenses

Cost of revenues for cryptocurrency mining for the years ended June 30, 2024, 2023 and 2022 was approximately $3.8 million, $10.8 million, and $0.4 million, respectively. Cost of revenues consists primarily of all-in-one production costs of mining operations, and depreciation expense of our own mining equipment recorded during the years ended June 30, 2024, 2023 and 2022. We signed hosting agreement with hosting partners, and the hosting partners will install the mining equipment and provide elective power, internet services and other necessary services to maintain the operation of the mining equipment. All the related operating fees are included in the all-in-one monthly fees charged by the hosting partners.

Gross loss

The gross loss for the years ended June 30, 2024, 2023 and 2022 was approximately $0.9 million, $4.6 million, and $0.2 million, respectively. The gross loss was mostly due to the depreciation charges for facilities and website hosting costs more than the total mined value of Bitcoins.

General and Administrative Expenses

General and administrative expenses increased by approximately $0.9 million, or 30.9%, from approximately $2.9 million for the year ended June 30, 2023 to approximately $3.8 million for the year ended June 30, 2024. The increase in general and administrative expenses was primarily due to an increase in consulting and legal professional fees of approximately $1.5 million due to our equity-related transactions in the year of 2024. The increase was mainly offset by a decrease in rental expenses of approximately $0.5 million, and a decrease in travel and advertising expenses of approximately $0.1 million.

General and administrative expenses decreased by approximately $1.3 million, or 31.0%, from approximately $4.2 million for the year ended June 30, 2022 to approximately $2.9 million for the year ended June 30, 2023. The decrease in general and administrative expenses was primarily due to a decrease in travel expenses of approximately $0.1 million, a decrease in payroll expenses of approximately $0.2 million, a decrease in insurance premiums of approximately $0.1 million, a decrease in advertising expenses of approximately $0.5 million, a decrease in audit fees of approximately $0.4 million, and a decrease in consulting and legal professional fees of approximately $0.2 million as we did not have disposal transaction in the year of 2023. The decrease was partially offset by an increase in rental expenses of approximately $0.4 million.

Provision for Credit Losses

During the year ended June 30, 2024, we made $1,131,988 provision for expected credit losses for other receivables, prepayments, loans receivables and the GST tax receivable. During the year ended June 30, 2023, we made $2,582,761 provision for expected credit losses for other receivables and $691,099 provision for expected credit losses for security deposits. We made no provision for expected credit losses during the year ended June 30, 2022.

Impairment Loss of Cryptocurrencies

Compared with the BTC market price on June 30, 2024, 2023 and 2022, we recognized $7,102, $181,263 and $50,463 of impairment loss during the years ended June 30, 2024, 2023 and 2022.

Impairment Loss of Long-lived assets

We recorded $6,472,266, $16,691,803 and nil of impairment loss during the years ended June 30, 2024, 2023 and 2022 for our cryptocurrency mining equipment.

Impairment Loss of Long-term investment

We recorded $2,389,698, $610,302 and nil of impairment loss during the years ended June 30, 2024, 2023 and 2022 for our long-term investment.

Share Compensation Expenses

We incurred approximately $73,000 share compensation expense to pay for CEO, president, and head of HR share compensation expenses during the year ended June 30, 2024.

We incurred approximately $67,000 share compensation expense to pay for CEO, president, and head of HR share compensation expenses during the year ended June 30, 2023.

We incurred $250,000 on share compensation expense in relation to our ordinary shares issued to our business consulting firm for its services performed during the year ended June 30, 2022. In addition, we incurred approximately $1.4 million share compensation expense to pay for CEO, president, and head of HR share compensation expenses.

Loss from Operations

The loss from operations for the year ended June 30, 2024 was approximately $14.8 million, a decrease of approximately $13.5 million, or 47.6%, from approximately $28.3 million for the year ended June 30, 2023. The decrease was primarily due to the decrease of gross loss and impairment loss as the reasons that we mentioned above.

The loss from operations for the year ended June 30, 2023 was approximately $28.3 million, an increase of approximately $22.2 million, or 363.3%, from approximately $6.1 million for the year ended June 30, 2022. The increase was primarily due to the impairment loss of $17.5 million incurred during the year of 2023.

Other Income (Expense), Net

Our other income (expense), net, consists of interest income, interest expense, other finance expense, other income (expense), net, and gain on debt settlement. Our total other expenses, net was approximately $3.4 million during the year ended June 30, 2024, an increase of approximately $3.5 million, or 4006.7%, as compared to our other income, net of approximately $88,000 during the year ended June 30, 2023. The increase was mainly due to the loss on warrants settlement of approximately $1.9 million, the increase of interest expense of approximately $0.3 million and the increase of amortization expenses of convertible debenture issuance costs and discounts of approximately $0.8 million for the year ended June 30, 2024.

Our total net other income was approximately $88,000 for the year ended June 30, 2023, a decrease of approximately $0.7 million, or 88.5%, from our net other expenses of approximately $0.8 million for the year ended June 30, 2023. The decrease was primarily due to a decrease in debt settlement gains of approximately $0.8 million, and an increase in interest expense of approximately $0.2 million. The decrease was offset by an increase in realized gain on sale/exchange of cryptocurrencies of approximately $0.7 million for the year ended June 30, 2023.

Provision for Income Taxes

We did not have any taxable income for those continuing operations during the years ended June 30, 2024, 2023 and 2022.

Net Loss from Continuing Operations

Our net loss from continuing operations was approximately $18.3 million for the year ended June 30, 2024, decreased by approximately $9.9 million, or 35.2%, from net loss from continuing operations of approximately $28.2 million for the year ended June 30, 2023. Such change was the result of the combination of the changes as discussed above.

Our net loss from continuing operations was approximately $28.2 million for the year ended June 30, 2023, increased by approximately $22.9 million, or 428.1%, from net loss from continuing operations of approximately $5.3 million for the year ended June 30, 2022. Such change was the result of the combination of the changes as discussed above.

Net Loss from Discontinued Operations

Our farmers’ market and supermarket and grocery stores business and feed raw materials business were negatively affected by the economic cycle and the spread of COVID-19, and they had been operating at losses. On March 31, 2022, we entered into a share purchase agreement (the “Share Purchase Agreement”) with Ocean Planet Future Limited (the “Buyer”). Pursuant to the Share Purchase Agreement, we agreed to sell all the equity interest in WVM Inc. and China Silanchi Holding Limited (the “Subsidiaries”) to the Buyer for a cash price of $1,000,000 and the remaining loan of disposed entities carried by the Buyer amounted to $3,029,212 (the “Disposition”). The closing of the disposition was completed on April 27, 2022. As a result, the results of operations for our farmers’ market and supermarket and grocery stores business are reported as discontinued operations under the guidance of Accounting Standards Codification 205.

Our net income from discontinued operations increased by approximately $46.6 million, or 107.3%, to a net income of approximately $3.2 for the year ended June 30, 2022, from a net loss of approximately $43.4 million for the year ended June 30, 2021. The increase in income from discontinued operations was mainly due to less bad debt allowance for accounts receivables and was offset by the decreased gross profit during the year ended June 30, 2022. The decrease in loss from discontinued operations was predominantly due to gain on sale of discontinued operations of approximately $34.1 million as we sold the subsidiaries with significant net deficit to a third party for a total consideration of $1,000,000.

Net Loss

Our net loss was approximately $18.3 million for the year ended June 30, 2024, decreased by approximately $9.9 million, or 35.2%, from a net loss of approximately $28.2 million for the year ended June 30, 2023. Such change was the result of the combination of the changes as discussed above.

Our net loss was approximately $28.2 million for the year ended June 30, 2023, increased by approximately $26.0 million, or 1203.0%, from a net loss of approximately $2.2 million for the year ended June 30, 2022. Such change was the result of the combination of the changes as discussed above.

The following tables reconcile our non-GAAP net income to the most directly comparable financial measures calculated in accordance with U.S. GAAP, which are net loss (income) attributable to our ordinary shareholders.

	For the Years ended June 30,
				Percentage
	2024	2023	Change	Change
Reconciliation of net loss to non-GAAP net loss
Net loss	$(17,531,647)	$(28,216,352)	$10,684,705	(37.9)%
Share compensation expense	73,230	67,271	5,959	8.9%
Non-GAAP net loss	$(17,458,417)	$(28,149,081)	$10,690,664	(38.0)%

Our non-GAAP net loss decreased by approximately $10.7 million, or 38.0%, to non-GAAP net loss of approximately $17.4 million for the year ended June 30, 2024, from non-GAAP net loss of approximately $28.1 million for the year ended June 30, 2023. Such change was primarily attributable to the decrease in gross loss and impairment loss as discussed above.

	For the Years ended June 30,
				Percentage
	2023	2022	Change	Change
Reconciliation of net loss to non-GAAP net loss
Net loss	$(28,216,352)	$(2,165,491)	$(26,050,861)	1203.0%
Share compensation expense	67,271	1,622,086	(1,554,815)	(95.9)%
Non-GAAP net loss	$(28,149,081)	$(543,405)	$(27,605,676)	5080.1%

Our non-GAAP net loss increased by approximately $27.6 million, or 5080.1%, to non-GAAP net loss of approximately $28.1 million for the year ended June 30, 2023, from non-GAAP net loss of approximately $0.5 million for the year ended June 30, 2022. Such change was primarily attributable to the decrease in provision for expected credit losses and the impairment loss of long-term investment.

Results of Operations of the Six Months Ended December 31, 2024 and 2023

Results of Operations

The tables in the following discussion summarize our consolidated statements of operations for the periods indicated. This information should be read together with our consolidated financial statements included elsewhere in this press release. The operating results in any period are not necessarily of the results that may be expected for any future period.

Revenue

Total cryptocurrency mining revenue for the six months ended December 31, 2024 and 2023 was nil and approximately $2.9 million, respectively. We started Bitcoin mining in May 2022 and were awarded a total of 95.62 coins during the six months ended December 31, 2023 at an average Bitcoin value of $30,208. In December 2023, we ceased the Bitcoin mining operations due to the high operating costs in the United States.

Costs and expenses

Cost of revenues for cryptocurrency mining for the six months ended December 31, 2024 and 2023 was nil and approximately $3.8 million, respectively. Cost of revenues consists primarily of all-in-one production costs of mining operations, and depreciation expense of our own mining equipment recorded during the six months ended on December 31, 2024 and 2023. We signed hosting agreement with hosting partners, and the hosting partners will install the mining equipment and provide elective power, internet services and other necessary services to maintain the operation of the mining equipment. All the related operating fees are included in the all-in-one monthly fees charged by the hosting partners.

Gross Profit

The gross profit for the six months ended December 31, 2024 and 2023 was nil and approximately ($0.9) million, respectively. The negative gross profit for the six months ended on December 31, 2023 was mostly due to the depreciation charges for facilities and hosting costs.

General and Administrative Expenses

General and administrative expenses increased by approximately $1.1 million, or 122.7%, from approximately $0.9 million for the six months ended December 31, 2023 to approximately $2.0 million for the six months ended December 31, 2024.

The increase in general and administrative expenses was primarily due to an increase in consulting and legal professional fees of approximately $1.4 million for the resolution of BCB litigation (see Note 15 of the Company’s annual financial statements included in the Form 20-F for the year ended June 30, 2024) and the NASDAQ compliance issues. The increase in general and administrative expenses was offset by the decrease of approximately $0.4 million salary expense during the six months ended December 31, 2024.

Provision for Credit Losses

During the six months ended December 31, 2024, we made $3,375 provision for expected credit losses for other receivables and recovered $65,507 of expected credit losses for loans receivable.

During the six months ended December 31, 2023, we made $349,960 provision for expected credit losses for the Canada Goods & Services Tax receivable.

Impairment Loss of Long-lived assets

We made nil and $4,530,587 of impairment loss during for the six months ended December 31, 2024 and 2023 for our cryptocurrency mining equipment, respectively.

Stock Compensation Expenses

We incurred nil and $42,009 during the six months ended December 31, 2024 and 2023 for the stock-based compensation expenses on the employees, respectively.

Loss from Operations

The loss from operations for the six months ended December 31, 2024 was approximately $1.9 million, a decrease of approximately $4.8 million, or 71.8%, from approximately $6.8 million for the six months ended December 31, 2023. The decrease was primarily due to the impairment loss of approximately $4.5 million incurred during the six months ended December 31, 2023.

Other Income (Expenses), Net

Our other income (expenses), net, includes realized gain (loss) on sale/exchange of cryptocurrencies, interest income, interest expense, other finance expenses, and other income (expenses). Our total net other expenses were approximately $0.9 million for the six months December 31, 2024, an increase of approximately $0.6 million or 197.9%, from our net other expenses of approximately $0.3 million for the six months December 31, 2023. The increase was primarily due to an increase in other finance expenses of approximately $0.3 million due to the increased amortization of convertible debenture issuance costs and discounts and an increase in interest expense of approximately $0.3 million.

Provision for Income Taxes

We did not have any taxable income during the six months ended December 31, 2024 and 2023.

Net Loss

Our net loss was approximately $2.8 million for the six months ended December 31, 2024, decreased by approximately $4.3 million, or 60.3%, from a net loss of approximately $7.1 million for the six months ended December 31, 2023. Such change was the result of the combination of the changes as discussed above.

The following tables reconcile our non-GAAP net income to the most directly comparable financial measures calculated in accordance with U.S. GAAP, which are net loss (income) attributable to our ordinary shareholders.

	For the six months ended December 31,
				Percentage
	2024	2023	Change	Change
Reconciliation of net loss to non-GAAP net loss
Net loss	$(2,805,331)	$(7,058,158)	$4,252,827	(60.3)%
Stock compensation expense	—	42,009	(42,009)	(100.00)%
Non-GAAP net loss	$(2,805,331)	$(7,016,149)	$4,210,818	(60.0)%

Our non-GAAP net loss decreased by approximately $4.2 million, or 60.0%, to non-GAAP net loss of approximately $2.8 million for the six months ended December 31, 2024, from non-GAAP net loss of approximately $7.0 million for the six months ended December 31, 2023. Such change was primarily attributable to the impairment loss of approximately $4.5 million the six months ended December 31, 2023 as discussed above.

Liquidity and Capital Resources

In assessing our liquidity, we monitor and analyze our cash on-hand and its operating expenditure commitments. Our liquidity needs are to meet its working capital requirements and operating expenses obligations. To date, we have financed our operations primarily through cash flows from operations and proceeds from financial institutions or third-party loans.

As of December 31, 2024, we had working capital of approximately $2.1 million. We will evaluate partnerships to diversify into other blockchain-related activities or products. We are actively seeking alliances with blockchain service providers, data center operators, and decentralized finance (DeFi) platforms to explore new revenue opportunities. We will use equity financing to finance our working capital requirements and capital expenditures when necessary. We are also implementing a structured approach to managing our debt obligations by negotiating conversions with our largest debt holder, converting a portion of the liability into equity, and exploring sustainable financial structures.

Based on the above considerations, management is of the opinion that we have sufficient funds to meet our working capital requirements for the next twelve months from the date of this report.

The following summarizes the key components of our cash flows for the six months ended December 31, 2024 and 2023.

	For the six months ended December 31,
	2024	2023
Net cash used in operating activities	$(2,925,202)	$(4,620,364)
Net cash provided by investing activities	1,545,888	3,718,828
Net cash provided by financing activities	—	7,773,271
Net change in cash and cash equivalents	$(1,379,314)	$6,871,735

Operating activities

Net cash used in operating activities was approximately $2.9 million for the six months ended December 31, 2024, which was mainly due to the net loss of approximately $2.8 million, the increase in prepayments of approximately $1.0 million, and the decrease in other payables and accrued liabilities of approximately $0.4 million. The net cash used in operating activities was mainly offset by the decrease of other receivables of approximately $0.8 million, and the non-cash items of the amortization of convertible debenture issuance costs and discounts of approximately $0.5 million,

Net cash used in operating activities was approximately $4.6 million for the six months ended December 31, 2023, which was mainly due to the net loss of approximately $7.1 million, realized gain on sale/exchange of cryptocurrencies of approximately $0.1 million, the increase of cryptocurrencies - mining of approximately $3.0 million, the increase of other receivables of approximately $1.0 million, and the decrease of accounts payable approximately $0.7 million. The net cash used in operating activities was mainly offset by the non-cash items of the depreciation expense of approximately $0.9 million, the provision for expected credit losses of approximately $0.3 million, and the impairment losses of approximately $4.5 million, the amortization of convertible debenture issuance costs and discounts of approximately $0.3 million, the decrease in prepayments of approximately $0.3 million, the decrease in security deposits of approximately $0.1 million, and the increase in other payables and accrued liabilities of approximately $0.5 million.

Investing activities

Net cash provided by investing activities for the six months ended December 31, 2024 was approximately $1.5 million from the repayments of third-party loans.

Net cash provided by investing activities for the six months ended December 31, 2023 was approximately $4.7 million from the sale of mined Bitcoins. This was offset by the loan to a third party of approximately $1.0 million.

Financing activities

We had no financing activities for the six months ended December 31, 2024.

Net cash provided by financing activities was approximately $7.8 million for the six months ended December 31, 2023, primarily due to the proceeds from issuance of ordinary shares through private offerings of approximately $2.9 million, and the net proceeds from convertible debenture, net of issuance costs of approximately $6.1 million. Cash provided by financing activities was mainly offset by the repayments to the convertible debenture of $0.3 million and the repayments to third party loans of approximately $0.8 million.

Summary of significant accounting policies

Basis of presentation

The accompanying unaudited condensed consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and applicable rules and regulations of the Securities and Exchange Commission (SEC), regarding financial reporting, and include all normal and recurring adjustments that management of the Company considers necessary for a fair presentation of its financial position and operation results. The results of operations for the six months ended December 31, 2024 are not necessarily indicative of results to be expected for any other interim period or for the full year of 2025. Accordingly, these statements should be read in conjunction with the Company’s audited financial statements as of and for the years ended June 30, 2024 and 2023.

Principles of consolidation

The unaudited condensed consolidated financial statements include the accounts of the Company and its subsidiaries. All intercompany transactions and balances are eliminated upon consolidation.

The Company accounts for its noncontrolling interests in joint ventures or partnerships where the Company has influence over financial and operational matters, generally 50% or less ownership interest, under the equity method of accounting. In such cases, the original investments are recorded at cost and adjusted for our share of earnings, losses, and distributions. Distributions received from equity method investees are accounted for under the cumulative earnings approach on the Company’s consolidated statements of cash flows.

Use of estimates and assumptions

In presenting the unaudited condensed consolidated financial statements in accordance with U.S. GAAP, management make estimates and assumptions that affect the amounts reported and related disclosures. Estimates, by their nature, are based on judgement and available information. Accordingly, actual results could differ from those estimates. On an ongoing basis, management reviews these estimates and assumptions using the currently available information. Changes in facts and circumstances may cause the Company to revise its estimates. The Company bases its estimates on past experience and on various other assumptions that are believed to be reasonable, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Significant estimates are used when accounting for items and matters including standalone selling price of each distinct performance obligation in the cryptocurrency mining revenue recognition, determinations of the useful lives and impairment of long-lived assets, allowances for expected credit losses, realization of deferred tax assets and uncertain tax position, fair value of the Company’s share price to determine the beneficial conversion feature (“BCF”) within the convertible debentures, fair value of the share-based compensation, and fair value of the warrants issued.

Cash and cash equivalents

Cash and cash equivalents consist of cash on hand and time deposits placed with banks or other financial institutions and have original maturities of less than three months.

Cryptocurrencies

Cryptocurrencies (Bitcoins) are included in current assets in the accompanying consolidated balance sheets. Cryptocurrencies purchased are recorded at cost. Cryptocurrencies awarded to the Company through its mining activities are accounted for in connection with the Company’s revenue recognition policy disclosed below. Cryptocurrencies held are accounted for as intangible assets with indefinite useful lives. An intangible asset with an indefinite useful life is not amortized but assessed for impairment annually, or more frequently, when events or changes in circumstances occur indicating that it is more likely than not that the indefinite-lived asset is impaired. Impairment exists when the carrying amount exceeds its fair value, which is measured using the intraday low quoted price of the cryptocurrency at the time its fair value is being measured. In testing for impairment, the Company has the option to first perform a qualitative assessment to determine whether it is more likely than not that an impairment exists. If it is determined that it is not more likely than not that an impairment exists, a quantitative impairment test is not necessary. If the Company concludes otherwise, it is required to perform a quantitative impairment test. To the extent an impairment loss is recognized, the loss establishes the new cost basis of the asset. Subsequent reversal of impairment losses is not permitted. For the six months ended December 31, 2024 and 2023, no impairment loss was recognized. Purchases of cryptocurrencies by the Company are included within investing activities in accompanying consolidated statements of cash flows, while cryptocurrencies awarded to the Company through its mining activities are included within operating activities on the accompanying consolidated statements of cash flows. The sales of cryptocurrencies are included within investing activities in the accompanying consolidated statements of cash flows and any realized gains or losses from such sales are included in other income (expense) in the consolidated statements of operations. The Company accounts for its gains or losses in accordance with the first in first out (FIFO) method of accounting.

Other receivables, net

Other receivables include advances to third parties, interest receivable of loan receivables and receivable due from buyer of disposed entities. Management regularly reviews the aging of receivables and changes in payment trends and records allowances when management believes the collection of amounts due are at risk. Accounts considered uncollectable are written off against allowances after exhaustive efforts at collection are made. During the six months ended December 31, 2024 and 2023, $3,375 and nil provision for expected credit losses was recognized, respectively.

Loans receivable, net

Loans receivable are recorded at the cash amount disbursed to originate the loans, net of allowance that estimated on a regular basis based on an assessment of specific evidence indicating doubtful collection, historical experience, loan balance aging and prevailing economic conditions. The Company continues to evaluate the reasonableness of the allowance policy and update if necessary. During the six months ended December 31, 2024 and 2023, $65,507 and nil recovery of expected credit losses was recognized, respectively.

Allowance for credit losses

Allowance for credit losses represents management’s best estimate of probable losses inherent in the portfolio. Commencing July 1, 2023, the Company adopted Accounting Standards Codification (“ASC”) 326, “Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments.” This guidance replaced the “incurred loss” impairment methodology with an approach based on “expected losses” to estimate credit losses on certain types of financial instruments and requires consideration of a broader range of reasonable and supportable information to inform credit loss estimates. The guidance requires financial assets to be presented at the net amount expected to be collected. The allowance for credit losses is a valuation account that is deducted from the cost of the financial asset to present the net carrying value at the amount expected to be collected on the financial asset.

Under ASU 2016-13, the Company has exposure to credit losses for financial assets, which are other receivables and loans receivable. The Company considered various factors, including nature, historical collection experience, the age of the accounts receivable balances, credit quality and specific risk characteristics of its customers, current economic conditions, forward-looking information including economic, regulatory, technological, environmental factors (such as industry prospects, GDP, employment, etc.), reversion period, and qualitative and quantitative adjustments to develop an estimate of credit losses. The Company have adopted loss rate method to calculate the credit loss and considered the reverent factors of the historical and future conditions of the Company to make reasonable estimation of the risk rate.

Financial assets are presented net of the allowance for credit losses in the consolidated balance sheets. The measurement of the allowance for credit losses is recognized through current expected credit loss expense. Current expected credit loss expense is included as a component of general and administrative expenses in the consolidated statements of operations. Write-offs are recorded in the period in which the asset is deemed to be uncollectible.

Prepayments, net

Prepayments are cash advanced to service providers for future services. This amount is non-refundable and bears no interest. During the six months ended December 31, 2024 and 2023, nil provision for expected credit losses was recognized.

Impairment for long-lived assets

Long-lived assets, including plant and equipment and intangible assets with finite lives are reviewed for impairment whenever events or changes in circumstances (such as a significant adverse change to market conditions that will impact the future use of the assets) indicate that the carrying value of an asset may not be recoverable. The Company assesses the recoverability of the assets based on the undiscounted future cash flows the assets are expected to generate and recognize an impairment loss when estimated undiscounted future cash flows expected to result from the use of the asset plus net proceeds expected from disposition of the asset, if any, are less than the carrying value of the asset. If an impairment is identified, the Company would reduce the carrying amount of the asset to its estimated fair value based on a discounted cash flows approach or, when available and appropriate, to comparable market values. During the six months ended December 31, 2024 and 2023, nil and $4,530,587 impairment of long-lived assets was recognized, respectively.

Financial instruments

The Company analyzes all financial instruments with features of both liabilities and equity under Financial Accounting Standards Board (“FASB”) ASC Topic 480“Distinguishing Liabilities from Equity” and FASB ASC Topic 815 “Derivatives and Hedging”. The embedded conversion features of convertible debentures not separately accounted for as a derivative and contained considered to be derivative instruments provide for a rate of conversion that is below market value. Such feature is normally characterized as a BCF required to separate the instruments into debt and equity. A BCF is a non-detachable conversion feature that is “in the money” at the commitment date, which requires recognition of interest expense for underlying debt instruments and a deemed dividend for underlying equity instruments. A conversion option is “in the money” if the effective conversion price is lower than the commitment date fair value of the share into which it is convertible. The relative fair values of the BCF were recorded as discounts from the face amount of the respective debt instrument. The Company amortized the discount using the straight-line method which approximates the effective interest method through maturity of such instruments.

Fair value measurement

The accounting standard regarding the fair value of financial instruments and related fair value measurements defines financial instruments and requires disclosure of the fair value of financial instruments held by the Company.

ASC 820-10-20 defines fair value as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” The accounting standards establish a three-level valuation hierarchy for disclosures of fair value measurement and enhance disclosure requirements for fair value measures. The three levels are defined as follow:

●	Level 1 inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.
●	Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.
●	Level 3 inputs to the valuation methodology are unobservable and significant to the fair value.

Financial instruments included in current assets and current liabilities are reported in the consolidated balance sheets at face value or cost, which approximate fair value because of the short period of time between the origination of such instruments and their expected realization and their current market rates of interest. Long-term convertible debenture on the balance sheets is at carrying value, which approximates fair value as the third party was lending the money to us at the market rate.

Related parties

A party is considered to be related to the Company if the party directly or indirectly or through one or more intermediaries, controls, is controlled by, or is under common control with the Company. Related parties also include principal owners of the Company, its management, members of the immediate families of principal owners of the Company and its management and other parties with which the Company may deal if one party controls or can significantly influence management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests. A party which can significantly influence the management or operating policies of the transacting parties or if it has an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests is also a related party.

Convertible debentures

The Company evaluates its convertible debentures to determine if those contracts or embedded components of those contracts qualify as derivatives. The result of this accounting treatment is that the fair value of the embedded derivative is recorded at fair value each reporting period and recorded as a liability. In the event that the fair value is recorded as a liability, the change in fair value is recorded in the statements of operations as other income or expense.

In circumstances where the embedded conversion option in a convertible instrument is required to be bifurcated and there are also other embedded derivative instruments in the convertible instrument that are required to be bifurcated, the bifurcated derivative instruments are accounted for as a single, compound derivative instrument.

If the conversion features of conventional convertible debt provide for a rate of conversion that is below market value at issuance, this feature is characterized as a BCF. A BCF is recorded by the Company as a debt discount pursuant to ASC Topic 470-20 “Debt with Conversion and Other Options.” In those circumstances, the convertible debt is recorded net of the discount related to the BCF, and the Company amortizes the discount to interest expense, over the life of the debt.

Upon conversion, the carrying amount of the convertible debentures, net of the unamortized discount shall be reduced by, if any, the cash (or other assets) transferred and then shall be recognized in the capital accounts to reflect the shares issued and no gain or loss is recognized pursuant to ASC Topic 470-20-40-4.

Warrants

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in FASB ASC 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own common stock and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of equity at the time of issuance. As the Company’s warrants meet all of the criteria for equity classification, so the Company classified each warrant as its own equity.

Revenue recognition

The Company recognizes revenue under ASC 606, Revenue from Contracts with Customers. The core principle of the revenue standard is that a company should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. The following five steps are applied to achieve that core principle: (i) identifies the contract with the customer, (ii) identifies the performance obligations in the contract, (iii) determines the transaction price, including variable consideration to the extent that it is probable that a significant future reversal will not occur, (iv) allocates the transaction price to the respective performance obligations in the contract, and (v) recognizes revenue when (or as) the Company satisfies the performance obligation.

In order to identify the performance obligations in a contract with a customer, a company must assess the promised goods or services in the contract and identify each promised good or service that is distinct. A performance obligation meets ASC 606’s definition of a “distinct” good or service (or bundle of goods or services) if both of the following criteria are met: The customer can benefit from the good or service either on its own or together with other resources that are readily available to the customer (i.e., the good or service is capable of being distinct), and the entity’s promise to transfer the good or service to the customer is separately identifiable from other promises in the contract (i.e., the promise to transfer the good or service is distinct within the context of the contract).

If a good or service is not distinct, the good or service is combined with other promised goods or services until a bundle of goods or services is identified that is distinct.

The transaction price is the amount of consideration to which an entity expects to be entitled in exchange for transferring promised goods or services to a customer. The consideration promised in a contract with a customer may include fixed amounts, variable amounts, or both. When determining the transaction price, an entity must consider the effects of all of the following:

●	Variable consideration
●	Constraining estimates of variable consideration
●	The existence of a significant financing component in the contract
●	Noncash consideration
●	Consideration payable to a customer

Variable consideration is included in the transaction price only to the extent that it is probable that a significant reversal in the amount of cumulative revenue recognized will not occur when the uncertainty associated with the variable consideration is subsequently resolved.

Cryptocurrency mining:

The Company entered into cryptocurrency mining pools by executing contracts with the mining pool operators to provide computing power to the mining pool. The contracts are terminable at any time by either party and the Company’s enforceable right to compensation only begins when the Company provides computing power to the mining pool operator. In exchange for providing computing power, the Company is entitled to a fractional share of the fixed cryptocurrency award the mining pool operator receives (less cryptocurrency transaction fees to the mining pool operator which are recorded net with revenues), for successfully adding a block to the blockchain. The Company’s fractional share is based on the proportion of computing power the Company contributed to the mining pool operator to the total computing power contributed by all mining pool participants in solving the current algorithm.

Providing computing power in cryptocurrency transaction verification services is an output of the Company’s ordinary activities. The provision of computing power is the only performance obligation in the Company’s contracts with third party pool operators. The transaction consideration the Company receives, if any, is noncash consideration, which the Company measures at fair value on the date received, which is not materially different than the fair value at contract inception. The consideration is all variable. Because it is not probable that a significant reversal of cumulative revenue will not occur, the consideration is constrained until the Company successfully places a block (by being the first to solve an algorithm) and the Company receives confirmation of the consideration it will receive, at which time revenue is recognized. There is no significant financing component in these transactions.

Fair value of the cryptocurrency award received is determined using the intraday low quoted price of the related cryptocurrency at the time of receipt. All of the Company’s cryptocurrency are populated cryptocurrencies which are actively traded on the major trading platforms such as coinmarketcap.com. In December 2023, the Company ceased the cryptocurrency mining operations due to the high operating costs in the United States.

Cryptocurrency miner sales:

The Company earns revenue by facilitating the sale of cryptocurrency mining equipment under contracts with customers. The transaction price is fixed, agreed upon with the customer at contract inception, and payable in full prior to delivery, with no significant financing components. The Company recognizes revenue at a point in time when control of the equipment transfers to the customer, which occurs upon delivery to the customer’s designated pick-up location and acceptance per the sales contract terms. Control transfer is assessed based on the customer obtaining physical possession, legal title, and the significant risks and rewards of ownership.

The Company acts as an agent in these transactions, as it does not control the equipment before transfer. This determination reflects that: (1) the Company is not primarily responsible for fulfilling the promise to provide the equipment (a third-party supplier bears this obligation), (2) the Company does not bear inventory risk before or after the sale, and (3) pricing is determined by the supplier or market conditions, not the Company. As an agent, the Company’s performance obligation is to arrange for the equipment’s provision to the customer. Revenue is thus recognized on a net basis, representing the fee or commission earned, calculated as the difference between amounts charged to the customer and amounts remitted to the supplier. No significant variable consideration (e.g., discounts or returns) or capitalized contract costs are present.

Cost of revenues

Cost of revenues consists primarily of the direct costs associated with running the cryptocurrency mining business, such as utilities, maintenance labor costs, shipping fees, plant remodeling fees and other service charges. The Company signed hosting agreement with hosting partners, and the hosting partners will install the mining equipment and provide elective power, internet services and other necessary services to maintain the operation of the mining equipment. All the related operating fees are included in the all-in-one monthly fees charged by the hosting partner to the Company. Depreciation of cryptocurrency mining equipment is calculated separately and also recorded as a component of cost of revenues for cryptocurrency mining.

Share-based compensation

The Company records share-based compensation expense for employees at fair value on the grant date and recognizes the expense over the employee’s requisite service period. The Company’s expected volatility assumption is based on the historical volatility of the Company’s shares. The expected life assumption is primarily based on historical exercise patterns and employee post-vesting termination rate. The risk-free interest rate for the expected term of an option is based on the U.S. Treasury yield curve in effect at the time of grant. The expected dividend yield is based on the Company’s current and expected dividend policy.

The Company records share compensation expense for non-employees at fair value on the grant date and recognizes the expense over the service provider’s requisite service period.

Income taxes

The Company accounts for income taxes in accordance with U.S. GAAP for income taxes. The charge for taxation is based on the results for the fiscal year as adjusted for items, which are non-assessable or disallowed. It is calculated using tax rates that have been enacted or substantively enacted by the balance sheet date.

Deferred taxes are accounted for using the asset and liability method in respect of temporary differences arising from differences between the carrying amount of assets and liabilities in the consolidated financial statements and the corresponding tax basis used in the computation of assessable tax profit. In principle, deferred tax liabilities are recognized for all taxable temporary differences. Deferred tax assets are recognized to the extent that it is probable that taxable profit will be available against which deductible temporary differences can be utilized. Deferred tax is calculated using tax rates that are expected to apply to the period when the asset is realized or the liability is settled. Deferred tax is charged or credited in the income statement, except when it is related to items credited or charged directly to equity, in which case the deferred tax is also dealt with in equity. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Current income taxes are provided in accordance with the laws of the relevant taxing authorities.

An uncertain tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. No penalties and interest incurred related to underpayment of income tax are classified as income tax expense in the period incurred.

(Loss) earnings per share (“EPS”)

Basic (loss) earnings per share are computed by dividing (loss) income available to ordinary shareholders by the weighted average ordinary shares outstanding during the period. Diluted (loss) earnings per share take into account the potential dilution that could occur if securities or other contracts to issue ordinary shares were exercised and converted into ordinary shares. Ordinary shares equivalents having an anti-dilutive effect on earnings per share are excluded from the calculation of diluted (loss) earnings per share. Dilution is computed by applying the treasury share method. Under this method, options and warrants are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase ordinary shares at the average market price during the period.

Segment reporting

ASC 280, Segment Reporting, (“ASC 280”), establishes standards for companies to report in their financial statements information about operating segments, products, services, geographic areas, and major customers. Based on the criteria established by ASC 280, the chief operating decision maker (“CODM”) has been identified as the Company’s Chief Executive Officer, who reviews consolidated results when making decisions about allocating resources and assessing performance of the Company. As a whole, the Company has one reportable segment. The Company does not distinguish between markets or segments for the purpose of internal reporting. As the Company primarily generates cryptocurrency mining revenue through mining pool operators, no geographical segments are presented.

Recently issued accounting pronouncements

In August 2020, the FASB issued ASU 2020-06, “Debt – Debt Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging – Contracts in Entity’s Own Equity (Subtopic 815-40)”. The amendment in this Update is to address issues identified as a result of the complexity associated with applying generally accepted accounting principles (GAAP) for certain financial instruments with characteristics of liabilities and equity. For convertible instruments, the Board decided to reduce the number of accounting models for convertible debt instruments and convertible preferred shares. Limiting the accounting models results in fewer embedded conversion features being separately recognized from the host contract as compared with current GAAP. Convertible instruments that continue to be subject to separation models are (1) those with embedded conversion features that are not clearly and closely related to the host contract, that meet the definition of a derivative, and that do not qualify for a scope exception from derivative accounting and (2) convertible debt instruments issued with substantial premiums for which the premiums are recorded as paid-in capital. The amendments in this Update are effective for public business entities that meet the definition of a Securities and Exchange Commission (SEC) filer, excluding entities eligible to be smaller reporting companies as defined by the SEC, for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. The adoption of this ASU did not have a material effect on the Company’s unaudited condensed consolidated financial statements and related disclosures.

In November 2023, the FASB issued Accounting Standards Update (“ASU”) 2023-07 “Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures” which expands annual and interim disclosure requirements for reportable segments. These requirements include: (i) disclosure of significant expenses that are regularly provided to the Chief Operating Decision Maker (“CODM”) and included within each reported measure of segment profit or loss (collectively referred to as the “significant expense principle”); (ii) disclosure of an amount for other segment items (equal to the difference between segment revenue less segment expenses disclosed under the significant expense principle and each reported measure of segment profit or loss) by reportable segment and a description of their composition; (iii) annual disclosure of a reportable segment’s profit or loss and assets currently required by Topic 280 in interim periods; (iv) clarification that, if the CODM uses more than one measure of a segment’s profit or loss in assessing segment performance and deciding how to allocate resources, a public entity may report those additional measures of segment profit or loss; (v) disclosure of the title and position of the CODM and an explanation of how the CODM uses the reported measure(s) of segment profit or loss in assessing segment performance and deciding how to allocate resources; and (vi) requiring a public entity that has a single reportable segment provide all the disclosures required by the amendments in this ASU, and all existing segment disclosures in Topic 280. ASU 2023-07 is effective for the Company’s annual periods beginning January 1, 2024, and for interim periods beginning January 1, 2025. The Company is currently evaluating the potential impact of adopting this new guidance on its unaudited condensed consolidated financial statements and related disclosures.

In December 2023, the FASB issued Accounting Standards Update No. 2023-09, “Income Taxes (Topic 740): Improvements to Income Tax Disclosures” (“ASU 2023-09”), which modifies the rules on income tax disclosures to require entities to disclose (1) specific categories in the rate reconciliation, (2) the income or loss from continuing operations before income tax expense or benefit (separated between domestic and foreign) and (3) income tax expense or benefit from continuing operations (separated by federal, state and foreign). ASU 2023-09 also requires entities to disclose their income tax payments to international, federal, state and local jurisdictions, among other changes. The guidance is effective for annual periods beginning after December 15, 2024. Early adoption is permitted for annual financial statements that have not yet been issued or made available for issuance. ASU 2023-09 should be applied on a prospective basis, but retrospective application is permitted. The Company is currently evaluating the potential impact of adopting this new guidance on its unaudited condensed consolidated financial statements and related disclosures.

In December 2023, the FASB issued Accounting Standards Update No. 2023-08, Intangibles – “Goodwill and Other - Crypto Assets (Topic 350-60): Accounting for and Disclosure of Crypto Assets” (ASU 2023-08”), which requires entities to measure crypto assets that meet specific criteria at fair value with changes recognized in net income each reporting period. Additionally, ASU 2023-08 requires an entity to present crypto assets measured at fair value separately from other intangible assets in the balance sheets and record changes from remeasurement of crypto assets separately from changes in the carrying amounts of other intangible assets in the income statement. The amendments also require that an entity provide disclosures about significant holdings, contractual sale restrictions, and changes during the reporting period. The objectives of the amendments are to provide investors and other capital allocators with more decision-useful information that better reflects the underlying economics of crypto assets within the scope and an entity’s financial position while reducing cost and complexity associated with applying cost-less-impairment accounting. The amendments in this ASU are effective for all entities for fiscal years beginning after December 15, 2024, including interim periods within those fiscal years. Early adoption is permitted for both interim and annual financial statements that have not yet been issued (or made available for issuance). If amendments are adopted in an interim period, they must be adopted as of the beginning of the fiscal year that includes that interim period. The amendments in this ASU require a cumulative-effect adjustment to the opening balance of retained earnings (or other appropriate components of equity or net assets) as of the beginning of the annual reporting period in which an entity adopts the amendments. The Company is currently evaluating the potential impact of adopting this new guidance on its unaudited condensed consolidated financial statements and related disclosures.

Except as mentioned above, the Company does not believe other recently issued but not yet effective accounting standards, if currently adopted, would have a material effect on the Company’s consolidated balance sheets, statements of operations and comprehensive loss and statements of cash flows.

BUSINESS

Corporate History

Bit Origin was incorporated in the Cayman Islands on January 23, 2018.

SonicHash Canada was formed on December 14, 2021 under the laws of Alberta, Canada. It is a subsidiary of Bit Origin Ltd. It is not currently engaging in any active business as of the date of this prospectus.

SonicHash US was formed on December 17, 2021 under the laws of Delaware. It is a subsidiary of Bit Origin Ltd. It is engaged in Bitcoin mining in the United States. It was formed to engage in Bitcoin mining in the United States. As of December 31, 2023, SonicHash US temporarily ceased all Bitcoin mining activities.

Sonic Auspice was formed on November 30, 2023 under the laws of Delaware. Bit Origin owns 55% of the membership interest in Sonic Auspice. It does not have any material operation as of the date of this prospectus.

Bit Origin Pte. Ltd. was formed on June 26, 2025 under the laws of Singapore. It is a subsidiary of Bit Origin Ltd. It is not currently engaging in any active business as of the date of this prospectus.

In addition, SonicHash Singapore was formed on December 16, 2021 under the laws of Singapore. It is a subsidiary of Bit Origin Ltd and had never engaged in any active business. On April 18, 2024, the board of directors of the Company approved to wind down SonicHash Singapore. SonicHash Singapore has been officially struck off in September 4, 2024. It did not own any assets or have any employees or business operation at the time of winding down.

On April 27, 2022, as approved by a majority of shareholders in a special meeting of shareholders, we completed a disposition in which we sold all the equity interest in its subsidiaries WVM Inc. and China Silanchi Holding Limited for a total price of US$1,000,000 pursuant to a share purchase agreement dated March 31, 2022. Such disposition includes the sale of the subsidiaries and consolidated variable interest entities of WVM Inc. and China Silanchi Holding Limited, including the following:

●	CVS Limited (“Xiangtai HK”), a company formed on March 4, 2015 under the law of Hong Kong SAR and a wholly-owned subsidiary of WVM Inc. Xiangtai HK was not engaging in any active business and merely acting as a holding company.
●	Chongqing Jinghuangtai Business Management Consulting Co., Ltd. (“Xiangtai WFOE”), a company formed on September 1, 2017 under the laws of the PRC and a wholly-owned subsidiary of Xiangtai HK. Xiangtai WFOE was not engaging in any active business and merely acting as a holding company.
●	Chongqing Pengmei Supermarket Co., Ltd. (“CQ Pengmei”), a company formed on July 27, 2017 under the laws of the PRC and a wholly-owned subsidiary of Xiangtai WFOE. CQ Pengmei used to engage in grocery stores operation in Chongqing, China, which had been discontinued since February 2020.
●	Guangan Yongpeng Food Co., Ltd. (“GA Yongpeng”), a company formed on May 10, 2008 under the laws of the PRC and a wholly-owned subsidiary of Xiangtai WFOE. GA Yongpeng used to engage in the slaughtering, processing, packing, distribution, wholesale, and retail of various pork meat products, which had been discontinued since April 2021.
●	Haochuangge Limited (“Haochuangge HK”), a company formed on January 6, 2020 under the law of Hong Kong SAR and a wholly-owned subsidiary of China Silanchi Holding Limited. Haochuangge HK was not engaging in any active business and is merely acting as a holding company.
●	Beijing Gangyixing Technology Co. (“Gangyixing WFOE”), a company formed on June 28, 2020 under the laws of the PRC and a wholly-owned subsidiary of Haochuangge HK. Gangyixing WFOE was not engaging in any active business and is merely acting as a holding company.

●	Beijing Fu Tong Ge Technology Co., Ltd. (“Fu Tong Ge”), a company formed on June 28, 2020 under the laws of the PRC. Gangyixing WFOE, Fu Tong Ge and the shareholders of Fu Tong Ge entered into a series of contractual arrangements which established a variable interest entity (“VIE”) structure. Pursuant to the contractual arrangement, Gangyixing WFOE was deemed the primary beneficiary of Fu Tong Ge for accounting purposes and we consolidated the financial information of Fu Tong Ge in our consolidated financial statement for the year ended June 30, 2021 and for the period ended April 2022. Fu Tong Ge was not engaging in any active business.
●	Chongqing Penglin Food Co., Ltd. (“CQ Penglin”), a company formed on November 3, 2005 under the laws of the PRC. Xiangtai WFOE, CQ Penglin and the shareholders of CQ Penglin entered into a series of contractual arrangements which established a VIE structure. Pursuant to the contractual arrangement, Xiangtai WFOE was deemed the primary beneficiary of CQ Penglin for accounting purposes and we consolidated the financial information of CQ Penglin in our consolidated financial statement for the year ended June 30, 2021 and for the period ended April 2022. CQ Penglin used to engage in the slaughtering, processing, packing, distribution, wholesale, and retail of various pork meat products, which had been discontinued since April 2021.
●	Chongqing Ji Mao Cang Feed Co., Ltd. (“JMC” and together with CQ Penglin and Fu Tong Ge, the “VIEs”), a company formed on March 14, 2012 under the laws of the PRC. Xiangtai WFOE, JMC and certain shareholder of JMC entered into a series of contractual arrangements which established a VIE structure. Pursuant to the contractual arrangement, Xiangtai WFOE was deemed the primary beneficiary of JMC for accounting purposes and we consolidated the financial information of JMC in our consolidated financial statement for the year ended June 30, 2021 and for the period ended April 2022. JMC was primarily engaged in the sales and distribution of feed raw material and formula solution (soybean meal and soybean oil) to animal husbandry businesses, feed solution manufacturers and trading companies.

As a result of the disposition, the Company does not operate under a VIE structure anymore. As of the date of this prospectus, the Company does not have any subsidiaries or any business operation in the Mainland China, Hong Kong or Macau.

Effective February 15, 2022, we changed trading symbol of our ordinary shares from “PLIN” to “BTOG”. Effective April 29, 2022, we changed the Company’s name from “China Xiangtai Food Co., Ltd.” to “Bit Origin Ltd”.

On June 14, 2022, the Company received a written notification from Nasdaq, notifying the Company that it is not in compliance with the Minimum Bid Price Requirement, and Nasdaq Listing Rule 5810(c)(3)(A) provides that a failure to meet the Minimum Bid Price Requirement exists if the deficiency continues for a period of 30 consecutive business days. Based on the closing bid price of our ordinary shares for the 30 consecutive business days from May 2, 2022, to June 13, 2022, the Company no longer meets the Minimum Bid Price Requirement. In accordance with Nasdaq Listing Rule 5810(c)(3)(A), the Company was provided 180 calendar days, or until December 12, 2022, to regain compliance with the Minimum Bid Price Requirement.

On September 13, 2022, the Company amended its memorandum of association to reflect a change in authorized share capital from US$1,500,000 consisting of 150,000,000 shares of US$0.01 each to US$3,000,000 consisting of 300,000,000 shares of US$0.01 each, as approved by the special shareholders meeting on April 27, 2022.

On December 13, 2022, the Company received a written notice from Nasdaq stating that, although the Company had not regained compliance with the Minimum Bid Price Requirement by December 12, 2022, in accordance with Nasdaq Listing Rule 5810(c)(3)(A), the Company is eligible for an additional 180 calendar day period, or until June 12, 2023, to regain compliance with the Minimum Bid Price Requirement.

On May 23, 2023, as approved and authorized by a majority of the shareholders of the Company at an annual meeting of shareholders held on May 18, 2023, the board of directors of the Company approved the Reverse Share Split at a ratio of one-for-thirty (1-for-30). Upon the opening of the market on May 30, 2023, the Company’s ordinary shares began trading on the Nasdaq Capital Market on a post-Reverse Share Split basis under the current symbol “BTOG”. The new CUSIP number following the Reverse Share Split is G21621118. The Reverse Share Split reduced the number of outstanding shares of the Company from approximately 100.9 million to approximately 3.3 million and affected all outstanding ordinary shares. Every thirty (30) outstanding ordinary shares were combined into and automatically become one post-Reverse Share Split ordinary share. No fractional shares were issued in connection with the Reverse Share Split. Instead, the Company issued one full post-Reverse Share Split ordinary share to any shareholder who would have been entitled to receive a fractional share as a result of the process. The par value of the ordinary shares was increased in proportion to the ratio of the Reverse Share Split to $0.30 per share and the number of authorized ordinary shares was reduced in proportion to the ratio of the Reverse Share Split to 10,000,000 ordinary shares. After the Reverse Share Split, all options, warrants and other convertible securities of the Company outstanding immediately prior to the Reverse Share Split were adjusted by dividing the number of ordinary shares into which the options, warrants and other convertible securities are exercisable or convertible by thirty (30) and multiplying the exercise or conversion price thereof by thirty (30), all in accordance with the terms of the plans, agreements or arrangements governing such options, warrants and other convertible securities and subject to rounding to the nearest whole share. In connection with the Reverse Share Split, the Company amended and restated its memorandum and articles of association to reflect the adjustment of the number of authorized ordinary shares and the par value.

On June 14, 2023, the Company received a letter from Nasdaq stating that because the Company’s ordinary shares had a closing bid price at or above $1.00 per share for 11 consecutive business days from May 30 to June 13, 2023, the Company had regained compliance with the minimum bid price requirement of $1.00 per share for continued listing on the Nasdaq Capital Market, as set forth in Nasdaq Listing Rule 5550(a)(2), and that the matter is now closed.

On November 20, 2024, the Company received a written notice from Nasdaq notifying the Company that, since the Company has not yet filed its Form 20-F for the year ended June 30, 2024, it no longer complies with Nasdaq Listing Rules for continued listing under Listing Rule 5250(c)(1). Under Nasdaq Listing Rules, the Company has 60 calendar days to submit a plan to regain compliance and if Nasdaq accepts the Company’s plan, Nasdaq can grant the Company an exception of up to 180 calendar days from the Form 20-F’s due date, or until May 12, 2025, to regain compliance. The Company regained compliance upon filing of its Form 20-F for the year ended June 30, 2024.

On January 3, 2025, the Company received a written notification from the Listing Qualifications staff of The Nasdaq Stock Market LLC indicating that the Company was no longer in compliance with Nasdaq Listing Rule 5550(b)(1), which requires listed companies to maintain a minimum of $2,500,000 in stockholders’ equity for continued listing on the Nasdaq Capital Market. As reported in its Form 20-F filed on December 26, 2024, the Company had stockholders’ equity of $909,583 as of June 30, 2024. In accordance with Nasdaq rules, the Company had 45 calendar days to submit a plan to regain compliance. Upon reviewing the Company’s submission dated February 17, 2025, Nasdaq granted the Company an extension through June 30, 2025, to execute its compliance plan and demonstrate compliance with the stockholders’ equity requirement. The Company may be subject to delisting if it fails to evidence compliance by that date or in its next Form 20-F for the fiscal year ending June 30, 2025. To address the deficiency, the Company converted secured convertible debentures into equity and completed revenue-generating transactions. As a result, the Company reported stockholders’ equity of approximately $3.6 million as of May 31, 2025. On July 1, 2025, Nasdaq confirmed that the Company had regained compliance with the equity requirement under Listing Rule 5550(b)(1).

On February 21, 2025, the Company received a written notice from Nasdaq stating that, based on the closing bid price of its ordinary shares for the prior 30 consecutive business days, the Company was not in compliance with the $1.00 minimum bid price requirement set forth in Nasdaq Listing Rule 5550(a)(2). In accordance with Nasdaq Listing Rule 5810(c)(3)(A), the Company has been provided an initial 180 calendar day period, or until August 20, 2025, to regain compliance with the minimum bid price requirement.

Organizational structure

Bit Origin was incorporated in the Cayman Islands on January 23, 2018.

The following diagram illustrates our corporate structure:

Direct and indirect subsidiaries

SonicHash Canada was formed on December 14, 2021 under the laws of Alberta, Canada. It is a subsidiary of Bit Origin Ltd. It is not currently engaging in any active business.

SonicHash US was formed on December 17, 2021 under the laws of Delaware. It is a wholly-owned subsidiary of Bit Origin. It was formed to engage in Bitcoin mining in the United States. As of December 31, 2023, the Company temporarily ceased all Bitcoin mining activities.

Sonic Auspice was formed on November 30, 2023 under the laws of Delaware. Bit Origin owns 55% of the membership interest in Sonic Auspice. It does not have any material operation as of the date of this annual report.

In addition, SonicHash Singapore was formed on December 16, 2021 under the laws of Singapore. It was a wholly-owned subsidiary of Bit Origin and had never engaged in any active business. On April 18, 2024, the board of directors of the Company approved to wind down SonicHash Singapore. SonicHash Singapore has been officially struck off in September 4, 2024. It did not own any assets or have any employees or business operation at the time of winding down.

Bit Origin Pte. Ltd. was formed on June 26, 2025 under the laws of Singapore. It is a subsidiary of Bit Origin Ltd. It is not currently engaging in any active business as of the date of this prospectus.

Material Licenses and Permits

Our operating subsidiary, SonicHash US, has obtained all material licenses and approvals required for its operations in the United States.

Business overview

As part of our growth strategy, we have been actively seeking opportunities to deploy emerging technologies, including crypto asset mining and blockchain technologies with diversified expansion strategy. Due to the recent development in the cryptocurrency industry (See “Impact of Recent Developments Regarding Crypto Asset Market” below), we have ceased bitcoin mining activities in the United States, and other types of expansion and exploration of bitcoin mining activities have been suspended. As of the date of this prospectus, we have launched a Dogecoin treasury strategy and hold 70,543,745 Dogecoin.

We use specialized computers, known as miners, to generate Bitcoins, a digital asset (also known as a cryptocurrency). The miners use application specific integrated circuit (“ASIC”) chips. These chips enable the miners to apply greater computational power, or “hash rate”, to provide transaction verification services (known as solving a block) which helps support the Bitcoin blockchain. For every block added, the Bitcoin blockchain awards a Bitcoin award equal to a set number of Bitcoins per block. These Bitcoin awards are subject to “halving,” whereby the Bitcoin award per block is reduced by half in order to control the supply of Bitcoins on the market. When Bitcoin was first launched in 2009, miners were awarded 50 Bitcoins if they first solved a new block; this award was halved to 25 Bitcoins per new block in 2012, and halved again in 2016 to 12.5 Bitcoins per new block. Most recently, in May 2020, the then prevailing reward of 12.5 Bitcoins per new block was halved to 6.25 Bitcoins. This reward rate is expected to next halve during 2024 to 3.125 Bitcoins per new block and will continue to halve at approximately four-year intervals until all potential 21 million Bitcoins have been mined. Miners with a greater hash rate have a higher chance of solving a block and receiving a Bitcoin award.

Doge Treasury Strategy

In July 2025, we adopted a strategic shift by establishing a dedicated Dogecoin treasury program.

Our Doge Treasury Strategy is designed to diversify our balance sheet, enhance liquidity, and align with the evolving landscape of digital finance. By holding DOGE, we aim to increase shareholder value over the long term while embracing a decentralized financial infrastructure.

To support this initiative, we have secured up to $500 million in committed equity and debt financing facilities from institutional investors. These facilities provide flexibility to strategically acquire DOGE in the open market, maintain reserves, and further scale its participation in the blockchain ecosystem.

We believe DOGE’s unique cultural and utility value, widespread retail adoption, and strong liquidity profile make it a compelling digital asset for treasury purposes.

As of the date of this prospectus, we hold 70,543,745 Dogecoin.

Miners

SonicHash US purchased 4,250 miners during the period from December 2021 to August 2022.

As of June 30, 2022, SonicHash US owns 2,568 high performance Bitcoin miners, including 1,350 units of Koi C16 and 1,218 units of Bitmain Antminer S19j pro, representing a hash power of 246PH/s. The age of the miners ranged from 0 months to 2 months. The average age was 1.1 months. The average downtime due to scheduled or unscheduled maintenances during the fiscal year ended June 30, 2022 was 5%. The energy efficiency of the C16 miners and the S19j pro miners was 3.4KWH and 3.05 KWH, respectively.

As of June 30, 2023, SonicHash US owns 3,200 high performance Bitcoin miners, including 1,906units of Koi C16 and 1,294 units of Bitmain Antminer S19j pro, representing a hash power of 304.8PH/s. The age of the miners ranged from 10 months to 18 months. The average age was 12.1 months. The average downtime due to scheduled or unscheduled maintenances during the fiscal year ended June 30, 2023 was 5%.

As of June 30, 2024, SonicHash US disposed 4,250 Bitcoin miners, including 2,638 units of Koi C16 and 1,612 units of Bitmain Antminer S19j pro, representing a hash power of 403.9PH/s.

As of the date of this prospectus, Bit Origin owns 617 Aethir Cloud rendering miners. We are exploring strategic opportunities to revitalize our crypto mining operations. This includes identifying suitable hosting partners and evaluating the potential for buying and selling mining hardware.

SonicHash US holds the mined Bitcoin in order to enjoy the potential benefits of the appreciation of the Bitcoin price. SonicHash US currently does not store Bitcoin on any trading platform. We do not hold any virtual assets other than Bitcoin. The price of Bitcoins is volatile. It has decreased recently and may continue to decrease if the liquidity of the digital assets markets continues to be negatively impacted by the recent bankruptcy of some well-known crypto asset market participants and negative publicity surrounding digital assets. Our finance department is constantly monitoring the trend of Bitcoin price and will make proposals to our Chief Executive Officer. The Chief Executive Officer will determine whether the Bitcoin trading price is favorable and whether it is necessary for the Company to sell Bitcoins to improve the cashflow. If the Chief Executive Officer approves the trading of Bitcoins, he will instruct the financial manager to transfer the Bitcoins to the Coinbase exchange and execute the trade. We do not have an agreement with the Coinbase exchange. If the Bitcoins cannot be sold at the approved price within one day after the transfer, the Chief Executive Officer will review the recalibrated proposal prepared by the finance department and approve the new price and new number of Bitcoins to be sold if the Chief Executive Officer deems the proposal is reasonable. If we trade Bitcoins for fiat currency, we will withdraw the fiat currency immediately from the Coinbase exchange and deposit it into the Company’s bank account. If the Bitcoins price decreases when we trade the Bitcoins for fiat currency, the amount of fiat currency we receive will decrease as well and our results of operation will be negatively impact. See “-- Impact of Recent Developments Regarding Crypto Asset Market” below.

All of our crypto assets are Bitcoins, and we currently keep our Bitcoins in both cold wallet Ledger Nano X in Singapore, and another secured crypto and Bitcoin wallet, imToken. A cold wallet refers to any cryptocurrency wallet that is not connected to the Internet. A cold wallet is generally more secure than hot wallet, which refers to any cryptocurrency wallet that is connected to the Internet. The management of the Company is responsible to supervise the Bitcoin and the auditor of the Company is responsible to verify the existence for the Bitcoin held in the cold wallet. In addition, hot storage locations allow us to easily manage various blockchains including BTC, ETH and support stablecoins. We do not have any insurance that covers our miners or Bitcoin in the event of loss or fraud. We have not used a third-party custodian to store our Bitcoins. The Chief Executive Officer also maintains control of and have access to the private key. We have policy to safeguard our crypto assets. All the transactions involving the Bitcoins, such as withdrawing, transferring, or selling the Bitcoins from our wallet must be set up by the financial manager, and authorized and executed by the Chief Executive Officer. We also verbally confirm the wallet address with the receiver and perform a trial transaction with 0.01 Bitcoin before any transaction to verify the wallet address of the receiver.

The cost of mining consists primarily of hosting costs and depreciation expense of our own mining equipment. The hosting costs include installment fees, electricity, internet services and other necessary services to maintain the operation of the mining equipment. The depreciation expenses are the sunk cost to the mining operation, at $17,600/BTC mined. Our breakeven price is around $14,000 per Bitcoin.

During the fiscal year ended June 30, 2024, the Bitcoin price range was between $30,327.94 and $73,083.50. During the fiscal year ended June 30, 2023, the Bitcoin price range was between $16,692.46 and $30,600.18. During the fiscal year ended June 30, 2022, the Bitcoin price range was between $18,971.42 and $64,402.50. Our revenue recognition is based on the daily BTC reward and daily BTC lowest price available at CoinMarketCap.com.

Mining Facilities

Macon, Georgia

The mining facility in Macon, Georgia was managed by Horizon Mining Ltd. SonicHash US entered into a hosting agreement with Horizon Mining Ltd on May 1, 2022, pursuant to which Horizon Mining Ltd will provide electricity, internet, as well as installation service, loading and unloading service, security service, inventory management service, and other maintenance services to maintain the operation of the mining equipment. The hosting agreement was for a term of one year from execution and could be extended at any time upon agreement of both parties. If either party commits a material breach of the hosting agreement and fails to cure with 30 days after such breach, the non-breaching party can terminate the hosting agreement. The service fee was $295,082 per month, which included all of the electricity and internet costs, the cost of maintenance services to maintain the operation of the mining equipment (not including insurance for loss of power or damage to the hosted mining machines). SonicHash US paid a deposit in the amount of $741,585 pursuant to the hosting agreement and such deposit shall be returned to SonicHash US within seven days after all the mining equipment is removed from the facilities. Either party can extend the agreement with prior notice to the other party. In December 2022, due to high energy price and the Georgia site’s weak condition in general, SonicHash US suspended the operation of the miners in the Georgia site and shipped the 1,490 miners that were deployed in the Georgia site to the mining facility in Marion, Indiana and were deployed in January 2023. The hosting agreement expired on April 30, 2023 and the deposit was not returned.

The aggregate average, mean and range of Bitcoins mined on a monthly basis by the miners located in Macon Georgia during the periods from May 2022 through November 2022 are as follows:

Bitcoin Production	Macon, Georgia
May 2022	2.33
June 2022	4.84
July 2022	4.54
August 2022	3.74
September 2022	9.63
October 2022	8.26
November 2022	2.33
Average	5.10
Range	2.33 to 9.63

Marion, Indiana

The mining facility in Marion, Indiana was managed by Your Choice Four CA, Inc. On June 6, 2022, SonicHash US entered into a hosting agreement with Your Choice Four CA, Inc., pursuant to which SonicHash US delivered 1,000 Bitcoin mining equipment to the Your Choice Four CA, Inc.’s facilities in the State of Indiana and Your Choice Four CA, Inc. installed the mining equipment and provide electricity, internet and other maintenance services to maintain the operation of the mining equipment. The hosting agreement was for a term of one year and could be renewed with a four months’ advance notice to Your Choice Four CA, Inc. If either party has material breach of the hosting agreement and fails to cure with 30 days after such breach, the non-breaching party can terminate the hosting agreement. In addition, SonicHash US can terminate the hosting agreement if Your Choice Four CA, Inc. fails to furnish the services during any two-month period or for seven consecutive days excluding downtime caused by scheduled maintenance, demand response curtailment and/or force majeure. SonicHash US has paid a deposit in the amount of $404,914 and such deposit was returned to SonicHash US after deducting certain expenses.

On June 10, 2022, Sonic Hash US also entered into a service agreement with Ever Best Bit Limited which serves as an advisor and consultant to help the Company to find the data mining host service which meets Company’s requirements. Ever Best Bit Limited facilitated SonicHash US to enter into the hosting agreement with Your Choice Four CA, Inc. SonicHash US agreed to pay Ever Best Bit Limited a service fee of $0.024/kWh, calculated based on the following formula: Total Services Fee: (Electrical Meter Reading + Electrical Meter Reading * 3% Electrical Power Loss) * Electricity Rate $0.024/kWh. The service agreement shall only terminate when the hosting agreement terminates. The term of the service and the termination date is the same as the agreement with Your Choice Four CA, Inc. The agreement with Ever Best Bit Limited will be renewed if the agreement with Your Choice Four CA, Inc. is renewed.

On July 6, 2022, SonicHash US entered into another hosting agreement with Your Choice Four CA, Inc., pursuant to which SonicHash US delivered 700 units of Bitcoin mining equipment to Your Choice Four CA, Inc.’s facilities in the State of Indiana and Your Choice Four CA, Inc. installed the mining equipment and provide electricity, internet and other maintenance services to maintain the operation of the mining equipment. The hosting agreement is for a term of one year and can be renewed with a four months’ advance notice to Your Choice Four CA, Inc. If either party has material breach of the hosting agreement and fails to cure within 30 days after such breach, the non-breaching party can terminate the Hosting Agreement. In addition, SonicHash US can terminate the hosting agreement if Your Choice Four CA, Inc. fails to furnish the services during any two-month period or for 7 consecutive days excluding downtime caused by scheduled maintenance, demand response curtailment and/or force majeure. Pursuant to the hosting agreement, the host shall maintain a minimum service level of at least 90% uptime during any 30-day period, except in the event of maintenance, miner failure, repair, and force majeure. The host shall also be responsible for, repair or reimburse any cosmetic damage or operation deficiency to the miners due to the host’s intentional acts, willful misconduct, gross negligence or omission. SonicHash US has paid a deposit in the amount of $250,286 and such deposit was returned to SonicHash US after deducting certain expenses.

On July 7, 2022, SonicHash US entered into another service agreement with Ever Best Bit Limited, which serves as an advisor and consultant to help the Company to find the data mining host service which meet Company’s requirements. Ever Best Bit Limited facilitated SonicHash US to enter into the hosting agreement with Your Choice Four CA, Inc. SonicHash US agreed to pay Ever Best Bit Limited a service fee of $0.020/kWh, calculated based on the following formula: Total Services Fee: (Electrical Meter Reading + Electrical Meter Reading * 3% Electrical Power Loss) * Electricity Rate $0.020/kWh. The service agreement shall only terminate when the hosting agreement terminates. The term of the service and the termination date is the same as the agreement with Your Choice Four CA, Inc. The agreement with Ever Best Bit Limited will be renewed if the agreement with Your Choice Four CA, Inc. is renewed.

The hosting fee payable to Your Choice Four CA, Inc. is calculated by: (Electrical Meter Reading + Electrical Meter Reading * 3% Electrical Power Loss) * Electricity Rate ($0.060/kW). The service fee payable to Ever Best Bit Limited is calculated by: (Electrical Meter Reading + Electrical Meter Reading * 3% Electrical Power Loss) * Electricity Rate ($0.060/kWh). For example, assuming the miners consumes 10,000 KWH in electricity, the hosting fee payable to Your Choice Four CA, Inc. will be (10000+3%*10000)*$0.06=$618.00 and the service fee payable to Ever Best Bit Limited will be (10000+3%*10000)*$0.024=$247.20. The total fee for the 10,000 KWH electricity consumption will be $618.00+$247.20=$865.20.

In December 2022, we reached an agreement with Your Choice 4 CA, Inc., the host of the mining facility in Marion, Indiana, that the hosting fee is adjusted to equal to the sum of (i) the electricity cost of the mining activities and (ii) 50% of SonicHash US’s profit generated from the Indiana site, i.e., the difference of the market price of the Bitcoins mined from the Indiana site and the electricity cost. The market price of the Bitcoins is the daily Bitcoin closing price available at CoinMarketCap.com as of the day immediately prior to the day that we receive the electricity bill.

The aggregate average, mean and range of monthly fees paid to Your Choice Four CA, Inc. and Ever Best Bit Limited for the installation of, hosting of and services for the miners located in Indiana during the periods from July 2022 through August 2023 are as follows:

	Your Choice Four CA, Inc.	Ever Best Bit Limited
	Fees Paid in US$	Fees Paid in US$
July 2022	$31,290.60	$12,516.24
August 2022	$152,058.45	$60,823.38
September 2022	$225,411.77	$9,016,471
October 2022	$210,924.82	$84,369.93
November 2022	$150,215.87	$60,086.35
December 2022	$123,542.52	$49,417.01
January 2023	$401,223.31	$133,741.10
February 2023	$366,943.89	$122,314.63
March 2023	$448,236.36	$149,412.12
April 2023	$504,977.69	$168,325.90
May 2023	$492,175.70	$164,058.57
June 2023	$500,936.08	$166,978.69
July 2023	$453,851.03	$151,283.68
August 2023	$398,464.50	$132,821.50
Average	$318,589.47	$110,450.99
Range	$31,290.60 to 504,977.69	$12,516.24 to 168,325.90

The aggregate average, mean and range of Bitcoins mined on a monthly basis by the miners located in Marion, Indiana during the periods from July 2022 through August 2023 are as follows:

Bitcoin Production	Marion, Indiana
July 2022	3.75
August 2022	18.21
September 2022	16.83
October 2022	16.04
November 2022	6.26
December 2022	12.77
January 2023	30.04
February 2023	26.36
March 2023	30.04
April 2023	26.98
May 2023	29.94
June 2023	26.66
July 2023	22.67
August 2023	23.47
Average	20.72
Range	3.75 to 30.04

As of September 30, 2023, SonicHash US ceased its operation in the Indiana facility and moved the miners to the Wyoming facility.

Cheyenne, Wyoming

On June 10, 2022, the Company entered into a subscription agreement with a limited partnership, MineOne Cloud Computing Investment I L.P. (the “Partnership”), pursuant to which the Company invested $3,000,000 in fiat currency in the Partnership as a limited partner and hold a partnership interest and a sharing percentage of 8.8235% in the Partnership. The Company is entitled to receive dividends or other returns in fiat currency.

The Partnership is a limited partnership registered under the laws of the British Virgin Islands on May 12, 2022. The general partner, MineOne Partners Limited, a British Virgin Islands business company with limited liability, will seek to obtain opportunities for the Partnership to only make debt or equity investments in the portfolio company (as defined in the limited partnership agreement) in accordance with the primary purpose of the Partnership, which is to seek long-term capital appreciation by acquiring, holding, financing, refinancing and disposing of securities in the portfolio company. The general partner shall have the exclusive authority to cause the Partnership to make investments in the portfolio company. The Partnership commenced on May 12, 2022 and shall continue, unless the Partnership is sooner de-registered, until the Partnership’s entire interest in the portfolio company has been disposed of and any ongoing arrangements related thereto (including any escrow arrangement) have been terminated and all proceeds thereof have been distributed. The general partner can by a determination in good faith, terminate or wind up the Partnership if it has determined that there is a substantial likelihood that due to a change in the text, application or interpretation of the provisions of the applicable securities laws, or any other applicable statute, regulation, case law, administrative ruling or other similar authority, the Partnership cannot operate effectively in the manner contemplated herein. The Partnership will also terminated upon the commencement of liquidation, bankruptcy or dissolution proceedings or the withdrawal, or making of a winding up or dissolution order of the General Partner, or the occurrence of any other event that causes the General Partner to cease to be a general partner of the Partnership under the Partnership Act, by the entry of a decree of judicial dissolution, or at such time as there are no limited partners.

As a limited partner, the Company shall not take part in the management of the Partnership or in the management or control of the Partnership’s investment or other activities, transact any business in the Partnership’s name, deal with any person on behalf of the Partnership who or that is not a partner or have the power to sign documents for or otherwise bind the Partnership. Any election, vote, waiver or consent of the limited partners shall be calculated as a percentage of the respective capital commitments of the limited partners entitled to make such election, vote, waiver or consent. The liability of the Company for the debts and obligations of the Partnership is limited to its capital commitment in the amount of $3,000,000. Cash received by the Partnership from the sale or other disposition of, or dividends, interests or other income from or in respect of, a portfolio investment, or otherwise received by the Partnership from any source (other than capital contributions and other payments made by the Partners pursuant to the Partnership Agreement and temporary investment income), in excess of the amount necessary or appropriate for the payment of the Partnership’s expenses, liabilities and other obligations, shall be distributed upon dissolution of the Partnership, apportioned among the partners in proportion to the sharing percentages as of the time of distribution.

The general partner and associated indemnified persons generally will not be liable to the Partnership or the limited partners for any act or omission relating to the Partnership, other than acts or omissions constituting certain disabling conduct, including such person’s conviction of a felony or a willful violation of law by such person in each case having a material adverse effect on the Partnership; actual fraud, willful malfeasance or gross negligence by or of such person; or reckless disregard of duties by such person in the conduct of such person’s office. If the Partnership’s assets are insufficient to meet such liabilities, the Partnership may recall distributions to meet all or any portion of the indemnification or repayment obligations of the Partnership.

Dr. Jiaming Li, the former President of our Company, who resigned on November 27, 2023, was a director at MineOne Partners Limited and resigned from MineOne Partners Limited before joining our Company. We do not believe that the limited partnership was a related party transaction. The terms of the partnership were negotiated at arm’s length.

Based on the amended and restated limited partnership agreement of the Partnership, the primary purpose of the Partnership is to seek long-term capital appreciation by acquiring, holding, financing, refinancing and disposing of securities in the portfolio company. The Company deployed 3,200 miners in a mining site constructed by the Partnership in Cheyenne, Wyoming from September 2023 to December 2023.

The aggregate average, mean and range of monthly fees paid to MineOne Wyoming Data Center LLC for the installation of, hosting of and services for the miners located in Cheyenne during the periods from September 2023 through December 2023 are as follows:

Fees Paid in US$
September 2023	$363,939.78
October 2023	$477,815.68
November 2023	$400,240.00
December 2023	$129,329.68
Average	$342,831.28
Range	$129,329.68 to 477,815.68

The aggregate average, mean and range of Bitcoins mined on a monthly basis by the miners located in Cheyenne, Wyoming during the periods from September 2023 through December 2023 are as follows:

Bitcoin Production	Cheyenne, Wyoming
September 2023	11.11
October 2023	14.33
November 2023	14.34
December 2023	4.88
Average	11.16
Range	4.88 to 14.34

As of December 31, 2023, SonicHash US ceased its operation in the Wyoming facility due to the high operating costs in the United States.

Mining Pool

SonicHash US has entered into a cryptocurrency mining pool with F2pool. The verbal agreement can be terminated at any time by either party. F2pool provides computing power to the mining pool for SonicHash US’s 3,200 operating miners in Cheyenne. SonicHash US provides computing power and in exchange for successfully adding a block to the blockchain, SonicHash US shall receive a fractional share of the fixed cryptocurrency award the mining pool operator receives (less cryptocurrency transaction fees to the mining pool operator which are recorded net with revenues) in Bitcoins. SonicHash US’s fractional share is based on the proportion of computing power SonicHash US contributed to the mining pool operator to the total computing power contributed by all mining pool participants in solving the current algorithm. The F2pool is a high-performance mining pool that supports Proof of Work (PoW) assets such as Bitcoin (BTC) and Bitcoin Cash (BCH), with more coins in the pipeline. The F2pool provides users with a low mining fee of 2.5%, along with optimized algorithms for higher mining efficiency.

Strategic Partnership

On June 7, 2024, Bit Origin entered into a sales representative agreement with NGH Computer Pte. Ltd. (“NGH”), pursuant to which NGH agreed to engage Bit Origin as its non-exclusive representative to market and solicit orders for Aethir Edgar miners, hardware devices for contributing rendering services to Aethir Cloud Depin network. Aethir, a leader in decentralized GPU cloud infrastructure, has successfully closed its fundraising of close to USD150mn according to cryptorank.io. Aethir is an enterprise-grade, artificial intelligence (“AI”) and Gaming-focused GPU-as-a-service provider, which offers a convenient way for users to access high-performance computing resources for machine learning, deep learning, and other data-intensive applications. Aethir’s decentralized cloud computing infrastructure enables GPU providers to connect with enterprise clients who need the raw power of NVIDIA’s H100 chips for sophisticated AI and machine learning tasks. In addition, Aethir’s infrastructure supports cloud gaming clients and has contracts with the world’s largest gaming and telecom companies, taking advantage of its flexibility and coverage across technological and operational expertise.

By becoming a sales representative for Aethir, we aim to leverage our extensive expertise and industry connections to further expand Aethir’s market reach. This partnership aligns with our strategic objectives to innovate and lead in the technology and blockchain sectors. Furthermore, we have announced our intention to acquire certain Aethir devices for strategic self-deployment in Singapore or Malaysia, and we believe this collaboration will significantly enhance our offerings while driving substantial growth and value for both companies.

Disposition and Discontinued Operations

Prior to April 2021, our then subsidiaries and variable interest entities engaged in the pork processing business and had operations across key sections of the industry value chain, including slaughtering, packing, distribution, wholesale, and retail of a variety of fresh pork meat and parts. Prior to February 2020, one of our then subsidiaries operated a grocery store in Chongqing, China that sold our pork and meat products and other consumer goods. In February 2020, the grocery store operation was discontinued. In April 2021, the pork processing business was discontinued.

On April 27, 2022, we sold 100% equity interest in WVM Inc. and China Silanchi Holding Limited, including the subsidiaries and consolidated variable entities of WVM Inc. and China Silanchi Holding Limited (See “-Corporate History and Structure”), to an unrelated third party for a total of $1,000,000 pursuant to a securities purchase agreement dated March 31, 2022. Such disposition includes the sale of the grocery store and meat processing business.

Grocery Store

In July 2018, we acquired CQ Pengmei and opened two grocery stores in Chongqing in November 2017 that offered a variety of consumer goods. One of the grocery stores was closed in August 2018 due to the landlord’s failure to meet the fire safety requirements. We filed a lawsuit against the landlord for breach of the store operating lease. The lawsuit is still ongoing. In February 2020, due to the increase in inventory purchase cost and the quarantine restrictions as a result of the COVID-19 pandemic in China, we closed the other grocery store.

Meat Processing

We used to engage in the slaughtering, packing, distribution, wholesale, and retail of a variety of fresh pork meat and parts through CQ Penglin and GA Yongpeng. We used to sell fresh pork to distributors, who then sold to pork vendors in farmers’ markets. Due to the African Swine fever affecting China in October 2018, the supply of hogs decreased. Also, starting from March 2019, the Chongqing government started requiring all local slaughtering houses to only purchase hogs from hog farms in Chongqing, which further limited the supply of hogs. The decrease in supply increased the price of hogs and increased our cost of per unit slaughtering and processing. Starting in January 2020, due to the COVID-19 pandemic and quarantine measures, our sales volume in farmers markets decreased. We were operating at losses during the fiscal year ended June 30, 2021. In addition, in March 2021, we ceased operation of the slaughtering and food processing facilities as a result of a legal dispute between CQ Penglin and Chongqing Puluosi Small Mortgage Co., Ltd. The food processing facility was sealed by the court and is subject to a lien. The court ordered the sale of this facility to enforce the court verdict against CQ Penglin. The slaughtering facility is subject to the same lien pursuant to the same court order, and pursuant to which order the facility cannot be sold, transferred or otherwise disposed without approval of the court. As a result, in April 2021, we discontinued the meat processing business.

Seasonality

Mining machines consume a lot of energy and generate significant heat. They tend to run more efficiently during colder seasons, as fewer cooling methods are needed. Conversely, dry seasons can cause power shortages, potentially disrupting the Corporation’s operations.

Industry Overview

Blockchain

A blockchain is a digital, decentralized, public ledger that exists across a network. Unlike a centralized database, a blockchain ledger typically maintains copies of itself across many computers (“nodes”) in the network so that the record cannot be altered retroactively without the alteration of all subsequent blocks and the collusion of the network.

The network organizes transactions by putting them into groups called blocks. Each block contains a defined set of transactions and a link to the previous block in the chain. Adding a new entry or block requires a method of consensus between nodes the block to post to the ledger and become permanent.

Cryptocurrency

Currently, the most common application of blockchain technology is cryptocurrency. Cryptocurrency is an encrypted decentralized digital currency transferred between peers and confirmed on the blockchain via a process known as mining. Cryptocurrencies are not backed by a central bank or a national, supra-national or quasi-national organization and are typically used as a medium of exchange.

Cryptocurrencies can be used to purchase goods and services, either online or at physical locations, although data is not readily available about the retail and commercial market penetration of cryptocurrencies. To date, the rate of adoption and use of cryptocurrencies for paying merchants has trailed the broad expansion of retail and commercial acceptance of cryptocurrency. Other markets, such as credit card companies and certain financial institutions are not accepting such digital assets. It is likely that there will be a strong correlation between the continued expansion of the Cryptocurrency Network and its retail and commercial market penetration.

Bitcoin

Bitcoin is the most common cryptocurrency currently in use. Bitcoin was invented in 2008 and launched in 2009 by an anonymous person under the pseudonym Satoshi Nakamoto. As described in the original white paper, Bitcoin is a decentralized currency that allows online payments to be sent from one party to another without the use of financial institutions. Upon verification by devices, authenticated transactions are forever added to a public ledger for all to view in the Bitcoin network. The goal of Bitcoin was to eliminate the use of third parties to authenticate transactions, and thereby minimizing transaction costs, reducing practical transaction size, and enabling the ability to make non-reversible payments for non-reversible services.

Bitcoin Mining

“Mining” describes the process whereby a blockchain consensus is formed. The Bitcoin consensus, for example, entails solving complex mathematical problems using custom-designed computers.

When Bitcoins are sent, the transaction(s) are broadcasted to all nodes in the Bitcoin network. Each node bundles a collection of transactions into an encrypted block and attempts to solve the code to the encrypted block, to verify that all transactions within the block are valid. Once the code is deciphered, that code is sent to all other miners who can easily verify that the hash is indeed correct. When enough nodes agree that the hash is correct, this block is added to the existing chain and miners move on to work on the next block. This mechanism where “miners” solve cryptographic puzzles and prove that they have done so by writing the solution to the blockchain is known as “proof-of-work.” The verification is necessary because, unlike physical cash that can only be held by one party at any point in time, cryptocurrency can be copied and sent to multiple recipients if there are no safeguards.

Mining Incentives

As an incentive to expend time, power and other resources to mine Bitcoin, miners are rewarded in Bitcoin and transaction fees. Each computation is a hash, and the speed at which these problems can be solved at is measured in hash rate.

However, the number of Bitcoin rewarded is reduced by 50% for every 210,000 blocks mined. Given that a block is added to the ledger about every 10 minutes, the “halving” takes place approximately once every 4 years until all 21 million Bitcoins have been “unearthed”. Currently, each block mined rewards 6.25 Bitcoins and the next halving is expected to occur on March 2028, at which point each block mined would only reward 1.5625 Bitcoins.

In addition to mining rewards, miners can also earn money through transaction fees. When a user decides to send Bitcoin, the transaction is first broadcasted to a memory pool before being added to a block. Because each block can only contain up to 1 megabyte of information, miners can pick and choose from the memory pool which transactions to bundle into the next block.

During periods of heavy network usage, there can oftentimes be more transactions awaiting confirmation than there is space in a block. In such situations, users compete for miners’ computation power by adding fees (“tips”) onto their transactions in the hope that miners would prioritize their transactions. Larger “tips” are required to incentivize miners to mine larger transactions.

Impact of Recent Developments Regarding Crypto Asset Market

In 2022 and the beginning of 2023, some of the well-known crypto asset market participants, including Celsius Network, Voyager Digital Ltd., Three Arrows Capital and Genesis Global Holdco, LLC declared bankruptcy. In November 2022, FTX, the third largest digital asset exchange by volume at the time, halted customer withdrawals and shortly thereafter, FTX and its subsidiaries filed for bankruptcy, resulting in a loss of confidence in participants of the digital asset ecosystem and negative publicity surrounding digital assets more broadly. Furthermore, it also revealed potential systemic risks and industry contagion as a significant number of other major market participants were affected by FTX’s bankruptcy - namely, among others, BlockFi Inc., as one of the largest digital assets lending companies.

In response to these events, the digital asset markets, including the market for Bitcoin specifically, have experienced extreme price volatility and several other entities in the digital asset industry have been, and may continue to be, negatively affected, further undermining confidence in the digital assets markets and in Bitcoin. These events have also negatively impacted the liquidity of the digital assets markets as certain entities affiliated with FTX engaged in significant trading activity. If the liquidity of the digital assets markets continues to be negatively impacted by these events, digital asset prices (including the price of Bitcoin) may continue to experience significant volatility and confidence in the digital asset markets may be further undermined. These events are continuing to develop and it is not possible to predict at this time all of the risks that they may pose to us, our service providers or on the digital asset industry as a whole. A perceived lack of stability in the digital asset exchange market and the closure or temporary shutdown of digital asset exchanges due to business failure, hackers or malware, government-mandated regulation, or fraud, may reduce confidence in digital asset networks and result in greater volatility in cryptocurrency values.

We had no direct and material exposure to FTX or any of the above-mentioned cryptocurrency companies. We will not have material assets that may not be recovered or may otherwise be lost or misappropriated due to the bankruptcies. However, the failure or insolvency of large exchanges and key institutions in the cryptocurrency asset industry like FTX may cause the price of Bitcoin to fall and decrease confidence in the ecosystem, which could adversely affect an investment in us. Such volatility and decrease in Bitcoin price have had a material and adverse effect on our results of operations and financial condition and we expect our results of operations to continue to be affected by the Bitcoin price as all our revenue has been from Bitcoin mining production. In particular, our production in November 2022 was negatively affected by the strong volatility of the Bitcoin price. As a result, we scaled down our operations to cut down costs. In December 2022, due to high energy price and the Georgia site’s weak condition in general, SonicHash US suspended the operation of the miners in the Georgia site and shipped 1,490 miners that were deployed in the Georgia site to the mining facility in Marion, Indiana and were deployed since January 2023. In addition, in December 2022, we reached an agreement with Your Choice 4 CA, Inc., the host of the mining facility in Marion, Indiana, that the hosting fee is adjusted to equal to the sum of (i) the electricity cost of the mining activities and (ii) 50% of SonicHash US’s profit generated from the Indiana site, i.e., the difference of the market price of the Bitcoins mined from the Indiana site and the electricity cost. The market price of the Bitcoins is the daily Bitcoin closing price available at CoinMarketCap.com as of the day immediately prior to the day that we receive the electricity bill. The new fee structure has decreased our cost significantly in December 2022. We will continue adjusting our short-term strategy to optimize our operating efficiency in the current dynamic market conditions. We cannot assure that the Bitcoin price will remain high enough to sustain our operation or that the Bitcoin price will not decline significantly in the future. Fluctuations in the Bitcoin price have had and are expected to continue to have an immediate impact on the trading price of our ordinary shares even before our financial performance is affected, if at all. To the extent investors view our ordinary shares as linked to the value of our bitcoin holdings, these potential consequences of a Bitcoin trading venue’s failure could have a material adverse effect on the market value of our ordinary shares.

In addition, novel or unique assets such as Bitcoin and other digital assets may be classified as securities if they meet the definition of investment contracts under U.S. law. In recent years, the offer and sale of digital assets other than Bitcoin, most notably Kik Interactive Inc.’s Kin tokens and Telegram Group Inc.’s TON tokens, have been deemed to be investment contracts by the SEC. While we believe that Bitcoin is unlikely to be considered an investment contract, and thus a security under the investment contract definition, we cannot provide any assurances that digital assets that we mine or otherwise acquire or hold for our own account, including Bitcoin, will never be classified as securities under U.S. law. This would obligate us to comply with registration and other requirements by the SEC and, therefore, cause us to incur significant, non-recurring expenses, thereby materially and adversely impacting an investment in the Company.

Moreover, current IRS guidance indicates that for U.S. federal income tax purposes digital assets such as Bitcoins should be treated and taxed as property, and that transactions involving the payment of Bitcoins for goods and services should be treated in effect as barter transactions. The IRS has also released guidance to the effect that, under certain circumstances, hard forks of digital currencies are taxable events giving rise to taxable income and guidance with respect to the determination of the tax basis of digital currency. However, current IRS guidance does not address other significant aspects of the U.S. federal income tax treatment of digital assets and related transactions. There continues to be uncertainty with respect to the timing and amount of income inclusions for various crypto asset transactions, including, but not limited to, staking rewards and other crypto asset incentives and rewards products. While current IRS guidance creates a potential tax reporting requirement for any circumstance where the ownership of a Bitcoin passes from one person to another, it preserves the right to apply capital gains treatment to those transactions, which is generally favorable for investors in Bitcoin.

There can be no assurance that the IRS will not alter its existing position with respect to digital assets in the future or that other state, local and non-U.S. taxing authorities or courts will follow the approach of the IRS with respect to the treatment of digital assets such as Bitcoins for income tax and sales tax purposes. Any such alteration of existing guidance or issuance of new or different guidance may have negative consequences including the imposition of a greater tax burden on investors in Bitcoin or imposing a greater cost on the acquisition and disposition of Bitcoin, generally; in either case potentially having a negative effect on the trading price of Bitcoin or otherwise negatively impacting our business. In addition, future technological and operational developments that may arise with respect to digital currencies may increase the uncertainty with respect to the treatment of digital currencies for U.S. federal income and applicable state, local and non-U.S. tax purposes.

Furthermore, on March 9, 2022, President Biden signed an executive order on cryptocurrencies. While the executive order did not mandate any specific regulations, it instructs various federal agencies to consider potential regulatory measures, including the evaluation of the creation of a U.S. Central Bank digital currency.

In addition, the CEA does not currently impose any direct obligations on us related to the mining or exchange of Bitcoins. Generally, the CFTC regards Bitcoin and other cryptocurrencies as commodities. This position has been supported by decisions of federal courts.

However, the CEA imposes requirements relative to certain transactions involving Bitcoin and other digital assets that constitute a contract of sale of a commodity for future delivery (or an option on such a contract), a swap, or a transaction involving margin, financing or leverage that does not result in actual delivery of the commodity within 28 days to persons not defined as “eligible contract participants” or “eligible commercial entities” under the CEA (e.g., retail persons). Changes in the CEA or the regulations promulgated by the CFTC thereunder, as well as interpretations thereof and official promulgations by the CFTC, may impact the classification of Bitcoins and, therefore, may subject them to additional regulatory oversight by the agency. Although to date the CFTC has not enacted regulations governing non-derivative or non-financed, margined or leveraged transactions in Bitcoin, it has authority to commence enforcement actions against persons who violate certain prohibitions under the CEA related to transactions in any contract of sale of any commodity, including Bitcoin, in interstate commerce (e.g., manipulation and engaging in certain deceptive practices).

Furthermore, on September 16, 2022, the U.S. Treasury, the DOJ, and other U.S. government agencies released eight reports (the “Reports”), including Action Plan to Address Illicit Financial Risks of Digital Assets issued by Treasury, Crypto-Assets: Implications for Consumers, Investors and Businesses issued by Treasury, The Future of Money and Payments issued by Treasury, Climate and Energy Implications of Crypto-Assets in the United States issued by the White House, Policy Objectives for a U.S. Central Bank Digital Currency System issued by the White House, Technical Evaluation for a U.S. Central Bank Digital Currency System issued by the White House, The Role of Law Enforcement in Directing, Investigating, and Prosecuting Criminal Activity Related to Digital Assets issued by the DOJ, and Responsible Advancement of US Competitiveness in Digital Assets issued by the U.S. Department of Commerce. The Reports were issued in response to White House Executive Order 14067 on Ensuring Responsible Development of Digital Assets, which calls for a whole-of-government alignment of the federal government’s approach to digital assets.

In December 2022, Senator Edward J. Markey, Chair of the Senate Environment and Public Works Subcommittee on Clean Air, Climate, and Nuclear Safety, and Representative Jared Huffman Senate introduced the Crypto-Asset Environmental Transparency Act. The legislation would require the Environmental Protection Agency (EPA) to conduct a comprehensive impact study of U.S. cryptomining activity and require the reporting of greenhouse gas emissions from cryptomining operations that consume more than 5 megawatts of power. If the bill is passed by both the Senate and the House and signed into law, mining facilities may be required to report greenhouse gas emissions and to obtain permits and the price to rent mining facilities may increase. If the price increase significantly and if we are not able to find alternative facilities with reasonable price acceptable to us, our operation will be disrupted and our results of operation will be negatively impact.

Legal Proceedings

In March 2023, Bit Origin Ltd. (the “Company” or “Bit Origin”) and SonicHash LLC, a subsidiary of the Company, along with other named entities, were named as defendants in a state court civil lawsuit filed in Cheyenne, Wyoming by BCB Cheyenne LLC (“BCB”) who had contractual relationship with two of the named defendants, MineOne Wyoming Data Center LLC, the other with Terra Crypto, Inc. Defendant alleges these parties breached their respective contracts. For its part, Bit Origin and Sonichash, who had no relationship with BCB, were nevertheless alleged to have intentionally interfered with BCB’s contractual relationships with these other parties. Both Bit Origin and Sonichash were also named as what is known as an “alter ego” defendant pursuant to which a party may be found liable if its later discovered it was acting, in essence, as the alter ego of the primary wrongdoer. Prior to the Company discovering it had been named in this Wyoming lawsuit, the case had been dismissed but simultaneously recommenced in the U.S. District Court in Wyoming against the same parties, with substantively the same causes of action. Bit Origin and Sonichash were made aware of and appeared in this new federal court litigation denying all material allegations alleged against each of them.

In September 2023, BCB filed an amended complaint to add parties and substitute parties in place of others but leaving Bit Origin and Sonichash LLC as named defendants accused of intentionally interfering with BCB’s contractual relations. Once again, both companies were also alleged to be alter egos of the primary wrongdoers. In its lawsuit, BCB seeks “no less than $38 million” in compensatory damages. The Company denies any liability to BCB arising out of this lawsuit and is defending this matter vigorously.

The parties mediated this dispute from August 6 to August 8, 2024 and entered into a Settlement Agreement and Mutual Release on October 14, 2024, pursuant to which Bit Origin agreed to pay $13,050 to cover certain litigation cost. On October 14, 2024, the court dismissed the lawsuit, granting full releases to all defendants and officially concluding the matter.

In May 2025, Bit Origin Ltd. (the “Company” or “Bit Origin”) petitioned the Grand Court of the Cayman Islands (Financial Services Division) under Cause No. FSD 115 of 2025 (DDJ) for a reduction of its authorized share capital. The application sought to reduce the par value of each of the Company’s issued and authorized but unissued ordinary shares from US$0.30 to US$0.000001, thereby reducing the Company’s total authorized share capital from US$150,000,000 to US$500.00, with the surplus being credited to the Company’s additional paid-in capital.

Following due process and consideration, the Court issued its final order on June 5, 2025, approving the share capital reduction as petitioned. The order confirmed that the reduction was properly effected in accordance with the Companies Act (as amended) of the Cayman Islands.

The court order was registered by the Cayman Islands General Registry on 25 July 2025.

There are no actions, suits, proceedings, inquiries or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, other than disclosed above, to the knowledge of the executive officers of our company or any of our subsidiaries, threatened against or affecting our company that are outside the ordinary course of business or in which an adverse decision could have a material adverse effect.

However, from time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. Litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise.

Regulation

U.S. Regulations and Policies Relating to Blockchain and Cryptocurrencies

The laws and regulations applicable to cryptocurrency are evolving and subject to interpretation and change. Governments around the world have reacted differently to cryptocurrencies; certain governments have deemed them illegal, and others have allowed their use and trade without restriction, while in some jurisdictions, such as in the United States, cryptocurrencies are subject to extensive, and in some cases overlapping, unclear and evolving regulatory requirements. As cryptocurrencies have grown in both popularity and market value, the U.S. Congress and a number of U.S. federal and state agencies, including FinCEN, SEC, CFTC, Financial Industry Regulatory Authority (FINRA), the Consumer Financial Protection Bureau, the Department of Justice, the Department of Homeland Security, the Federal Bureau of Investigation, the IRS and state financial regulators, have been examining the operations of cryptocurrency networks, cryptocurrency users and cryptocurrency exchange markets, with particular focus on the extent to which cryptocurrencies can be used to launder the proceeds of illegal activities or fund criminal or terrorist enterprises and the safety and soundness and consumer-protective safeguards of exchanges or other service-providers that hold, transfer, trade or exchange digital assets for users. Many of these state and federal agencies have issued consumer advisories regarding the risks posed by cryptocurrencies to investors. In addition, federal and state agencies, and other countries have issued rules or guidance about the treatment of cryptocurrency transactions or requirements for businesses engaged in activities related to cryptocurrencies. Depending on the regulatory characterization of the cryptocurrencies we mine, the markets for those cryptocurrencies in general, and our activities in particular, may be subject to one or more regulators in the United States and globally. On-going and future regulatory actions may alter, perhaps to a materially adverse extent, the nature of cryptocurrency markets and our cryptocurrency operations. Additionally, U.S. state and federal, and foreign regulators and legislatures have taken action against cryptocurrency businesses or enacted restrictive regimes in response to adverse publicity arising from hacks, consumer harm, or criminal activity stemming from cryptocurrency activity. There is also increasing attention being paid by U.S. federal and state energy regulatory authorities as the total load of cryptomining grows and potentially alters the supply and dispatch functionality of the wholesale grid and retail distribution systems. Many state legislative bodies are also actively reviewing the impact of crypto-mining in their respective states.

For instance, the Cyber-Digital Task Force of the DOJ published a report entitled “Cryptocurrency: An Enforcement Framework” in October 2020. This report provides a comprehensive overview of the possible threats and enforcement challenges the DOJ views as associated with the use and prevalence of cryptocurrency, as well as the regulatory and investigatory means the DOJ has at its disposal to deal with these possible threats and challenges. Further, in early March 2021, the SEC chairperson nominee expressed an intent to focus on investor protection issues raised by bitcoin and other cryptocurrencies. Furthermore, on March 9, 2022, President Biden signed an executive order on cryptocurrencies. While the executive order did not mandate any specific regulations, it instructs various federal agencies to consider potential regulatory measures, including the evaluation of the creation of a U.S. Central Bank digital currency.

Additionally, we are unable to predict the effect that any future regulatory change, or any overlapping or unclear regulations, may have on us, but such change, overlap or lack of clarity could be substantial and make it difficult for us to operate our business or materially impact the market for cryptocurrencies that we mine or may mine in the future. FinCEN has issued guidance stating its position that it does not differentiate between fiat currency (which FinCEN calls “real currency”) and cryptocurrencies that are convertible into fiat currency or other forms of convertible virtual currencies (which FinCEN calls “virtual currency”) for purposes of determining whether a person or entity is engaging in “money transmission services.” Persons and entities engaging in virtual currency activities that amount to “money transmission services,” or otherwise cause them to be deemed a “money services business” under FinCEN’s regulations, must register as a money services business, implement an “effective” anti-money laundering program and comply with FinCEN’s reporting and recordkeeping requirements.

In May 2019, FinCEN issued guidance relating to how the U.S. Bank Secrecy Act (“BSA”) and its implementing regulations relating to money services businesses apply to certain businesses that transact in convertible virtual currencies. Although the guidance generally indicates that certain mining and mining pool operations will not be treated as money transmission, the guidance also addresses when certain activities, including certain services offered in connection with operating mining pools such as hosting convertible virtual currency wallets on behalf of pool members or purchasers of computer mining power, may be subject to regulation. Although we believe that our mining activities do not presently trigger FinCEN registration requirements under the BSA, if our activities cause us to be deemed a “money transmitter,” “money services business” or equivalent designation, under federal law, we may be required to register at the federal level and comply with laws that may include the implementation of anti-money laundering programs, reporting and recordkeeping regimes, and other operational requirements. In such an event, the required registration and regulatory compliance steps may result in extraordinary, non-recurring expenses to us, as well as on-going recurring compliance costs, possibly affecting an investment in the ordinary shares, operating results or financial condition in a material and adverse manner. Failure to comply with these requirements may expose us to fines, penalties and/or interruptions in our operations that could have a material adverse effect on our financial position, results of operations and cash flows.

According to the CFTC, at least some cryptocurrencies, including Bitcoin, fall within the definition of a “commodity” under the CEA. Under the CEA, the CFTC has broad enforcement authority to police market manipulation and fraud in spot cryptocurrency markets in which we may transact. Beyond instances of fraud or manipulation, the CFTC generally does not oversee cash or spot market exchanges or transactions involving cryptocurrencies that do not utilize margin, leverage, or financing. The National Futures Association (“NFA”) is the self-regulatory agency for the U.S. futures industry, and as such has jurisdiction over Bitcoin futures contracts and certain other cryptocurrency derivatives. However, the NFA does not have regulatory oversight authority for the cash or spot market for cryptocurrency trading or transactions. In addition, CFTC regulations and CFTC oversight and enforcement authority apply with respect to futures, swaps, other derivative products, and certain retail leveraged commodity transactions involving cryptocurrencies, including the markets on which these products trade.

The SEC has taken the position that many cryptocurrencies may be securities under U.S. federal securities laws. Some senior members of the staff of the SEC have expressed the view that Bitcoin and Ethereum are not securities under U.S. federal securities laws. However, such statements are not official policy statements by the SEC and reflect only the speakers’ views, which are not binding on the SEC or any other agency or court and cannot be generalized to any other cryptocurrency. The SEC’s Strategic Hub for Innovation and Financial Technology published a framework for analyzing whether any given cryptocurrency is a security in April 2019, however this framework is also not a rule, regulation or statement of the SEC and is similarly not binding on the SEC. Notwithstanding that the SEC has not asserted regulatory authority over Bitcoin or trading or ownership of Bitcoin and has not expressed the view that Bitcoin should be classified or treated as a security for purposes of U.S. federal securities laws, the SEC has commented on Bitcoin and Bitcoin-related market developments and has taken action against investment schemes involving Bitcoin. For example, the SEC has charged at least three Bitcoin mining companies in connection with a Ponzi scheme to defraud investors in their mining operation. The SEC has also repeatedly denied proposed rule changes by exchanges to list and trade shares of certain Bitcoin-related investment vehicles on public markets, citing significant investor protection concerns regarding the markets for cryptocurrencies, including the potential for market manipulation and fraud. Although the SEC has not stated that mining Bitcoin is itself a regulated activity, to the extent any cryptocurrencies we mine are deemed to be securities, the offer, sale, and trading of those cryptocurrencies would be subject to the U.S. federal securities laws.

In addition to the SEC, state securities regulators and several foreign governments have also issued warnings that certain cryptocurrencies may be classified as securities in their jurisdictions, and that transactions in such cryptocurrencies may be subject to applicable securities regulations. Furthermore, certain state securities regulators have taken the position that certain cryptocurrency mining operations may involve the offer of securities. For example, the Texas State Securities Board (“TSSB”) has taken enforcement action against the operator of a cloud mining company, whereby customers could purchase hash rate managed by the cloud mining company in exchange for a share of the mining reward, for offering unregistered securities.

State financial regulators such as the New York State Department of Financial Services (“NYDFS”) have also implemented licensure regimes, or repurposed pre-existing fiat money transmission licensure regimes, for the supervision, examination and regulation companies that engage in certain cryptocurrency activities. The NYDFS requires that businesses apply for and receive a license, known as the “BitLicense,” to participate in a “virtual currency business activity” in New York or with New York customers, and prohibits any person or entity involved in such activity from conducting activities without a license. Louisiana also has enacted a licensure regime for companies engaging in a “virtual currency business activity,” and other states are considering proposed laws to establish licensure regimes for certain cryptocurrency businesses as well. Some state legislatures have amended their money transmitter statutes to require businesses engaging in certain cryptocurrency activities to seek licensure as a money transmitter, and some state financial regulators have issued guidance applying existing money transmitter licensure requirements to certain cryptocurrency businesses. The Conference of State Bank Supervisors also has proposed a model statute for state level cryptocurrency regulation. Although we believe that our mining activities do not presently trigger these state licensing requirements in any state in which we operate or plan to operate, if our activities cause us to be deemed a “money transmitter,” “money services business” or equivalent designation under the law of any state in which we operate or plan to operate, we may be required to seek a license or register at the state level and comply with laws that may include the implementation of anti-money laundering programs, reporting and recordkeeping regimes, consumer protective safeguards, and other operational requirements. In such an event, the required registrations, licensure and regulatory compliance steps may result in extraordinary, non-recurring expenses to us, as well as on-going recurring compliance costs, possibly affecting an investment in the ordinary shares, our net income in a material and adverse manner. Failure to comply with these requirements may expose us to fines, penalties and/or interruptions in our operations that could have a material adverse effect on our financial position, results of operations and cash flows.

On November 22, 2022, the New York State enacted a moratorium on cryptocurrency mining operations that use proof-of-work authentication methods to validate blockchain operations; provided that such operations shall be subject to a full generic environmental impact statement review.

Overall, presently, we do not believe any U.S. or State regulatory body has taken any action or position adverse to our main cryptocurrency, bitcoin, with respect to its production, sale, and use as a medium of exchange; however, future changes to existing regulations or entirely new regulations may affect our business in ways it is not presently possible for us to predict with any reasonable degree of reliability.

Further, the trend in environmental regulation has been to place more restrictions and limitations on activities that may be perceived to impact the environment, and thus there can be no assurance as to the amount or timing of future expenditures for environmental regulation compliance or remediation. New or revised regulations that result in increased compliance costs or additional operating restrictions could have a material adverse effect on our financial position, results of operations and cash flows.

As the regulatory and legal environment evolves, we may become subject to new laws, such as further regulation by the SEC and other agencies, which may affect our mining and other activities. For additional discussion regarding our belief about the potential risks existing and future regulation pose to our business, see the Section entitled “Item 3-Key Information-Risk Factors” herein.

Foreign Legal and Regulatory Treatment of Bitcoin

Various foreign jurisdictions have, and may continue to, in the near future, adopt laws, regulations or directives that affect the Bitcoin Network, the Bitcoin markets and their users, particularly Bitcoin spot markets and service providers that fall within such jurisdictions’ regulatory scope. Such laws, regulations or directives may conflict with those of the United States and may negatively impact the acceptance of Bitcoin by users, merchants and service providers outside the United States and may therefore impede the growth or sustainability of the Bitcoin economy globally, or otherwise negatively affect the value of Bitcoin. The regulatory uncertainty surrounding the treatment of Bitcoin creates risks for the Trust.

On March 5, 2020, South Korea voted to amend its Financial Information Act to require virtual asset service providers to register and comply with its AML and Combating the Financing of Terrorism (“CFT”) framework. These measures also provide the government with the authority to close digital asset exchanges that do not comply with specified processes. The Chinese and South Korean governments have also banned initial coin offerings (“ICOs”) and there are reports that Chinese regulators have taken action to shut down a number of China-based digital asset exchanges. Further, on January 19, 2018, a Chinese news organization reported that the People’s Bank of China had ordered financial institutions to stop providing banking or funding to “any activity related to cryptocurrencies.” Similarly, in April 2018, the Reserve Bank of India banned the entities it regulates from providing services to any individuals or business entities dealing with or settling digital assets. On March 5, 2020, this ban was overturned in the Indian Supreme Court, although the Reserve Bank of India is currently challenging this ruling and, in December 2021, reportedly informed its central board of directors that it favors a complete ban on cryptocurrencies. There remains significant uncertainty regarding the South Korean, Indian and Chinese governments’ future actions with respect to the regulation of digital assets and digital asset exchanges. Such laws, regulations or directives may conflict with those of the United States and may negatively impact the acceptance of bitcoin by users, merchants and service providers outside the United States, and may therefore impede the growth or sustainability of the Bitcoin economy in the European Union, China, Japan, Russia and the United States and globally, or otherwise negatively affect the value of Bitcoin.

Other foreign jurisdictions including Canada and Singapore has approved exchange-traded Bitcoin products. Canada and Singapore have also opined that token offerings may constitute securities offerings subject to local securities regulations.

Human Capital Resources

General

As of August 19, 2025, we had 1 full-time equivalent employee located in the United States and 4 full-time equivalent employees located in Singapore. None of our employees are either represented by a labor union or subject to a collective bargaining agreement. We also engage fitness instructors and fitness content production personnel on an independent contractor basis. Our utilization of independent contractors fluctuates significantly depending on several factors, including the growth of, and demand for new fitness content by, our member base.

Facilities

Our corporate headquarters are located in Singapore, where we hold a lease that has a monthly fee of S$23,174.49 (GST included).

MANAGEMENT

Executive Officers and Directors

The following table sets forth information regarding our current directors, executive officer, non-executive and other officers:

Name	Age	Position(s)
Jinghai Jiang	47	Chairman of the Board, Chief Executive Officer, Chief Operating Officer
Mei Yeung	35	Independent Director, Chair of the Audit Committee, and a member of the Compensation Committee and the Nominating Committee of the Company
Xiaping Cao	49	Independent Director, Chair of the Nominating Committee and the Compensation Committee
Siyuan Zhuang	42	Independent Director, member of the Audit Committee, the Compensation Committee and the Nominating Committee of the Company

Jinghai Jiang, Chairman of the Board, Chief Executive Officer, Chief Operating Officer, age 47

Mr. Jinghai Jiang has been our Chief Operating Officer since December 13, 2021. Mr. Jiang has been involved in blockchain technology since 2016, when he founded Haiyuan Culture Development Limited and Qisuan Technology Limited to research and apply blockchain technology. Mr. Jiang also created the online community “Big Cabbage Blockchain” and has published multiple white papers to teach blockchain technology and the cryptocurrency business. Furthermore, Mr. Jiang has invested in over ten data centers whose combined capacity totals 1030MW. Mr. Jinghai Jiang graduated with a degree in Industrial Automation from Wuxi Radio and Television University in 2000. On April 10, 2024, Jinghai Jiang, was appointed as the Chief Executive Officer and Chairman of the Board.

Mei Yeung, Independent Director, age 35

Ms. Mei Yeung is a detail-oriented and highly motivated finance and accounting professional with over 12 years of experience in the field. Throughout her career, Ms. Yeung has held various roles in finance, where she has demonstrated proficiency in cross-functional finance and accounting management, as well as overseeing financial reviews, reporting, and internal controls. Over the past five years, Ms. Mei Yeung has garnered extensive experience in the finance sector with prominent real estate investment companies based in Florida, USA, with a robust background in financial management and a keen understanding of the real estate market dynamics. Ms. Yeung earned her Bachelor of Business Administration degree in Finance from Florida International University in August 2012, and subsequently pursued her Master of Science degree in Finance from the University of Miami in August 2016.

Siyuan Zhuang, Independent Director, age 42

Mr. Siyuan Zhuang is a seasoned and driven entrepreneur boasting nearly two decades of invaluable experience in business development and leadership. For the past 5 years, Mr. Zhuang has venture into the realms of AI and Web3 technology by co-founding HongKong Qisuan Technology Limited. In August 2023, Mr. Zhuang launched TradeGpt, a financial forecasting model, through HongKong. Prior to his foray into AI and Web3, Mr. Zhuang made significant strides in the realms of marketing strategy consulting and strategic planning, particularly within the dynamic startup ecosystem of China.

Xiaping Cao, Director, age 49

Dr. Xiaping Cao has years of experience in domestic and overseas teaching, research and management, and has gained a high international reputation in finance and fintech industry. Dr. Cao is a professor of Finance at Hang Seng University of Hong Kong. Previously, Dr. Cao served as Dean of Asia Private Equity College at Singapore Management University, Visiting Professor of Innovation and Entrepreneurship Center at Nanyang Technological University, Director of Massachusetts Institute of Technology REAP Guangzhou Center, President of Southern Institute of Financial Technology, committee member of Major Administrative Decision-making Advisory Committee at People’s Government of Guangdong Province, and committee member of Guangzhou Equity Exchange.

Dr. Xiaping Cao currently also serves as the associate editor of international renowned economic journal Economic Modelling and Frontier in Artificial Intelligence. Dr. Cao has been invited to serve as the featured chief editor of Pacific Basin Finance Journal, a well-known international financial Journal. Dr. Cao has published many papers as the first author in top international financial and management journals, including Journal of Financial Economics, Journal of Corporate Finance, Journal of Banking and Finance, Journal of Quantitative and Financial Analysis, and Management Science. In addition, he is working as an adviser to the Securities Investor Association, initiated by Singapore Exchange (SGX).

Dr. Cao received his PhD Degree in Finance from Boston College in 2008, under the supervision of Professor Josh Lerner from Harvard Business School, a well-known scholar in venture capital and private equity.

Family Relationships

There are no family relationships among any of our directors or executive officers.

Board of Directors and Board Committees

Our board of directors currently consists of four directors, three of whom are independent as such term is defined by the Nasdaq Capital Market.

The directors will be re-elected at our annual general meeting of shareholders on an annual basis.

A director may vote in respect of any contract or transaction in which he is interested, provided, however that the nature of the interest of any director in any such contract or transaction shall be disclosed by him at or prior to its consideration and any vote on that matter. A general notice or disclosure to the directors or otherwise contained in the minutes of a meeting or a written resolution of the directors or any committee thereof of the nature of a director’s interest shall be sufficient disclosure and after such general notice it shall not be necessary to give special notice relating to any particular transaction. A director may be counted for a quorum upon a motion in respect of any contract or arrangement which he shall make with our company, or in which he is so interested and may vote on such motion.

Director Compensation

Directors who are also full-time officers or employees of our company receive no additional compensation for serving as directors. All non-employee directors receive compensation in accordance with our non-employee director compensation policy, described below.

The following table sets forth information with respect to compensation for services in all capacities to us and our subsidiaries earned by our directors, who are not full-time officers or employees, who served during the year ended June 30, 2024.

					Non qualified
				Non-equity	Deferred
	Fees Earned or	Stock	Option	Incentive Plan	Compensation	All Other
	Paid in Cash(1)	Awards(2)	Awards(2)	Compensation	Earnings	Compensation	Total
Name	($)	($)	($)	($)	($)	($)	($)
Mei Yeung	12,000	—	—	—	—	—	12,000
Xiaping Cao	5,000	—	—	—	—	—	5,000
Siyuan Zhuang	5,000	—	—	—	—	—	5,000

Non-Employee Director Compensation Policy

We have established a compensation policy designed to attract and retain highly qualified individuals to serve on our Board of Directors and to align the interests of our non-employee directors with those of our shareholders.

Each non-employee director is entitled to receive an annual cash compensation for their service on the Board and, if applicable, for service as Audit Committee Chair, as follows:

●	Board Membership Retainer: $10,000 per year

●	Audit Committee Chair: Additional $14,000 per year

Board Committees

We established three committees under the board of directors: an audit committee, a compensation committee and a nominating committee. We have adopted a charter for each of the three committees.

Each committee’s members and functions are described below.

Audit Committee

Our audit committee consisted of Ms. Mei Yeung, Mr. Siyuan Zhuang and Mr. Xiaping Cao. Ms. Mei Yeung is the chairman of our audit committee. The Company believes that each of the members of the audit committee is “independent” and that Mei Yeung qualifies as an “audit committee financial expert” in accordance with applicable Nasdaq Capital Market listing standards. The primary responsibility of the audit committee is to make such examinations as are necessary to monitor the corporate financial reporting and external audits of the Company and its subsidiaries; to provide to the board of directors the results of its examinations and recommendations derived therefrom; to outline to the board of directors improvements made, or to be made, in internal accounting controls; to nominate an independent auditor; and to provide to the board of directors such additional information and materials as it may deem necessary to make the board of directors aware of significant financial matters requiring the board of directors attention. In carrying out its responsibility, the audit committee will be responsible for, among other things:

●	appointing the independent auditors and pre-approving all auditing and non-auditing services permitted to be performed by the independent auditors;
●	reviewing with the independent auditors any audit problems or difficulties and management’s response;
●	discussing the annual audited financial statements with management and the independent auditors;
●	reviewing the adequacy and effectiveness of our accounting and internal control policies and procedures and any steps taken to monitor and control major financial risk exposures;
●	reviewing and approving all proposed related party transactions;
●	meeting separately and periodically with management and the independent auditors; and
●	monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance.

Compensation Committee

Our compensation committee consists of Mr. Xiaping Cao, Mr. Siyuan Zhuang and Ms. Mei Yeung. Mr. Xiaping Cao is the chairman of our compensation committee. The compensation committee will assist the board of directors in reviewing and approving the compensation structure, including all forms of compensation, relating to our directors and executive officers. Our CEO may not be present at any committee meeting during which his compensation is deliberated. The compensation committee will be responsible for, among other things:

●	reviewing and approving, or recommending to the board of directors for its approval, the compensation for our CEO and other executive officers;
●	reviewing and recommending to the shareholders for determination with respect to the compensation of our directors;
●	reviewing periodically and approving any incentive compensation or equity plans, programs or similar arrangements; and
●	selecting compensation consultant, legal counsel or other adviser only after taking into consideration all factors relevant to that person’s independence from management.

Nominating Committee

Our nominating committee consists of Ms. Mei Yeung, Mr. Siyuan Zhuang and Mr. Xiaping Cao. Mr. Xiaping Cao is the chairperson of our nominating committee. All members of the nominating committee are independent, as such term is defined by the Nasdaq Capital Market listing standards. The nominating committee will assist the board of directors in selecting individuals qualified to become our directors and in determining the composition of the board of directors and its committees. The nominating committee will be responsible for, among other things:

●	selecting and recommending to the board nominees for election by the shareholders or appointment by the board of directors;
●	reviewing annually with the board of directors the current composition of the board of directors with regards to characteristics such as independence, knowledge, skills, experience and diversity;
●	making recommendations on the frequency and structure of board meetings and monitoring the functioning of the committees of the board of directors; and
●	advising the board of directors periodically with regards to significant developments in the law and practice of corporate governance as well as our compliance with applicable laws and regulations, and making recommendations to the board of directors on all matters of corporate governance and on any remedial action to be taken.

Copy of our committee charters are also available on the Company’s website at http://bitorigin.io/ and in print upon request.

Duties of Directors

Under Cayman Islands law, our directors owe to us fiduciary duties, including a duty of loyalty, a duty to act honestly and a duty to act in what they consider in good faith to be in our best interests. Our directors must also exercise their powers only for a proper purpose. Our directors also have a duty to exercise the skill they actually possess and such care and diligence that a reasonably prudent person would exercise in comparable circumstances. In fulfilling their duty of care to us, our directors must ensure compliance with our memorandum and articles of association, as amended and restated from time to time. Our company may have the right to seek damages if a duty owed by our directors is breached.

Interested Transactions

A director may vote, attend a board meeting or sign a document on our behalf with respect to any contract or transaction in which he or she is interested. A director must promptly disclose the interest to all other directors after becoming aware of the fact that he or she is interested in a transaction we have entered into or are to enter into. A general notice or disclosure to the board of directors that a director is a shareholder of any specified firm or company and/or is to be regarded as interested in any transaction with such firm or company will be sufficient disclosure, and, after such general notice, it will not be necessary to give special notice relating to any particular transaction.

Remuneration and Borrowing

The directors may receive such remuneration as determined from time to time by a general meeting of the Company or by resolution of the directors or any committee of the directors. Each director is entitled to be paid all traveling, hotel and other expenses properly incurred in going to, attending and returning from meetings of our board of directors or committees of our board of directors or shareholder meetings or otherwise in connection with the business of the Company, or to receive a fixed allowance in respect thereof as may be determined by the directors from time to time, or a combination partly of one such method and partly the other. The compensation committee will assist the directors in reviewing the compensation structure for the directors. Our board of directors may exercise all the powers of the company to borrow money and to mortgage or charge our undertakings and property or any part thereof, to issue debentures, debenture stock and other securities whenever money is borrowed or as security for any debt, liability or obligation of the Company or of any third party.

Terms of Directors and Officers

Our officers are elected by and serve at the discretion of the board of directors. Each director is not subject to a term of office and holds office until such time as his successor takes office or until the earlier of his death, resignation or removal from office. A director may be removed from office by ordinary resolution of our shareholders or by a resolution of our directors. A director will be removed from office automatically if, among other things, the director (i) becomes bankrupt or makes any arrangement or composition with his creditors; (ii) dies or is found by our company to be of unsound mind; (iii) resigns by notice in writing to our company;; or (iv) is removed from office pursuant to any other provisions of the Memorandum and Articles of Association.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or officers has been convicted in a criminal proceeding, excluding traffic violations or similar misdemeanors, nor has any been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws, except for matters that were dismissed without sanction or settlement. Except as set forth in our discussion below in “Related Party Transactions,” our directors and officers have not been involved in any transactions with us or any of our affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

Code of Ethics

Our board of directors adopted a code of ethics that applies to all of our employees, officers and directors, including our Chief Executive Officer and other executive and senior financial officers. The full text of our codes of business conduct and ethics is posted on the investor relations page of our website (http://bitorigin.io/). The inclusion of our website address in this prospectus is an inactive textual reference only. We intend to disclose future amendments to our codes of business conduct and ethics, or any waivers of such code, on our website or in public filings. Information contained on, or that can be accessed through, our website is not incorporated by reference in this prospectus and does not form a part of this prospectus.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee has ever been an executive officer or employee of ours. None of our executive officers currently serve, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

Indemnification and Insurance

Cayman Islands law does not limit the extent to which the Company’s amended and restated memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our amended and restated memorandum and articles of association provide for indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such unless such losses or damages arise from their own willful neglect or default.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable as a matter of United States law.

EXECUTIVE COMPENSATION

Named Executive Officers

The following table presents the compensation awarded to, earned by or paid to our named executive officers for the years ended June 30, 2024 and December 31, 2023.

Summary Compensation Table

		Salary	Bonus	Awards		Compensation	Total
Name and Principal Position	Fiscal Year	($)(1)	($)	($)		($)	($)
Jinghai Jiang	2024	75,000	—	—		—	75,000
Chief Executive Officer(6)	2023	—	—	—		—	—
	2022	50,000	—	—		—	50,000
Lucas Wang	2024	253,480	—	16,802		—	270,282
Former Chief Executive Officer and Director (6)	2023	280,920	—	26,909		—	307,829
	2022	240,000	—	540,379	(2)	—	780,379
Jiaming Li	2024	198,600	—	12,604		—	211,204
Former President(7)	2023	309,384	—	20,181		—	329,565
	2022	240,000	—	405,296	(3)	—	645,296
Lianfei Du	2024	87,496	—	—		—	87,496
Former Executive Vice President(4)	2023	164,636	—	—		12,978	177,614
	2022	120,000	—	—		—	120,000
Erick W Rengifo	2024	—	—	—		—	—
Former Chief Strategy Officer and Director(5)	2023	60,000	—	—		—	60,000
	2022	120,000	—	—		—	120,000
Xia Wang	2024	—	—	—		—	—
Former Chief Financial Officer(8)	2023	—	—	—		—	—
	2022	80,000	—	—		—	80,000
(1)	Amount reflecting salary paid or accrued to the individuals for services rendered, if any, to the Company and its subsidiaries.
(2)	Pursuant to the employment agreement with Lucas Wang, the Company agreed to issue to Lucas Wang a total of 63,202 ordinary shares (1,896,066 ordinary shares before the Reverse Share Split) of the company, with 21,068 ordinary shares (632,022 ordinary shares before the Reverse Share Split valued at $0.855 per share) vested at the time of signing the agreement, 5,267 ordinary shares (158,005 ordinary shares before the Reverse Share Split valued at $0.1703 per share) vested in April 2023, 5,267 ordinary shares vested in September 2023 and 5,267 ordinary shares vested in December 2023.
(3)	Pursuant to the employment agreement with Jiaming Li, the Company agreed to issue to Jiaming Li a total of 47,402 ordinary shares (1,422,049 ordinary shares before the Reverse Share Split) of the company, with 15,801 ordinary shares (474,016 ordinary shares before the Reverse Share Split valued at $0.855 per share) vested at the time of signing the agreement, 3,951 ordinary shares (118,504 ordinary shares before the Reverse Share Split valued at $0.1703 per share) vested in April 2023, 3,951 ordinary shares vested in September 2023 and 3,951 ordinary shares vested in December 2023.
(4)	On September 1, 2022, the board of directors of the Company approved the appointment of Ms. Lianfei Du as the Executive Vice President, effective on September 1, 2022. On November 27, 2023, Ms. Lianfei Du tendered her resignation as the Executive Vice President of the Company.
(5)	On December 31, 2022, Mr. Erick W Rengifo tendered his resignation as a Director and the Chief Strategy Officer of the Company.
(6)	On April 10, 2024, Lucas Wang resigned as the Chief Executive Officer, the Chairman of the Board and a director of the Company and, in his place, Jinghai Jiang, the current Chief Operating Officer of the Company, has been appointed the Chief Executive Officer, the Chairman of the Board and a director of the Company until the Company’s next annual meeting of shareholders and until his successor is duly elected and qualified, or until his earlier death, resignation or removal.
(7)	On November 27, 2023, Mr. Jiaming Li tendered his resignation as the President of the Company. The Board of the Company passed a resolution to issue the remaining unvested shares to Jiaming Li, which will only be issued upon written notice.
(8)	On February 19, 2024, the Company terminated employment of its Chief Financial Officer, Ms. Xia Wang, without cause with 30 days prior written notice. The termination was effective on March 20, 2024.

Narrative to Summary Compensation Table

Base Salaries

The base salaries for the Company’s named executive officers are designed to provide a stable and competitive level of fixed compensation for services rendered during the fiscal year. Base salaries are determined and reviewed annually by the Compensation Committee, taking into account factors such as the executive’s role, responsibilities, experience, individual performance, market competitiveness, and overall Company performance. Base salaries may also be adjusted in connection with promotions or other changes in responsibilities.

Equity Incentive Awards

Equity incentive awards are a key component of the Company’s compensation program, intended to align the interests of the executive officers with those of the Company’s shareholders, and to promote long-term value creation. These awards are typically granted under the Company’s equity incentive plan and may take the form of stock options, restricted stock units (RSUs), performance share units (PSUs), or other stock-based awards. The Compensation Committee determines the size and terms of individual grants based on the executive’s position, performance, and market data, as well as the Company’s overall equity compensation strategy. Awards generally vest over a period of time, subject to continued service with the Company, and may include performance-based vesting conditions.

Health and Welfare Benefits and Perquisites

The Company does not provide any health, dental, vision, life, or disability insurance benefits that are specifically tailored for its executive officers. Executive officers do not receive any perquisites or personal benefits beyond those offered to employees generally. The Company also does not offer supplemental insurance, relocation assistance, wellness programs, or other executive-specific benefits or reimbursements.

Retirement Benefits

The Company does not maintain any defined benefit pension plans or non-qualified supplemental executive retirement plans.

Employment Agreements with Executive Officers

Our employment agreements with our officers generally provide for employment for a specific term and pay annual salary, health insurance, pension insurance, and paid vacation and family leave time. The agreement may be terminated by either party as permitted by law. In the event of a breach or termination of the agreement by our company, we may be obligated to pay the employee twice the ordinary statutory rate. In the event of a breach or termination causing loss to our company by the employee, the employee may be required to indemnify us against loss. We have executed employment agreement with Jinghai Jiang. We have executed Director Offers with Xiaping Cao, Mei Yeung and Siyuan Zhuang.

Xiaping Cao

We entered into a Director Offer Letter, effective on March 22, 2022, with Mr. Cao pursuant to which Mr. Cao shall receive an annual compensation of $10,000.

Jinghai Jiang

We entered into an employment agreement with Jinghai Jiang for the position of Chief Operating Officer. The employment agreement is effective from December 13, 2021 to December 12, 2024, with an annual compensation of $50,000.

Mei Yeung

We entered into a Director Offer Letter, effective on April 10, 2024, with Ms. Yeung pursuant to which Ms. Yeung shall receive an annual compensation of $24,000.

Siyuan Zhuang

We entered into a Director Offer Letter, effective on March 21, 2024, with Mr. Zhuang pursuant to which Mr. Zhuang shall receive an annual compensation of $10,000.

Outstanding Equity Awards at 2024 Year End

On February 17, 2024, the Board of Directors of the Company passed a resolution to issue the remaining 19,755 unvested shares to Jiaming Li, which will only be issued upon written notice. 19,755 shares were outstanding as at 2024 Year End.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

We describe below transactions and series of similar transactions, since July 1, 2023 to which we were a party or will be a party, in which:

●	the amounts involved exceeded or will exceed the lesser of $120,000 or 1% of the average of our total assets at year-end for the last two completed fiscal years; and
●	any of our directors, executive officers or beneficial holders of more than 5% of any class of our voting securities had or will have a direct or indirect material interest.

During the years ended June 30, 2024 and 2023, Intellectual International Capital LLC (“IIC”) made certain payments and received certain payments on behalf of the Company as described below. The Company’s former president, Dr. Jiaming Li, was a senior manager at IIC, and he resigned from the Company in November 2023 and was not a related party to the Company pursuant to the definition of Related Parties under ASC 850 from then onwards.

		June 30,		June 30,
Name of related party	Relationship	2024		2023
Intellectual International Capital LLC (“IIC”)	Significant influence by a former member of the Company’s management (June 30, 2023: member of the Company’s management)	$580,335	*	$118,212	*
*	The balance is non-trade advances to the related party and is short term in nature and due on demand with no interest bearing.

Other than disclosed elsewhere, the Company had the following significant related party transaction for the years ended June 30, 2024, 2023:

		June 30,	June 30,
Name of related party	Related party	2024	2023
Receipt on behalf of Company	Intellectual International Capital LLC	$3,393,027	$1,205,110
Payment on behalf of Company	Intellectual International Capital LLC	(2,812,692)	(1,056,897)

Policies and Procedures for Related Party Transactions

Our board of directors approved a policy, effective immediately prior to the completion of our initial public offering, that our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of any class of our voting securities (including our ordinary shares), including any of their immediate family members and affiliates, including entities owned or controlled by such persons (collectively, “related persons”) are not permitted to enter into a related person transaction with us without the prior consent of our audit committee. Transactions involving compensation for services provided to us as an employee, consultant, or director are not considered related person transactions under this policy. Any request for us to enter into a transaction with any related person in which the amount involved exceeds the lesser of $120,000 or 1% of the average of our total assets at year-end for the last two completed fiscal years (to extent we are deemed a smaller reporting company), and such person would have a direct or indirect interest must first be presented to our audit committee for review, consideration and approval. To identify related person transactions in advance, we rely on information supplied by our executive officers, directors, and certain significant shareholders. In considering related person transactions, our audit committee takes into account the relevant available facts and circumstances, which may include, but are not limited to:

●	the risks, costs, and benefits to us;
●	the extent of the related person’s interest in the transaction;
●	the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated;
●	the terms of the transaction;

●	the availability of other sources for comparable services or products; and
●	the terms available whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances.

We did not have a formal review and approval policy for related party transactions at the time of any of the transactions described above. However, all of the transactions described above were entered into after presentation, consideration and approval by our board of directors.

SELLING SHAREHOLDERS

The ordinary shares being offered by the Selling Shareholders are those issuable to the Selling Shareholders upon conversion of the Notes, under the Equity Purchase Facility Agreement and under the Purchase Agreement. For additional information regarding the issuance of the Notes, see “Private Placement of Notes” above. For additional information regarding the issuance of ordinary shares under the Equity Purchase Facility Agreement, see “Equity Purchase Facility Agreement” above. For additional information regarding the issuance of ordinary shares under the Purchase Agreement, see “August 2025 Securities Purchase Agreements” above. We are registering the ordinary shares in order to permit the Selling Shareholders to offer the shares for resale from time to time. Except for the ownership of the Notes issued pursuant to the Securities Purchase Agreement and the Equity Purchase Facility Agreement, the Selling Shareholders have not had any material relationship with us within the past three years.

The table below lists the Selling Shareholders and other information regarding the beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder) of the ordinary shares held by each of the Selling Shareholders. The second column lists the number of ordinary shares beneficially owned by the Selling Shareholders, based on their respective ownership of ordinary shares and Notes, as of August 19, 2025, assuming conversion of the Notes held by each such Selling Shareholder on that date but taking account of any limitations on conversion and exercise set forth in the Notes, the EPFA and the Purchase Agreement.

The third column lists the ordinary shares being offered by this prospectus by the Selling Shareholders and does not take into account any limitations on conversion of the Notes or limitations under the EPFA or the Purchase Agreement set forth therein.

In accordance with the terms of a registration rights agreements with the holders of the Notes and the Investor to the EPFA, this prospectus generally covers the resale of 100% of the maximum number of ordinary shares issued or issuable pursuant to the Notes or EPFA, including payment of interest on the Notes through July 16, 2028, determined as if the outstanding Notes (including interest on the Notes through July 16, 2028) were converted in full (without regard to any limitations on conversion contained therein solely for the purpose of such calculation) at the applicable floor price of the respective Note then in effect calculated as of the trading day immediately preceding the date this registration statement was initially filed with the SEC. In accordance with the terms of the Purchase Agreement, this prospectus also covers the resale of 20,000,000 ordinary shares issued pursuant to the Purchase Agreement and 20,000,000 ordinary shares issuable upon exercise of warrants under the terms of the Purchase Agreement. Because the conversion price and alternate conversion price of the Notes and the price per share pursuant to the EPFA may be adjusted, the number of shares that will actually be issued may be more or less than the number of shares being offered by this prospectus. The fourth column assumes the sale of all of the shares offered by the Selling Shareholders pursuant to this prospectus.

Under the terms of the Notes and the EPFA, a Selling Shareholder may not convert the Notes, utilize the EPFA or exercise the warrants under the Purchase Agreement to the extent (but only to the extent) such Selling Shareholder or any of its affiliates would beneficially own a number of our ordinary shares which would exceed 4.99% of the outstanding shares of the Company (the “Maximum Percentage”). The number of shares in the second column reflects these limitations. The Selling Shareholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

	Number of Shares of Ordinary Shares Beneficially Owned Prior to Offering (1)			Maximum Number of Shares of Ordinary Shares Being Sold	Number of Shares of Ordinary Shares Owned After Offering (4)
Name of Selling Shareholder	Number		Percent		Number	Percent
ATW Digital Asset Opportunities IV LLC (5)	3,097,630	(2)	4.99%	355,866,088	2,784,104	0.67%
Dogecoin Treasury Reserve LLC (6)	3,097,630	(3)	4.99%	784,313,725	2,784,104	0.67%
Zhang Fan(7)	0		0%	22,800,000	0	0%
Ye Yuanyuan(7)	0		0%	8,600,000	0	0%
Zhou Yibiao(7)	0		0%	8,600,000	0	0%

(1)Applicable percentage ownership is based on 89,378,521 ordinary shares outstanding as of August 19, 2025, and based on 1,254,495,378 ordinary shares outstanding after the offering.

(2)This column lists the number of our ordinary shares beneficially owned by this Selling Shareholder as of August 19, 2025 after giving effect to the Maximum Percentage (as defined in the paragraph above). Without regard to the Maximum Percentage, as of August 19, 2025, this Selling Shareholder would beneficially own an aggregate of 358,670,192 of our ordinary shares, consisting of (i) 223,166,369 ordinary shares underlying the A-1 Note held by this Selling Shareholder at a conversion price equal to the floor price of $0.559, all of which are being registered under this prospectus; (ii) 111,583,184 ordinary shares underlying the B-1 Note held by this Selling Shareholder at a conversion price equal to the floor price of $0.559, all of which are being registered under this prospectus; (iii) 21,136,534 ordinary shares underlying the C-1 Note held by this Selling Shareholder at a conversion price equal to the floor price of $0.079, all of which are being registered under this prospectus; and (iv) 2,784,104 ordinary shares issuable upon exercise of warrants held by this Selling Shareholder, none of which are being registered under this prospectus. For the purposes of the calculations of ordinary shares to be sold pursuant to the prospectus we are assuming (a) an event of default under the Notes has not occurred, (b) each Note is converted in full , without regard to any limitations set forth therein, and (c) interest on the Notes has accrued through the third anniversary of the issuance date of the respective Note and is paid in ordinary shares, at an interest rate of 8.5% per annum.

(3)This column lists the number of our ordinary shares beneficially owned by this Selling Shareholder as of August 19, 2025 after giving effect to the Maximum Percentage (as defined in the paragraph above) upon the effectiveness of this Registration Statement. Without regard to the Maximum Percentage, as of August 19, 2025, this Selling Shareholder would beneficially own an aggregate of 784,313,725 ordinary shares issuable pursuant to the EPFA, all of which are being registered under this prospectus. For the purposes of the calculations of ordinary shares to be sold pursuant to the prospectus we are assuming the full commitment amount of $400 million is issued at a price per share equal to the closing price of our ordinary shares on August 15, 2025 of $0.51.

(4)Represents the amount of shares that will be held by the Selling Shareholders after completion of this offering based on the assumptions that (a) all ordinary shares underlying the Notes and issuable pursuant to the EPFA and the Purchase Agreement and registered for sale by the registration statement of which this Prospectus is part of will be sold and (b) no other shares of ordinary shares are acquired or sold by the Selling Shareholders prior to completion of this offering. However, the Selling Shareholders may sell all, some or none of such shares offered pursuant to this Prospectus and may sell other shares of ordinary shares that they may own pursuant to another registration statement under the Securities Act or sell some or all of their shares pursuant to an exemption from the registration provisions of the Securities Act, including under Rule 144.

(5)ATW Digital Asset Opportunities IV LLC (“ATW Digital”) is a wholly owned special purpose vehicle of ATW Opportunities Master Fund II, L.P. (the “Fund”). ATW Partners Opportunities Management, LLC serves as the investment manager to the Fund (the “Adviser”). The Fund and the Adviser may be deemed to have shared voting and dispositive power with respect to the ordinary shares held by ATW Digital and may be deemed to be the beneficial owner of these shares. Kerry Propper and Antonio Ruiz-Gimenez serve as the managing members of the Adviser (the “Managing Members”). The Managing Members, in their capacity as Managing Members of the Adviser, may also be deemed to have investment discretion and voting power over the ordinary shares held by ATW Digital. The Fund, the Adviser and the Managing Members each disclaim any beneficial ownership of such ordinary shares. The address of ATW Digital is c/o ATW Partners Opportunities Management, LLC One Penn Plaza, Floor 48, Suite 4810, New York, NY 10119.

(6)Dogecoin Treasury Reserve LLC (“Dogecoin Treasury”) is a wholly owned special purpose vehicle of SZOP Multistrat L.P. (the “Dogecoin Fund”). SZOP Multistrat Management, LLC (the “Dogecoin Adviser”) serves as the investment manager to the Dogecoin Fund. The Dogecoin Fund and the Dogecoin Adviser may be deemed to have shared voting and dispositive power with respect to the ordinary shares held by Dogecoin Treasury and may be deemed to be the beneficial owner of these shares. The Managing Members, in their capacity as Managing Members of the Dogecoin Adviser, may also be deemed to have investment discretion and voting power over the ordinary shares held by Dogecoin Treasury. The Dogecoin Fund, the Dogecoin Adviser and the Managing Members each disclaim any beneficial ownership of such ordinary shares. The address of the Dogecoin Treasury is c/o SZOP Multistrat Management, LLC One Penn Plaza, Floor 48, Suite 4810, New York, NY 10119.

(7)The address of each of these selling shareholders is c/o 160 Robinson Road, 12F, SBF Center, Singapore 068914.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of our ordinary shares, as of August 19, 2025 by:

●	each person or group of affiliated persons known by us to beneficially own more than 5% of our ordinary shares;
●	each of our named executive officers;
●	each of our directors; and
●	all of our executive officers and directors as a group.

The number of shares beneficially owned by each shareholder is determined under rules issued by the SEC. Under these rules, a person is deemed to be a “beneficial” owner of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. Except as indicated in the footnotes below, we believe, based on the information furnished to us, that the individuals and entities named in the table below have sole voting and investment power with respect to all ordinary shares beneficially owned by them, subject to any applicable community property laws.

Percentage ownership of our ordinary shares is based on 89,378,521 ordinary shares outstanding on August 19, 2025. Unless noted otherwise, the address of all listed shareholders is 160 Robinson Road, 12F, SBF Center, Singapore 068914. Our executive officers and directors, collectively, own 768,000 (0.86%) of our outstanding shares.

Principal Shareholders	Number of Shares Beneficially Owned (#)	Percentage Ownership
Directors and Named Executive Officers:
Jinghai Jiang, Chairman of the Board and Chief Executive Officer	768,000	0.86%
Xiaping Cao, Director	—	—%
Siyuan Zhuang, Director	—	—%
Mei Yeung, Director	—	—%
All directors and executive officers as a group (4 persons)	768,000	0.86%

5% Beneficial Owner
None

DESCRIPTION OF SHARE CAPITAL

We are a Cayman Islands exempted company and our affairs are governed by our amended and restated memorandum and articles of association and the Companies Act of the Cayman Islands, which we refer to as the “Companies Act” below (each as amended or modified from time to time). As of the date of this prospectus, we have the following series of securities registered pursuant to Section 12(b) of the Exchange Act:

Title of Each Class	Trading symbol	Name of Each Exchange On Which Registered
Class A Ordinary shares, par value $0.000001 per share	BTOG	The Nasdaq Stock Market LLC

As provided in our fifth amended and restated memorandum and articles of association, our authorized share capital consists of 15,000,000,000, shares, par value US$0.000001 per share, comprising of 14,250,000,000 Class A ordinary shares, par value US$0.000001 per share, each 750,000,000 Class B ordinary shares, par value US$0.000001 per share.

The following are summaries of material provisions of our amended and restated memorandum and articles of association and of the Companies Act, insofar as they relate to the material terms of our Class A ordinary shares. The summaries do not purport to be complete and are qualified in their entirety by reference to our Amended and Restated Memorandum and Articles of Association, which are filed as exhibits to the registration statement of which this prospectus forms a part.

Listing

Our ordinary shares are listed on the Nasdaq Capital Market under the symbol “BTOG.”

Transfer Agent and Registrar

The transfer agent and registrar for the ordinary shares is Securities Transfer Corporation.

Distributions

The holders of our ordinary shares are entitled to such dividends or other distributions as may be recommended by the board and authorized by shareholders subject to the Cayman Islands Companies Act and our amended and restated memorandum and articles of association. The Company may by ordinary resolution or by resolution of the directors declare dividends, but no dividend shall exceed the amount recommended by the directors.

Shareholders’ voting rights

In respect of all matters subject to a shareholders’ vote unless otherwise required under the Companies Act or by the amended and restated memorandum and articles of association, holders of Class A ordinary shares and Class B ordinary shares shall at all times vote together as one class on all resolutions submitted to a vote by the shareholders. At any general meeting, each Class A ordinary share shall entitle the holder thereof to one (1) vote on all matters subject to vote at general meetings of the Company, and each Class B ordinary share shall entitle the holder thereof to twenty (20) votes on all such matters.

Any action required or permitted the shareholders must be taken at a duly called annual or special meeting of the shareholders entitled to vote on such action and may be effected by a resolution of shareholders consented to in writing. At each general meeting, each shareholder who is present in person or by proxy (or, in the case of a shareholder being a corporation, by its duly authorized representative) will have one vote for each ordinary share which such shareholder holds.

An ordinary resolution requires a simple majority of the votes of such shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy, at a general meeting, or a written resolution signed by all shareholders entitled to vote at a general meeting.

A special resolution requires a majority of at least two-thirds of the votes of such shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy, at a general meeting of which notice specifying the intention to propose the resolution as a special resolution has been duly given, or a written resolution signed by all shareholders entitled to vote at a general meeting and otherwise in accordance with our memorandum and articles of association and the Cayman Islands Companies Act.

Conversion

Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances. Class B ordinary shares are convertible into Class A ordinary shares on a one for one basis at the option of the holder of such Class B ordinary shares, provided that the applicable conversion ratio for Class B ordinary shares shall be adjusted to account for (i) any subdivision (by share split, subdivision, exchange, capitalization, rights issue, reclassification, recapitalization or otherwise) or combination (by reverse share split, share consolidation, exchange, reclassification, recapitalization or otherwise) or similar reclassification or recapitalization of the Class A ordinary shares in issue into a greater or lesser number of shares occurring after the adoption of the amended and restated memorandum and articles of association without a proportionate and corresponding subdivision, combination or similar reclassification or recapitalization of the Class B ordinary shares in issue, and (ii) any subdivision (by share split, subdivision, exchange, capitalization, rights issue, reclassification, recapitalization or otherwise) or combination (by reverse share split, share consolidation, exchange, reclassification, recapitalization or otherwise) or similar reclassification or recapitalization of the Class B ordinary shares in issue into a greater or lesser number of shares occurring after the adoption of the amended and restated memorandum and articles of association without a proportionate and corresponding subdivision, combination or similar reclassification or recapitalization of the Class A ordinary shares in issue.

Election of directors

Delaware law permits cumulative voting for the election of directors only if expressly authorized in the certificate of incorporation. The laws of Cayman Islands, however, do not specifically prohibit or restrict the creation of cumulative voting rights for the election of our directors. Cumulative voting is not a concept that is accepted as a common practice in Cayman Islands, and we have made no provisions in our memorandum and articles of association to allow cumulative voting for elections of directors.

The Company may by ordinary resolution or by resolution of the directors at any time, and from time to time, appoint a person as an additional director or persons as additional directors. The Company may by ordinary resolution or by resolution of the directors remove a director before the expiration of his period of office, and may by ordinary resolution or by resolution of the directors appoint another person in his stead.

Our memorandum and articles of association provides that the remuneration of the directors shall from time to time be determined by the Company in general meeting or by resolution of the directors or any committee of the directors. The directors shall also be entitled to be paid their travelling, hotel and other expenses properly incurred by them in going to, attending and returning from meetings of the directors, or any committee of the directors, or general meetings of the Company, or otherwise in connection with the business of the Company, or to receive a fixed allowance in respect thereof as may be determined by the directors from time to time, or a combination partly of one such method and partly the other.

Meetings of shareholders

Any of our directors may convene a meeting of shareholders whenever they think fit. We must provide at least seven days’ written notice (exclusive of the day on which the notice is served or deemed to be served, but inclusive of the day for which the notice is given) of all meetings of shareholders, stating the time, place of the general meeting and, in the case of special business, the general nature of that business our shareholders. Our board of directors must convene a general meeting upon the written requisition of one or more shareholders holding at least 10% of the total voting rights of all of our shares as at the date of the requisition.

No business may be transacted at any general meeting unless a quorum is present at the time the meeting proceeds to business. One or more shareholders holding in the aggregate not less than one-third of the total voting rights of all of our issued shares present in person or by proxy and entitled to vote shall be a quorum. If, within half an hour from the time appointed for the meeting, a quorum is not present, the meeting, if convened upon the requisition of shareholders, shall be dissolved. In any other case, it shall stand adjourned to the same day in the next week, at the same time and place and if, at the adjourned meeting, a quorum is not present within half an hour from the time appointed for the meeting, the shareholders present shall be a quorum and may transact the business for which the meeting was called. If present, the chair of our board of directors shall be the chair presiding at any meeting of the shareholders unless he is unwilling to act as chairperson.

A corporation that is a shareholder shall be deemed for the purpose of our articles of association to be present at a general meeting in person if represented by its duly authorized representative. This duly authorized representative shall be entitled to exercise the same powers on behalf of the corporation which he represents as that corporation could exercise if it were our individual shareholder.

At any general meeting a resolution put to the vote of the meeting shall be decided on a show of hands, unless a poll is (before or on the declaration of the result of the show of hands) demanded by the chairman of the meeting, by a resolution of the directors or by one or more shareholders present in person or by a proxy who together hold not less than fifteen per cent of the total voting rights of all issued shares entitled to vote, and, unless a poll is so demanded, a declaration by the chairman that a resolution has, on a show of hands, been carried or carried unanimously, or by a particular majority, or lost and an entry to that effect in the minutes of the proceedings of the Company, shall be conclusive evidence of the fact, without proof of the number or proportion of the votes recorded in favor of, or against, that resolution.

Meeting of directors

The management of our company is entrusted to our board of directors, who will make decisions by voting on resolutions of directors. Our directors are free to meet at such times and in such manner and places within or outside Cayman Islands as the directors determine to be necessary or desirable. A director must be given not less than 5 days’ notice of a meeting of directors. At any meeting of directors, a quorum will be present if at least two directors are present. If there is a sole director, that director shall be a quorum. An action that may be taken by the directors at a meeting may also be taken by a resolution in writing signed by all of the directors.

Protection of minority shareholders

In principle, we will normally be the proper plaintiff to sue for a wrong done to us as a company and as a general rule, a derivative action may not be brought by a minority shareholder. However, based on English law authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Grand Court can be expected to follow and apply the common law principles (namely the rule derived from the seminal English case of Foss v. Harbottle and the exceptions thereto, which limits the circumstances in which a shareholder may bring a derivative action on behalf of the company or a personal action to claim loss which is reflective of loss suffered by the company) which permit a minority shareholder to commence a class action against, or derivative actions in the name of, a company to challenge the following acts in the following circumstances:

●	a company acts or proposes to act illegally or ultra vires;
●	the act complained of, although not ultra vires, could only be effected duly if authorized by more than a simple majority vote that has not been obtained; and
●	those who control the company are perpetrating a “fraud on the minority.”

In the case of a company (not being a bank) having its share capital divided into shares, the Grand Court may, on the application of members holding not less than one fifth of the shares of the company in issue, appoint an inspector to examine the affairs of the company and to report thereon in such manner as the Grand Court shall direct.

Any of our shareholders may petition the Grand Court which may make a winding up order if the Grand Court of the Cayman Islands is of the opinion that it is just and equitable that we should be wound up and cease doing business, which may occur on the basis that there has been a loss of substratum and/or misconduct by management. Alternatively, the Grand Court may make an order: (1) regulating the conduct of our affairs; (2) requiring us to refrain from doing or continuing an act complained of by the shareholder petitioner or to do an act which the shareholder petitioner has complained we have omitted to do; (3) authorizing civil proceedings to be brought in our name and on our behalf by the shareholder petitioner on such terms as the Grand Court may direct; or (4) providing for the purchase of the shares of any of our shareholders by other shareholders or us and, in the case of a purchase by us, a reduction of our capital accordingly.

Generally, claims against us must be based on the general laws of contract or tort applicable in the Cayman Islands or individual rights as shareholders as established by our amended and restated memorandum and articles of association.

Pre-emptive rights

There are no pre-emptive rights applicable to the issue by us of new shares under either Cayman Islands law or our memorandum and articles of association.

Transfer of Ordinary Shares

Subject to the restrictions in our memorandum and articles of association and applicable securities laws, any of our shareholders may transfer all or any of his or her ordinary shares by written instrument of transfer signed by the transferor and containing the name of the transferee. Our board of directors may resolve by resolution to refuse or delay the registration of the transfer of any share without giving any reason.

Winding Up

If we are wound up and the assets available for distribution among our shareholders are more than sufficient to repay the whole of the paid up capital at the commencement of the winding up, the excess shall be distributable pari passu among those shareholders in proportion to the capital paid up at the commencement of the winding up on the shares held by them, respectively. If we are wound up and the assets available for distribution among the shareholders as such are insufficient to repay the whole of the paid up capital, those assets shall be distributed so that, to the greatest extent possible, the losses shall be borne by the shareholders in proportion to the capital paid up at the commencement of the winding up on the shares held by them, respectively. If we are wound up, the liquidator may with the sanction of a special resolution and any other sanction required by the Cayman Islands Companies Act, divide among our shareholders in specie or kind the whole or any part of our assets (whether they shall consist of property of the same kind or not), and may, for such purpose, set such value as the liquidator deems fair upon any property to be divided and may determine how such division shall be carried out as between the shareholders or different classes of shareholders.

The liquidator may also vest the whole or any part of these assets in trusts for the benefit of the shareholders as the liquidator shall think fit, but so that no shareholder will be compelled to accept any assets, shares or other securities upon which there is a liability.

Calls on Ordinary Shares and forfeiture of Ordinary Shares

Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their ordinary shares in a notice served to such shareholders at least 14 days prior to the specified time of payment. The ordinary shares that have been called upon and remain unpaid are subject to forfeiture.

Repurchase of Ordinary Shares

We are empowered by the Cayman Islands Companies Act to purchase our own shares, subject to certain restrictions and requirements. Our directors may only exercise this power on our behalf, subject to the Cayman Islands Companies Act, our memorandum and articles of association and to any applicable requirements imposed from time to time by the Nasdaq, the SEC, or by any other recognized stock exchange on which our securities are listed. Under the Cayman Islands Companies Act, the repurchase of any share may be paid out of our company’s profits or out of the proceeds of a fresh issue of shares made for the purpose of such repurchase, or out of capital (including share premium account and capital redemption reserve). If the repurchase proceeds are paid out of our company’s capital, our company must, immediately following such payment, be able to pay its debts as they fall due in the ordinary course of business. In addition, under the Cayman Islands Companies Act no such share may be repurchased (1) unless it is fully paid up, (2) if such repurchase would result in there being no shares outstanding, or (3) if the company is being wound up and: (a) the terms of the repurchase provided for it to take place after the commencement of the winding up; or (b) during the period beginning on the date when the repurchase was to have taken place and ending with the commencement of the shares were to have been repurchased. In addition, under the Cayman Islands Companies Act, our company may accept the surrender of any fully paid share for no consideration unless the surrender would result in there being no shares outstanding (other than shares held as treasury shares).

Subject to the provisions of the Cayman Islands Companies Act and our memorandum and articles of association, the Company may purchase its own Shares, including any redeemable shares, provided that the manner of purchase has first been authorized by ordinary resolution or by resolution of the directors and may make payment therefor or for any redemption of shares in any manner authorized by the Cayman Islands Companies Act, including out of capital.

Modifications of rights

All or any of the special rights attached to any class of our shares may (unless otherwise provided by the terms of issue of the shares of that class) be varied with the consent in writing of the holders of three-fourths of the issued shares of that class or with the sanction of a resolution passed by not less than three-fourths of such shareholders of that class as may be present in person or by proxy at a separate general meeting of the holders of shares of that class.

Changes in the number of shares we are authorized to issue and those in issue

Subject to the Cayman Islands Companies Act, our shareholders may, by ordinary resolution:

(a)	increase our share capital by such sum, to be divided into shares of such amount, and with such rights, privileges, priorities and restrictions attached to them as prescribed by that ordinary resolution;
(b)	consolidate and divide all or any of our share capital into shares of larger amount than our existing shares;
(c)	sub-divide our shares or any of them into shares of smaller amounts than that fixed; and
(d)	cancel any shares which, at the date of the passing of that ordinary resolution, have not been taken or agreed to be taken by any person.

Subject to the Cayman Islands Companies Act, we may, by special resolution of our shareholders, reduce the share capital of the Company and any capital redemption reserve in any manner.

Inspection of books and records

Holders of our ordinary shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records. However, we will provide our shareholders with annual audited financial statements. See “Where You Can Find Additional Information.”

Rights of non-resident or foreign shareholders

There are no limitations imposed by our memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our memorandum and articles of association governing the ownership threshold above which shareholder ownership must be disclosed.

Issuance of additional Ordinary Shares

Our memorandum and articles of association authorizes our board of directors to issue additional ordinary shares from authorized but unissued shares, to the extent available, from time to time as our board of directors shall determine.

Comparison of Cayman Islands Corporate Law and U.S. Corporate Law

Cayman Islands companies are governed by the Companies Act. The Companies Act is modeled on English Law but does not follow recent English Law statutory enactments, and differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the material differences between the provisions of the Companies Act applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

Mergers and Similar Arrangements

In certain circumstances the Cayman Islands Companies Act allows for mergers or consolidations between two Cayman Islands companies, or between a Cayman Islands company and a company incorporated in another jurisdiction (provided that is facilitated by the laws of that other jurisdiction).

Where the merger or consolidation is between two Cayman Islands companies, the directors of each company must approve a written plan of merger or consolidation containing certain prescribed information. That plan or merger or consolidation must then be authorized by (a) a special resolution of the shareholders of each company; and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association.

No shareholder resolution is required for a merger between a parent company (i.e., a company that owns at least 90% of the issued shares of each class in a subsidiary company) and its subsidiary company.

The consent of each holder of a fixed or floating security interest of a constituent company must be obtained, unless the court waives such requirement. If the Cayman Islands Registrar of Companies is satisfied that the requirements of the Companies Act (which includes certain other formalities) have been complied with, the Registrar of Companies will register the plan of merger or consolidation.

Where the merger or consolidation involves a foreign company, the procedure is similar, save that with respect to the foreign company, the director of the Cayman Islands company is required to make a declaration to the effect that, having made due enquiry, he is of the opinion that the requirements set out below have been met: (i) that the merger or consolidation is permitted or not prohibited by the constitutional documents of the foreign company and by the laws of the jurisdiction in which the foreign company is incorporated, and that those laws and any requirements of those constitutional documents have been or will be complied with; (ii) that no petition or other similar proceeding has been filed and remains outstanding or order made or resolution adopted to wind up or liquidate the foreign company in any jurisdictions; (iii) that no receiver, trustee, administrator or other similar person has been appointed in any jurisdiction and is acting in respect of the foreign company, its affairs or its property or any part thereof; (iv) that no scheme, order, compromise or other similar arrangement has been entered into or made in any jurisdiction whereby the rights of creditors of the foreign company are and continue to be suspended or restricted.

Where the surviving company is the Cayman Islands company, the director of the Cayman Islands company is further required to make a declaration to the effect that, having made due enquiry, he is of the opinion that the requirements set out below have been met: (i) that the foreign company is able to pay its debts as they fall due and that the merger or consolidated is bona fide and not intended to defraud unsecured creditors of the foreign company; (ii) that in respect of the transfer of any security interest granted by the foreign company to the surviving or consolidated company (a) consent or approval to the transfer has been obtained, released or waived; (b) the transfer is permitted by and has been approved in accordance with the constitutional documents of the foreign company; and (c) the laws of the jurisdiction of the foreign company with respect to the transfer have been or will be complied with; (iii) that the foreign company will, upon the merger or consolidation becoming effective, cease to be incorporated, registered or exist under the laws of the relevant foreign jurisdiction; and (iv) that there is no other reason why it would be against the public interest to permit the merger or consolidation.

Where the above procedures are adopted, the Companies Act provides for a right of dissenting shareholders to be paid a payment of the fair value of his shares upon their dissenting to the merger or consolidation if they follow a prescribed procedure. In essence, that procedure is as follows (a) the shareholder must give his written objection to the merger or consolidation to the constituent company before the vote on the merger or consolidation, including a statement that the shareholder proposes to demand payment for his shares if the merger or consolidation is authorized by the vote; (b) within 20 days following the date on which the merger or consolidation is approved by the shareholders, the constituent company must give written notice to each shareholder who made a written objection; (c) a shareholder must within 20 days following receipt of such notice from the constituent company, give the constituent company a written notice of his intention to dissent including, among other details, a demand for payment of the fair value of his shares; (d) within seven days following the date of the expiration of the period set out in paragraph (b) above or seven days following the date on which the plan of merger or consolidation is filed, whichever is later, the constituent company, the surviving company or the consolidated company must make a written offer to each dissenting shareholder to purchase his shares at a price that the company determines is the fair value and if the company and the shareholder agree on the price within 30 days following the date on which the offer was made, the company must pay the shareholder such amount; (e) if the company and the shareholder fail to agree on a price within such 30 day period, within 20 days following the date on which such 30 day period expires, the company (and any dissenting shareholder) must file a petition with the Cayman Islands Grand Court to determine the fair value and such petition must be accompanied by a list of the names and addresses of the dissenting shareholders with whom agreements as to the fair value of their shares have not been reached by the company. At the hearing of that petition, the court has the power to determine the fair value of the shares together with a fair rate of interest, if any, to be paid by the company upon the amount determined to be the fair value. Any dissenting shareholder whose name appears on the list filed by the company may participate fully in all proceedings until the determination of fair value is reached. These rights of a dissenting shareholder are not be available in certain circumstances, for example, to dissenters holding shares of any class in respect of which an open market exists on a recognized stock exchange or recognized interdealer quotation system at the relevant date or where the consideration for such shares to be contributed are shares of any company listed on a national securities exchange or shares of the surviving or consolidated company.

Moreover, Cayman Islands law also has separate statutory provisions that facilitate the reconstruction or amalgamation of companies in certain circumstances, schemes of arrangement will generally be more suited for complex mergers or other transactions involving widely held companies, commonly referred to in the Cayman Islands as a “scheme of arrangement” which may be tantamount to a merger. In the event that a merger was sought pursuant to a scheme of arrangement (the procedure of which are more rigorous and take longer to complete than the procedures typically required to consummate a merger in the United States), the arrangement in question must be approved by (i) 75% in value of the members or class of members or (ii) a majority in number representing 75% in value of the creditors or class of creditors, in each case depending on the circumstances, that are present and voting either in person or by proxy at a meeting, or meeting summoned for that purpose. The convening of the meetings and subsequently the terms of the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder would have the right to express to the court the view that the transaction should not be approved, the court can be expected to approve the arrangement if it satisfies itself that:

●	we are not proposing to act illegally or beyond the scope of our corporate authority and the statutory provisions as to majority vote have been complied with;
●	the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;
●	the arrangement is such that a business person would reasonably approve; and
●	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Act or that would amount to a “fraud on the minority.”

If a scheme of arrangement or takeover offer (as described below) is approved, any dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of United States corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Squeeze-out Provisions

The Companies Act contains a statutory power of compulsory acquisition which may facilitate the “squeeze out” of dissentient minority shareholders upon a tender offer. When a tender offer is made and accepted by holders of 90% of the shares to whom the offer is made within four months, the offeror may, within a two-month period commencing on the expiration of such four-month period, require the holders of the remaining shares to transfer such shares to the offeror on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed unless there is evidence of fraud, bad faith, collusion or inequitable treatment of the shareholders.

Further, transactions similar to a merger, reconstruction and/or an amalgamation may in some circumstances be achieved through other means to these statutory provisions, such as a share capital exchange, asset acquisition or control, through contractual arrangements, of an operating business.

Shareholders’ Suits

In most cases, we will be the proper plaintiff in any claim based on a breach of duty owed to us, and a claim against (for example) our officers or directors usually may not be brought by a shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority and be applied by a court in the Cayman Islands, exceptions to the foregoing principle apply in circumstances in which:

●	a company is acting, or proposing to act, illegally or beyond the scope of its authority and is therefore incapable of ratification by the shareholders;
●	an irregularity in the passing of a resolution which requires a qualified majority;
●	an act purporting to abridge or abolish the individual rights of a member; and
●	those who control the company are perpetrating a “fraud on the minority.”

A shareholder may have a direct right of action against us where the individual rights of that shareholder have been infringed or are about to be infringed.

Indemnification of Directors and Executive Officers and Limitation of Liability

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against fraud or the consequences of committing a crime.

Our articles of association permit indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such unless such losses or damages arise from the wilful neglect or default of such directors or officers.

This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation. In addition, our offer letters to our independent directors and our employment agreements with our executive officers provide such persons with additional indemnification beyond that provided in our articles of association.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Directors’ Fiduciary Duties

Under Delaware General Corporation Law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director acts in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

Under Cayman Islands law, all of our directors owe three types of duties to us: (i) statutory duties, (ii) fiduciary duties, and (iii) common law duties. The Companies Act imposes a number of statutory duties on a director. A Cayman Islands director’s fiduciary duties are not codified, however, the courts of the Cayman Islands have held that a director owes the following fiduciary duties: (a) a duty to act in what the director bona fide considers to be in the best interests of the company, (b) a duty to exercise their powers for the purposes they were conferred, (c) a duty to avoid fettering his or her discretion in the future and (d) a duty to avoid conflicts of interest and of duty. The common law duties owed by a director are those to act with skill, care and diligence that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and, also, to act with the skill, care and diligence in keeping with a standard of care commensurate with any particular skill they have which enables them to meet a higher standard than a director without those skills. In fulfilling their duty of care to us, our directors must ensure compliance with our articles of association. We have the right to seek damages if a duty owed by any of our directors is breached.

The functions and powers of our board of directors include, among others:

●	appointing officers and determining the term of office of the officers;
●	exercising the borrowing powers of the Company and mortgaging the property of the Company; and
●	managing the business of the Company and exercising all such powers of the Company as are not by the Companies Act or by the Company’s amended and restated memorandum and articles of association required to be exercised by the Company in general meeting.

Shareholder Action by Written Consent

Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent in its certificate of incorporation. Our amended and restated articles of association provide that an ordinary resolution or special resolution in writing signed by all shareholder who would have been entitled to vote on such matter at a general meeting shall be as valid and effective as if the same had been passed at a general meeting of the Company duly convened and held.

Shareholder Proposals

Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual general meeting, provided it complies with the notice provisions in the governing documents. An extraordinary general meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

Cayman Islands law provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in articles of association. Our amended and restated articles of association allow our shareholders holding not less than 10% of all voting power of our share capital in issue to requisition a general meeting. Other than this right to requisition a general meeting, our articles of association do not provide our shareholders other rights to put a proposal before a meeting. As an Cayman Islands exempted company, we are not obliged by law to call annual general meetings.

Cumulative Voting

Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. There are no prohibitions in relation to cumulative voting under the laws of the Cayman Islands but our amended and restated articles of association do not provide for cumulative voting. As a result, our shareholders are not afforded any fewer protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors

Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our amended and restated articles of association, directors may be removed with or without cause, by an ordinary resolution (which requires the affirmative vote of a majority of the shareholders who attend and vote at a general meeting of the company).

Transactions with Interested Shareholders

The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute in its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting share within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company, for a proper purpose and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding up

Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board.

Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

Variation of Rights of Shares

Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under Cayman Islands law and our amended and restated articles of association, if our share capital is divided into more than one class of shares, we may vary the rights attached to any class with the written consent of the holders of three-fourths of the issued shares of that class or with the sanction of a special resolution passed at a general meeting of the holders of the shares of that class.

Amendment of Governing Documents

Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. As permitted by Cayman Islands law, our articles of association may only be amended with a special resolution of our shareholders.

Anti-Money Laundering-Cayman Islands

If any person in the Cayman Islands knows or suspects or has reasonable grounds for knowing or suspecting that another person is engaged in criminal conduct or money laundering or is involved with terrorism or terrorist financing and property and the information for that knowledge or suspicion came to their attention in the course of business in the regulated sector, or other trade, profession, business or employment, the person will be required to report such knowledge or suspicion to (i) the Financial Reporting Authority of the Cayman Islands, pursuant to the Proceeds of Crime Act (as amended) of the Cayman Islands if the disclosure relates to criminal conduct or money laundering, or (ii) a police officer of the rank of constable or higher, or the Financial Reporting Authority, pursuant to the Terrorism Act (as amended) of the Cayman Islands, if the disclosure relates to involvement with terrorism or terrorist financing and property. Such a report shall not be treated as a breach of confidence or of any restriction upon the disclosure of information imposed by any enactment or otherwise.

Securities Convertible or Exercisable into Ordinary Shares

Convertible Note and Warrants Issued Pursuant to Certain Securities Purchase Agreement dated December 7, 2023

On December 7, 2023, the Company entered into the securities purchase agreement with an accredited investor pursuant to which the Company sold a note (the “December 2023 Note”) in the original principal amount of $6,740,000 and the warrants (the “December 2023 Warrants”) to initially purchase 1,070,719 ordinary shares of the Company, at a purchase price of $6,127,334.

On December 29, 2023, the Company completed the sale of the December 2023 Note and the December 2023 Warrants. The gross proceeds were $6,127,334, prior to deducting transaction fees and estimated expenses.

Subject to satisfaction (or waiver) of certain conditions, the investor has the right, but not the obligation, to require the Company to sell to the investor, such Additional Notes, in the same form of the December 2023 Note, up to the original principal amount of $18,000,000 at such additional closings. The investor may elect to effect such additional closings on or prior to the second anniversary of the earlier of (x) the first date on which this registration statement has been declared effective, or (y) the first date on which the securities registrable pursuant to the Registration Rights Agreement entered into on December 29, 2023 are eligible to be resold by the investor pursuant to Rule 144.

The Company also entered into a security and pledge agreement, dated December 29, 2023, with the investor, Sonic Auspice and SonicHash US. The security and pledge agreement granted a security interest in favor of the collateral agent (as such term is defined in the security and pledge agreement ) for the benefit of the investor in all personal property and assets, whether now owned or thereafter acquired (including all crypto assets), with certain exceptions, of the Company and Sonic Auspice and SonicHash US and to perform the Company’s obligations under the securities purchase agreement, the December 2023 Notes, the security and pledge agreement and the other transaction documents.

Sonic Auspice and SonicHash US also entered into a guaranty dated December 29, 2023, with the investor, pursuant to which Sonic Auspice and SonicHash US agree to guaranty the Company’s obligations under the securities purchase agreement, the December 2023 Notes, the security and pledge agreement and the other transaction documents.

The December 2023 Note is convertible at an initial conversion price equal to $15.00 per ordinary share (, and includes anti-dilution adjustments in the event any ordinary shares or other equity or equity equivalent securities payable in ordinary shares are granted, issued or sold (or the Company enters into any agreement to grant, issue or sell), in each case, at a price less than the exercise price then in effect, which automatically decreases the conversion price upon the occurrence of such event; provided, that the conversion price may not be less than $0.7186 per ordinary shares. The holder of the December 2023 Note has the right to convert all or a portion of the December 2023 Note at any time after the date of issuance and prior to the maturity date, which is thirty-six month anniversary from the date of issuance.

The December 2023 Note has an interest of the greater of (i) thirteen and a half percent (13.5%) per annum and (ii) the sum of (A) the Prime Rate (as defined in the Note) in effect as of such date of determination and (B) five percent (5%) per annum; provided, that if such interest is being paid in ordinary shares, such interest shall recalculated in connection with such issuance of ordinary shares at a deemed rate of the greater of (i) sixteen percent (16%) per annum and (ii) the sum of (A) the Prime Rate in effect as of such date of determination and (B) seven and a half percent (7.5%) per annum. If an event of default continues, such interest rate shall be adjusted on each trading day in which an event of default is continuing to the sum of (x) the interest rate then in effect on such date of determination and (y) five percent (5.0%) per annum. The interest shall be paid in ordinary shares as long as there is no equity condition failure; provide that the Company may, at its option, pay interest in cash or in a combination of cash and ordinary shares.

The Company may redeem the December 2023 Note in whole, and not in part, at its option, at any time prior to the maturity date, for a cash purchase price of the aggregate principal amount of the December 2023 Note to be redeemed plus accrued and unpaid interest and late charges thereon (the “December 2023 Note Conversion Amount”) thereon at a redemption premium of 8% (or 15% if the redemption occurs six months after the date of issuance of the December 2023 Note) of the December 2023 Note Conversion Amount. If an event of default occurs, any holder of the December 2023 Note may require the Company to redeem all or any portion of the December 2023 Note at a redemption premium of 25% to the greater of (i) the December 2023 Note Conversion Amount, and (ii) the equity value of our ordinary shares underlying the December 2023 Note calculated using the greatest closing sale price of our ordinary shares on any trading day during the period commencing on the date immediately preceding such event of default and ending on the date of such redemption.

The December 2023 Note includes restrictive covenants that, subject to specified exceptions, limit the ability of the Company and its subsidiaries to (a) incur debt or issue preferred shares or disqualified stock; (b) make (i) dividends and distributions, (ii) redemptions and repurchases of equity, (iii) investments and (iv) prepayments, redemptions and repurchases of subordinated debt; (c) incur liens; (d) make asset sales; and (e) enter into transactions with affiliates. In addition, the Company is required to maintain minimum unrestricted cash and cash equivalents of $600,000.

The December 2023 Note also includes customary events of default after which the holder of the December 2023 Note may accelerate the maturity of the December 2023 Note to become due and payable immediately; provided, however, that the December 2023 Note will be automatically accelerated upon certain events of bankruptcy, insolvency and reorganization involving the Company or any of its subsidiaries. Such events of default include: (i) failure to file the registration statement that registers the ordinary shares underlying the December 2023 Note and December 2023 Warrants within 50 days from closing or failure to cause such registration statement effective within 155 days from closing, (ii) the lapse in effectiveness of such registration statement for five consecutive days or for more than an aggregate of ten days in any 365-day period, with certain exceptions, (iii) the suspension or threatened suspension from trading for five consecutive trading days, (iv) failure to cure a conversion failure or a delivery failure within five trading days, (v) failure to reserve the adequate number of our ordinary shares, for ten consecutive days, (vi) failure to pay any amount of principal, interest, late charges or other amounts when due under the December 2023 Note or any other transaction document, with certain exceptions, (vii) failure to remove any restrictive legend on the ordinary shares issued upon conversion of the December 2023 Note and such failure remains uncured for at least five days, (vii) any default under, redemption of or acceleration prior to maturity of at least an aggregate of $250,000 of indebtedness, (ix) certain events of bankruptcy, insolvency and reorganization involving the Company, (x) a final judgment or judgments for the payment of money aggregating in excess of $250,000 are rendered against the Company and/or any of its Subsidiaries and which judgments are not, within thirty (30) days after the entry thereof, bonded, discharged, settled or stayed pending appeal, or are not discharged within thirty (30) days after the expiration of such stay, (xi) certain defaults by the Company or any of its subsidiaries with respect to indebtedness for borrowed money of at least $250,000, (xii) breach of any representations and warranties or covenants of any transaction documents, (xiii) a false or inaccurate certification (including a false or inaccurate deemed certification) by the Company that either (A) the equity conditions are satisfied, (B) there has been no equity conditions failure, or (C) as to whether any event of default has occurred, (xiv) any material adverse effect, (xv) any material provision of any transaction document ceases to be valid and binding on or enforceable against the Company or any Guarantor Subsidiaries or the Company, and (xvi) any material damage to the collateral, which causes the cessation or substantial curtailment of revenue producing activities at any facility of the Company or any subsidiaries for more than 15 consecutive days.

The December 2023 Warrants have a ten-year and six month term and an initial exercise price of $15.00 per share (subject to reset and adjustment thereunder), and include anti-dilution adjustments in the event any ordinary shares or other equity or equity equivalent securities payable in ordinary shares are granted, issued or sold (or the Company enters into any agreement to grant, issue or sell), in each case, at a price less than the exercise price then in effect, which automatically decreases the exercise price of the December 2023 Warrants upon the occurrence of such event, and increases the number of ordinary shares issuable upon exercise of the December 2023 Warrants, such that the aggregate exercise price of all December 2023 Warrants remains the same before and after any such dilutive event. The December 2023 Warrants also provide for cashless exercise if the December 2023 Warrants are not registered within 12 months after the closing. In addition, on September 30, 2024 (the “Reset Date”), if the VWAP of the ordinary shares on any trading day during the ten (10) trading day period ending, and including, the trading day immediately prior to the Reset Date (as adjusted for share splits, share dividends, share combinations, recapitalizations and similar events during such measuring period) (the “ Reset Price”) is less than the exercise price then in effect, the exercise price shall be automatically reduced to the Reset Price.

Convertible Note Warrants Issued Pursuant to Certain Exchange Agreement dated May 31, 2024

On May 31, 2024, the Company entered into an exchange agreement with the holder of the October 2022 Warrants, pursuant to which the Company will issue a senior secured convertible note in the principal amount of $2,000,000 (the “May 2024 Exchange Note”) in exchange for the cancellation of 500,000 of the October 2022 Warrants. In addition, the Company agreed that the amortization amount due on each of the initial six (6) amortization dates to the holder shall be accelerated and paid by the Company, without any prepayment penalty.

On May 31, 2024, we completed the issuance of the May 2024 Exchange Note. We did not receive any proceeds from the transaction.

The Company also entered into a security and pledge agreement, dated May 31, 2024, with the holder and Sonic Auspice and SonicHash US. The security and pledge agreement granted a security interest in favor of the collateral agent (as such term is defined in the security and pledge agreement) for the benefit of the holder in all personal property and assets, whether now owned or thereafter acquired (including all crypto assets), with certain exceptions, of the Company and Sonic Auspice and SonicHash US and to perform the Company’s obligations under the exchange agreement, the May 2024 Exchange Note, the security and pledge agreement and the other transaction documents.

The Guarantor Subsidiaries also entered into a guaranty dated May 31, 2024 with the holder, pursuant to which Sonic Auspice and SonicHash US agree to guaranty the Company’s obligations under the exchange agreement, the May 2024 Exchange Note, the security and pledge agreement and the other transaction documents.

The May 2024 Exchange Note is convertible at a conversion price equal to the greater of (x) $0.76 and (y) 95% of (A) the lowest VWAP of the ordinary shares on any trading day during the five (5) trading day period immediately prior to the applicable conversion date. The holder of the May 2024 Exchange Note will have the right to convert all or a portion of the May 2024 Exchange Note at any time after the date of issuance and prior to the maturity date, which is the twenty-four month anniversary from the date of issuance.

The May 2024 Exchange Note has an interest of ten percent (10%) per annum. If an event of default continues, such interest rate shall be adjusted on each trading day in which an event of default is continuing to the sum of (x) the interest rate then in effect on such date of determination and (y) five percent (5.0%) per annum.

The Company may redeem the May 2024 Exchange Note in whole, and not in part, at its option, at any time prior to the maturity date, for a cash purchase price of the aggregate principal amount of the May 2024 Exchange Note to be redeemed plus accrued and unpaid interest and late charges thereon (the “May 2024 Exchange Note Conversion Amount”) at a redemption premium of 8% (or 15% if the redemption occurs six months after the date of issuance of the May 2024 Exchange Note) of the May 2024 Exchange Note Conversion Amount. If an event default occurs, any holder of the May 2024 Exchange Note may require the Company to redeem all or any portion of the May 2024 Exchange Note at a redemption premium of 25% of the greater of (i) the May 2024 Exchange Note Conversion Amount, and (ii) the equity value of our ordinary shares underlying the May 2024 Exchange Note calculated using the greatest closing sale price of our ordinary shares on any trading day during the period commencing on the date immediately preceding such event of default and ending on the date of such redemption.

The May 2024 Exchange Note includes restrictive covenants that, subject to specified exceptions, limit the ability of the Company and its subsidiaries to (a) incur debt or issue preferred shares or disqualified stock; (b) make (i) dividends and distributions, (ii) redemptions and repurchases of equity, (iii) investments and (iv) prepayments, redemptions and repurchases of subordinated debt; (c) incurring liens; (d) making asset sales; and (e) entering into transactions with affiliates.

The May 2024 Exchange Note also includes customary events of default after which the holder of the May 2024 Exchange Note may accelerate the maturity of the May 2024 Exchange Note to become due and payable immediately; provided, however, that the May 2024 Exchange Note will be automatically accelerated upon certain events of bankruptcy, insolvency and reorganization involving the Company or any of its subsidiaries. Such events of default include: (i) failure to file the registration statement that registers the ordinary shares underlying the May 2024 Exchange Note and Warrants within 50 days from closing or failure to cause such registration statement effective within 155 days from closing, (ii) the lapse in effectiveness of such registration statement for 5 consecutive days or for more than an aggregate of 10 days in any 365-day period, with certain exceptions, (iii) the suspension or threatened suspension from trading for 5 consecutive trading days, (iv) failure to cure a conversion failure or a delivery failure within 5 trading days, (v) failure to reserve the adequate number of our ordinary shares, for 10 consecutive days, (vi) failure to pay any amount of principal, interest, late charges or other amounts when due under the May 2024 Exchange Note or any other transaction document, with certain exceptions, (vii) failure to remove any restrictive legend on the ordinary shares issued upon conversion of the May 2024 Exchange Note and such failure remains uncured for at least 5 days, (vii) any default under, redemption of or acceleration prior to maturity of at least an aggregate of $250,000 of indebtedness, (ix) certain events of bankruptcy, insolvency and reorganization involving the Company, (x) a final judgment or judgments for the payment of money aggregating in excess of $250,000 are rendered against the Company and/or any of its Subsidiaries and which judgments are not, within thirty (30) days after the entry thereof, bonded, discharged, settled or stayed pending appeal, or are not discharged within thirty (30) days after the expiration of such stay, (xi) certain defaults by the Company or any of its subsidiaries with respect to indebtedness for borrowed money of at least $250,000, (xii) breach of any representations and warranties or covenants of any transaction documents, (xiii) a false or inaccurate certification (including a false or inaccurate deemed certification) by the Company that either (A) the equity conditions are satisfied, (B) there has been no equity conditions failure, or (C) as to whether any event of default has occurred, (xiv) any material adverse effect, (xv) any material provision of any transaction document ceases to be valid and binding on or enforceable against the Company or any guarantor subsidiary or the Company, and (xvi) any material damage to the collateral, which causes the cessation or substantial curtailment of revenue producing activities at any facility of the Company or any subsidiary for more than 15 consecutive days.

Warrants Issued Pursuant To Securities Purchase Agreement Dated November 22, 2021

On November 22, 2021, the Company entered into a securities purchase agreement (the “2021 Securities Purchase Agreement”) with certain non-affiliated investors pursuant to which the Company agreed to sell 17,175,412 ordinary shares, par value $0.01 per share, in a registered direct offering and warrants to purchase up to 17,175,412 ordinary shares (572,514 ordinary shares after Reverse Share Split) (the “2021 Investor Warrants”) in a concurrent private placement, for gross proceeds of approximately $16.5 million (the “November 2021 Offering”). The purchase price for each ordinary share and the corresponding 2021 Investor Warrant was US$0.96. The 2021 Investor Warrants became exercisable on January 23, 2022, which is 60 days from the date of issuance, and will expire on November 24, 2026. The 2021 Investor Warrants have an exercise price of $1.008 per share (US$30.24 after Reverse Share Split), which is 105% of the purchase price. Each 2021 Investor Warrant is subject to anti-dilution provisions to reflect share dividends and splits or other similar transactions, as described in the 2021 Investor Warrants.

The 17,175,412 ordinary shares (572,514 ordinary shares after Reverse Share Split) were issued to the purchasers in a registered direct offering and registered under the Securities Act, pursuant to a prospectus supplement filed with the SEC on November 23, 2021 to the Company’s currently effective registration statement on Form F-3 (File No. 333-238700), which was initially filed with the SEC on May 26, 2020 and declared effective by the SEC on July 7, 2020. The 2021 Investor Warrants were issued to the purchasers in a concurrent private placement pursuant to an exemption from the registration requirements of the Securities Act provided in Regulation S promulgated thereunder.

The Company has filed and agreed to maintain with the SEC a registration statement that registers the 2021 Investor Warrants within 45 calendar days from the closing of the Offering and to use commercially reasonable efforts to cause such registration statement to become effective within 75 calendar days following the closing of the November 2021 Offering.

The November 2021 Offering was conducted pursuant to a placement agency agreement, dated November 22, 2021, between the Company and Univest Securities, LLC. Univest Securities, LLC agreed to use its “reasonable best efforts” to solicit offers to purchase the shares and the 2021 Investor Warrants. The Company agreed to pay Univest Securities, LLC a total cash fee equal to five point five percent (5.5%) of the aggregate gross proceeds raised in the November 2021 Offering. The Company also agreed to reimburse Univest Securities, LLC for all travel and other out-of-pocket expenses, including the reasonable fees, costs and disbursements of its legal fees which shall be limited to, in the aggregate, US $75,000. The Company further agreed that, in addition to the accountable expenses, it would pay Univest Securities, LLC a non-accountable expense allowance equal to one percent (1%) of the aggregate gross proceeds raised in the November 2021 Offering.

Additionally, the Company issued to Univest Securities, LLC warrants for the purchase of 858,771 ordinary shares (28,626 ordinary shares after Reverse Share Split) (equal to 5% of the aggregate number of ordinary shares sold to in the November 2021 Offering), with an exercise price of $0.96 per share (US$28.80 after Reverse Share Split) (equal to 100% of the offering price in the November 2021 Offering). Such warrants were first exercisable on May 24, 2022, which is six months after the closing of the November 2021 Offering and will expire on November 24, 2026.

Furthermore, the Company granted Univest Securities, LLC a right of first refusal, for a period of twelve months from the closing of the November 2021 Offering, to provide investment banking services to the Company on an exclusive basis in all matters for which investment banking services are sought by the Company (such right, the “Right of First Refusal”), which right is exercisable in the placement agent’s sole discretion. For these purposes, investment banking services shall include, without limitation, (a) acting as lead manager for any underwritten public offering; (b) acting as exclusive placement agent, initial purchaser or financial advisor in connection with any private offering of securities of the Company; and (c) acting as financial advisor in connection with any sale or other transfer by the Company, directly or indirectly, of a majority or controlling portion of its capital stock or assets to another entity, any purchase or other transfer by another entity, directly or indirectly, of a majority or controlling portion of the capital stock or assets of the Company, and any merger or consolidation of the Company with another entity. The Right of First Refusal may be terminated by the Company for “cause,” which shall mean a material breach by the placement agent of the terms of its engagement letter with the Company or a material failure by the placement agent to provide the services as contemplated by such engagement letter.

The November 2021 Offering closed on November 24, 2021. The Company used the proceeds from the November 2021 Offering to purchase mining equipment and for working capital and general business purposes.

The Company agreed in the 2021 Securities Purchase Agreement that it would not issue any ordinary shares or ordinary share equivalents for 60 days following the closing of the November 2021 Offering subject to certain exceptions. The Company also agreed that it will not issue any ordinary shares or ordinary share equivalents involve in a variable rate transaction (as defined in the 2021 Securities Purchase Agreement) until no purchaser holds any of the 2021 Investor Warrants.

Concurrently with the execution of the 2021 Securities Purchase Agreement, the officers and directors of the Company and shareholders of the Company holding 10% or more of the Company’s ordinary shares entered into lock-up agreements, pursuant to which they have agreed, among other things, not to sell or dispose of any ordinary shares which are or will be beneficially owned by them for ninety (90) days following the closing of the November 2021 Offering.

Warrants Issued Pursuant To Securities Purchase Agreement Dated January 30, 2022

The Company entered into a certain securities purchase agreement dated January 28, 2022, as amended on January 30, 2022 (the “2022 Securities Purchase Agreement”) with certain non-affiliated investors pursuant to which the Company agreed to sell 18,124,400 ordinary shares (604,147 ordinary shares after Reverse Share Split), in a registered direct offering, and warrants to purchase up to 18,124,400 ordinary shares (604,147 ordinary shares after Reverse Share Split) (the “2022 Investor Warrants”) in a concurrent private placement, for gross proceeds of US$16,130,716 million (the “January 2022 Offering”). The purchase price for each Share and the corresponding Warrant was US$0.89. The 2022 Investor Warrants are exercisable 60 days from the date of issuance and have an exercise price of US$1.008 per share (US$30.24 after Reverse Share Split). The 2022 Investor Warrants will expire five years from the date of issuance. Each 2022 Investor Warrant is subject to anti-dilution provisions to reflect share dividends and splits or other similar transactions, as described in the Warrants.

The 18,124,400 ordinary shares (604,147 ordinary shares after Reverse Share Split) were issued to the purchasers in a registered direct offering and registered under the Securities Act, pursuant to a prospectus supplement filed with the SEC on November 23, 2021 to the Company’s currently effective registration statement on Form F-3 (File No. 333-238700), which was initially filed with the SEC on May 26, 2020 and declared effective by the SEC on July 7, 2020. The 2022 Investor Warrants were issued to the purchasers in a concurrent private placement pursuant to an exemption from the registration requirements of the Securities Act provided in Regulation S promulgated thereunder.

The Company agreed in the 2022 Securities Purchase Agreement that it would not issue any ordinary shares or ordinary share equivalents for sixty (60) days following the closing of the January 2022 Offering subject to certain exceptions. The Company also agreed that it will not issue any ordinary shares or ordinary share equivalents involve in a Variable Rate Transaction (as defined in the Purchase Agreement) until no purchaser holds any of the 2022 Investors Warrants.

The Company has agreed to file and maintain with the SEC a registration statement to register the Warrants within 45 calendar days from the closing of the January 2022 Offering and to use commercially reasonable efforts to cause such registration statement to become effective within 75 calendar days following the closing of the January 2022 Offering.

The January 2022 Offering was conducted pursuant to a placement agency agreement, dated January 28, 2022, as amended on January 30, 2022, between the Company and Univest Securities, LLC as the placement agent. Univest Securities, LLC has agreed to use its “reasonable best efforts” to solicit offers to purchase the shares and the 2022 Investor Warrants. Univest Securities, LLC has no obligation to purchase any of the shares or the 2022 Investor Warrants or to arrange for the purchase or sale of any specific number or dollar amount of Shares or 2022 Investor Warrants. The Company has agreed to pay Univest Securities, LLC a total cash fee equal to five point five percent (5.5%) of the aggregate gross proceeds raised in the January 2022 Offering. The Company has also agreed to reimburse Univest Securities, LLC for all travel and other out-of-pocket expenses, including the reasonable fees, costs and disbursements of its legal fees which shall be limited to, in the aggregate, US$75,000. The Company further agrees that, in addition to the expenses payable to Univest Securities, LLC, it shall pay Univest Securities, LLC a non-accountable expense allowance equal to one percent (1%) of the aggregate gross proceeds raised in the January 2022 Offering.

Additionally, the Company issued to the Univest Securities, LLC warrants (for the purchase of 906,220 ordinary shares (30,207 ordinary shares after Reverse Share Split) (equal to 5% of the aggregate number of shares sold to the purchasers in this offering), with an exercise price of US$0.89 per share (US$26.70 after Reverse Share Split) (equal to 100% of the share offering price in the January 2022 Offering). Such warrants have a term of five years from the commencement of sales of the January 2022 Offering and are first exercisable six months after the closing of the January 2022 Offering.

Furthermore, the Company granted Univest Securities, LLC a right of first refusal, for a period of twelve months from the closing of the January 2022 Offering, to provide investment banking services to the Company on an exclusive basis in all matters for which investment banking services are sought by the Company (such right, the “Right of First Refusal”), which right is exercisable in the placement agent’s sole discretion. For these purposes, investment banking services shall include, without limitation, (a) acting as lead manager for any underwritten public offering; (b) acting as exclusive placement agent, initial purchaser or financial advisor in connection with any private offering of securities of the Company; and (c) acting as financial advisor in connection with any sale or other transfer by the Company, directly or indirectly, of a majority or controlling portion of its capital stock or assets to another entity, any purchase or other transfer by another entity, directly or indirectly, of a majority or controlling portion of the capital stock or assets of the Company, and any merger or consolidation of the Company with another entity. The Right of First Refusal may be terminated by the Company for “cause,” which shall mean a material breach by the placement agent of the terms of its engagement letter with the Company or a material failure by the placement agent to provide the services as contemplated by such engagement letter.

The January 2022 Offering closed on February 2, 2022. The Company used the proceeds from the January 2022 Offering to purchase mining equipment and for working capital and general business purposes.

The Company agreed in the 2022 Securities Purchase Agreement that it would not issue any ordinary shares or ordinary share equivalents for 60 days following the closing of the January 2022 Offering subject to certain exceptions. The Company also agreed that it will not issue any ordinary shares or ordinary share equivalents involve in a variable rate transaction (as defined in the 2022 Securities Purchase Agreement) until no purchaser holds any of the 2022 Investor Warrants.

Concurrently with the execution of the 2022 Securities Purchase Agreement, the officers and directors of the Company and shareholders of the Company holding 10% or more of the Company’s ordinary shares entered into lock-up agreements, pursuant to which they have agreed, among other things, not to sell or dispose of any ordinary shares which are or will be beneficially owned by them for ninety (90) days following the closing of the January 2022 Offering.

Warrants Issued Pursuant To Certain Underwriting Agreement Dated June 3, 2022

The Company entered into an underwriting agreement dated June 3, 2022 with Univest Securities, LLC, as the underwriter, pursuant to which the Company agreed to sell 9,803,922 ordinary shares (326,798 ordinary shares after Reverse Share Split) on a firm commitment basis, for gross proceeds of approximately $5 million (the “June 2022 Offering”). The purchase price for each share was US$0.51.

The shares are registered under the Securities Act, pursuant to a prospectus supplement to the Company’s currently effective registration statement on Form F-3 (File No. 333-238700), which was initially filed with the SEC on May 26, 2020 and declared effective by the SEC on July 7, 2020. The Company filed the prospectus supplement for the Offering on June 7, 2022.

The Company agreed in the underwriting agreement that it would not issue any ordinary shares or ordinary share equivalents for ninety (90) days following the closing of the June 2022 Offering subject to certain exceptions. The Company also agreed that it will not issue any ordinary shares or ordinary share equivalents in a Variable Rate Transaction (as defined in the underwriting agreement).

Pursuant to the underwriting agreement, the Company has agreed to grant the underwriter a discount equal to six and a half percent (6.5%) of the gross proceeds of the Offering. The Company also agreed to reimburse the underwriter for its out-of-pocket accountable expenses relating to the Offering in an amount not to exceed an aggregate of US$75,000, and to pay to the underwriter a non-accountable expense allowance equal to one percent (1%) of the gross proceeds of the Offering. Additionally, the Company has agreed to issue to the underwriter warrants to purchase up to a total of 490,196 ordinary shares (16,340 ordinary shares after Reverse Share Split) (equal to five percent (5%) of the ordinary shares sold in this offering) (or 563,726 ordinary shares (18,791 ordinary shares after Reverse Share Split) if the underwriter exercises the overallotment option in full) for an aggregate purchase price of US$100 (the “Underwriter’s Warrants”). Such Underwriter’s Warrants will be exercisable at US$0.51 per share (US$15.30 after Reverse Share Split), which is equal to the public offering price for the ordinary shares in this offering. Such Underwriter’s Warrants will be exercisable six months from the date of issuance and will expire five (5) years from the commencement of sales of this offering, subject to certain adjustments.

Concurrently with the execution of the underwriting agreement, the officers and directors of the Company and shareholders of the Company holding 5% or more of the Company’s ordinary shares entered into lock-up agreements pursuant to which they have agreed, among other things, not to sell or dispose of any ordinary shares which are or will be beneficially owned by them for ninety (90) days from the date of such lock up agreement.

The June 2022 Offering closed on June 7, 2022.

In addition, pursuant to the underwriting agreement, the Company granted the underwriter a 45-day option to purchase an additional 1,470,588 ordinary shares (49,020 ordinary shares after Reverse Share Split), representing up to 15% of the number of the shares sold in the Offering, solely to cover over-allotments, if any. On June 27, 2022, the underwriter fully exercised the Over-allotment Option, and on June 29, 2022, the Company closed the offering of the Option Shares, for aggregate gross proceeds of approximately $5.75 million less applicable underwriting discounts and other offering fees and expenses. In connection with such closing and pursuant to the underwriting agreement, the Company issued to the Underwriter warrants to purchase up to 73,530 ordinary shares (2,451 ordinary shares after Reverse Share Split), representing 5% of the ordinary shares issued and sold in the over-allotments, at an initial exercise price of $0.51 per share (US$15.30 after Reverse Share Split), subject to certain adjustments.

The Company used the net proceeds from the June 2022 Offering for working capital and general business purposes.

PLAN OF DISTRIBUTION

We are registering the ordinary shares issuable upon conversion of the Notes and pursuant to the EPFA and the Purchase Agreement to permit the resale of these ordinary shares by the Selling Shareholders from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the Selling Shareholders of the ordinary shares. We will bear all fees and expenses incident to our obligation to register the ordinary shares.

The Selling Shareholders may sell all or a portion of the ordinary shares held by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the ordinary shares are sold through underwriters or broker-dealers, the Selling Shareholders will be responsible for underwriting discounts or commissions or agent’s commissions. The ordinary shares may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, pursuant to one or more of the following methods:

●	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;
●	in the over-the-counter market;
●	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;
●	through the writing or settlement of options, whether such options are listed on an options exchange or otherwise;
●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
●	an exchange distribution in accordance with the rules of the applicable exchange;
●	privately negotiated transactions;
●	short sales made after the date the Registration Statement is declared effective by the SEC;
●	broker-dealers may agree with a selling security holder to sell a specified number of such shares at a stipulated price per share;
●	a combination of any such methods of sale; and
●	any other method permitted pursuant to applicable law.

The Selling Shareholders may also sell ordinary shares under Rule 144 promulgated under the Securities Act of 1933, as amended, if available, rather than under this prospectus. In addition, the Selling Shareholders may transfer the ordinary shares by other means not described in this prospectus. If the Selling Shareholders effect such transactions by selling ordinary shares to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the Selling Shareholders or commissions from purchasers of the ordinary shares for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the ordinary shares or otherwise, the Selling Shareholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the ordinary shares in the course of hedging in positions they assume. The Selling Shareholders may also sell ordinary shares short and deliver ordinary shares covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The Selling Shareholders may also loan or pledge ordinary shares to broker-dealers that in turn may sell such shares.

 The Selling Shareholders may pledge or grant a security interest in some or all of the notes or ordinary shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the ordinary shares from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of Selling Shareholders to include the pledgee, transferee or other successors in interest as Selling Shareholders under this prospectus. The Selling Shareholders also may transfer and donate the ordinary shares in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

To the extent required by the Securities Act and the rules and regulations thereunder, the Selling Shareholders and any broker-dealer participating in the distribution of the ordinary shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the ordinary shares is made, a prospectus supplement, if required, will be distributed, which will set forth the aggregate amount of ordinary shares being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Shareholders and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

Under the securities laws of some states, the ordinary shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the ordinary shares may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any Selling Shareholders will sell any or all of the ordinary shares registered pursuant to the registration statement, of which this prospectus forms a part.

The Selling Shareholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the ordinary shares by the Selling Shareholders and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the ordinary shares to engage in market-making activities with respect to the ordinary shares. All of the foregoing may affect the marketability of the ordinary shares and the ability of any person or entity to engage in market-making activities with respect to the ordinary shares.

We will pay all expenses of the registration of the ordinary shares pursuant to the registration rights agreement, estimated to be $155,332.88 in total, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, a Selling Shareholders will pay all underwriting discounts and selling commissions, if any. We will indemnify the Selling Shareholders against liabilities, including some liabilities under the Securities Act in accordance with the registration rights agreements or the Selling Shareholders will be entitled to contribution. We may be indemnified by the Selling Shareholders against civil liabilities, including liabilities under the Securities Act that may arise from any written information furnished to us by the Selling Shareholders specifically for use in this prospectus, in accordance with the related registration rights agreements or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the ordinary shares will be freely tradable in the hands of persons other than our affiliates.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS OF OUR ORDINARY SHARES

The following is a summary of the material U.S. federal income tax considerations relating to the acquisition, ownership, and disposition of our ordinary shares by non-U.S. holders (as defined below). This summary deals only with ordinary shares held as a capital asset (within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”)) and does not discuss all of the U.S. federal income tax considerations applicable to a non-U.S. holder that is subject to special treatment under U.S. federal income tax laws, including, but not limited to: a dealer in securities or currencies; a broker-dealer; a financial institution; a qualified retirement plan, individual retirement plan, or other tax-deferred account; a regulated investment company; a real estate investment trust; a tax-exempt organization; an insurance company; a person holding ordinary shares as part of a hedging, integrated, conversion, or straddle transaction or a person deemed to sell ordinary shares under the constructive sale provisions of the Code; a trader in securities that has elected the mark-to-market method of tax accounting; an accrual method taxpayer subject to special tax accounting rules under Section 451(b) of the Code; an entity that is treated as a partnership for U.S. federal income tax purposes (or an investor therein); a person that received such ordinary shares in connection with services provided, including upon the exercise of an option; a corporation that accumulates earnings to avoid U.S. federal income tax; a corporation organized outside the United States, any state thereof or the District of Columbia that is nonetheless treated as a U.S. corporation for U.S. federal income tax purposes; a person that is not a non-U.S. holder; a “controlled foreign corporation;” a “passive foreign investment company;” or a U.S. expatriate.

This summary is based upon provisions of the Code, its legislative history, applicable U.S. Treasury regulations promulgated thereunder, published rulings, and judicial decisions, all as in effect as of the date hereof. We have not sought, and will not seek, any ruling from the Internal Revenue Service (the “IRS”) with respect to the tax consequences discussed herein, and there can be no assurance that the IRS will not take a position contrary to the tax consequences discussed below or that any position taken by the IRS would not be sustained. Those authorities may be repealed, revoked, or modified, perhaps retroactively, or may be subject to differing interpretations, which could result in U.S. federal income tax consequences different from those discussed below. This summary does not address all aspects of U.S. federal income tax, does not deal with all tax considerations that may be relevant to shareholders in light of their personal circumstances, and does not address the Medicare tax imposed on certain investment income or any state, local, foreign, gift, estate, or alternative minimum tax considerations.

For purposes of this discussion, a “U.S. holder” is a beneficial holder of ordinary shares that is for U.S. federal income tax purposes: an individual citizen or resident of the United States; a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia; an estate the income of which is subject to U.S. federal income taxation regardless of its source; or a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (2) was in existence on August 20, 1996 and has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

For purposes of this discussion, a “non-U.S. holder” is a beneficial owner of ordinary shares that is neither a U.S. holder nor a partnership (or any other entity or arrangement that is treated as a partnership) for U.S. federal income tax purposes regardless of its place of organization or formation. If a partnership (or an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes) holds ordinary shares, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding ordinary shares is urged to consult its tax advisors.

PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME, ESTATE, AND OTHER TAX CONSEQUENCES OF ACQUIRING, OWNING, AND DISPOSING OF OUR ORDINARY SHARES IN LIGHT OF THEIR SPECIFIC SITUATIONS, AS WELL AS THE TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL, OR NON-U.S. TAX LAWS AND ANY OTHER U.S. FEDERAL TAX LAWS (INCLUDING THE U.S. FEDERAL ESTATE AND GIFT TAX LAWS).

Distributions on Our Ordinary Shares

Distributions with respect to ordinary shares, if any, generally will constitute dividends for U.S. federal income tax purposes to the extent paid out of current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. Any portion of a distribution in excess of current or accumulated earnings and profits will be treated as a return of capital and will first be applied to reduce the holder’s tax basis in its ordinary shares, but not below zero. Any remaining amount will then be treated as gain from the sale or exchange of the ordinary shares and will be treated as described under “-Disposition of Our Ordinary Shares” below.

Distributions treated as dividends that are paid to a non-U.S. holder, if any, with respect to our ordinary shares will be subject to U.S. federal withholding tax at a rate of 30% (or such lower rate as may be specified in an applicable income tax treaty) of the gross amount of the dividends unless the dividends are effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States, subject to the discussion below regarding foreign accounts. If a non-U.S. holder is engaged in a trade or business in the United States and dividends with respect to the ordinary shares are effectively connected with the conduct of that trade or business and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment, then although the non-U.S. holder will generally be exempt from the 30% U.S. federal withholding tax, provided certain certification requirements are satisfied, the non-U.S. holder will be subject to U.S. federal income tax on those dividends on a net income basis at regular U.S. federal income tax rates in the same manner as if such holder were a resident of the United States. Any such effectively connected income received by a foreign corporation may, under certain circumstances, be subject to an additional branch profits tax equal to 30% (or lower applicable income tax treaty rate) of its effectively connected earnings and profits for the taxable year, as adjusted under the Code. To claim the exemption from withholding with respect to any such effectively connected income, the non-U.S. holder must generally furnish to us or our paying agent a properly executed IRS Form W-8ECI (or applicable successor form). In the case of a non-U.S. holder that is an entity, Treasury Regulations and the relevant tax treaty provide rules to determine whether, for purposes of determining the applicability of a tax treaty, dividends will be treated as paid to the entity or to those holding an interest in that entity. If a non-U.S. holder holds shares through a financial institution or other agent acting on the holder’s behalf, the holder will be required to provide appropriate documentation to such agent. Such holder’s agent will then be required to provide certification to us or our paying agent.

A non-U.S. holder of ordinary shares who wishes to claim the benefit of a reduced rate of withholding tax under an applicable treaty must furnish to us or our paying agent a valid IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form) certifying such holder’s qualification for the exemption or reduced rate. If a non-U.S. holder is eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty and does not timely file the required certification, it may obtain a refund or credit of any excess amounts withheld by timely filing a U.S. tax return with the IRS. Non-U.S. holders are urged to consult their tax advisors regarding their entitlement to benefits under a relevant income tax treaty.

Disposition of Our Ordinary Shares

Subject to the discussion below regarding backup withholding, a non-U.S. holder generally will not be subject to U.S. federal income tax on any gain from a sale, exchange or other disposition of our ordinary shares unless: (a) that gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment maintained by the non-U.S. holder); (b) the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or (c) we are or have been a “United States real property holding corporation” within the meaning of Code Section 897(c)(2) for U.S. federal income tax purposes at any time during the shorter of the five-year period preceding the date of disposition or the holder’s holding period for our ordinary shares, and certain other requirements are met. Although there can be no assurance, we believe that we are not, and we do not anticipate becoming, a United States real property holding corporation for U.S. federal income tax purposes. Even if we are treated as a United States real property holding corporation, gain realized by a non-U.S. holder on a disposition of our ordinary shares will not be subject to U.S. federal income tax so long as: (1) the non-U.S. holder owned, directly, indirectly and constructively, no more than five percent of our ordinary shares at all times within the shorter of (x) the five-year period preceding the disposition, or (y) the holder’s holding period, and (2) our ordinary shares are regularly traded on an established securities market. Although Nasdaq qualifies as an established securities market, there can be no assurance that our ordinary shares will continue to qualify as regularly traded on an established securities market. If any gain on your disposition is taxable because we are a United States real property holding corporation and your ownership of our ordinary shares exceeds five percent, you will be taxed on such disposition generally in the manner applicable to U.S. persons and in addition, a purchaser of your ordinary shares may be required to withhold tax with respect to that obligation.

If a non-U.S. holder is described in clause (a) of the preceding paragraph, the non-U.S. holder will generally be subject to tax on the net gain derived from the disposition at the regular U.S. federal income tax rates in the same manner as if such non-U.S. holder were a U.S. person, unless an applicable income tax treaty provides otherwise. In addition, a non-U.S. holder that is a corporation may be subject to the branch profits tax at a rate equal to 30% (or lower applicable income tax treaty rate) of its effectively connected earnings and profits for the taxable year, as adjusted under the Code. If the non-U.S. holder is an individual described in clause (b) of the preceding paragraph, the non-U.S. holder will generally be subject to a flat 30% tax on the gain derived from the disposition, which may be offset by U.S. source capital losses even though the non-U.S. holder is not considered a resident of the United States, provided that the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

Information Reporting and Backup Withholding Tax

We report to our non-U.S. holders and the IRS certain information with respect to any dividends we pay on our ordinary shares, including the amount of dividends paid during each fiscal year, the name and address of the recipient, and the amount, if any, of tax withheld. All distributions to holders of ordinary shares are subject to any applicable withholding. Information reporting requirements apply even if no withholding was required because the distributions were effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business or withholding was reduced by an applicable income tax treaty. This information also may be made available under a specific treaty or agreement with the tax authorities in the country in which the non-U.S. holder resides or is established. Under U.S. federal income tax law, interest, dividends, and other reportable payments may, under certain circumstances, be subject to “backup withholding” at the then applicable rate (currently, 24%). Backup withholding, however, generally will not apply to distributions on our ordinary shares to a non-U.S. holder, provided the non-U.S. holder furnishes to us or our paying agent the required certification as to its non-U.S. status, such as by providing a valid IRS Form W-8BEN, IRS Form W-8BEN-E or IRS Form W-8ECI, or certain other requirements are met. Notwithstanding the foregoing, backup withholding may apply if either we or our paying agent has actual knowledge, or reason to know, that the holder is a U.S. person that is not an exempt recipient. Backup withholding is not an additional tax but merely an advance payment, which may be credited against the tax liability of persons subject to backup withholding or refunded to the extent it results in an overpayment of tax and the appropriate information is timely supplied to the IRS.

Foreign Accounts

Certain withholding taxes may apply to certain types of payments made to “foreign financial institutions” (as specially defined under these rules) and certain other non-U.S. entities if certification, information reporting and other specified requirements are not met. A 30% withholding tax may apply to “withholdable payments” if they are paid to a foreign financial institution or to a non-financial foreign entity, unless (a) the foreign financial institution undertakes certain diligence and reporting obligations and other specified requirements are satisfied, or (b) the non-financial foreign entity either certifies it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner and other specified requirements are satisfied. “Withholdable payment” generally means any payment of interest, dividends, rents, and certain other types of generally passive income if such payment is from sources within the United States. Treasury regulations proposed in December 2018 (and upon which taxpayers and withholding agents are entitled to rely) eliminate possible withholding under these rules on the gross proceeds from any sale or other disposition of our ordinary shares, previously scheduled to apply beginning January 1, 2022. If the payee is a foreign financial institution, it must enter into an agreement with the U.S. Treasury requiring, among other things, that it undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts and withhold 30% on payments to account holders whose actions prevent it from complying with these reporting and other requirements, or comply with comparable requirements under an applicable inter-governmental agreement between the United States and the foreign financial institution’s home jurisdiction. If an investor does not provide the information necessary to comply with these rules, it is possible that distributions to such investor that are attributable to withholdable payments, such as dividends, will be subject to the 30% withholding tax. Holders should consult their own tax advisers regarding the implications of these rules for their investment in our ordinary shares.

LEGAL MATTERS

Lucosky Brookman LLP serves as our legal counsel in connection with this offering. The validity of the ordinary shares offered in this offering will be passed upon for us by Mourant Ozannes (Cayman) LLP, our counsel as to Cayman Islands law.

EXPERTS

The financial statements of Bit Origin Ltd as of June 30, 2024 and 2023, and for each of the two years in the period ended June 30, 2024, included in this Prospectus, have been audited by WWC, P.C., an independent registered public accounting firm, as stated in their report. Such financial statements are included in reliance upon the report of such firm given their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement on Form F-1 that we filed with the SEC. Certain information in the registration statement has been omitted from this prospectus in accordance with the rules and regulations of the SEC. Whenever a reference is made in this prospectus to any of our contracts, agreements or other documents, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement for a copy of such contract, agreement or other document. Because we are subject to the information and reporting requirements of the Exchange Act, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the internet at the SEC’s website at http://www.sec.gov.

We file annual, quarterly and current reports, proxy statements and other information with the Commission. Our Commission filings are available to the public at the Commission’s website at www.sec.gov and on our website at www.Forme.com/investors. Information contained on or accessible through our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only. You may inspect a copy of the registration statement through the Commission’s website, as provided herein.

BIT ORIGIN LTD INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

BIT ORIGIN LTD

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To:	The Board of Directors and Shareholders of
Bit Origin Ltd

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Bit Origin Ltd and its subsidiaries (the “Company”) as of June 30, 2023 and 2024, and the related consolidated statements of operations and comprehensive income, changes in shareholders’ equity, and cash flows in each of the years for the three-year period ended June 30, 2024, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2023 and 2024, and the results of its operations and its cash flows in each of the years for the three-year period ended June 30, 2024, in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company incurred substantial losses and generated significant net cash outflows from operating activities during the years ended June 30, 2023 and 2024, as well as had temporarily ceased its business operations during the current year. These circumstances give rise to substantial doubt that the Company will continue as a going concern. Management’s plan regarding these matters are described in Note 2. These consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of our management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of our internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ WWC, P.C.

Certified Public Accountants

PCAOB ID:1171

We have served as the Company’s auditor from May 8, 2021

through March 4, 2025

San Mateo, California

December 26, 2024

BIT ORIGIN LTD AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	June 30,	June 30,
	2024	2023
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$1,409,070	$16,274
Cryptocurrencies	178,687	2,084,330
Other receivables, net	1,705,333	—
Other receivables - related party	—	118,212
Prepayments, net	21,333	343,597
Security deposit, net	—	660,552
Loans receivable, net	3,370,322	—
GST tax receivable, net	—	349,960
Total current assets	6,684,745	3,572,925

OTHER ASSETS
Plant and equipment, net	—	7,373,205
Long-term investment, net	—	2,389,698
Total other assets	—	9,762,903

Total assets	$6,684,745	$13,335,828

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Loans from a third party	$—	$819,000
Convertible debentures, net	1,880,019	770,467
Accounts payable	—	667,912
Other payables and accrued liabilities	611,151	331,046
Total current liabilities	2,491,170	2,588,425

OTHER LIABILITIES
Convertible debentures, net	3,283,992	486,332
Total other liabilities	3,283,992	486,332

Total liabilities	5,775,162	3,074,757

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY
Ordinary shares, $0.3 par value, 10,000,000 shares authorized, 7,758,348 and 3,381,092 shares issued and outstanding as of June 30, 2024 and 2023, respectively*	2,327,505	1,014,328
Additional paid-in capital	81,066,562	73,446,519
Accumulated deficit	(81,731,423)	(64,199,776)
Total Bit Origin Ltd shareholders’ equity	1,662,644	10,261,071

NONCONTROLLING INTERESTS	(753,061)	—

Total equity	909,583	10,261,071

Total liabilities and shareholders’ equity	$6,684,745	$13,335,828

*Giving retroactive effect to the 1-for-30 reverse share split effected on May 23, 2023

The accompanying notes are an integral part of these consolidated financial statements.

BIT ORIGIN LTD AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

	For the Years Ended June 30,
	2024	2023	2022
REVENUES
Cryptocurrencies mining revenue	$2,888,482	$6,261,091	$192,351
Total revenues	2,888,482	6,261,091	192,351

COST OF REVENUES
Cost of cryptocurrencies mining revenue	3,833,684	10,826,620	403,384
Total cost of revenues	3,833,684	10,826,620	403,384

GROSS PROFIT	(945,202)	(4,565,529)	(211,033)

OPERATING EXPENSES:
General and administrative	3,816,307	2,914,612	4,225,149
Provision for expected credit losses	1,131,988	3,273,860	—
Impairment loss of cryptocurrencies	7,102	181,263	50,463
Impairment loss of miners	6,472,266	16,691,803	—
Impairment loss of long-term investment	2,389,698	610,302	—
Stock compensation expense	73,230	67,271	1,622,086
Total operating expenses	13,890,591	23,739,111	5,897,698

LOSS FROM OPERATIONS	(14,835,793)	(28,304,640)	(6,108,731)

OTHER INCOME (EXPENSE)
Realized gain on sale/exchange of cryptocurrencies	94,149	676,015	—
Interest expense, net	(497,768)	(227,376)	(54,137)
Other finance expenses	(1,116,865)	(360,351)	(3,429)
Other expenses, net	—	—	(128)
Gain on debt settlement	—	—	823,749
Loss on warrants settlement	(1,928,681)	—	—
Total other (expenses) income, net	(3,449,165)	88,288	766,055

LOSS BEFORE INCOME TAXES	(18,284,958)	(28,216,352)	(5,342,676)

PROVISION FOR INCOME TAXES	—	—	—

NET LOSS FROM CONTINUING OPERATIONS	(18,284,958)	(28,216,352)	(5,342,676)

DISCONTINUED OPERATIONS
Loss from discontinued operations, net of applicable income taxes	—	—	(30,933,269)
Net gain on sale of discontinued operations, net of applicable income taxes	—	—	34,110,454
NET INCOME FROM DISCONTINUED OPERATIONS	—	—	3,177,185

NET LOSS	(18,284,958)	(28,216,352)	(2,165,491)

Less: Net loss attributable to non-controlling interest from discontinued operations	—	—	(5,404,881)
Net loss attributable to non-controlling interest from continuing operations	(753,311)	—	—
	(753,311)	—	(5,404,881)

NET (LOSS) INCOME ATTRIBUTABLE TO BIT ORIGIN LTD	$(17,531,647)	$(28,216,352)	$3,239,390

OTHER COMPREHENSIVE INCOME (LOSS)
Foreign currency translation adjustment	—	—	363,880

TOTAL COMPREHENSIVE LOSS	(18,284,958)	(28,216,352)	(1,801,611)

Less: Comprehensive loss attributable to non-controlling interests from discontinued operations	—	—	(5,485,241)
Comprehensive loss attributable to non-controlling interests from continuing operations	(753,311)	—	—
	(753,311)	—	(5,485,241)

COMPREHENSIVE (LOSS) INCOME ATTRIBUTABLE TO BIT ORIGIN LTD	$(17,531,647)	$(28,216,352)	$3,683,630

WEIGHTED AVERAGE NUMBER OF ORDINARY SHARES*
Basic and diluted	5,241,577	3,279,049	2,016,459

(LOSS) EARNINGS PER SHARE - BASIC*
Continuing operations	$(3.34)	$(8.61)	$(2.65)
Discontinued operations	$—	$—	$1.58

(LOSS) EARNINGS PER SHARE - DILUTED*
Continuing operations	$(3.34)	$(8.61)	$(2.65)
Discontinued operations	$—	$—	$1.58

*Giving retroactive effect to the 1-for-30 reverse share split effected on May 23, 2023

The accompanying notes are an integral part of these consolidated financial statements.

BIT ORIGIN LTD AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

							Accumulated
			Additional	Deferred	Accumulated deficit		other
	Ordinary shares		paid-in	share	Statutory		comprehensive	Noncontrolling
	Shares*	Par value	capital	compensation	reserves	Unrestricted	income (loss)	interests	Total
BALANCE, June 30, 2021	1,357,221	$407,167	$32,175,798	$(21,140)	$1,670,367	$(38,574,620)	$1,120,774	$1,601,666	$(1,619,988)
Issuance of ordinary shares for JMC purchase	20,000	6,000	(6,000)	—	—	—	—	—	—
Amortization of deferred share compensation	—	—	—	21,140	—	—	—	—	21,140
Sales of ordinary shares	1,552,477	465,743	34,578,781	—	—	—	—	—	35,044,524
Issuance of ordinary shares for compensation	52,668	15,800	1,335,146	—	—	—	—	—	1,350,946
Issuance of ordinary shares for services	8,334	2,500	247,500	—	—	—	—	—	250,000
Conversion convertible debenture into ordinary shares	71,210	21,363	1,388,582	—	—	—	—	—	1,409,945
Net income (loss)	—	—	—	—	—	3,239,390	—	(5,404,881)	(2,165,491)
Foreign currency translation	—	—	—	—	—	—	444,240	(80,360)	363,880
Deconsolidation of discontinued operations	—	—	—	—	(1,670,367)	(648,194)	(1,565,014)	3,883,575	—
BALANCE, June 30, 2022	3,061,910	918,573	69,719,807	—	—	(35,983,424)	—	—	34,654,956
Issuance of ordinary shares for equipment purchase	289,520	86,856	3,023,144	—	—	—	—	—	3,110,000
Issuance of ordinary shares for compensation	13,169	3,951	63,320	—	—	—	—	—	67,271
Warrants issued with convertible debenture	—	—	645,196	—	—	—	—	—	645,196
Additional ordinary shares of round-up adjustment for reverse share split	16,493	4,948	(4,948)	—	—	—	—	—	—
Net loss	—	—	—	—	—	(28,216,352)	—	—	(28,216,352)
BALANCE, June 30, 2023	3,381,092	1,014,328	73,446,519	—	—	(64,199,776)	—	—	10,261,071
Sales of ordinary shares	2,812,833	843,850	3,150,372	—	—	—	—	—	3,994,222
Issuance of ordinary shares for compensation	34,240	10,272	62,958	—	—	—	—	—	73,230
Conversion of convertible debenture into ordinary shares	680,183	204,055	1,020,271	—	—	—	—	—	1,224,326
Warrants issued with convertible debenture	—	—	2,560,858	—	—	—	—	—	2,560,858
Exercise of warrants	850,000	255,000	896,903	—	—	—	—	—	1,151,903
Exchange of warrants for convertible debenture	—	—	(71,319)	—	—	—	—	—	(71,319)
Noncontrolling interests acquired	—	—	—	—	—	—	—	250	250
Net loss	—	—	—	—	—	(17,531,647)	—	(753,311)	(18,284,958)
BALANCE, June 30, 2024	7,758,348	$2,327,505	$81,066,562	$—	$—	$(81,731,423)	$—	$(753,061)	$909,583

*Giving retroactive effect to the 1-for-30 reverse share split effected on May 23, 2023

The accompanying notes are an integral part of these consolidated financial statements.

BIT ORIGIN LTD AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years ended June 30,
	2024	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(18,284,958)	$(28,216,352)	$(2,165,491)
Net income from discontinued operations	—	—	3,177,185
Net loss from continuing operations	(18,284,958)	(28,216,352)	(5,342,676)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	900,938	5,361,955	276,763
Provision for expected credit losses	1,131,988	3,273,860	—
Realized gain on sale/exchange of cryptocurrencies	(94,149)	(676,015)	—
Impairment loss of cryptocurrencies	7,102	181,263	50,463
Impairment loss of long-lived assets	6,472,266	16,691,803	—
Impairment loss of long-term investment	2,389,698	610,302	—
Stock compensation expense	73,230	67,271	1,622,086
Amortization of convertible debenture issuance costs and discounts	1,125,067	357,995	—
Interest expense of convertible debenture	587,170	190,996	54,137
Interest expense of third party loans	8,515	36,380	—
Gain on debt settlement	—	—	(823,749)
Loss on warrants settlement	1,928,681	—	—
Changes in operating assets and liabilities
Cryptocurrencies - mining, net of mining pool operating fees	(2,676,138)	(5,832,252)	(192,351)
Other receivables	(2,982,107)	1,014,989	(686,750)
Prepayments	205,264	(322,972)	(18,066,337)
Security deposits	660,552	(199,800)	(1,151,851)
Accounts payable	(667,912)	667,912	—
Other payables and accrued liabilities	1,285,559	31,078	294,809
Taxes payable	—	—	(349,960)
Net cash used in operating activities from continuing operations	(7,929,234)	(6,761,587)	(24,315,416)
Net cash provided by operating activities from discontinued operations	—	—	10,080,079
Net cash used in operating activities	(7,929,234)	(6,761,587)	(14,235,337)

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sale of cryptocurrencies	4,668,828	4,384,562	—
Purchases of plant and equipment	—	(115,033)	(8,302,893)
Loans to third parties	(3,645,822)	—	(3,000,000)
Proceeds from investment of subsidiaries’ noncontrolling interests	250	—	—
Net cash provided by (used in) investing activities from continuing operations	1,023,256	4,269,529	(11,302,893)
Net cash used in investing activities from discontinued operations	—	—	(3,177)
Net cash provided by (used in) investing activities	1,023,256	4,269,529	(11,306,070)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments from other receivables - related parties, net	—	354,903	—
Proceeds from other payables - related parties, net	—	—	645,096
Proceeds from issuance of ordinary shares through public offerings	—	—	35,044,524
Proceeds from issuance of ordinary shares through private offerings	3,994,222	—	—
Proceeds from third party loans	—	819,000	—
Repayments to third party loans	(819,000)	—	—
Payments of convertible debenture interest expense	(587,170)	(190,996)	(54,137)
Payments of third party loans interest expense	(8,515)	(36,380)	—
Proceeds from convertible debentures, net of issuance costs	6,127,334	1,844,000	—
Repayments to convertible debenture	(1,560,000)	(300,000)	—
Proceeds from exercise of warrants	1,151,903	—	—
Net cash provided by financing activities from continuing operations	8,298,774	2,490,527	35,635,483
Net cash used in financing activities from discontinued operations	—	—	(9,698,610)
Net cash provided by financing activities	8,298,774	2,490,527	25,936,873

EFFECT OF EXCHANGE RATE ON CASH	—	—	(7,487)

CHANGES IN CASH AND CASH EQUIVALENTS	1,392,796	(1,531)	387,979

CASH AND CASH EQUIVALENTS, beginning of year	16,274	17,805	105,931

CASH AND CASH EQUIVALENTS, end of year	1,409,070	16,274	493,910

LESS: CASH FROM DISCONTINUED OPERATIONS	—	—	476,105

CASH FROM CONTINUING OPERATIONS	$1,409,070	$16,274	$17,805

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for income tax	$—	$—	$—
Cash paid for interest	$270,170	$89,589	$—

NON-CASH TRANSACTIONS OF INVESTING AND FINANCING ACTIVITIES
Other receivable - related party from disposal of subsidiary	$—	$—	$1,000,000
Conversion of convertible debenture into ordinary shares	$—	$—	$1,300,000
Exchange of warrants for convertible debenture	$2,000,000	$—	$—

The accompanying notes are an integral part of these consolidated financial statements.

Note 1 – Nature of business and organization

Organization

Bit Origin Ltd (“Bit Origin” or the “Company”), formerly known as China Xiangtai Food Co., Ltd., is a holding company incorporated on January 23, 2018, under the laws of the Cayman Islands. Bit Origin has no substantive operations other than holding all of the outstanding share capital of the following entities: SonicHash Inc, (“SonicHash Canada”), SonicHash Pte. Ltd (“SonicHash Singapore”) and SonicHash LLC (“SonicHash US”), and holding 55% of the outstanding share capital of Sonic Auspice DC LLC (“Sonic Auspice”).

Business Overview

The Company has been focusing on its cryptocurrency mining operations through its newly incorporated subsidiaries SonicHash Canada, SonicHash Singapore and SonicHash LLC since December 2021. On December 14, 2021, the Company formed SonicHash Canada, a company incorporated under the laws of Alberta, Canada. On December 16, 2021, the Company formed SonicHash Singapore, a company incorporated under the laws of Singapore. On December 17, 2021, the Company formed SonicHash US under the laws of the State of Delaware. The Company holds 100% equity interest in SonicHash Canada, SonicHash Singapore and SonicHash US, which mainly engage in cryptocurrency mining related operation and management.

Sonic Auspice DC LLC was formed by a third party under the laws of the State of Delaware on November 30, 2023. It was formed to engage in building cryptocurrency mining facilities in the United States, including a brand-new 25MW cryptocurrency mining data center, in Cheyenne, Wyoming. The Company purchased 55% of total interests from the third party at a purchase price of $750 on December 7, 2023.

The Bitcoin mining business started generating revenue in May 2022. In December 2023, the Company temporarily ceased the Bitcoin mining operations due to the high operating costs in the United States. It is currently exploring strategic opportunities to revitalize its Bitcoin mining operations.

WVM (“Xiangtai BVI”) is a holding company holding all of the outstanding equity of CVS Limited, (“Xiangtai HK”). Xiangtai HK is also a holding company holding all of the outstanding equity of Chongqing Jinghuangtai Business Management Consulting Co., Ltd. (“Xiangtai WFOE”), which controls subsidiaries and variable interest entities (VIEs) based in China. China Silanchi Holding Limited (“Silanchi”) is a holding company holding all of the outstanding equity of Haochuangge Limited, (“Haochuangge HK”). Haochuangge HK is also a holding company holding all of the outstanding equity of Beijing Gangyixing Technology Ltd. (“Gangyixing WFOE”), which controls Beijing Fu Tong Ge Technology Co., Ltd. (“Fu Tong Ge”), a VIE based in China. Silanchi and its subsidiaries and VIEs are currently not engaging in any active business. The Company disposed Xiangtai BVI and Silanchi on April 27, 2022. As a result, the historic results of operations for the Company’s disposed business are reported as discontinued operations under the guidance of Accounting Standards Codification 205 (See Note 3).

Consolidation Scope

The accompanying consolidated financial statements reflect the activities of Bit Origin and each of the following entities:

Name	Background	Ownership
SonicHash Canada	• A Canada company	100% owned by Bit Origin
SonicHash Singapore (1)	• A Singapore company	100% owned by Bit Origin
SonicHash US	• A US company	100% owned by Bit Origin
Sonic Auspice DC LLC	· A US company	55% owned by Bit Origin
Xiangtai BVI	• A British Virgin Islands company	100% owned by Bit Origin *Disposed in April 2022
Xiangtai HK	• A Hong Kong company	100% owned by Xiangtai BVI *Disposed in April 2022
Xiangtai WFOE	• A PRC limited liability company and deemed a wholly foreign-owned enterprise (“WFOE”)	100% owned by Xiangtai HK *Disposed in April 2022
CQ Penglin	• A PRC limited liability company • Slaughtering, processing, packing, and selling various processed meat products.	VIE of Xiangtai WFOE *Disposed in April 2022
GA Yongpeng	• A PRC limited liability company • Slaughtering, processing, packing and selling various processed meat products.	100% owned by Xiangtai WFOE *Disposed in April 2022
CQ Pengmei	• A PRC limited liability company • Grocery stores selling daily necessities	100% owned by Xiangtai WFOE *Disposed in April 2022
JMC	• A PRC limited liability company • Feed raw materials and formula solutions wholesales.	51 % VIE of Xiangtai WFOE *Disposed in April 2022
Silanchi	• A British Virgin Islands company	100% owned by Bit Origin *Disposed in April 2022
Haochuangge	• A Hong Kong company	100% owned by Silanchi *Disposed in April 2022
Gangyixing WFOE	• A PRC limited liability company and deemed a wholly foreign-owned enterprise (“WFOE”)	100% owned by Haochuangge *Disposed in April 2022
Fu Tong Ge	• A PRC limited liability company	VIE of Gangyixing WFOE *Disposed in April 2022

(1) The entity was subsequently struck off on September 4, 2024.

Note 2 – Summary of significant accounting policies

Liquidity

In December 2023, the Company temporarily ceased the Bitcoin mining operations. In assessing the Company’s liquidity, the Company monitors and analyzes the cash on-hand and its operating expenditure commitments. The Company’s liquidity needs are to meet its working capital requirements and operating expenses obligations. To date, the Company has financed its operations primarily through cash flows from operations and proceeds from financial institutions or third-party loans.

As of June 30, 2024, the Company had working capital of approximately $4.2 million. The Company signed a sales representative agreement with a third party in the business of selling Aethir Cloud rendering miners on June 7, 2024. The Company made an advance payment in the amount of $1.0 million to the third party in July 2024 and received 1,112 Aethir Cloud rendering miners in return. The Company can use the Bitcoins it mined and the miners it purchased to pledge and finance. In addition, equity financing has been utilized to finance the Company’s working capital requirements and capital expenditures.

These circumstances give rise to substantial doubt that the Company will continue as a going concern and these consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis of presentation

The accompanying consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and applicable rules and regulations of the Securities and Exchange Commission (SEC), regarding financial reporting, and include all normal and recurring adjustments that management of the Company considers necessary for a fair presentation of its financial position and operation results.

Principles of consolidation

The consolidated financial statements include the accounts of the Company and its subsidiaries. All intercompany transactions and balances are eliminated upon consolidation.

The Company accounts for its noncontrolling interests in joint ventures or partnerships where the Company has influence over financial and operational matters, generally 50% or less ownership interest, under the equity method of accounting. In such cases, the original investments are recorded at cost and adjusted for our share of earnings, losses, and distributions. Distributions received from equity method investees are accounted for under the cumulative earnings approach on the Company’s consolidated statements of cash flows.

Use of estimates and assumptions

In presenting the consolidated financial statements in accordance with U.S. GAAP, management make estimates and assumptions that affect the amounts reported and related disclosures. Estimates, by their nature, are based on judgement and available information. Accordingly, actual results could differ from those estimates. On an ongoing basis, management reviews these estimates and assumptions using the currently available information. Changes in facts and circumstances may cause the Company to revise its estimates. The Company bases its estimates on past experience and on various other assumptions that are believed to be reasonable, the results of which form the basis for making judgments about the carrying values of assets and liabilities. The inputs into our judgments and estimates consider the economic implications of COVID-19 on the Company’s critical and significant accounting estimates. Significant estimates are used when accounting for items and matters including standalone selling price of each distinct performance obligation in revenue recognition, determinations of the useful lives and impairment of long-lived assets, allowances for expected credit losses, realization of deferred tax assets and uncertain tax position, fair value of the Company’s share price to determine the beneficial conversion feature (“BCF”) within the convertible debentures, fair value of the share-based compensation, and fair value of the warrants issued.

Foreign currency translation and transaction

The reporting currency of the Company is the U.S. dollar. Disposed Xiangtai BVI conducted its businesses in the local currency, Renminbi (RMB), as its functional currency. Assets and liabilities of disposed entities are translated at the unified exchange rate as quoted by the People’s Bank of China at the end of the period. The Company’s results of discontinued operations and cash flows are translated at the average translation rates and the equity accounts are translated at historical rates. Translation adjustments resulting from this process are included in accumulated other comprehensive income (loss). Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred.

The average translation rate applied to the consolidated statements of discontinued operations and comprehensive income (loss) and cash flows for the ten months ended April 30, 2022 was 6.41 RMB to $1.00. Cash flows are also translated at average translation rates for the periods, therefore, amounts reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the consolidated balance sheet.

Discontinued operations

In accordance with ASU No. 2014-08, Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity, a disposal of a component of an entity or a group of components of an entity is required to be reported as discontinued operations if the disposal represents a strategic shift that has (or will have) a major effect on an entity’s operations and financial results when the components of an entity meet the criteria in paragraph 205-20-45-1E to be classified as discontinued operations. When all of the criteria to be classified as discontinued operations are met, including management having the authority to approve the action and committing to a plan to sell the entity or the components, the major current assets, other assets, current liabilities, and noncurrent liabilities shall be reported as components of total assets and liabilities separate from the balances of the continuing operations. At the same time, the results of discontinued operations, less applicable income taxes (benefit), shall be reported as components of net income (loss) separate from the net income (loss) of continuing operations in accordance with ASC 205-20-45. See Note 3 – Discontinued operations.

Cash and cash equivalents

Cash and cash equivalents consist of cash on hand and time deposits placed with banks or other financial institutions and have original maturities of less than three months.

Cryptocurrencies

Cryptocurrencies (Bitcoins) are included in current assets in the accompanying consolidated balance sheets. Cryptocurrencies purchased are recorded at cost. Cryptocurrencies awarded to the Company through its mining activities are accounted for in connection with the Company’s revenue recognition policy disclosed below.

Cryptocurrencies held are accounted for as intangible assets with indefinite useful lives. An intangible asset with an indefinite useful life is not amortized but assessed for impairment annually, or more frequently, when events or changes in circumstances occur indicating that it is more likely than not that the indefinite-lived asset is impaired. Impairment exists when the carrying amount exceeds its fair value, which is measured using the intraday low quoted price of the cryptocurrency at the time its fair value is being measured. In testing for impairment, the Company has the option to first perform a qualitative assessment to determine whether it is more likely than not that an impairment exists. If it is determined that it is not more likely than not that an impairment exists, a quantitative impairment test is not necessary. If the Company concludes otherwise, it is required to perform a quantitative impairment test. To the extent an impairment loss is recognized, the loss establishes the new cost basis of the asset. Subsequent reversal of impairment losses is not permitted. For the years ended June 30, 2024, 2023 and 2022, $7,102, $181,263 and $50,463 impairment loss was recognized, respectively.

Purchases of cryptocurrencies by the Company are included within investing activities in accompanying consolidated statements of cash flows, while cryptocurrencies awarded to the Company through its mining activities are included within operating activities on the accompanying consolidated statements of cash flows. The sales of cryptocurrencies are included within investing activities in the accompanying consolidated statements of cash flows and any realized gains or losses from such sales are included in other income (expense) in the consolidated statements of operations. The Company accounts for its gains or losses in accordance with the first in first out (FIFO) method of accounting.

Other receivables, net

Other receivables include receivable due to exercised underwriting offering over-allotment option, advances to a third party, and receivable due from buyer of disposed entities. Management regularly reviews the aging of receivables and changes in payment trends and records allowances when management believes the collection of amounts due are at risk. Accounts considered uncollectable are written off against allowances after exhaustive efforts at collection are made. During the years ended June 30, 2024, 2023 and 2022, $389,528, $2,582,761 and nil provision for expected credit losses was recognized, respectively.

Loans receivable, net

Loans receivable are recorded at the cash amount disbursed to originate the loans, net of allowance that estimated on a regular basis based on an assessment of specific evidence indicating doubtful collection, historical experience, loan balance aging and prevailing economic conditions. The Company continues to evaluate the reasonableness of the allowance policy and update if necessary. During the years ended June 30, 2024, 2023 and 2022, $275,500, nil and nil provision for expected credit losses was recognized, respectively.

Allowance for credit losses

Allowance for credit losses represents management’s best estimate of probable losses inherent in the portfolio. Commencing July 1, 2023, the Company adopted ASC 326, “Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments.” This guidance replaced the “incurred loss” impairment methodology with an approach based on “expected losses” to estimate credit losses on certain types of financial instruments and requires consideration of a broader range of reasonable and supportable information to inform credit loss estimates. The guidance requires financial assets to be presented at the net amount expected to be collected. The allowance for credit losses is a valuation account that is deducted from the cost of the financial asset to present the net carrying value at the amount expected to be collected on the financial asset.

Under ASU 2016-13, the Company has exposure to credit losses for financial assets, which are other receivables and loans receivable. The Company considered various factors, including nature, historical collection experience, the age of the accounts receivable balances, credit quality and specific risk characteristics of its customers, current economic conditions, forward-looking information including economic, regulatory, technological, environmental factors (such as industry prospects, GDP, employment, etc.), reversion period, and qualitative and quantitative adjustments to develop an estimate of credit losses. The Company have adopted loss rate method to calculate the credit loss and considered the reverent factors of the historical and future conditions of the Company to make reasonable estimation of the risk rate.

Financial assets are presented net of the allowance for credit losses in the consolidated balance sheets. The measurement of the allowance for credit losses is recognized through current expected credit loss expense. Current expected credit loss expense is included as a component of general and administrative expenses in the consolidated statements of operations. Write-offs are recorded in the period in which the asset is deemed to be uncollectible.

Prepayments, net

Prepayments are cash advanced to service providers for future services. This amount is refundable and bears no interest. During the years ended June 30, 2024, 2023 and 2022, $117,000, nil and nil provision for expected credit losses was recognized, respectively.

Security deposits, net

Security deposits are cash deposited to mining services providers with a term of one year. This amount is refundable and bears no interest. Management regularly reviews the deposit accounts and changes in payment trends and records allowances when management believes the collection of amounts due are at risk. Accounts considered uncollectable are written off against allowances after exhaustive efforts at collection are made. During the years ended June 30, 2024, 2023 and 2022, nil, $691,099 and nil provision for expected credit losses was recognized, respectively.

Plant and equipment, net

Plant and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets with no residual value. The estimated useful lives are as follows:

Useful Life
Cryptocurrency mining equipment	5 years

The cost and related accumulated depreciation of assets sold or otherwise retired are eliminated from the accounts and any gain or loss is included in the consolidated statements of income and comprehensive income. Expenditures for maintenance and repairs are charged to earnings as incurred, while additions, renewals and betterments, which are expected to extend the useful life of assets, are capitalized. The Company also re-evaluates the periods of depreciation to determine whether subsequent events and circumstances revise estimates of useful lives.

Long-term investment, net

The Company’s long-term investment consists of an equity investment without readily determinable fair value. For equity securities without readily determinable fair value and do not qualify for the existing practical expedient in ASC Topic 820, Fair Value Measurements and Disclosures (“ASC820”) to estimate fair value using the net asset value per share (or its equivalent) of the investment, the Company elected to use the measurement alternative to measure those investments at cost, less any impairment, plus or minus changes resulting from observable price changes in orderly transactions for identical or similar investments of the same issuer, if any.

For those equity investments that the Company elects to use the measurement alternative, the Company makes a qualitative assessment of whether the investment is impaired at each reporting date. If a qualitative assessment indicates that the investment is impaired, the entity has to estimate the investment’s fair value in accordance with the principles of ASC 820. If the fair value is less than the investment’s carrying value, the Company has to recognize an impairment loss in net income (loss) equal to the difference between the carrying value and fair value. During the years ended June 30, 2024, 2023, and 2022, the Company recorded $2,389,698, $610,302 and nil impairment loss for this long-term investment, respectively.

Impairment for long-lived assets

Long-lived assets, including plant and equipment and intangible assets with finite lives are reviewed for impairment whenever events or changes in circumstances (such as a significant adverse change to market conditions that will impact the future use of the assets) indicate that the carrying value of an asset may not be recoverable. The Company assesses the recoverability of the assets based on the undiscounted future cash flows the assets are expected to generate and recognize an impairment loss when estimated undiscounted future cash flows expected to result from the use of the asset plus net proceeds expected from disposition of the asset, if any, are less than the carrying value of the asset. If an impairment is identified, the Company would reduce the carrying amount of the asset to its estimated fair value based on a discounted cash flows approach or, when available and appropriate, to comparable market values. During the years ended June 30, 2024, 2023 and 2022, $6,472,266, $16,691,803 and nil impairment of long-lived assets was recognized, respectively.

Accounts payable

Accounts payable are unpaid hosting fees. This amount is generally due within 30 days.

Financial instruments

The Company analyzes all financial instruments with features of both liabilities and equity under FASB Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity” and FASB ASC Topic 815 “Derivatives and Hedging”. The embedded conversion features of convertible debentures not separately accounted for as a derivative and contained considered to be derivative instruments provide for a rate of conversion that is below market value. Such feature is normally characterized as a BCF required to separate the instruments into debt and equity. A BCF is a non-detachable conversion feature that is “in the money” at the commitment date, which requires recognition of interest expense for underlying debt instruments and a deemed dividend for underlying equity instruments. A conversion option is “in the money” if the effective conversion price is lower than the commitment date fair value of the share into which it is convertible. The relative fair values of the BCF were recorded as discounts from the face amount of the respective debt instrument. The Company amortized the discount using the straight-line method which approximates the effective interest method through maturity of such instruments.

Fair value measurement

The accounting standard regarding the fair value of financial instruments and related fair value measurements defines financial instruments and requires disclosure of the fair value of financial instruments held by the Company.

ASC 820-10-20 defines fair value as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” The accounting standards establish a three-level valuation hierarchy for disclosures of fair value measurement and enhance disclosure requirements for fair value measures. The three levels are defined as follow:

●	Level 1 inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.
●	Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.
●	Level 3 inputs to the valuation methodology are unobservable and significant to the fair value.

Financial instruments included in current assets and current liabilities are reported in the consolidated balance sheets at face value or cost, which approximate fair value because of the short period of time between the origination of such instruments and their expected realization and their current market rates of interest. Long-term convertible debenture on the balance sheets is at carrying value, which approximates fair value as the third party was lending the money to us at the market rate.

Related parties

A party is considered to be related to the Company if the party directly or indirectly or through one or more intermediaries, controls, is controlled by, or is under common control with the Company. Related parties also include principal owners of the Company, its management, members of the immediate families of principal owners of the Company and its management and other parties with which the Company may deal if one party controls or can significantly influence management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests. A party which can significantly influence the management or operating policies of the transacting parties or if it has an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests is also a related party.

Convertible debentures

The Company evaluates its convertible debentures to determine if those contracts or embedded components of those contracts qualify as derivatives. The result of this accounting treatment is that the fair value of the embedded derivative is recorded at fair value each reporting period and recorded as a liability. In the event that the fair value is recorded as a liability, the change in fair value is recorded in the statements of operations as other income or expense.

In circumstances where the embedded conversion option in a convertible instrument is required to be bifurcated and there are also other embedded derivative instruments in the convertible instrument that are required to be bifurcated, the bifurcated derivative instruments are accounted for as a single, compound derivative instrument.

If the conversion features of conventional convertible debt provide for a rate of conversion that is below market value at issuance, this feature is characterized as a BCF. A BCF is recorded by the Company as a debt discount pursuant to ASC Topic 470-20 “Debt with Conversion and Other Options.” In those circumstances, the convertible debt is recorded net of the discount related to the BCF, and the Company amortizes the discount to interest expense, over the life of the debt.

Upon conversion, the carrying amount of the convertible debentures, net of the unamortized discount shall be reduced by, if any, the cash (or other assets) transferred and then shall be recognized in the capital accounts to reflect the shares issued and no gain or loss is recognized pursuant to ASC Topic 470-20-40-4.

Warrants

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own common stock and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of equity at the time of issuance. As the Company’s warrants meet all of the criteria for equity classification, so the Company classified each warrant as its own equity.

Revenue recognition

The Company recognizes revenue under ASC 606, Revenue from Contracts with Customers. The core principle of the revenue standard is that a company should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. The following five steps are applied to achieve that core principle: (i) identifies the contract with the customer, (ii) identifies the performance obligations in the contract, (iii) determines the transaction price, including variable consideration to the extent that it is probable that a significant future reversal will not occur, (iv) allocates the transaction price to the respective performance obligations in the contract, and (v) recognizes revenue when (or as) the Company satisfies the performance obligation.

In order to identify the performance obligations in a contract with a customer, a company must assess the promised goods or services in the contract and identify each promised good or service that is distinct. A performance obligation meets ASC 606’s definition of a “distinct” good or service (or bundle of goods or services) if both of the following criteria are met: The customer can benefit from the good or service either on its own or together with other resources that are readily available to the customer (i.e., the good or service is capable of being distinct), and the entity’s promise to transfer the good or service to the customer is separately identifiable from other promises in the contract (i.e., the promise to transfer the good or service is distinct within the context of the contract).

If a good or service is not distinct, the good or service is combined with other promised goods or services until a bundle of goods or services is identified that is distinct.

The transaction price is the amount of consideration to which an entity expects to be entitled in exchange for transferring promised goods or services to a customer. The consideration promised in a contract with a customer may include fixed amounts, variable amounts, or both. When determining the transaction price, an entity must consider the effects of all of the following:

●	Variable consideration
●	Constraining estimates of variable consideration
●	The existence of a significant financing component in the contract
●	Noncash consideration
●	Consideration payable to a customer

Variable consideration is included in the transaction price only to the extent that it is probable that a significant reversal in the amount of cumulative revenue recognized will not occur when the uncertainty associated with the variable consideration is subsequently resolved.

Cryptocurrency mining:

The Company has entered into cryptocurrency mining pools by executing contracts with the mining pool operators to provide computing power to the mining pool. The contracts are terminable at any time by either party and the Company’s enforceable right to compensation only begins when the Company provides computing power to the mining pool operator. In exchange for providing computing power, the Company is entitled to a fractional share of the fixed cryptocurrency award the mining pool operator receives (less cryptocurrency transaction fees to the mining pool operator which are recorded net with revenues), for successfully adding a block to the blockchain. The Company’s fractional share is based on the proportion of computing power the Company contributed to the mining pool operator to the total computing power contributed by all mining pool participants in solving the current algorithm.

Providing computing power in cryptocurrency transaction verification services is an output of the Company’s ordinary activities. The provision of computing power is the only performance obligation in the Company’s contracts with third party pool operators. The transaction consideration the Company receives, if any, is noncash consideration, which the Company measures at fair value on the date received, which is not materially different than the fair value at contract inception. The consideration is all variable. Because it is not probable that a significant reversal of cumulative revenue will not occur, the consideration is constrained until the Company successfully places a block (by being the first to solve an algorithm) and the Company receives confirmation of the consideration it will receive, at which time revenue is recognized. There is no significant financing component in these transactions.

Fair value of the cryptocurrency award received is determined using the intraday low quoted price of the related cryptocurrency at the time of receipt. All of the Company’s cryptocurrency are populated cryptocurrencies which are actively traded on the major trading platforms such as coinmarketcap.com.

In December 2023, the FASB issued Accounting Standards Update No. 2023-08, Intangibles – “Goodwill and Other - Crypto Assets (Topic 350-60): Accounting for and Disclosure of Crypto Assets” (ASU 2023-08”), which requires entities to measure crypto assets that meet specific criteria at fair value with changes recognized in net income each reporting period. Additionally, ASU 2023-08 requires an entity to present crypto assets measured at fair value separately from other intangible assets in the balance sheets and record changes from remeasurement of crypto assets separately from changes in the carrying amounts of other intangible assets in the income statement. The amendments also require that an entity provide disclosures about significant holdings, contractual sale restrictions, and changes during the reporting period. The Company is currently evaluating the potential impact of adopting this new guidance on its consolidated financial statements and related disclosures.

Cost of revenues

Cost of revenues consists primarily of the direct costs associated with running the cryptocurrency mining business, such as utilities, maintenance labor costs, shipping fees, plant remodeling fees and other service charges. The Company signed hosting agreement with hosting partners, and the hosting partners will install the mining equipment and provide elective power, internet services and other necessary services to maintain the operation of the mining equipment. All the related operating fees are included in the all-in-one monthly fees charged by the hosting partner to the Company. Depreciation of cryptocurrency mining equipment is calculated separately and also recorded as a component of cost of revenues for cryptocurrency mining.

Share-based compensation

The Company records share compensation expense for employees at fair value on the grant date and recognizes the expense over the employee’s requisite service period. The Company’s expected volatility assumption is based on the historical volatility of the Company’s shares. The expected life assumption is primarily based on historical exercise patterns and employee post-vesting termination rate. The risk-free interest rate for the expected term of an option is based on the U.S. Treasury yield curve in effect at the time of grant. The expected dividend yield is based on the Company’s current and expected dividend policy.

The Company records share compensation expense for non-employees at fair value on the grant date and recognizes the expense over the service provider’s requisite service period.

Income taxes

The Company accounts for income taxes in accordance with U.S. GAAP for income taxes. The charge for taxation is based on the results for the fiscal year as adjusted for items, which are non-assessable or disallowed. It is calculated using tax rates that have been enacted or substantively enacted by the balance sheet date.

Deferred taxes are accounted for using the asset and liability method in respect of temporary differences arising from differences between the carrying amount of assets and liabilities in the consolidated financial statements and the corresponding tax basis used in the computation of assessable tax profit. In principle, deferred tax liabilities are recognized for all taxable temporary differences. Deferred tax assets are recognized to the extent that it is probable that taxable profit will be available against which deductible temporary differences can be utilized. Deferred tax is calculated using tax rates that are expected to apply to the period when the asset is realized or the liability is settled. Deferred tax is charged or credited in the income statement, except when it is related to items credited or charged directly to equity, in which case the deferred tax is also dealt with in equity. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Current income taxes are provided in accordance with the laws of the relevant taxing authorities.

An uncertain tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. No penalties and interest incurred related to underpayment of income tax are classified as income tax expense in the period incurred. PRC tax returns of the discontinued operations filed in 2020 to 2022 are subject to examination by any applicable tax authorities.

(Loss) earnings per share (“EPS”)

Basic (loss) earnings per share are computed by dividing (loss) income available to ordinary shareholders by the weighted average ordinary shares outstanding during the period. Diluted (loss) earnings per share take into account the potential dilution that could occur if securities or other contracts to issue ordinary shares were exercised and converted into ordinary shares. Ordinary shares equivalents having an anti-dilutive effect on earnings per share are excluded from the calculation of diluted (loss) earnings per share. Dilution is computed by applying the treasury share method. Under this method, options and warrants are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase ordinary shares at the average market price during the period.

A total of warrants to purchase up to 17,175,412 (572,514 after Reverse Share Split) ordinary shares in a concurrent private placement with an exercise price of US$1.008 (US$30.24 after Reverse Share Split) per share, a total of warrants to purchase up to 858,770 (28,626 after Reverse Share Split) ordinary shares in a concurrent private placement with an exercise price of US$0.96 (US$28.80 after Reverse Share Split) per share, a total of warrants to purchase up to 18,124,400 (604,147 after Reverse Share Split) ordinary shares in a concurrent private placement with an exercise price of US$1.008 (US$30.24 after Reverse Share Split) per share, a total of warrants to purchase up to 906,220 (30,207 after Reverse Share Split) ordinary shares in a concurrent private placement with an exercise price of US$0.89 (US$26.70 after Reverse Share Split) per share, a total of warrants to purchase up to 563,726 (18,791 after Reverse Share Split) ordinary shares in a concurrent private placement with an exercise price of US$0.51 (US$15.30 after Reverse Share Split) per share, and a total of warrants to purchase up to 5,925,599 (4,523,333 after Reverse Share Split) ordinary shares in a concurrent private placement with an exercise price of US$1.2 (US$1.3552 after Reverse Share Split) per share, and a total of warrants to purchase up to 1,070,719 ordinary shares in a concurrent private placement with an exercise price of US$5.44 per share are excluded in the diluted EPS calculation for the year ended June 30, 2024 due to their anti-diluted effect.

A total of warrants to purchase up to 17,175,412 (572,514 after Reverse Share Split) ordinary shares in a concurrent private placement with an exercise price of US$1.008 (US$30.24 after Reverse Share Split) per share, a total of warrants to purchase up to 858,770 (28,626 after Reverse Share Split) ordinary shares in a concurrent private placement with an exercise price of US$0.96 (US$28.80 after Reverse Share Split) per share, a total of warrants to purchase up to 18,124,400 (604,147 after Reverse Share Split) ordinary shares in a concurrent private placement with an exercise price of US$1.008 (US$30.24 after Reverse Share Split) per share, a total of warrants to purchase up to 906,220 (30,207 after Reverse Share Split) ordinary shares in a concurrent private placement with an exercise price of US$0.89 (US$26.70 after Reverse Share Split) per share, a total of warrants to purchase up to 563,726 (18,791 after Reverse Share Split) ordinary shares in a concurrent private placement with an exercise price of US$0.51 (US$15.30 after Reverse Share Split) per share, and a total of warrants to purchase up to 5,925,599 (4,523,333 after Reverse Share Split) ordinary shares in a concurrent private placement with an exercise price of US$1.2 (US$1.3552 after Reverse Share Split) per share are excluded in the diluted EPS calculation for the year ended June 30, 2023 due to their anti-diluted effect.

A total of 4,667 (156 after Reverse Share Split) warrants with weighted average effect of 1,867 (62 after Reverse Share Split) ordinary shares using treasury share method, a total of 95,000 (3,167 after Reverse Share Split) vested stock options issued on August 1, 2019 with conversion effect of 71,250 (2,375 after Reverse Share Split) ordinary shares, a total of warrants to purchase up to 17,175,412 (572,514 after Reverse Share Split) ordinary shares in a concurrent private placement with an exercise price of US$1.008 (US$30.24 after Reverse Share Split) per share, a total of warrants to purchase up to 858,770 (28,626 after Reverse Share Split) ordinary shares in a concurrent private placement with an exercise price of US$0.96 (US$28.80 after Reverse Share Split) per share, a total of warrants to purchase up to 18,124,400 (604,147 after Reverse Share Split) ordinary shares in a concurrent private placement with an exercise price of US$1.008 (US$30.24 after Reverse Share Split) per share, and a total of warrants to purchase up to 906,220 (30,207 after Reverse Share Split) ordinary shares in a concurrent private placement with an exercise price of US$0.89 (US$26.70 after Reverse Share Split) per share are excluded in the diluted EPS calculation for the year ended June 30, 2022 due to their anti-diluted effect.

Segment reporting

ASC 280, Segment Reporting, (“ASC 280”), establishes standards for companies to report in their financial statements information about operating segments, products, services, geographic areas, and major customers. Based on the criteria established by ASC 280, the chief operating decision maker (“CODM”) has been identified as the Company’s Chief Executive Officer, who reviews consolidated results when making decisions about allocating resources and assessing performance of the Company. As a whole, the Company has one reportable segment. The Company does not distinguish between markets or segments for the purpose of internal reporting. As the Company primarily generates cryptocurrency mining revenue through mining pool operators, no geographical segments are presented.

Recently issued accounting pronouncements

In August 2020, the FASB issued ASU 2020-06, “Debt – Debt Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging – Contracts in Entity’s Own Equity (Subtopic 815-40)”. The amendment in this Update is to address issues identified as a result of the complexity associated with applying generally accepted accounting principles (GAAP) for certain financial instruments with characteristics of liabilities and equity. For convertible instruments, the Board decided to reduce the number of accounting models for convertible debt instruments and convertible preferred shares. Limiting the accounting models results in fewer embedded conversion features being separately recognized from the host contract as compared with current GAAP. Convertible instruments that continue to be subject to separation models are (1) those with embedded conversion features that are not clearly and closely related to the host contract, that meet the definition of a derivative, and that do not qualify for a scope exception from derivative accounting and (2) convertible debt instruments issued with substantial premiums for which the premiums are recorded as paid-in capital. The amendments in this Update are effective for public business entities that meet the definition of a Securities and Exchange Commission (SEC) filer, excluding entities eligible to be smaller reporting companies as defined by the SEC, for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. The adoption of this ASU did not have a material effect on the Company’s consolidated financial statements and related disclosures.

In December 2023, the FASB issued Accounting Standards Update No. 2023-09, “Income Taxes (Topic 740): Improvements to Income Tax Disclosures” (“ASU 2023-09”), which modifies the rules on income tax disclosures to require entities to disclose (1) specific categories in the rate reconciliation, (2) the income or loss from continuing operations before income tax expense or benefit (separated between domestic and foreign) and (3) income tax expense or benefit from continuing operations (separated by federal, state and foreign). ASU 2023-09 also requires entities to disclose their income tax payments to international, federal, state and local jurisdictions, among other changes. The guidance is effective for annual periods beginning after December 15, 2024. Early adoption is permitted for annual financial statements that have not yet been issued or made available for issuance. ASU 2023-09 should be applied on a prospective basis, but retrospective application is permitted. The Company is currently evaluating the potential impact of adopting this new guidance on its consolidated financial statements and related disclosures.

In December 2023, the FASB issued Accounting Standards Update No. 2023-08, Intangibles – “Goodwill and Other - Crypto Assets (Topic 350-60): Accounting for and Disclosure of Crypto Assets” (ASU 2023-08”), which requires entities to measure crypto assets that meet specific criteria at fair value with changes recognized in net income each reporting period. Additionally, ASU 2023-08 requires an entity to present crypto assets measured at fair value separately from other intangible assets in the balance sheets and record changes from remeasurement of crypto assets separately from changes in the carrying amounts of other intangible assets in the income statement. The amendments also require that an entity provide disclosures about significant holdings, contractual sale restrictions, and changes during the reporting period. The objectives of the amendments are to provide investors and other capital allocators with more decision-useful information that better reflects the underlying economics of crypto assets within the scope and an entity’s financial position while reducing cost and complexity associated with applying cost-less-impairment accounting. The amendments in this ASU are effective for all entities for fiscal years beginning after December 15, 2024, including interim periods within those fiscal years. Early adoption is permitted for both interim and annual financial statements that have not yet been issued (or made available for issuance). If amendments are adopted in an interim period, they must be adopted as of the beginning of the fiscal year that includes that interim period. The amendments in this ASU require a cumulative-effect adjustment to the opening balance of retained earnings (or other appropriate components of equity or net assets) as of the beginning of the annual reporting period in which an entity adopts the amendments. The Company is currently evaluating the potential impact of adopting this new guidance on its consolidated financial statements and related disclosures.

Except as mentioned above, the Company does not believe other recently issued but not yet effective accounting standards, if currently adopted, would have a material effect on the Company’s consolidated balance sheets, statements of operations and comprehensive loss and statements of cash flows.

Reclassification

Certain prior year amounts have been reclassified to conform to the current year of operations and cash flow presentations. These reclassifications have no effect on the accompanying statements of operations.

Note 3 – Discontinued Operations

Disposition of Xiangtai BVI and Silanchi

The Company’s farmers’ market and supermarket and grocery stores business and feed raw materials business were negatively affected by the economic cycle and the spread of COVID-19, and they had been operating at losses. On March 31, 2022, China Xiangtai entered into a share purchase agreement (the “Share Purchase Agreement”) with Ocean Planet Future Limited (the “Buyer”). Pursuant to the Share Purchase Agreement, the Company agreed to sell all the equity interest in WVM Inc. and China Silanchi Holding Limited (the “Subsidiaries”), the wholly-owned subsidiaries of the Company, to the Buyer for a cash price of $1,000,000 and the remaining loan of disposed entities carried by the Buyer amounted to $3,029,212 (the “Disposition”). The board of directors approved the transaction contemplated by the Share Purchase Agreement. The Disposition closed on April 27, 2022, and represented the Company completing the disposition of the slaughterhouse and meat processing business and the feed raw materials business and focusing on the bitcoin mining business.

The fair value of the discontinued operations of Xiangtai BVI and Silanchi, determined as of April 27, 2022, included the estimated consideration received, less costs to sell.

Reconciliation of the amounts of major classes of income and losses from discontinued operations in the consolidated statements of operations and comprehensive loss for the year ended June 30, 2022.

For the Year Ended
June 30,
2022
REVENUES:
Supermarket and grocery store	$—
Farmers’ market	4,201,877
Feed raw materials	23,651,802
Total revenues	27,853,679

COST OF REVENUES:
Supermarket and grocery store	—
Farmers’ market	4,189,686
Feed raw materials	22,499,787
Total cost of revenues	26,689,473

Gross profit	1,164,206

OPERATING EXPENSES:
Selling	58,625
General and administrative	611,490
Provision for doubtful accounts	27,380,572
Total operating expenses	28,050,687

Loss from operations	(26,886,481)

OTHER INCOME (EXPENSES)
Interest income	494
Interest expense	(1,483,947)
Other finance expense	(2,677)
Other expense, net	(9,545)
Total other expenses, net	(1,495,675)

Loss before income taxes	(28,382,156)

Income tax expense	2,551,113

Net loss from discontinued operations	$(30,933,269)

As of April 27, 2022, the net assets of discontinued operations and reconciliation of gain on sale of discontinued operations of Xiangtai BVI and Silanchi are as follows:

April 27,
2022
CURRENT ASSETS:
Cash and cash equivalents	$476,105
Accounts receivables, net	3,945,103
Other receivables, net	6,214,926
Prepayments	140,264
Total current assets of discontinued operations	10,776,398

OTHER ASSETS:
Other receivables	60,492
Plant and equipment, net	1,996,324
Intangible assets, net	299,627
Operating lease right-of-use assets	2,049,125
Total other assets of discontinued operations	4,405,568

Total assets of discontinued operations	$15,181,966

Carrying amounts of major classes of liabilities included as part of discontinued operations of Xiangtai BVI and Silanchi:

CURRENT LIABILITIES:
Loans from third parties	$8,015,608
Current maturities of long-term loan - bank	831,329
Accounts payable	16,457,687
Accounts payable - related party	3,636,175
Customer deposits	4,400,350
Customer deposit - related party	35,815
Other payables and accrued liabilities	1,676,816
Other payables – related parties	20,000
Operating lease liabilities	38,088
Taxes payable	4,118,960
Total current liabilities of discontinued operations	39,230,828

OTHER LIABILITIES:
Loans from third parties	1,513,203
Long-term loans – related parties	762,654
Operating lease liabilities - noncurrent	83,747
Total other liabilities of discontinued operations	2,359,604
Total liabilities of discontinued operations	$41,590,432

Total net deficit	$(26,408,466)
Retained earnings carryover	(56,761,139)
Total consideration received	4,029,212
Exchange rate effect	(271,431)
Total gain on sale of discontinued operations	$34,110,454

Note 4 – Cryptocurrencies

The following table presents additional information about our cryptocurrency mining activities of Bitcoin (“BTC”) in coins and amounts during the years ended June 30, 2024, 2023 and 2022:

	Quantities (in coins)		Cryptocurrencies
	BTC		Amounts
Balance on July 1, 2021	—		$—
Revenue recognized from cryptocurrencies mined	7.17		192,351
Hosting fees settled in cryptocurrencies	—		—
Proceeds from sale of cryptocurrencies	—		—
Realized gain on sale/exchange of cryptocurrencies	—		—
Impairment loss of cryptocurrencies	—		(50,463)
Balance on June 30, 2022	7.17		$141,888
Revenue recognized from cryptocurrencies mined	272.38		6,261,091
Hosting fees settled in cryptocurrencies	(22.14)		(428,839)
Proceeds from sale of cryptocurrencies	(175.09)		(4,384,562)
Realized gain on sale/exchange of cryptocurrencies	—		676,015
Impairment loss of cryptocurrencies	—		(181,263)
Balance on June 30, 2023	82.32	*	$2,084,330
Revenue recognized from cryptocurrencies mined	95.62		2,888,482
Hosting fees settled in cryptocurrencies	(7.60)		(212,344)
Proceeds from sale of cryptocurrencies	(165.87)		(4,668,828)
Realized gain on sale/exchange of cryptocurrencies	—		94,149
Impairment loss of cryptocurrencies	—		(7,102)
Balance on June 30, 2024	4.47		$178,687

* A total of 55 BTCs out of the 82.32 BTCs on June 30, 2023 was pledged in and held by a third party’s wallet for the Company’s third-party loans (see Note 10).

Note 5 – Other receivables, net

Other receivables, net consist of the following:

	June 30,	June 30,
	2024	2023
Advances to third parties(1)	$1,996,944	$118,212
Interest receivables	97,917	—
Receivable due from buyer of disposed entities(2)	2,582,761	2,582,761
Total other receivables	4,677,622	2,700,973
Less: allowance for expected credit losses	(2,972,289)	(2,582,761)
Total other receivables, net	$1,705,333	$118,212

(1) Non-trade advances to third parties are short term in nature and are due on demand with no interest bearing. These advances were refundable and made in relation to establishing relationship for potential service providers of Bitcoin mining operations. The Company subsequently received a total of $800,343 repayments from the third parties in October 2024.

(2) As of June 30, 2023, the receivable due from buyer of disposed entities was fully impaired.

Note 6 – Loans receivable, net

Outstanding balances on loans receivable consist of the following as of June 30, 2024 and 2023:

				June 30,	June 30,
Third parties	Maturities	Interest rate	Collateral/Guarantee	2024	2023
A	December 15, 2024 (Fully repaid in October and December 2024, respectively)	15.0%	None	$950,000	$—
A	January 5, 2025	5.0%	None	500,000	—
A	April 30, 2025	10.0%	None	1,600,000	—
B	October 28, 2024 (Fully repaid in October 2024)	0.0%	None	595,822	—
Loans receivable from third parties				3,645,822	—
Allowance for credit losses				(275,500)	—
Loans receivable, net				$3,370,322	$—

Interest income of the above loans receivable for the years ended June 30, 2024 and 2023 amounted to $97,917 and nil, respectively. These loans were refundable and made in relation to establishing relationship for potential service providers of Bitcoin mining operations.

Note 7 – Plant and equipment, net

Plant and equipment, net consist of the following:

	June 30,	June 30,
	2024	2023
Cryptocurrency mining equipment	$—	$29,703,726
Less: accumulated depreciation	—	(5,638,718)
Total plant and equipment, net	—	24,065,008
Less: impairment loss	—	(16,691,803)
Plant and equipment, net	$—	$7,373,205

During the year ended June 30, 2023, the Company purchased additional cryptocurrency mining equipment of $21,400,833 by capitalizing prepayments amounted to $18,175,800, shipping costs of $115,033 and the issuance of ordinary shares amounted to $3,110,000, respectively.

Depreciation expense for those mining equipment amounted to $900,938, $5,361,955 and $276,763 during the years ended June 30, 2024, 2023 and 2022, and the depreciation expense was included in the cost of revenues.

During the years ended June 30, 2024 and 2023, the Company’s operating performance was adversely affected by challenging business climate, such as a decrease in the price of Bitcoin and a resulting decrease in the market price of cryptocurrency mining equipment. Furthermore, both primary and secondary market prices for cryptocurrency mining equipment used by the Company in its business operations experienced significant declines from previous levels. Based on management’s impairment assessment, there is indication that the estimated fair value of the mining equipment was less than their net carrying value as of June 30, 2023 and an impairment charge of $16,691,803 was recognized, decreasing the net carrying value of the Company’s cryptocurrency mining equipment to their estimated fair value. During the year ended June 30, 2024, an impairment charge of $6,472,266 was recognized, decreasing the net carrying value the cryptocurrency mining equipment to nil. The Company wrote off all those miners as of June 30, 2024.

The Company has utilized the income approach to estimate the fair value of its cryptocurrency mining equipment, based on various estimates developed by management. This approach involves estimating the present value of expected future cash flows generated by the asset, using various assumptions and inputs. These assumptions and inputs include power costs, Bitcoin network hash rate and market value of Bitcoin. The estimates used are considered unobservable Level 3 inputs, which are used to measure fair value when relevant observable inputs are not available. Changes in management’s assumptions or estimates could lead to different conclusions. The determination of this nonrecurring fair value measurement involves a significant degree of judgment, and the use of estimates and assumptions that are inherently uncertain. Accordingly, actual results may differ from the Company’s estimates, and the difference may be material. As part of the sensitivity analysis,, continued elevated power costs, continued increases in the Bitcoin network hash rate, and further decreases in the value of Bitcoin in the market could result in further impairment of the Company’s cryptocurrency mining equipment.

The Company signed a sales representative agreement with a third party in the business of selling Aethir Cloud rendering miners on June 7, 2024. The Company made an advance payment in the amount of $1.0 million to the third party in July 2024 and received 1,112 Aethir Cloud rendering miners in return.

Note 8 – Long-term investment, net

	June 30,	June 30,
	2024	2023
Cost of long-term investment	3,000,000	3,000,000
Less: impairment loss	(3,000,000)	(610,302)
Long-term investment, net	$—	$2,389,698

The Company entered into a subscription agreement with MineOne Cloud Computing Investment I L.P. (the “Partnership”) on June 10, 2022, pursuant to which the Company made $3 million investment (the “Investment”) in the Partnership for a sharing percentage of 8.8235%. The Partnership is engaged in building and operating a mining facility in Wyoming, and currently in the construction phase.

Similar to Note 7, the Investment’s operating performance was adversely affected by challenging business climate, such as a decrease in the price of Bitcoin and a resulting decrease in the market price of mining facility.

The Company has utilized the market comparison approach to estimate the fair value of its investment and cross-checked by direct comparisons with transactions of comparable mining facility within the vicinity and elsewhere, based on various estimates developed by management. The estimates used are considered unobservable Level 3 inputs, which are used to measure fair value when relevant observable inputs are not available. Changes in management’s assumptions or estimates could lead to different conclusions. The determination of this nonrecurring fair value measurement involves a significant degree of judgment, and the use of estimates and assumptions that are inherently uncertain. Accordingly, actual results may differ from the Company’s estimates, and the difference may be material. As part of sensitivity analysis, lower transacted price in transactions of comparable mining facility within the vicinity and elsewhere could result in further impairment of the Company’s Investment.

Based on management’s impairment assessment, there is indication that the estimated fair value of the mining facility was less than their net carrying value as of June 30, 2023 and an impairment charge of $610,302 was recognized, decreasing the net carrying value of the Investment’s mining facility to their estimated fair value. During the year ended June 30, 2024, an impairment charge of $2,389,698 was recognized, decreasing the net carrying value the Investment’s mining facility to nil.

Note 9 – Credit facilities

Loans from third parties

Outstanding balances of third-party loans consisted of the following:

		Weighted average	Collateral/	June 30,		June 30,
Name of lender	Maturities	interest rate	Guarantee	2024		2023

Pony Partners Ltd	August 30, 2023 (Fully repaid in September 2023)	5.5%	20 BTC	$—		$280,000

Pony Partners Ltd	September 12, 2023 (Fully repaid in September 2023)	5.5%	35 BTC	—		539,000
				$—	*	$819,000

Interest expense pertaining to the above loans amounted to $36,380 was recorded for the year ended June 30, 2023.

*The above loans were fully repaid by the Company in September 2023 by selling the 55 collateralized BTCs.

Note 10 – Related party transactions and balances

As per ASC 850-20, persons who are responsible for achieving the objectives of the entity and who have the authority to establish policies and make decisions are consider as related parties of the Company.

Related party balances

a.	Other receivables – related party:

		June 30,		June 30,
Name of related party	Relationship	2024		2023
Intellectual International Capital LLC (“IIC”)	Significant influence by a former member of the Company’s management (June 30, 2023: member of the Company’s management)	$	*	$118,212	*

* The balance is non-trade advances to the related party and is short term in nature and due on demand with no interest bearing. The Company’s former president, Dr.Jiaming Li, was a senior manager at IIC, and he resigned from Company in November 2023 and was not a related party to the Company pursuant to the definition of Related Parties under ASC 850 from then onwards.

Other than disclosed elsewhere, the Company had the following significant related party transaction for the years ended June 30, 2024, 2023 and 2022:

		June 30,	June 30,	June 30,
Name of related party	Related party	2024	2023	2022
Receipt on behalf of Company	Intellectual International Capital LLC	$3,393,027	$1,205,110	—
Payment on behalf of Company	Intellectual International Capital LLC	(2,812,692)	(1,056,897)	—

Note 11 – Taxes

Income tax

Cayman Islands

Under the current laws of the Cayman Islands, the Company is not subject to tax on income or capital gain. Additionally, upon payments of dividends to the shareholders, no Cayman Islands withholding tax will be imposed.

Canada

SonicHash Canada is incorporated in Canada and is subject to both federal and provincial income taxes for its business operation in Canada. The applicable tax rate is 15% for federal and 8% for Alberta. SonicHash Canada had no taxable income as of June 30, 2024 and 2023.

United States

SonicHash US is incorporated in the U.S. and is subject to both federal and state income taxes for its business operation in the U.S. The applicable tax rate is 21% for federal, 8.7% for Delaware, 5.75% for Georgia and 5.25% for Indiana. SonicHash US had no taxable income as of June 30, 2024 and 2023.

Singapore

SonicHash Singapore is incorporated in Singapore and is subject to Singapore Profits Tax on the taxable income as reported in its statutory financial statements adjusted in accordance with relevant Singapore tax laws. SonicHash Singapore had no taxable income as of June 30, 2024 and 2023. The applicable tax rate is 17% in Singapore, with 75% of the first SGD 10,000 (approximately $7,700) taxable income and 50% of the next SGD 190,000 (approximately $147,000) taxable income are exempted from income tax.

Loss before provision for income taxes consisted of:

	For the year	For the year	For the year
	ended	ended	ended
	June 30, 2024	June 30, 2023	June 30, 2022
Cayman	$(8,833,523)	$(6,034,362)	$(4,936,199)
United States	(9,052,317)	(22,024,619)	(379,349)
Canada	(349,960)	(1,998)	(2,270)
Singapore	(49,158)	(155,373)	(24,858)
	$(18,284,958)	$(28,216,352)	$(5,342,676)

The following table reconciles the U.S. statutory rates to the Company’s effective tax rate for the years ended June 30, 2024, 2023 and 2022:

	June 30,	June 30,	June 30,
	2024	2023	2022
Federal statutory tax rate	21.0%	21.0%	21.0%
State statutory tax rate	5.75%	5.75%	5.75%
Change in valuation allowance	(26.75)%	(26.75)%	(26.75)%
Effective tax rate	—%	—%	—%

Significant components of deferred tax assets were as follows:

	June 30,	June 30,
	2024	2023
Deferred tax assets
Net operating loss carryforward in the U.S.	6,408,628	4,704,833
Net operating loss carryforward in Canada	53,134	640
Net operating loss carryforward in Singapore	38,996	30,639
Valuation allowance	(6,500,758)	(4,736,112)
Total net deferred tax assets	$—	$—

As of June 30, 2024 and 2023, SonicHash US’s net operating loss carry forward for the U.S. income taxes was approximately $29.8 million and $22.0 million, respectively. The net operating loss carry forwards are available to reduce future years’ taxable income for unlimited years but limited to 80% use per year. Management believes that the realization of the benefits from these losses appears uncertain due to the Company’s operating history and continued losses in the U.S. If the Company is unable to generate taxable income in its United States operations, it is more likely than not that it will not have sufficient income to utilize its deferred tax assets. Accordingly, the Company has provided a 100% valuation allowance on its net deferred tax assets of approximately $6.5 million and $4.7 million related to its operations as of June 30, 2024 and 2023, respectively.

Uncertain tax positions

The Company evaluates each uncertain tax position (including the potential application of interest and penalties) based on the technical merits, and measure the unrecognized benefits associated with the tax positions. As of June 30, 2024 and 2023, the Company did not have any significant unrecognized uncertain tax positions.

Goods and services tax (”GST”) receivable

SonicHash Canada exported 742 units of cryptocurrency mining equipment for a total purchase price of $6,999,200 to SonicHash US ex-tax, 5% GST applied. These equipment were delivered to a mining facility in Georgia, U.S. in April 2022. The export transaction is eligible for GST rebate according to Canadian tax policy. The GST receivable is evaluated to be uncollectible, and the Company made a full allowance of the balance as of June 30, 2024.

Note 12 – Concentration of risks

Credit risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash. In the US, the insurance coverage of each bank is $250,000. As of June 30, 2024 and 2023, cash balance of $375,185 and $563, respectively, were deposited with financial institutions located in US, and $125,185 of which were subject to credit risk. Singapore dollar deposits of non-bank depositors are insured by the Singapore Deposit Insurance Corporation, for up to $75,000 in aggregate per depositor per Scheme member by law. Foreign currency deposits, dual currency investments, structured deposits and other investment products are not insured. As of June 30, 2024 and 2023, cash balance of $1,033,885 and $15,711, respectively, were deposited with financial institutions located in Singapore and were subject to credit risk. While management believes that these financial institutions and third-party fund holders are of high credit quality, it also continually monitors their creditworthiness.

The Company used to trade BTCs on KuCoin and switched to f2pool, which is also a global crypto exchange, in October 2022. Those digital assets are kept in unique and segregated blockchain addresses accessible by the Company and verifiable on blockchain at any time. While the exchange holds the Company’s digital assets, the ownership and operation rights are always 100% attributed to the Company. The digital assets stored on f2pool are not insured. At the end of every day, f2pool automatically transferred the Company’s BTCs from f2pool to the Company’s own cold storage wallet to avoid the risks of exchange platform. As of June 30, 2024, the Company had 4.47 BTCs stored in the Company’s cold storage wallet. Those digital assets stored in cold storage wallets are kept in unique and segregated blockchain addresses accessible by the Company or the lender only.

The Company is also exposed to risk from its other receivables, prepayments and loans receivable. These assets are subjected to credit evaluations. An allowance has been made for estimated unrecoverable amounts which have been determined by reference to past default experience and the current economic environment.

Note 13 – Convertible Debentures

Convertible Debenture issued on October 21, 2022

On October 21, 2022, the Company entered into the Securities Purchase Agreement with the Investor pursuant to which the Company sold a Convertible Debenture (the “Debenture”) in the original principal amount of $2,100,000 and the Warrants to purchase up to 116% of the maximum number of 5,108,275 ordinary shares of the Company, which is 5,925,599 ordinary shares, at a purchase price of $1,974,000. The Company incurred issuance cost of $256,000 in connection with the issuance of the Debenture. The warrants had a fair value of $1,007,799, based upon using the Black-Scholes Options Pricing Model with the following inputs:

Share price	$0.27
Exercise price	$1.20
Expected terms (in years)	7
Expected volatility	109%
Annual rate of quarterly dividends	—%
Risk free interest rate	1.52%

The fair value measurement of the convertible debentures is categorized as Level 2 under the Fair Value Hierarchy. The Company estimated the fair value of the Debenture over the payment term using the effective interest rate method, which is estimated to be $1,872,536. The Company allocated $1,198,804 and $645,196 net proceeds to the Debenture and warrants in accordance with ASC 470-20-25-2, respectively, based on the relative fair values of the Debenture and warrants, and the portion of the proceeds so allocated to the warrants was accounted for as paid-in-capital.

The Debenture is convertible at an initial conversion price equal to $0.33 per ordinary share (the “Conversion Price”), which is 115% of the Volume Weighted Average Price (“VWAP”) of the five trading days immediately prior to closing, and include anti-dilution adjustments in the event any ordinary shares or other equity or equity equivalent securities payable in ordinary shares are granted, issued or sold (or the Company enters into any agreement to grant, issue or sell), in each case, at a price less than the exercise price then in effect, which automatically decreases the Conversion Price of the Debenture upon the occurrence of such event; provided, that the Conversion Price may not be less than $0.06 per ordinary shares, which is 20% of the closing bid price of the trading day immediately prior to closing. The holder of the Debenture has the right to convert all or a portion of the Note at any time after the six months anniversary of the date of issuance and prior to the maturity date, which is two years from the date of issuance.

The conversion feature of the Debenture is excluded from the scope of ASC 815 and accounted for as equity. However, due to the conversion price of the Debenture is higher than the market price of the Company on the issuance date, the Company determined that the Debenture does not contain any BCF in accordance with ASC 470-20-25-5.

The Debenture has an interest of the greater of (i) twelve percent (12% per annum) and (ii) the sum of (A) the Prime Rate in effect as of such date of determination and (B) six (6%) per annum; provided, that if such Interest is being paid in ordinary shares, such Interest shall recalculated in connection with such issuance of ordinary shares at a deemed rate of the greater of (i) fifteen percent (15% per annum) and (ii) the sum of (A) the Prime Rate in effect as of such date of determination and (B) nine (9%) per annum. If an event of default continues, such interest rate shall be adjusted on each trading day in which an event of default is continuing to the sum of (x) the interest rate then in effect on such date of determination and (y) five percent (5.0%) per annum. The interest shall be paid in ordinary shares as long as there is no equity condition failure; provide that the Company may, at its option, pay interest in cash or in a combination of cash and ordinary shares.

In addition to a total of $900,000 prepayments in cash, the $1,200,000 remaining balance of the Debenture was converted into 680,183 ordinary shares at a conversion price of $1.8 per share during the year ended June 30, 2024. As of June 30, 2024, the Debenture was fully repaid.

Convertible Debenture issued on December 29, 2023

On December 29, 2023, the Company entered into the Securities Purchase Agreement with the Investor pursuant to which the Company sold a Convertible Debenture (the “Debenture”) in the original principal amount of $6,740,000 and the Warrants to purchase 1,070,719 ordinary shares of the Company, at a purchase price of $6,127,334. The Company incurred issuance cost of $612,666 in connection with the issuance of the Debenture. The warrants had a fair value of $4,399,645, based upon using the Black-Scholes Options Pricing Model with the following inputs:

Share price	$4.15
Exercise price	$15.00
Expected terms (in years)	10
Expected volatility	175%
Annual rate of quarterly dividends	—%
Risk free interest rate	1.72%

The fair value measurement of the convertible debentures is categorized as Level 2 under the Fair Value Hierarchy. The Company estimated the fair value of the Debenture over the payment term using the effective interest rate method, which is estimated to be $6,127,334. The Company allocated $3,566,476 and $2,560,858 net proceeds to the Debenture and warrants in accordance with ASC 470-20-25-2, respectively, based on the relative fair values of the Debenture and warrants, and the portion of the proceeds so allocated to the warrants was accounted for as paid-in-capital.

The Debenture is convertible at an initial conversion price equal to $15.00 per ordinary share (the “Conversion Price”), and include anti-dilution adjustments in the event any ordinary shares or other equity or equity equivalent securities payable in ordinary shares are granted, issued or sold (or the Company enters into any agreement to grant, issue or sell), in each case, at a price less than the exercise price then in effect, which automatically decreases the Conversion Price of the Debenture upon the occurrence of such event; provided, that the Conversion Price may not be less than $0.95 per ordinary shares, which is 20% of the lower of the (i) the closing price of the ordinary shares immediately preceding the signing of the binding agreement; or (ii) the average closing price of the ordinary shares for the five trading days immediately preceding the signing of the binding agreement. The Holder of the Note will have the right to convert all or a portion of the Note at any time after the date of issuance and prior to the maturity date, which is the thirty-six month anniversary from the date of issuance.

The conversion feature of the Debenture is excluded from the scope of ASC 815 and accounted for as equity. However, due to the conversion price of the Debenture is higher than the market price of the Company on the issuance date, the Company determined that the Debenture does not contain any BCF in accordance with ASC 470-20-25-5.

The Debenture has an interest of the greater of (i) thirteen and a half percent (13.5% per annum) and (ii) the sum of (A) the Prime Rate in effect as of such date of determination and (B) five (5%) per annum; provided, that if such Interest is being paid in ordinary shares, such Interest shall recalculated in connection with such issuance of ordinary shares at a deemed rate of the greater of (i) sixteen percent (16% per annum) and (ii) the sum of (A) the Prime Rate in effect as of such date of determination and (B) seven and a half (7.5%) per annum. If an event of default continues, such interest rate shall be adjusted on each trading day in which an event of default is continuing to the sum of (x) the interest rate then in effect on such date of determination and (y) five percent (5.0%) per annum. The interest shall be paid in ordinary shares as long as there is no equity condition failure; provide that the Company may, at its option, pay interest in cash or in a combination of cash and ordinary shares.

A total of $960,000 prepayments in cash were made to the Debenture during the year ended June 30, 2024. As of June 30, 2024, the remaining principle balance of the Debenture was $5,780,000.

Convertible Debenture issued on May 31, 2024

On May 31, 2024, the Company entered into an Exchange Agreement with the Holder, pursuant to which the Company will issue a senior secured convertible note in the principal amount of $2,000,000 (the “Exchange Note”) in exchange for the cancellation of 500,000 Warrants.

The fair value measurement of the cancelled warrants embedded with the Convertible Debenture issued on October 21, 2022 is categorized as Level 2 under the Fair Value Hierarchy. The Company estimated the fair value of the warrants using the Black-Scholes Options Pricing Model, which is estimated to be $71,319. The Company exchanged the warrants with a senior secured convertible note in the principal amount of $2,000,000, and the difference was accounted for as a loss on warrants settlement.

The Exchange Note is convertible at a conversion price equal to the greater of (x) $0.76 and (y) 95% of (A) the lowest VWAP of the ordinary shares on any trading day during the five (5) trading day period immediately prior to the applicable conversion date (the “Conversion Price”). The Holder of the Exchange Note will have the right to convert all or a portion of the Exchange Note at any time after the date of issuance and prior to the maturity date, which is the twenty-four month anniversary from the date of issuance.

The Exchange Note has an interest of ten percent (10%) per annum. If an event of default continues, such interest rate shall be adjusted on each trading day in which an event of default is continuing to the sum of (x) the interest rate then in effect on such date of determination and (y) five percent (5.0%) per annum.

The summary of all the Convertible Debentures activity is as follow:

	June 30,	June 30,
	2024	2023
Principal balance	$10,840,000	$2,100,000
Less: conversions into ordinary shares	(1,200,000)	—
Less: repayments in cash	(1,860,000)	(300,000)
Remaining balance	7,780,000	1,800,000
Less: debentures discount and debts issuance cost	(2,615,989)	(543,201)
Total	$5,164,011	$1,256,799
Less: non-current	(3,283,992)	(486,332)
Total current	$1,880,019	$770,467

During the years ended June 30, 2024, 2023 and 2022, the Company made $1,560,000, $300,000 and nil cash repayments to the Convertible Debentures. During the year ended June 30, 2024, the Company issued 680,183 ordinary shares to pay off the outstanding balance and accrued interests of Convertible Debenture issued on October 21, 2022. These issuance costs and Debenture discount are being amortized and recorded to interest expense in the accompanying consolidated statements of income and comprehensive income (loss) over the life of the Debentures using effective interest method. For the years ended June 30, 2024, 2023 and 2022, amortization of the issuance cost and Debentures discount of $1,125,067, $357,995 and nil, respectively.

Note 14 – Equity

Change of authorized shares

The Company increased of the share capital of the Company from $1,500,000 consisting of 150,000,000 ordinary shares, par value $0.01 per share, to $3,000,000 consisting of 300,000,000 ordinary shares, par value $0.01 per share on April 27, 2022.

On May 23, 2023, the Board of Directors of the Company approved a reverse share split of the Company’s outstanding ordinary shares at a ratio of one-for-thirty (1-for-30) (the “Reverse Share Split”). The par value of the ordinary shares was increased in proportion to the ratio of the Reverse Share Split to $0.30 per share and the number of authorized ordinary shares was reduced in proportion to the ratio of the Reverse Share Split to 10,000,000 ordinary shares.

On February 6, 2024, the Company was approved to increase the authorized ordinary shares from 10,000,000 shares to 500,000,000 shares with the par value remain same at the special shareholders meeting.

Direct offerings and Private placements

November 2021 Registered Direct Offering Warrants

On November 22, 2021, the Company entered into a certain securities purchase agreement with certain non-affiliated investors pursuant to which the Company agreed to sell 17,175,412 ordinary shares, par value US$0.01 per share, in a registered direct offering and warrants to purchase up to 17,175,412 (572,514 after Reverse Share Split) ordinary shares (the “Warrants”) in a concurrent private placement, for gross proceeds of US$16,488,396. The purchase price for each Share and the corresponding Warrant is US$0.96. The Warrants will be exercisable 60 days from the date of issuance and have an exercise price of US$1.008 (US$30.24 after Reverse Share Split) per share, which is 105% of the purchase price. The Warrants will expire five years from the date of issuance. Additionally, the Company has agreed to issue to the Placement Agent warrants (the “Placement Agent Warrants”) for the purchase of 858,770 (28,626 after Reverse Share Split) ordinary shares (equal to 5% of the aggregate number of shares sold to the Purchasers in this Offering), with an exercise price of US$0.96 (US$28.80 after Reverse Share Split) per share (equal to 100% of the Share offering price in the Registered Direct Offering). The Placement Agent Warrants have a term of five years from the commencement of sales of the Offering and are first exercisable six months after the closing of the Offering. Each Warrant is subject to anti-dilution provisions to reflect share dividends and splits or other similar transactions. The offering was closed on November 24, 2021.

January 2022 Registered Direct Offering Warrants

The Company entered into a certain securities purchase agreement dated January 28, 2022, as amended on January 30, 2022 (the “Purchase Agreement”) with certain non-affiliated investors pursuant to which the Company agreed to sell 18,124,400 ordinary shares (the “Shares”), par value $0.01 per share, in a registered direct offering, and warrants to purchase up to 18,124,400 (604,147 after Reverse Share Split) ordinary shares (the “Warrants”) in a concurrent private placement, for gross proceeds of $16,130,716. The purchase price for each Share and the corresponding Warrant is $0.89. The Warrants will be exercisable 60 days from the date of issuance and have an exercise price of $1.008 (US$30.24 after Reverse Share Split) per share. The Warrants will expire five years from the date of issuance. Additionally, the Company has agreed to issue to the Placement Agent warrants (the “Placement Agent Warrants”) for the purchase of 906,220 (30,207 after Reverse Share Split) ordinary shares (equal to 5% of the aggregate number of shares sold to the Purchasers in this Offering), with an exercise price of US$0.89 (US$26.70 after Reverse Share Split) per share (equal to 100% of the Share offering price in the Registered Direct Offering). The Placement Agent Warrants have a term of five years from the commencement of sales of the Offering and are first exercisable six months after the closing of the Offering. Each Warrant is subject to anti-dilution provisions to reflect share dividends and splits or other similar transactions. The offering was closed on January 31, 2022.

June 2022 Underwriting Offering

The Company entered into an underwriting agreement dated June 3, 2022 (the “Underwriting Agreement”) with Univest Securities, LLC (the “Underwriter”), pursuant to which the Company agreed to sell 9,803,922 ordinary shares (the “Shares”), par value US$0.01 per share, on a firm commitment basis, for gross proceeds of $5 million (the “Offering”). The purchase price for each Share is US$0.51. The Company has granted the Underwriter a 45-day option to purchase an additional 1,470,588 ordinary shares, representing up to 15% of the number of the shares sold in the Offering, solely to cover over-allotments, if any. A full exercise of the over-allotment option would increase the total gross proceeds of the offering to approximately $5.75 million. Pursuant to the Underwriting Agreement, the Company has agreed to grant the Underwriter a discount equal to six and a half percent (6.5%) of the gross proceeds of the Offering. The Company also agreed to reimburse the Underwriter for its out-of-pocket accountable expenses relating to the Offering in an amount not to exceed an aggregate of US$75,000, and to pay to the Underwriter a non-accountable expense allowance equal to one percent (1%) of the gross proceeds of the Offering. Additionally, the Company has agreed to issue to the Underwriter warrants to purchase up to a total of 490,196 ordinary shares (equal to five percent (5%) of the ordinary shares sold in this Offering) (or 563,726 (18,791 after Reverse Share Split) ordinary shares if the Underwriter exercises the overallotment option in full) for an aggregate purchase price of US$100 (the “Underwriter’s Warrants”). Such Underwriter’s Warrants will be exercisable at US$0.51 (US$15.30 after Reverse Share Split) per share, which is equal to the public offering price for the ordinary shares in this Offering. Such Underwriter’s Warrants will be exercisable six months from the date of issuance and will expire five (5) years from the commencement of sales of this Offering, subject to certain adjustments. On June 29, 2022, the Underwriter exercised the 45-day option to purchase an additional 1,470,588 ordinary shares for net proceeds of $686,750, which was received by the Company in July 2022 and the amount is recorded in other receivables as of June 30, 2022.

August 2022 Issuance of Shares for Equipment

On August 15, 2022, the Company entered into an asset purchase agreement (the “Purchase Agreement”) with certain non-affiliated seller (the “Seller”), pursuant to which the Company purchased 622 units of cryptocurrency mining equipment from the Seller for a total purchase price of $3,110,000, payable in the form of 8,685,574 (289,520 after Reverse Share Split) ordinary shares of the Company, valued at $0.36 ($107.42 after Reverse Share Split) per share. The Seller delivered the miners to a hosting facility located in Macon, Georgia within 15 days from the date of the Purchase Agreement. The offering was closed on August 22, 2022.

October 2022 Sale of Convertible Debenture

On October 21, 2022, the Company entered into the Securities Purchase Agreement with the Investor pursuant to which the Company sold a Convertible Debenture in the original principal amount of $2,100,000 (see Note 12) and the Warrants to purchase up to 116% of the maximum number of 5,108,275 ordinary shares of the Company, which is 5,925,599 ordinary shares, at a purchase price of $1,974,000. On the same day, the Company completed its sale to the Investor of the Convertible Debenture and the Warrants pursuant to the Securities Purchase Agreement. The gross proceeds from the sale of the Convertible Debenture and the Warrants were $1,974,000, prior to deducting transaction fees and estimated expenses.

Pursuant to October 2022 Investors Warrants, if at any time and from time to time on or after the issuance date there occurs any share split, share dividend, share combination recapitalization or other similar transaction involving the ordinary shares (“Share Combination Event”) and the Event Market Price (which is defined as with respect to any Share Combination Event date, the quotient determined by dividing (x) the sum of the VWAP of the ordinary shares for each of the five (5) lowest trading days during the twenty (20) consecutive trading day period ending and including the trading day immediately preceding the sixteenth (16th) trading day after such Share Combination Event date, divided by (y) five (5)) is less than the original exercise price of $1.20 then in effect, then on the sixteenth (16th) trading day immediately following such Share Combination Event, the exercise price then in effect on such sixteenth (16th) trading day shall be reduced (but in no event increased) to the event market price. As the 1-for-30 Reverse Share Split on the Company’s ordinary shares became effective on May 23, 2023, the exercise price of the October 2022 Investors Warrants was adjusted to $1.3552, and the total number of shares of the October 2022 Investors Warrants was adjusted to 4,523,333.

November 2023 Sale of Ordinary Shares

On November 7, 2023 and November 9, 2023, the Company entered into securities purchase agreements with investors for the sale of 2,812,833 ordinary shares for gross proceeds of $3,994,222 at a price of $1.42 per share, pursuant to an exemption from the registration requirements of Section 5 of the Securities Act of 1933, subject to the satisfaction of customary closing conditions. As of June 30, 2024, the Company had completed the final closing for the sale.

December 2023 Sale of Convertible Debenture

On December 7, 2023, the Company, entered into a securities purchase agreement (the “Securities Purchase Agreement”) with an accredited investor (the “Buyer”) relating to the issuance and sale of a senior secured convertible note (the “Note”) in the principal amount of $6,740,000 and warrants to purchase ordinary shares of the Company (the “Warrants” and such ordinary shares underlying the Warrants, the “Warrant Shares”), at a purchase price of $6,127,334. Pursuant to the Securities Purchase Agreement, the Buyer may elect to purchase additional senior secured convertible note in the same form of the Note in an aggregate principal amount shall not exceed $18,000,000 in such additional closings. The Securities Purchase Agreement contains customary representations and warranties, conditions to closing, termination provisions and indemnification obligations, including for liabilities under the Securities Act of 1933, as amended. The initial closing of the Note in the principal amount of $6,740,000 and the Warrants will occur on the date the closing conditions have been satisfied by the Company and the Buyer (the “Closing”). The number of Warrant Shares shall equal to 60% of the quotient of (x) the original principal amount of the Note, divided by (y) the lower of (a) the average volume-weighted average price (“VWAP”) VWAP during the five (5) consecutive trading day period ending and including the trading day immediately preceding the date of the Closing or (b) the average VWAP during the five (5) consecutive trading day period ending and including the trading day immediately preceding the date of the Securities Purchase Agreement.

Share options

In August 2019, the Company issued a total of 95,000 (3,167 after Reverse Share Split) options to two directors of the Company and vested in four equal installments on a quarterly basis with an exercise price of $5.00 ($150.00 after Reverse Share Split) for three years from date of issuance after the Company’s listing on the Nasdaq Stock Market on August 15, 2019. The Company used the Black Scholes model to value the options at the time they were issued, based on the stated exercise prices of $5.0, market price of $4.6, volatility of 118%, risk-free rate of 1.44% and dividend yield of 0%. Because the Company does not have a history of employee share options, the estimated life is based on one half of the sum of the vesting period and the contractual life of the option. This is the same as assuming that the options are exercised at the mid-point between the vesting date and expiration date. The Company’s ordinary share did not have a history of trading history to determine its own volatility. As a result, the Company used the volatility of a comparable company with similar size and similar industry as the assumption of its estimated volatility. Total fair value of these options were estimated to be $243,922 and the compensation expenses are to be recognized on a straight-line basis over the total service period of one year. Total compensation expenses for the years ended June 30, 2024, 2023 and 2022 was nil, nil and $21,140, respectively. As of June 30, 2024, all the options have expired.

The summary of share option activity is as follows giving retroactive effect to the 1-to-30 Reverse Share Split effected on May 23, 2023:

			Weighted	Average
			Average	Remaining	Aggregate
	Options	Exercisable	Exercise	Contractual	Intrinsic
	Outstanding	Option	Price	Life	Value
June 30, 2021	3,167	2,375	$150.00	1.50	—
Granted/Acquired	—	—	$—	—	—
Forfeited	—	—	$—	—	—
Exercised	—	—	$—	—	—
June 30, 2022	3,167	2,375	$150.00	0.50	—
Granted/Acquired	—	—	$—	—	—
Forfeited	(3,167)	(2,375)	$150.00	—	—
Exercised	—	—	$—	—	—
June 30, 2023	—	—	$—	—	—

Restricted Shares Issued for Compensation

The Company entered into an employment agreement with Lucas Wang for the position of Chief Executive Officer. The employment agreement is from April 27, 2022 to April 26, 2025, with an annual compensation of $240,000, bonus as determined by the board of directors, and equity awards of a total of 1,896,066 (63,202 after Reverse Share Split) ordinary shares, with 632,022 (21,068 after Reverse Share Split) ordinary shares vested at the time of signing the agreement and the rest vesting quarterly from April 2023 to January 2025. The 21,068 shares were valued at $0.855 ($25.65 after Reverse Share Split) per share using the closing price on June 9, 2022 with total consideration of $540,379 recognized in the year ended June 30, 2022. The 158,005 (5,267 after Reverse Share Split) shares were valued at $0.1703 ($5.109 after Reverse Share Split) per share using the closing price on April 27, 2023 with total consideration of $26,909 recognized in the year ended June 30, 2023. A total of 10,534 shares valued at an average $1.595 per share with a total consideration of $16,802 was issued to Lucas Wang in the year ended June 30, 2024. On April 10, 2024, Lucas Wang resigned as the Chief Executive Officer, the Chairman of the Board and a director of the Company and, in his place, Jinghai Jiang, the current Chief Operating Officer of the Company, has been appointed the Chief Executive Officer, the Chairman of the Board and a director of the Company until the Company’s next annual meeting of shareholders and until his successor is duly elected and qualified, or until his earlier death, resignation or removal.

The Company entered into an employment agreement with Jiaming Li for the position of President. The employment agreement is effective from December 6, 2021 to November 30, 2024, with an annual compensation of $240,000, bonus as determined by the board of directors, and equity awards of a total of 1,422,049 (47,402 after Reverse Share Split) ordinary shares, with 474,016 (15,801 after Reverse Share Split) ordinary shares vested at the time of signing the agreement and the rest vesting quarterly from April 2023 to January 2025. The 15,801 shares were valued at $0.855 ($25.65 after Reverse Share Split) per share using the closing price on June 9, 2022 with total consideration of $405,296 recognized in the year ended June 30, 2022. The 118,504 (3,951 after Reverse Share Split) shares were valued at $0.1703 ($5.108 after Reverse Share Split) per share using the closing price on April 27, 2023 with total consideration of $20,181 recognized in the year ended June 30, 2023. A total of 7,902 shares valued at an average $1.595 per share with a total consideration of $12,604 was issued to Jiaming Li in the year ended June 30, 2024. On November 27, 2023, Jiaming Li tendered his resignation as the President of the Company.

The Company entered into an employment agreement with Jingjing Han for the position of Head of Human Resources and Investors Relationship. The employment agreement is effective from December 6, 2021 to November 30, 2024, with an annual compensation of $240,000, bonus as determined by the board of directors, and equity awards of a total of 1,422,049 (47,402 after Reverse Share Split) ordinary shares, with 474,016 (15,801 after Reverse Share Split) ordinary shares vested at the time of signing the agreement and the rest vesting quarterly from April 2023 to January 2025. The 15,801 shares were valued at $0.855 ($25.65 after Reverse Share Split) per share using the closing price on June 9, 2022 with total consideration of $405,296 recognized in the year ended June 30, 2022. The 118,504 (3,951 after Reverse Share Split) shares were valued at $0.1703 ($5.108 after Reverse Share Split) per share using the closing price on April 27, 2023 with total consideration of $20,181 recognized in the year ended June 30, 2023. A total of 15,804 shares valued at an average $2.77 per share with a total consideration of $43,824 was issued to Jingjing Han in the year ended June 30, 2024.

The summary of restricted share grants is as follows giving retroactive effect to the 1-to-30 Reverse Share Split effected on May 23, 2023:

		Weighted
		Average
		Grant Date	Aggregate
		Fair Value	Intrinsic
	Shares	Per Share	Value
Unvested as of June 30, 2021	—	$—	$—
Granted	52,670	$25.65	$—
Forfeited	—	$—	$—
Vested	(52,670)	$25.65	$—
Unvested as of June 30, 2022	—	$—	$—
Granted	13,169	$5.11	$—
Forfeited	—	$—	$—
Vested	(13,169)	$5.11	$—
Unvested as of June 30, 2023	—	$—	$—
Granted	60,575	$2.14	$—
Forfeited	(26,335)	$2.14	$—
Vested	(34,240)	$2.14	$—
Unvested as of June 30, 2024	—	$—	$—

Warrants

The summary of warrant activity is as follows giving retroactive effect to the 1-to-30 Reverse Share Split effected on May 23, 2023:

			Weighted	Average
			Average	Remaining
	Warrants	Exercisable	Exercise	Contractual
	Outstanding	Shares	Price	Life
June 30, 2021	156	156	$90.00	2.86
Granted/Acquired	1,254,285	1,254,285	$29.90	5.00
Forfeited	—	—	$—	—
Exercised	—	—	$—	—
June 30, 2022	1,254,441	1,254,441	$29.91	4.76
Granted/Acquired	4,523,333	4,523,333	$1.3552	7.00
Forfeited	—	—	$—	—
Exercised	—	—	$—	—
June 30, 2023	5,777,774	5,777,774	$7.55	3.89
Granted/Acquired	1,070,719	1,070,719	$5.44	7.00
Cancellation (see Note 12)	(500,000)	(500,000)	$—	—
Exercised	(850,000)	(850,000)	$1.3552	—
June 30, 2024	5,498,493	5,498,493	$7.22	3.06

Note 15 – Commitments and contingencies

Lease commitments

Effective July 1, 2019, the Company adopted FASB ASU 2016-02, “Leases” (Topic 842), and elected the practical expedients that does not require us to reassess: (1) whether any expired or existing contracts are, or contain, leases, (2) lease classification for any expired or existing leases and (3) initial direct costs for any expired or existing leases. For lease terms of twelve months or fewer, a lessee is permitted to make an accounting policy election not to recognize lease assets and liabilities. The Company also adopted the practical expedient that allows lessees to treat the lease and non-lease components of a lease as a single lease component. The Company determines if a contract contains a lease at inception. US GAAP requires that the Company’s leases be evaluated and classified as operating or finance leases for financial reporting purposes. The classification evaluation begins at the commencement date and the lease term used in the evaluation includes the non-cancellable period for which the Company has the right to use the underlying asset, together with renewal option periods when the exercise of the renewal option is reasonably certain and failure to exercise such option which result in an economic penalty. All of the Company’s real estate leases are classified as operating leases.

The Company entered in one operating lease agreement in New York which expired in April 2023. As of the date of annual report, the Company’s principal executive offices are located at 27F, Samsung Hub, 3 Church Street Singapore 049483. The Company’s lease agreements do not contain any material residual value guarantees or material restrictive covenants. The leases generally do not contain options to extend at the time of expiration. The Company did not recognize the operating lease ROU assets and lease liabilities on the balance sheet as this lease had an initial term of 12 months or less.

Operating lease expenses was recorded under general and administrative expenses for the years ended June 30, 2024, 2023 and 2022 amounted to $15,937, $530,591 and $123,134, respectively.

Litigation contingencies

In March 2023, Bit Origin and SonicHash US, along with other named entities, were named as defendants in a state court civil lawsuit filed in Cheyenne, Wyoming by BCB Cheyenne LLC (“BCB” or “Plaintiff”) who had contractual relationship with two of the named defendants, MineOne Wyoming Data Center LLC, the other with Terra Crypto, Inc. Defendant alleges these parties breached their respective contracts. For its part, Bit Origin and SonicHash US, who had no relationship with BCB, were nevertheless alleged to have intentionally interfered with BCB’s contractual relationships with these other parties. Both Bit Origin and SonicHash US were also named as what is known as an “alter ego” defendant pursuant to which a party may be found liable if its later discovered it was acting, in essence, as the alter ego of the primary wrongdoer. Prior to the Company discovering it had been named in this Wyoming lawsuit, the case had been dismissed but simultaneously recommenced in the U.S. District Court in Wyoming against the same parties, with substantively the same causes of action. Bit Origin and SonicHash US were made aware of and appeared in this new federal court litigation denying all material allegations alleged against each of them.

In September 2023, BCB filed an amended complaint to add parties and substitute parties in place of others but leaving Bit Origin and Sonichash US as named defendants accused of intentionally interfering with BCB’s contractual relations. Once again, both companies were also alleged to be alter egos of the primary wrongdoers. In its lawsuit, BCB seeks “no less than $38 million” in compensatory damages. The Company denies any liability to BCB arising out of this lawsuit and is defending this matter vigorously.

The parties mediated this dispute from August 6 to August 8, 2024 and entered into a Settlement Agreement and Mutual Release on October 14, 2024, pursuant to which BTOG agreed to pay $13,050 to cover certain litigation cost of which the amount has been provided as a provision for litigation claim within “other payables and accrued liabilities” as of June 30, 2024.

On October 14, 2024, the court dismissed the lawsuit, granting full releases to all defendants and officially concluding the matter.

Note 16 – Subsequent Events

The Company evaluated all events and transactions that occurred after June 30, 2024, up through December 26, 2024, the date that these consolidated financial statements are available to be issued, unless as disclosed elsewhere in these consolidated financial statements, there are not any material subsequent events that require disclosure in these consolidated financial statements.

Unaudited Condensed Consolidated Financial Statements for the Six Months Ended December 31, 2024 and 2023

BIT ORIGIN LTD AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,	June 30,
	2024	2024
	(unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$29,756	$1,409,070
Cryptocurrencies	178,687	178,687
Other receivables, net	935,365	1,705,333
Prepayments, net	1,000,000	21,333
Loans receivable, net	1,889,941	3,370,322
Total current assets	4,033,749	6,684,745

Total assets	$4,033,749	$6,684,745

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Convertible debentures, net	$1,741,564	$1,880,019
Other payables and accrued liabilities	235,623	611,151
Total current liabilities	1,977,187	2,491,170

OTHER LIABILITIES
Convertible debentures, net	3,955,507	3,283,992
Total other liabilities	3,955,507	3,283,992

Total liabilities	5,932,694	5,775,162

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY
Ordinary shares, $0.3 par value, 10,000,000 shares authorized, 8,478,745 and 7,758,348 shares issued and outstanding as of December 31, 2024 and June 30, 2024, respectively*	2,543,624	2,327,505
Additional paid-in capital	80,860,988	81,066,562
Accumulated deficit	(84,536,754)	(81,731,423)
Total Bit Origin Ltd shareholders’ equity	(1,132,142)	1,662,644

NONCONTROLLING INTERESTS	(766,803)	(753,061)

Total equity	(1,898,945)	909,583

Total liabilities and shareholders’ equity	$4,033,749	$6,684,745
*	Giving retroactive effect to the 1-for-30 reverse share split effected on May 23, 2023

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

BIT ORIGIN LTD AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

	For the Six Months Ended December 31,
	2024	2023
	(unaudited)	(unaudited)
REVENUES
Cryptocurrencies mining revenue	$—	$2,888,482
Total revenues	—	2,888,482

COST OF REVENUES
Cost of cryptocurrencies mining revenue	—	3,833,684
Total cost of revenues	—	3,833,684

GROSS PROFIT	—	(945,202)

OPERATING EXPENSES:
General and administrative	1,968,710	884,121
(Recovery of) provision for expected credit losses	(62,132)	349,960
Impairment loss of miners	—	4,530,587
Stock compensation expense	—	42,009
Total operating expenses	1,906,578	5,806,677

LOSS FROM OPERATIONS	(1,906,578)	(6,751,879)

OTHER INCOME (EXPENSE)
Realized gain on sale/exchange of cryptocurrencies	—	92,680
Interest income	105,000	—
Interest expense	(473,064)	(138,725)
Other finance expenses	(544,431)	(260,234)
Total other expenses, net	(912,495)	(306,279)

LOSS BEFORE INCOME TAXES	(2,819,073)	(7,058,158)

PROVISION FOR INCOME TAXES	—	—

NET LOSS	(2,819,073)	(7,058,158)

LESS: NET LOSS ATTRIBUTABLE TO NONCONTROLLING INTERESTS	(13,742)	—

NET LOSS ATTRIBUTABLE TO BIT ORIGIN LTD	$(2,805,331)	$(7,058,158)

WEIGHTED AVERAGE NUMBER OF ORDINARY SHARES*
Basic and diluted	8,191,177	3,549,353

LOSS PER SHARE - BASIC AND DILUTED*	$(0.34)	$(1.99)
*	Giving retroactive effect to the 1-for-30 reverse share split effected on May 23, 2023

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

BIT ORIGIN LTD AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

			Additional
	Ordinary shares		paid-in	Accumulated	Noncontrolling
	Shares*	Par value	capital	deficit	interests	Total
BALANCE, June 30, 2023	3,381,092	$1,014,328	$73,446,519	$(64,199,776)	$—	$10,261,071
Sales of ordinary shares	2,044,833	613,450	2,290,212	—	—	2,903,662
Issuance of ordinary shares for compensation	26,338	7,901	34,108	—	—	42,009
Conversion of convertible debenture into ordinary shares	135,601	40,680	203,398	—	—	244,078
Warrants issued with convertible debenture	—	—	2,560,858	—	—	2,560,858
Net loss	—	—	—	(7,058,158)	—	(7,058,158)
BALANCE, December 31, 2023 (unaudited)	5,587,864	$1,676,359	$78,535,095	$(71,257,934)	$—	$8,953,520

BALANCE, June 30, 2024	7,758,348	$2,327,505	$81,066,562	$(81,731,423)	$(753,061)	$909,583
Conversion of convertible debenture into ordinary shares	11,973	3,592	6,953	—	—	10,545
Exercise of warrants	708,424	212,527	(212,527)	—	—	—
Net loss	—	—	—	(2,805,331)	(13,742)	(2,819,073)
BALANCE, December 31, 2024 (unaudited)	8,478,745	$2,543,624	$80,860,988	$(84,536,754)	$(766,803)	$(1,898,945)
*	Giving retroactive effect to the 1-for-30 reverse share split effected on May 23, 2023

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

BIT ORIGIN LTD AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the six months ended December 31,
	2024	2023
	(unaudited)	(unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(2,819,073)	$(7,058,158)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	—	900,938
(Recovery of) provision for expected credit losses	(62,132)	349,960
Realized gain on sale/exchange of cryptocurrencies	—	(92,680)
Impairment loss of long-lived assets	—	4,530,587
Stock compensation expense	—	42,009
Amortization of convertible debenture issuance costs and discounts	543,605	283,235
Interest expense of convertible debenture	—	130,210
Interest expense of third-party loans	—	8,515
Changes in operating assets and liabilities
Cryptocurrencies - mining, net of mining pool operating fees	—	(2,967,053)
Other receivables	766,593	(956,456)
Prepayments	(978,667)	258,264
Security deposits	—	145,860
Accounts payable	—	(667,912)
Other payables and accrued liabilities	(375,528)	472,317
Net cash used in operating activities	(2,925,202)	(4,620,364)

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sale of cryptocurrencies	—	4,668,828
Loan to a third party	—	(950,000)
Repayments from loans to third parties	1,545,888	—
Net cash provided by investing activities	1,545,888	3,718,828

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of ordinary shares through private offerings	—	2,903,662
Repayments to third party loans	—	(819,000)
Payments of convertible debenture interest expense	—	(130,210)
Payments of third-party loans interest expense	—	(8,515)
Proceeds from convertible debentures, net of issuance costs	—	6,127,334
Repayments of convertible debenture	—	(300,000)
Net cash provided by financing activities	—	7,773,271

EFFECT OF EXCHANGE RATE ON CASH	—	—

CHANGES IN CASH AND CASH EQUIVALENTS	(1,379,314)	6,871,735

CASH AND CASH EQUIVALENTS, beginning of year	1,409,070	16,274

CASH AND CASH EQUIVALENTS, end of year	$29,756	$6,888,009

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for income tax	$—	$—
Cash paid for interest	$—	$138,725

NON-CASH TRANSACTIONS OF INVESTING AND FINANCING ACTIVITIES
Conversion of convertible debenture into ordinary shares	$10,545	$244,078

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Note 1 – Nature of business and organization

Organization

Bit Origin Ltd (“Bit Origin” or the “Company”) is a holding company incorporated on January 23, 2018 under the laws of the Cayman Islands. Bit Origin has no substantive operations other than holding all of the outstanding share capital of the following entities: SonicHash Inc, (“SonicHash Canada”), SonicHash Pte. Ltd (“SonicHash Singapore”) and SonicHash LLC (“SonicHash US”), and holding 55% of the outstanding share capital of Sonic Auspice DC LLC (“Sonic Auspice”).

Business Overview

The Company was focused on its cryptocurrency mining related operation and management through its subsidiaries SonicHash Canada, SonicHash Singapore and SonicHash LLC since December 2021. On December 14, 2021, the Company formed SonicHash Canada, a company incorporated under the laws of Alberta, Canada. On December 16, 2021, the Company formed SonicHash Singapore, a company incorporated under the laws of Singapore. On December 17, 2021, the Company formed SonicHash US under the laws of the State of Delaware. Sonic Auspice DC LLC was formed by a third party under the laws of the State of Delaware on November 30, 2023. The Company purchased 55% of total interests from the third party at a purchase price of $750 on December 7, 2023.

The Bitcoin mining business started generating revenue in May 2022. In December 2023, the Company ceased the Bitcoin mining operations due to the high operating costs in the United States. Since June 2024, the Company has become a non-exclusive sales representative of Aethir Edge miners and related hardware. In 2025, the Company entered into several sales agreements to sell a total 295 units of Aethir Edge miners. The Company is also actively seeking alliances with blockchain service providers, data center operators, and decentralized finance (DeFi) platforms to explore new revenue opportunities.

Consolidation Scope

The accompanying unaudited condensed consolidated financial statements reflect the activities of Bit Origin and each of the following entities:

Name	Background	Ownership
SonicHash Canada	• A Canada company	100% owned by Bit Origin
SonicHash Singapore	• A Singapore company	100% owned by Bit Origin *Struck off on September 4, 2024
SonicHash US	• A US company	100% owned by Bit Origin
Sonic Auspice DC LLC	• A US company	55% owned by Bit Origin

Note 2 – Summary of significant accounting policies

Liquidity

In assessing the Company’s liquidity, the Company monitors and analyzes the cash on-hand and its operating expenditure commitments. The Company’s liquidity needs are to meet its working capital requirements and operating expenses obligations. To date, the Company has financed its operations primarily through cash flows from operations, proceeds from financial institutions or third-party loans, and issuance of convertible debentures.

As of December 31, 2024, the Company had working capital of approximately $2.1 million with a cash balance of approximately $30,000. The Company had an operating loss of approximately $2.8 million and $7.1 million for the six months ended December 31, 2024 and 2023, respectively. These circumstances give rise to substantial doubt that the Company will continue as a going concern and these unaudited condensed consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

To remediate the situation, the Company is working on the following three measures to ensure long-term financial stability and continuous growth in the decentralized cloud computing and blockchain infrastructure markets.

●	Since June 2024, the Company has become a non-exclusive sales representative of Aethir Edge miners and related hardware. In 2025, the Company already entered into several sales agreements to sell a total 295 units of Aethir Edge miners for a total price of $294,500. The Company is actively seeking alliances with blockchain service providers, data center operators, and decentralized finance (DeFi) platforms to explore new revenue opportunities.
●	The Company has developed a structured financing plan through a public offering. This initiative will be instrumental in raising sufficient capital to support operational stability and future expansion.
●	The Company has strengthened its liquidity position through conversions of convertible debentures and related interests accrued into ordinary shares. This action has supported its continued operation as a going concern.

Basis of presentation

The accompanying unaudited condensed consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and applicable rules and regulations of the Securities and Exchange Commission (SEC), regarding financial reporting, and include all normal and recurring adjustments that management of the Company considers necessary for a fair presentation of its financial position and operation results. The results of operations for the six months ended December 31, 2024 are not necessarily indicative of results to be expected for any other interim period or for the full year of 2025. Accordingly, these statements should be read in conjunction with the Company’s audited financial statements as of and for the years ended June 30, 2024 and 2023.

Principles of consolidation

The unaudited condensed consolidated financial statements include the accounts of the Company and its subsidiaries. All intercompany transactions and balances are eliminated upon consolidation.

The Company accounts for its noncontrolling interests in joint ventures or partnerships where the Company has influence over financial and operational matters, generally 50% or less ownership interest, under the equity method of accounting. In such cases, the original investments are recorded at cost and adjusted for our share of earnings, losses, and distributions. Distributions received from equity method investees are accounted for under the cumulative earnings approach on the Company’s consolidated statements of cash flows.

Use of estimates and assumptions

In presenting the unaudited condensed consolidated financial statements in accordance with U.S. GAAP, management make estimates and assumptions that affect the amounts reported and related disclosures. Estimates, by their nature, are based on judgement and available information. Accordingly, actual results could differ from those estimates. On an ongoing basis, management reviews these estimates and assumptions using the currently available information. Changes in facts and circumstances may cause the Company to revise its estimates. The Company bases its estimates on past experience and on various other assumptions that are believed to be reasonable, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Significant estimates are used when accounting for items and matters including standalone selling price of each distinct performance obligation in the cryptocurrency mining revenue recognition, determinations of the useful lives and impairment of long-lived assets, allowances for expected credit losses, realization of deferred tax assets and uncertain tax position, fair value of the Company’s share price to determine the beneficial conversion feature (“BCF”) within the convertible debentures, fair value of the share-based compensation, and fair value of the warrants issued.

Cash and cash equivalents

Cash and cash equivalents consist of cash on hand and time deposits placed with banks or other financial institutions and have original maturities of less than three months.

Cryptocurrencies

Cryptocurrencies (Bitcoins) are included in current assets in the accompanying consolidated balance sheets. Cryptocurrencies purchased are recorded at cost. Cryptocurrencies awarded to the Company through its mining activities are accounted for in connection with the Company’s revenue recognition policy disclosed below.

Cryptocurrencies held are accounted for as intangible assets with indefinite useful lives. An intangible asset with an indefinite useful life is not amortized but assessed for impairment annually, or more frequently, when events or changes in circumstances occur indicating that it is more likely than not that the indefinite-lived asset is impaired. Impairment exists when the carrying amount exceeds its fair value, which is measured using the intraday low quoted price of the cryptocurrency at the time its fair value is being measured. In testing for impairment, the Company has the option to first perform a qualitative assessment to determine whether it is more likely than not that an impairment exists. If it is determined that it is not more likely than not that an impairment exists, a quantitative impairment test is not necessary. If the Company concludes otherwise, it is required to perform a quantitative impairment test. To the extent an impairment loss is recognized, the loss establishes the new cost basis of the asset. Subsequent reversal of impairment losses is not permitted. For the six months ended December 31, 2024 and 2023, no impairment loss was recognized.

Purchases of cryptocurrencies by the Company are included within investing activities in accompanying consolidated statements of cash flows, while cryptocurrencies awarded to the Company through its mining activities are included within operating activities on the accompanying consolidated statements of cash flows. The sales of cryptocurrencies are included within investing activities in the accompanying consolidated statements of cash flows and any realized gains or losses from such sales are included in other income (expense) in the consolidated statements of operations. The Company accounts for its gains or losses in accordance with the first in first out (FIFO) method of accounting.

Other receivables, net

Other receivables include advances to third parties, interest receivable of loan receivables and receivable due from buyer of disposed entities. Management regularly reviews the aging of receivables and changes in payment trends and records allowances when management believes the collection of amounts due are at risk. Accounts considered uncollectable are written off against allowances after exhaustive efforts at collection are made. During the six months ended December 31, 2024 and 2023, $3,375 and nil provision for expected credit losses was recognized, respectively.

Loans receivable, net

Loans receivable are recorded at the cash amount disbursed to originate the loans, net of allowance that estimated on a regular basis based on an assessment of specific evidence indicating doubtful collection, historical experience, loan balance aging and prevailing economic conditions. The Company continues to evaluate the reasonableness of the allowance policy and update if necessary. During the six months ended December 31, 2024 and 2023, $65,507 and nil recovery of expected credit losses was recognized, respectively.

Allowance for credit losses

Allowance for credit losses represents management’s best estimate of probable losses inherent in the portfolio. Commencing July 1, 2023, the Company adopted Accounting Standards Codification (“ASC”) 326, “Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments.” This guidance replaced the “incurred loss” impairment methodology with an approach based on “expected losses” to estimate credit losses on certain types of financial instruments and requires consideration of a broader range of reasonable and supportable information to inform credit loss estimates. The guidance requires financial assets to be presented at the net amount expected to be collected. The allowance for credit losses is a valuation account that is deducted from the cost of the financial asset to present the net carrying value at the amount expected to be collected on the financial asset.

Under ASU 2016-13, the Company has exposure to credit losses for financial assets, which are other receivables and loans receivable. The Company considered various factors, including nature, historical collection experience, the age of the accounts receivable balances, credit quality and specific risk characteristics of its customers, current economic conditions, forward-looking information including economic, regulatory, technological, environmental factors (such as industry prospects, GDP, employment, etc.), reversion period, and qualitative and quantitative adjustments to develop an estimate of credit losses. The Company have adopted loss rate method to calculate the credit loss and considered the reverent factors of the historical and future conditions of the Company to make reasonable estimation of the risk rate.

Financial assets are presented net of the allowance for credit losses in the consolidated balance sheets. The measurement of the allowance for credit losses is recognized through current expected credit loss expense. Current expected credit loss expense is included as a component of general and administrative expenses in the consolidated statements of operations. Write-offs are recorded in the period in which the asset is deemed to be uncollectible.

Prepayments, net

Prepayments are cash advanced to service providers for future services. This amount is non-refundable and bears no interest. During the six months ended December 31, 2024 and 2023, nil provision for expected credit losses was recognized.

Impairment for long-lived assets

Long-lived assets, including plant and equipment and intangible assets with finite lives are reviewed for impairment whenever events or changes in circumstances (such as a significant adverse change to market conditions that will impact the future use of the assets) indicate that the carrying value of an asset may not be recoverable. The Company assesses the recoverability of the assets based on the undiscounted future cash flows the assets are expected to generate and recognize an impairment loss when estimated undiscounted future cash flows expected to result from the use of the asset plus net proceeds expected from disposition of the asset, if any, are less than the carrying value of the asset. If an impairment is identified, the Company would reduce the carrying amount of the asset to its estimated fair value based on a discounted cash flows approach or, when available and appropriate, to comparable market values. During the six months ended December 31, 2024 and 2023, nil and $4,530,587 impairment of long-lived assets was recognized, respectively.

Financial instruments

The Company analyzes all financial instruments with features of both liabilities and equity under Financial Accounting Standards Board (“FASB”) ASC Topic 480 “Distinguishing Liabilities from Equity” and FASB ASC Topic 815 “Derivatives and Hedging”. The embedded conversion features of convertible debentures not separately accounted for as a derivative and contained considered to be derivative instruments provide for a rate of conversion that is below market value. Such feature is normally characterized as a BCF required to separate the instruments into debt and equity. A BCF is a non-detachable conversion feature that is “in the money” at the commitment date, which requires recognition of interest expense for underlying debt instruments and a deemed dividend for underlying equity instruments. A conversion option is “in the money” if the effective conversion price is lower than the commitment date fair value of the share into which it is convertible. The relative fair values of the BCF were recorded as discounts from the face amount of the respective debt instrument. The Company amortized the discount using the straight-line method which approximates the effective interest method through maturity of such instruments.

Fair value measurement

The accounting standard regarding the fair value of financial instruments and related fair value measurements defines financial instruments and requires disclosure of the fair value of financial instruments held by the Company.

ASC 820-10-20 defines fair value as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” The accounting standards establish a three-level valuation hierarchy for disclosures of fair value measurement and enhance disclosure requirements for fair value measures. The three levels are defined as follow:

●	Level 1 inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.
●	Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.
●	Level 3 inputs to the valuation methodology are unobservable and significant to the fair value.

Financial instruments included in current assets and current liabilities are reported in the consolidated balance sheets at face value or cost, which approximate fair value because of the short period of time between the origination of such instruments and their expected realization and their current market rates of interest. Long-term convertible debenture on the balance sheets is at carrying value, which approximates fair value as the third party was lending the money to us at the market rate.

Related parties

A party is considered to be related to the Company if the party directly or indirectly or through one or more intermediaries, controls, is controlled by, or is under common control with the Company. Related parties also include principal owners of the Company, its management, members of the immediate families of principal owners of the Company and its management and other parties with which the Company may deal if one party controls or can significantly influence management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests. A party which can significantly influence the management or operating policies of the transacting parties or if it has an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests is also a related party.

Convertible debentures

The Company evaluates its convertible debentures to determine if those contracts or embedded components of those contracts qualify as derivatives. The result of this accounting treatment is that the fair value of the embedded derivative is recorded at fair value each reporting period and recorded as a liability. In the event that the fair value is recorded as a liability, the change in fair value is recorded in the statements of operations as other income or expense.

In circumstances where the embedded conversion option in a convertible instrument is required to be bifurcated and there are also other embedded derivative instruments in the convertible instrument that are required to be bifurcated, the bifurcated derivative instruments are accounted for as a single, compound derivative instrument.

If the conversion features of conventional convertible debt provide for a rate of conversion that is below market value at issuance, this feature is characterized as a BCF. A BCF is recorded by the Company as a debt discount pursuant to ASC Topic 470-20 “Debt with Conversion and Other Options.” In those circumstances, the convertible debt is recorded net of the discount related to the BCF, and the Company amortizes the discount to interest expense, over the life of the debt.

Upon conversion, the carrying amount of the convertible debentures, net of the unamortized discount shall be reduced by, if any, the cash (or other assets) transferred and then shall be recognized in the capital accounts to reflect the shares issued and no gain or loss is recognized pursuant to ASC Topic 470-20-40-4.

Warrants

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in FASB ASC 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own common stock and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of equity at the time of issuance. As the Company’s warrants meet all of the criteria for equity classification, so the Company classified each warrant as its own equity.

Revenue recognition

The Company recognizes revenue under ASC 606, Revenue from Contracts with Customers. The core principle of the revenue standard is that a company should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. The following five steps are applied to achieve that core principle: (i) identifies the contract with the customer, (ii) identifies the performance obligations in the contract, (iii) determines the transaction price, including variable consideration to the extent that it is probable that a significant future reversal will not occur, (iv) allocates the transaction price to the respective performance obligations in the contract, and (v) recognizes revenue when (or as) the Company satisfies the performance obligation.

In order to identify the performance obligations in a contract with a customer, a company must assess the promised goods or services in the contract and identify each promised good or service that is distinct. A performance obligation meets ASC 606’s definition of a “distinct” good or service (or bundle of goods or services) if both of the following criteria are met: The customer can benefit from the good or service either on its own or together with other resources that are readily available to the customer (i.e., the good or service is capable of being distinct), and the entity’s promise to transfer the good or service to the customer is separately identifiable from other promises in the contract (i.e., the promise to transfer the good or service is distinct within the context of the contract).

If a good or service is not distinct, the good or service is combined with other promised goods or services until a bundle of goods or services is identified that is distinct.

The transaction price is the amount of consideration to which an entity expects to be entitled in exchange for transferring promised goods or services to a customer. The consideration promised in a contract with a customer may include fixed amounts, variable amounts, or both. When determining the transaction price, an entity must consider the effects of all of the following:

●	Variable consideration
●	Constraining estimates of variable consideration
●	The existence of a significant financing component in the contract
●	Noncash consideration
●	Consideration payable to a customer

Variable consideration is included in the transaction price only to the extent that it is probable that a significant reversal in the amount of cumulative revenue recognized will not occur when the uncertainty associated with the variable consideration is subsequently resolved.

Cryptocurrency mining:

The Company entered into cryptocurrency mining pools by executing contracts with the mining pool operators to provide computing power to the mining pool. The contracts are terminable at any time by either party and the Company’s enforceable right to compensation only begins when the Company provides computing power to the mining pool operator. In exchange for providing computing power, the Company is entitled to a fractional share of the fixed cryptocurrency award the mining pool operator receives (less cryptocurrency transaction fees to the mining pool operator which are recorded net with revenues), for successfully adding a block to the blockchain. The Company’s fractional share is based on the proportion of computing power the Company contributed to the mining pool operator to the total computing power contributed by all mining pool participants in solving the current algorithm.

Providing computing power in cryptocurrency transaction verification services is an output of the Company’s ordinary activities. The provision of computing power is the only performance obligation in the Company’s contracts with third party pool operators. The transaction consideration the Company receives, if any, is noncash consideration, which the Company measures at fair value on the date received, which is not materially different than the fair value at contract inception. The consideration is all variable. Because it is not probable that a significant reversal of cumulative revenue will not occur, the consideration is constrained until the Company successfully places a block (by being the first to solve an algorithm) and the Company receives confirmation of the consideration it will receive, at which time revenue is recognized. There is no significant financing component in these transactions.

Fair value of the cryptocurrency award received is determined using the intraday low quoted price of the related cryptocurrency at the time of receipt. All of the Company’s cryptocurrency are populated cryptocurrencies which are actively traded on the major trading platforms such as coinmarketcap.com. In December 2023, the Company ceased the cryptocurrency mining operations due to the high operating costs in the United States.

Cryptocurrency miner sales:

The Company earns revenue by facilitating the sale of cryptocurrency mining equipment under contracts with customers. The transaction price is fixed, agreed upon with the customer at contract inception, and payable in full prior to delivery, with no significant financing components. The Company recognizes revenue at a point in time when control of the equipment transfers to the customer, which occurs upon delivery to the customer’s designated pick-up location and acceptance per the sales contract terms. Control transfer is assessed based on the customer obtaining physical possession, legal title, and the significant risks and rewards of ownership.

The Company acts as an agent in these transactions, as it does not control the equipment before transfer. This determination reflects that: (1) the Company is not primarily responsible for fulfilling the promise to provide the equipment (a third-party supplier bears this obligation), (2) the Company does not bear inventory risk before or after the sale, and (3) pricing is determined by the supplier or market conditions, not the Company. As an agent, the Company’s performance obligation is to arrange for the equipment’s provision to the customer. Revenue is thus recognized on a net basis, representing the fee or commission earned, calculated as the difference between amounts charged to the customer and amounts remitted to the supplier. No significant variable consideration (e.g., discounts or returns) or capitalized contract costs are present.

Cost of revenues

Cost of revenues consists primarily of the direct costs associated with running the cryptocurrency mining business, such as utilities, maintenance labor costs, shipping fees, plant remodeling fees and other service charges. The Company signed hosting agreement with hosting partners, and the hosting partners will install the mining equipment and provide elective power, internet services and other necessary services to maintain the operation of the mining equipment. All the related operating fees are included in the all-in-one monthly fees charged by the hosting partner to the Company. Depreciation of cryptocurrency mining equipment is calculated separately and also recorded as a component of cost of revenues for cryptocurrency mining.

Share-based compensation

The Company records share-based compensation expense for employees at fair value on the grant date and recognizes the expense over the employee’s requisite service period. The Company’s expected volatility assumption is based on the historical volatility of the Company’s shares. The expected life assumption is primarily based on historical exercise patterns and employee post-vesting termination rate. The risk-free interest rate for the expected term of an option is based on the U.S. Treasury yield curve in effect at the time of grant. The expected dividend yield is based on the Company’s current and expected dividend policy.

The Company records share compensation expense for non-employees at fair value on the grant date and recognizes the expense over the service provider’s requisite service period.

Income taxes

The Company accounts for income taxes in accordance with U.S. GAAP for income taxes. The charge for taxation is based on the results for the fiscal year as adjusted for items, which are non-assessable or disallowed. It is calculated using tax rates that have been enacted or substantively enacted by the balance sheet date.

Deferred taxes are accounted for using the asset and liability method in respect of temporary differences arising from differences between the carrying amount of assets and liabilities in the consolidated financial statements and the corresponding tax basis used in the computation of assessable tax profit. In principle, deferred tax liabilities are recognized for all taxable temporary differences. Deferred tax assets are recognized to the extent that it is probable that taxable profit will be available against which deductible temporary differences can be utilized. Deferred tax is calculated using tax rates that are expected to apply to the period when the asset is realized or the liability is settled. Deferred tax is charged or credited in the income statement, except when it is related to items credited or charged directly to equity, in which case the deferred tax is also dealt with in equity. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Current income taxes are provided in accordance with the laws of the relevant taxing authorities.

An uncertain tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. No penalties and interest incurred related to underpayment of income tax are classified as income tax expense in the period incurred.

(Loss) earnings per share (“EPS”)

Basic (loss) earnings per share are computed by dividing (loss) income available to ordinary shareholders by the weighted average ordinary shares outstanding during the period. Diluted (loss) earnings per share take into account the potential dilution that could occur if securities or other contracts to issue ordinary shares were exercised and converted into ordinary shares. Ordinary shares equivalents having an anti-dilutive effect on earnings per share are excluded from the calculation of diluted (loss) earnings per share. Dilution is computed by applying the treasury share method. Under this method, options and warrants are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase ordinary shares at the average market price during the period.

Segment reporting

ASC 280, Segment Reporting, (“ASC 280”), establishes standards for companies to report in their financial statements information about operating segments, products, services, geographic areas, and major customers. Based on the criteria established by ASC 280, the chief operating decision maker (“CODM”) has been identified as the Company’s Chief Executive Officer, who reviews consolidated results when making decisions about allocating resources and assessing performance of the Company. As a whole, the Company has one reportable segment. The Company does not distinguish between markets or segments for the purpose of internal reporting. As the Company primarily generates cryptocurrency mining revenue through mining pool operators, no geographical segments are presented.

Recently issued accounting pronouncements

In August 2020, the FASB issued ASU 2020-06, “Debt – Debt Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging – Contracts in Entity’s Own Equity (Subtopic 815-40)”. The amendment in this Update is to address issues identified as a result of the complexity associated with applying generally accepted accounting principles (GAAP) for certain financial instruments with characteristics of liabilities and equity. For convertible instruments, the Board decided to reduce the number of accounting models for convertible debt instruments and convertible preferred shares. Limiting the accounting models results in fewer embedded conversion features being separately recognized from the host contract as compared with current GAAP. Convertible instruments that continue to be subject to separation models are (1) those with embedded conversion features that are not clearly and closely related to the host contract, that meet the definition of a derivative, and that do not qualify for a scope exception from derivative accounting and (2) convertible debt instruments issued with substantial premiums for which the premiums are recorded as paid-in capital. The amendments in this Update are effective for public business entities that meet the definition of a Securities and Exchange Commission (SEC) filer, excluding entities eligible to be smaller reporting companies as defined by the SEC, for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. The adoption of this ASU did not have a material effect on the Company’s unaudited condensed consolidated financial statements and related disclosures.

In November 2023, the FASB issued Accounting Standards Update (“ASU”) 2023-07 “Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures” which expands annual and interim disclosure requirements for reportable segments. These requirements include: (i) disclosure of significant expenses that are regularly provided to the Chief Operating Decision Maker (“CODM”) and included within each reported measure of segment profit or loss (collectively referred to as the “significant expense principle”); (ii) disclosure of an amount for other segment items (equal to the difference between segment revenue less segment expenses disclosed under the significant expense principle and each reported measure of segment profit or loss) by reportable segment and a description of their composition; (iii) annual disclosure of a reportable segment’s profit or loss and assets currently required by Topic 280 in interim periods; (iv) clarification that, if the CODM uses more than one measure of a segment’s profit or loss in assessing segment performance and deciding how to allocate resources, a public entity may report those additional measures of segment profit or loss; (v) disclosure of the title and position of the CODM and an explanation of how the CODM uses the reported measure(s) of segment profit or loss in assessing segment performance and deciding how to allocate resources; and (vi) requiring a public entity that has a single reportable segment provide all the disclosures required by the amendments in this ASU, and all existing segment disclosures in Topic 280. ASU 2023-07 is effective for the Company’s annual periods beginning January 1, 2024, and for interim periods beginning January 1, 2025. The Company is currently evaluating the potential impact of adopting this new guidance on its unaudited condensed consolidated financial statements and related disclosures.

In December 2023, the FASB issued Accounting Standards Update No. 2023-09, “Income Taxes (Topic 740): Improvements to Income Tax Disclosures” (“ASU 2023-09”), which modifies the rules on income tax disclosures to require entities to disclose (1) specific categories in the rate reconciliation, (2) the income or loss from continuing operations before income tax expense or benefit (separated between domestic and foreign) and (3) income tax expense or benefit from continuing operations (separated by federal, state and foreign). ASU 2023-09 also requires entities to disclose their income tax payments to international, federal, state and local jurisdictions, among other changes. The guidance is effective for annual periods beginning after December 15, 2024. Early adoption is permitted for annual financial statements that have not yet been issued or made available for issuance. ASU 2023-09 should be applied on a prospective basis, but retrospective application is permitted. The Company is currently evaluating the potential impact of adopting this new guidance on its unaudited condensed consolidated financial statements and related disclosures.

In December 2023, the FASB issued Accounting Standards Update No. 2023-08, Intangibles – “Goodwill and Other - Crypto Assets (Topic 350-60): Accounting for and Disclosure of Crypto Assets” (ASU 2023-08”), which requires entities to measure crypto assets that meet specific criteria at fair value with changes recognized in net income each reporting period. Additionally, ASU 2023-08 requires an entity to present crypto assets measured at fair value separately from other intangible assets in the balance sheets and record changes from remeasurement of crypto assets separately from changes in the carrying amounts of other intangible assets in the income statement. The amendments also require that an entity provide disclosures about significant holdings, contractual sale restrictions, and changes during the reporting period. The objectives of the amendments are to provide investors and other capital allocators with more decision-useful information that better reflects the underlying economics of crypto assets within the scope and an entity’s financial position while reducing cost and complexity associated with applying cost-less-impairment accounting. The amendments in this ASU are effective for all entities for fiscal years beginning after December 15, 2024, including interim periods within those fiscal years. Early adoption is permitted for both interim and annual financial statements that have not yet been issued (or made available for issuance). If amendments are adopted in an interim period, they must be adopted as of the beginning of the fiscal year that includes that interim period. The amendments in this ASU require a cumulative-effect adjustment to the opening balance of retained earnings (or other appropriate components of equity or net assets) as of the beginning of the annual reporting period in which an entity adopts the amendments. The Company is currently evaluating the potential impact of adopting this new guidance on its unaudited condensed consolidated financial statements and related disclosures.

Except as mentioned above, the Company does not believe other recently issued but not yet effective accounting standards, if currently adopted, would have a material effect on the Company’s consolidated balance sheets, statements of operations and comprehensive loss and statements of cash flows.

Note 3 – Cryptocurrencies

The following table presents additional information about our cryptocurrency mining activities of Bitcoin (“BTC”) in coins and amounts during the six months ended December 31, 2024:

	Quantities (in coins)		Cryptocurrencies
	BTC		Amounts
Balance on June 30, 2023	82.32		$2,084,330
Revenue recognized from cryptocurrencies mined	95.62		2,888,482
Hosting fees settled in cryptocurrencies	(7.60)		(212,344)
Proceeds from sale of cryptocurrencies	(165.87)		(4,668,828)
Realized gain on sale/exchange of cryptocurrencies	—		94,149
Impairment loss of cryptocurrencies	—		(7,102)
Balance on June 30, 2024	4.47		$178,687
Revenue recognized from cryptocurrencies mined	—		—
Hosting fees settled in cryptocurrencies	—		—
Proceeds from sale of cryptocurrencies	—		—
Realized gain on sale/exchange of cryptocurrencies	—		—
Impairment loss of cryptocurrencies	—		—
Balance on December 31, 2024 (unaudited)	4.47	*	$178,687
*	The full balance of BTCs was sold in January 2025 for approximately $0.4 million, with a gain on disposal of approximately $0.2 million recognized.

Note 4 – Other receivables, net

Other receivables, net consist of the following:

	December 31,	June 30,
	2024	2024
	(unaudited)
Advances to third parties(1)	$1,196,601	$1,996,944
Interest receivables	131,667	97,917
Receivable due from buyer of disposed entities	2,582,761	2,582,761
Total other receivables	3,911,029	4,677,622
Less: allowance for expected credit losses	(2,975,664)	(2,972,289)
Total other receivables, net	$935,365	$1,705,333

(1) Non-trade advances to third parties are short term in nature and are due on demand with no interest bearing. These advances were refundable and made in relation to establishing relationship for potential service providers of Bitcoin mining operations.

Note 5 – Loans receivable, net

Outstanding balances on loans receivable consist of the following as of December 31, 2024 and June 30, 2024:

				December 31,	June 30,
Third parties	Maturities	Interest rate	Collateral/Guarantee	2024	2024
				(unaudited)
A	December 15, 2024 (Fully repaid in October and December 2024, respectively)	15.0%	None	$—	$950,000
A	January 5, 2025 (Extended to January 2026)	10.0* %	None	499,934	500,000
A	April 30, 2025	10.0%	None	1,600,000	1,600,000
B	October 28, 2024 (Fully repaid in October 2024)	0.0%	None	—	595,822
Loans receivable from third parties				2,099,934	3,645,822
Allowance for credit losses				(209,993)	(275,500)
Loans receivable, net				$1,889,941	$3,370,322

*The parties agreed to waive the half-year interest for this loan receivable in the first year.

Interest income of the above loans receivable for the six months ended December 31, 2024 and 2023 amounted to $105,000 and nil, respectively.

Note 6 – Taxes

Income tax

Cayman Islands

Under the current laws of the Cayman Islands, the Company is not subject to tax on income or capital gain. Additionally, upon payments of dividends to the shareholders, no Cayman Islands withholding tax will be imposed.

Canada

SonicHash Canada is incorporated in Canada and is subject to both federal and provincial income taxes for its business operation in Canada. The applicable tax rate is 15% for federal and 8% for Alberta. SonicHash Canada had no taxable income during the six months ended December 31, 2024 and 2023.

United States

SonicHash US is incorporated in the U.S. and is subject to both federal and state income taxes for its business operation in the U.S. The applicable tax rate is 21% for federal and 8.7% for Delaware. SonicHash US had no taxable income during the six months ended December 31, 2024 and 2023.

Singapore

SonicHash Singapore is incorporated in Singapore and is subject to Singapore Profits Tax on the taxable income as reported in its statutory financial statements adjusted in accordance with relevant Singapore tax laws. SonicHash Singapore had no taxable income during the six months ended December 31,2024 and 2023. The applicable tax rate is 17% in Singapore, with 75% of the first SGD 10,000 (approximately $7,700) taxable income and 50% of the next SGD 190,000 (approximately $147,000) taxable income are exempted from income tax.

Loss before provision for income taxes consisted of:

	For the six months	For the six months
	ended	ended
	December 31,2024	December 31,2023
	(unaudited)	(unaudited)
Cayman	$(2,788,535)	$(1,267,416)
United States	(30,538)	(5,391,624)
Canada	—	(349,960)
Singapore	—	(49,158)
	$(2,819,073)	$(7,058,158)

Significant components of deferred tax assets were as follows:

	December 31,	June 30,
	2024	2024
	(unaudited)
Deferred tax assets
Net operating loss carryforward in the U.S.	6,451,152	6,408,628
Net operating loss carryforward in Canada	53,134	53,134
Net operating loss carryforward in Singapore	—	38,996
Valuation allowance	(6,504,286)	(6,500,758)
Total net deferred tax assets	$—	$—

As of December 31, 2024 and June 30, 2024, SonicHash US’s net operating loss carry forward for the U.S. income taxes was approximately $29.8 million and $29.8 million, respectively. The net operating loss carry forwards are available to reduce future years’ taxable income for unlimited years but limited to 80% use per year. Management believes that the realization of the benefits from these losses appears uncertain due to the Company’s operating history and continued losses in the U.S. If the Company is unable to generate taxable income in its United States operations, it is more likely than not that it will not have sufficient income to utilize its deferred tax assets. Accordingly, the Company has provided a 100% valuation allowance on its net deferred tax assets of approximately $6.5 million and $6.5 million related to its operations as of December 31, 2024 and June 30, 2024, respectively.

Uncertain tax positions

The Company evaluates each uncertain tax position (including the potential application of interest and penalties) based on the technical merits, and measure the unrecognized benefits associated with the tax positions. As of December 31, 2024 and June 30, 2024, the Company did not have any significant unrecognized uncertain tax positions.

Note 7 – Concentration of risks

Credit risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash. In the US, the insurance coverage of each bank is $250,000. As of December 31, 2024, cash balance of $29,756 was deposited with financial institutions located in US, of which none was subject to credit risk. While management believes that these financial institutions and third-party fund holders are of high credit quality, it also continually monitors their creditworthiness.

The Company used to trade BTCs on KuCoin and switched to f2pool, which is also a global crypto exchange, in October 2022. Those digital assets are kept in unique and segregated blockchain addresses accessible by the Company and verifiable on blockchain at any time. While the exchange holds the Company’s digital assets, the ownership and operation rights are always 100% attributed to the Company. The digital assets stored on f2pool are not insured. At the end of every day, f2pool automatically transferred the Company’s BTCs from f2pool to the Company’s own cold storage wallet to avoid the risks of exchange platform. As of December 31, 2024, the Company had 4.47 BTCs stored in the Company’s cold storage wallet. Those digital assets stored in cold storage wallets are kept in unique and segregated blockchain addresses accessible by the Company or the lender only.

The Company is also exposed to risk from its other receivables, prepayments and loans receivable. These assets are subjected to credit evaluations. An allowance has been made for estimated unrecoverable amounts which have been determined by reference to past default experience and the current economic environment.

Note 8 – Convertible Debentures

Convertible Debenture issued on October 21, 2022

On October 21, 2022, the Company entered into the Securities Purchase Agreement with the Investor pursuant to which the Company sold a Convertible Debenture (the “Debenture”) in the original principal amount of $2,100,000 and the Warrants to purchase up to 116% of the maximum number of 5,108,275 ordinary shares of the Company, which is 5,925,599 ordinary shares, at a purchase price of $1,974,000. The Company incurred issuance cost of $256,000 in connection with the issuance of the Debenture. The warrants had a fair value of $1,007,799, based upon using the Black-Scholes Options Pricing Model with the following inputs:

Share price	$0.27
Exercise price	$1.20
Expected terms (in years)	7
Expected volatility	109%
Annual rate of quarterly dividends	—%
Risk free interest rate	1.52%

The fair value measurement of the convertible debentures is categorized as Level 2 under the Fair Value Hierarchy. The Company estimated the fair value of the Debenture over the payment term using the effective interest rate method, which is estimated to be $1,872,536. The Company allocated $1,198,804 and $645,196 net proceeds to the Debenture and warrants in accordance with ASC 470-20-25-2, respectively, based on the relative fair values of the Debenture and warrants, and the portion of the proceeds so allocated to the warrants was accounted for as paid-in-capital.

The Debenture is convertible at an initial conversion price equal to $0.33 per ordinary share (the “Conversion Price”), which is 115% of the Volume Weighted Average Price (“VWAP”) of the five trading days immediately prior to closing, and include anti-dilution adjustments in the event any ordinary shares or other equity or equity equivalent securities payable in ordinary shares are granted, issued or sold (or the Company enters into any agreement to grant, issue or sell), in each case, at a price less than the exercise price then in effect, which automatically decreases the Conversion Price of the Debenture upon the occurrence of such event; provided, that the Conversion Price may not be less than $0.06 per ordinary shares, which is 20% of the closing bid price of the trading day immediately prior to closing. The holder of the Debenture has the right to convert all or a portion of the Note at any time after the six months anniversary of the date of issuance and prior to the maturity date, which is two years from the date of issuance.

The conversion feature of the Debenture is excluded from the scope of ASC 815 and accounted for as equity. However, due to the conversion price of the Debenture is higher than the market price of the Company on the issuance date, the Company determined that the Debenture does not contain any BCF in accordance with ASC 470-20-25-5.

The Debenture has an interest of the greater of (i) twelve percent (12% per annum) and (ii) the sum of (A) the Prime Rate in effect as of such date of determination and (B) six (6%) per annum; provided, that if such Interest is being paid in ordinary shares, such Interest shall recalculated in connection with such issuance of ordinary shares at a deemed rate of the greater of (i) fifteen percent (15% per annum) and (ii) the sum of (A) the Prime Rate in effect as of such date of determination and (B) nine (9%) per annum. If an event of default continues, such interest rate shall be adjusted on each trading day in which an event of default is continuing to the sum of (x) the interest rate then in effect on such date of determination and (y) five percent (5.0%) per annum. The interest shall be paid in ordinary shares as long as there is no equity condition failure; provide that the Company may, at its option, pay interest in cash or in a combination of cash and ordinary shares.

In addition to a total of $900,000 repayments in cash, the $1,200,000 remaining balance of the Debenture was converted into 680,183 ordinary shares at a conversion price of $1.80 per share during the year ended June 30, 2024. As of June 30, 2024, the Debenture was fully repaid.

Convertible Debenture issued on December 29, 2023

On December 7, 2023, the Company entered into the Securities Purchase Agreement with the Investor pursuant to which the Company sold a Convertible Debenture (the “Debenture”) in the original principal amount of $6,740,000 and the Warrants to purchase 1,070,719 ordinary shares of the Company, at a purchase price of $6,127,334. The transaction was closed on December 29, 2023. The Company incurred issuance cost of $612,666 in connection with the issuance of the Debenture. The warrants had a fair value of $4,399,645, based upon using the Black-Scholes Options Pricing Model with the following inputs:

Share price	$4.15
Exercise price	$15.00
Expected terms (in years)	10
Expected volatility	175%
Annual rate of quarterly dividends	—%
Risk free interest rate	1.72%

The fair value measurement of the convertible debentures is categorized as Level 2 under the Fair Value Hierarchy. The Company estimated the fair value of the Debenture over the payment term using the effective interest rate method, which is estimated to be $6,127,334. The Company allocated $3,566,476 and $2,560,858 net proceeds to the Debenture and warrants in accordance with ASC 470-20-25-2, respectively, based on the relative fair values of the Debenture and warrants, and the portion of the proceeds so allocated to the warrants was accounted for as paid-in-capital.

The Debenture is convertible at an initial conversion price equal to $15.00 per ordinary share (the “Conversion Price”), and include anti-dilution adjustments in the event any ordinary shares or other equity or equity equivalent securities payable in ordinary shares are granted, issued or sold (or the Company enters into any agreement to grant, issue or sell), in each case, at a price less than the exercise price then in effect, which automatically decreases the Conversion Price of the Debenture upon the occurrence of such event; provided, that the Conversion Price may not be less than $0.95 per ordinary shares, which is 20% of the lower of the (i) the closing price of the ordinary shares immediately preceding the signing of the binding agreement; or (ii) the average closing price of the ordinary shares for the five trading days immediately preceding the signing of the binding agreement. The Holder of the Note will have the right to convert all or a portion of the Note at any time after the date of issuance and prior to the maturity date, which is the thirty-six month anniversary from the date of issuance.

The conversion feature of the Debenture is excluded from the scope of ASC 815 and accounted for as equity. However, due to the conversion price of the Debenture is higher than the market price of the Company on the issuance date, the Company determined that the Debenture does not contain any BCF in accordance with ASC 470-20-25-5.

The Debenture has an interest of the greater of (i) thirteen and a half percent (13.5% per annum) and (ii) the sum of (A) the Prime Rate in effect as of such date of determination and (B) five (5%) per annum; provided, that if such Interest is being paid in ordinary shares, such Interest shall recalculated in connection with such issuance of ordinary shares at a deemed rate of the greater of (i) sixteen percent (16% per annum) and (ii) the sum of (A) the Prime Rate in effect as of such date of determination and (B) seven and a half (7.5%) per annum. If an event of default continues, such interest rate shall be adjusted on each trading day in which an event of default is continuing to the sum of (x) the interest rate then in effect on such date of determination and (y) five percent (5.0%) per annum. The interest shall be paid in ordinary shares as long as there is no equity condition failure; provide that the Company may, at its option, pay interest in cash or in a combination of cash and ordinary shares.

A total of $960,000 repayments in cash were made to the Debenture during the year ended June 30, 2024. As of December 31, 2024, the remaining principle balance of the Debenture was $5,780,000.

The outstanding balance $5,780,000 of the Debenture and the related interest of $149,605 were fully converted into 9,477,901 ordinary shares as of March 2025. Additionally, a total of 16,699,140 ordinary shares were issued in March 2025 to compensate the Debenture holders due to late repayments.

Convertible Debenture issued on May 31, 2024

On May 31, 2024, the Company entered into an Exchange Agreement with the Holder, pursuant to which the Company will issue a senior secured convertible note in the principal amount of $2,000,000 (the “Exchange Note”) in exchange for the cancellation of 500,000 Warrants.

The fair value measurement of the cancelled warrants embedded with the Convertible Debenture issued on October 21, 2022 is categorized as Level 2 under the Fair Value Hierarchy. The Company estimated the fair value of the warrants using the Black-Scholes Options Pricing Model, which is estimated to be $71,319. The Company exchanged the warrants with a senior secured convertible note in the principal amount of $2,000,000, and the difference was accounted for as a loss on warrants settlement for the year ended June 30, 2024.

The Exchange Note is convertible at a conversion price equal to the greater of (x) $0.76 and (y) 95% of (A) the lowest VWAP of the ordinary shares on any trading day during the five (5) trading day period immediately prior to the applicable conversion date (the “Conversion Price”). The Holder of the Exchange Note will have the right to convert all or a portion of the Exchange Note at any time after the date of issuance and prior to the maturity date, which is the twenty-four month anniversary from the date of issuance.

The Exchange Note matures on May 31, 2026 and has an interest of ten percent (10%) per annum. If an event of default continues, such interest rate shall be adjusted on each trading day in which an event of default is continuing to the sum of (x) the interest rate then in effect on such date of determination and (y) five percent (5.0%) per annum.

The outstanding balance $1,990,000 of the Exchange Note and the related interest of $142,525 were fully converted into 2,802,200 ordinary shares as of February 2025.

The summary of all the Convertible Debentures activity is as follow:

	December 31,	June 30,
	2024	2024
	(unaudited)
Principal balance	$8,740,000	$10,840,000
Less: conversions into ordinary shares	(10,000)	(1,200,000)
Less: repayments in cash	(960,000)	(1,860,000)
Remaining balance	7,770,000	7,780,000
Less: debentures discount and debts issuance cost	(2,072,929)	(2,615,989)
Total	$5,697,071	$5,164,011
Less: non-current	(3,955,507)	(3,283,992)
Total current	$1,741,564	$1,880,019

During the six months ended December 31, 2024 and 2023, the Company made nil and $300,000 cash repayments to the Convertible Debentures. During the six months ended December 31, 2024, the Company issued 11,973 ordinary shares to pay $10,000 of the total outstanding balance and accrued interests of Convertible Debenture issued on May 31, 2024. These issuance costs and Debenture discount are being amortized and recorded to interest expense in the accompanying consolidated statements of income and comprehensive income (loss) over the life of the Debentures using effective interest method. For the six months ended December 31, 2024 and 2023, amortization of the issuance cost and Debentures discount of $543,605 and $283,235, respectively.

Note 9 – Equity

Refer to Note 14 of the Company’s annual financial statements in the Form 20-F for the year ended June 30, 2024, for additional details on shareholders’ equity, including authorized shares, warrants and share-based compensation plans.

Restricted Shares Issued for Compensation

The Company entered into an employment agreement with Lucas Wang for the position of Chief Executive Officer. The employment agreement is from April 27, 2022 to April 26, 2025, with an annual compensation of $240,000, bonus as determined by the board of directors, and equity awards of a total of 1,896,066 (63,202 after Reverse Share Split) ordinary shares, with 632,022 (21,068 after Reverse Share Split) ordinary shares vested at the time of signing the agreement and the rest vesting quarterly from April 2023 to January 2025. The 21,068 shares were valued at $0.855 ($25.65 after Reverse Share Split) per share using the closing price on June 9, 2022 with total consideration of $540,379 recognized in the year ended June 30, 2022. The 158,005 (5,267 after Reverse Share Split) shares were valued at $0.1703 ($5.109 after Reverse Share Split) per share using the closing price on April 27, 2023 with total consideration of $26,909 recognized in the year ended June 30, 2023. A total of 10,534 shares valued at an average $1.595 per share with a total consideration of $16,802 was issued to Lucas Wang in the year ended June 30, 2024. On April 10, 2024, Lucas Wang resigned as the Chief Executive Officer, the Chairman of the Board and a director of the Company and, in his place, Jinghai Jiang, the current Chief Operating Officer of the Company, has been appointed the Chief Executive Officer, the Chairman of the Board and a director of the Company until the Company’s next annual meeting of shareholders and until his successor is duly elected and qualified, or until his earlier death, resignation or removal. The unvested shares were forfeited when he resigned from the Company.

The Company entered into an employment agreement with Jiaming Li for the position of President. The employment agreement is effective from December 6, 2021 to November 30, 2024, with an annual compensation of $240,000, bonus as determined by the board of directors, and equity awards of a total of 1,422,049 (47,402 after Reverse Share Split) ordinary shares, with 474,016 (15,801 after Reverse Share Split) ordinary shares vested at the time of signing the agreement and the rest vesting quarterly from April 2023 to January 2025. The 15,801 shares were valued at $0.855 ($25.65 after Reverse Share Split) per share using the closing price on June 9, 2022 with total consideration of $405,296 recognized in the year ended June 30, 2022. The 118,504 (3,951 after Reverse Share Split) shares were valued at $0.1703 ($5.108 after Reverse Share Split) per share using the closing price on April 27, 2023 with total consideration of $20,181 recognized in the year ended June 30, 2023. A total of 7,902 shares valued at an average $1.595 per share with a total consideration of $12,604 was issued to Jiaming Li in the year ended June 30, 2024. On November 27, 2023, Jiaming Li tendered his resignation as the President of the Company. The Board of the Company passed a resolution to issue the remaining unvested shares to Jiaming Li and will only be issued upon written notice.

The Company entered into an employment agreement with Jingjing Han for the position of Head of Human Resources and Investors Relationship. The employment agreement is effective from December 6, 2021 to November 30, 2024, with an annual compensation of $240,000, bonus as determined by the board of directors, and equity awards of a total of 1,422,049 (47,402 after Reverse Share Split) ordinary shares, with 474,016 (15,801 after Reverse Share Split) ordinary shares vested at the time of signing the agreement and the rest vesting quarterly from April 2023 to January 2025. The 15,801 shares were valued at $0.855 ($25.65 after Reverse Share Split) per share using the closing price on June 9, 2022 with total consideration of $405,296 recognized in the year ended June 30, 2022. The 118,504 (3,951 after Reverse Share Split) shares were valued at $0.1703 ($5.108 after Reverse Share Split) per share using the closing price on April 27, 2023 with total consideration of $20,181 recognized in the year ended June 30, 2023. A total of 15,804 shares valued at an average $2.77 per share with a total consideration of $43,824 was issued to Jingjing Han in the year ended June 30, 2024. Jingjing Han has resigned from the Company and as of her resignation date, there were no unvested shares.

The summary of restricted share grants is as follows giving retroactive effect to the 1-to-30 Reverse Share Split effected on May 23, 2023:

Weighted
Average
		Grant Date	Aggregate
		Fair Value	Intrinsic
	Shares	Per Share	Value
Unvested as of June 30, 2022	—	$—	$—
Granted	13,169	$5.11	$—
Forfeited	—	$—	$—
Vested	(13,169)	$5.11	$—
Unvested as of June 30, 2023	—	$—	$—
Granted	60,575	$2.14	$—
Forfeited	(26,335)	$2.14	$—
Vested	(34,240)	$2.14	$—
Unvested as of June 30, 2024	—	$—	$—
Granted	—	$—	$—
Forfeited	—	$—	$—
Vested	—	$—	$—
Unvested as of December 31, 2024 (unaudited)	—	$—	$—

Warrants

The summary of warrant activity is as follows giving retroactive effect to the 1-to-30 Reverse Share Split effected on May 23, 2023:

				Weighted	Average
				Average	Remaining
	Warrants		Exercisable	Exercise	Contractual
	Outstanding		Shares	Price	Life
June 30, 2022	1,254,441		1,254,441	$29.91	4.76
Granted/Acquired	4,523,333		4,523,333	$1.3552	7.00
Forfeited	—		—	$—	—
Exercised	—		—	$—	—
June 30, 2023	5,777,774		5,777,774	$7.55	3.89
Granted/Acquired	1,070,719		1,070,719	$5.44	7.00
Cancellation (see Note 8)	(500,000)		(500,000)	$—	—
Exercised	(850,000)		(850,000)	$1.3552	—
June 30, 2024	5,498,493		5,498,493	$7.22	3.06
Granted/Acquired	—		—	$—	—
Forfeited	(156)		(156)	$90.00	—
Exercised	(1,228,000)	*	(1,228,000)	$—	—
December 31, 2024 (unaudited)	4,270,337		4,270,337	$7.22	5.23

*The 1,228,000 warrants were exercised into 708,424 ordinary shares on the cashless basis during the six months ended December 31, 2024.

Note 10 – Commitments and contingencies

Litigation contingencies

As of December 31, 2024, there have been no material changes in the Company’s commitments and contingencies from those disclosed in Note 15 of the Company’s annual financial statements included in the Form 20-F for the year ended June 30, 2024.

Note 11 – Subsequent Events

The Company evaluated all events and transactions that occurred after December 31, 2024 up through April 7, 2025 and identified the following subsequent events occurred that would require recognition or disclosure in the Company’s unaudited condensed consolidated financial statements.

At the annual general meeting of shareholders (the “Meeting”) of the Company convened on March 14, 2025, the shareholders of the Company adopted resolutions approving the following proposals considered at the Meeting.

●	By an ordinary resolution, to adopt a dual-class share capital structure, to:
i.	all of the issued and outstanding ordinary shares of $0.30 par value each in the capital of the Company (the “Ordinary Shares”) into class A Ordinary Shares of $0.30 par value each, each having one (1) vote per share and the other rights attached to it as set out in the Fourth Amended and Restated Memorandum and Articles of Association (the “Class A Ordinary Shares”) on a one for one basis;
ii.	25,000,000 authorized but unissued Ordinary Shares into 25,000,000 class B Ordinary Shares of $0.30 par value each, each having twenty (20) votes per share and the other rights attached to it as set out in the Fourth Amended and Restated Memorandum and Articles of Association (the “Class B Ordinary Shares”) on a one for one basis; and
iii.	the remaining authorized but unissued Ordinary Shares into Class A Ordinary Shares on a one for one basis, provided that the Company shall, at the time of the above resolution, have not less than 25,000,000 authorized but unissued Ordinary Shares.
●	By an ordinary resolution, to approve a reverse stock split of all of the Company’s authorized shares (including all issued shares), at a ratio of not less than 1-for-2 and not more than 1-for-200, with the final ratio to be determined by the Board of Directors in its sole discretion at any time after approval by the shareholders (the “Reverse Stock Split”), and authorize the Board of Directors to implement such Reverse Stock Split at its discretion at any time prior to the one-year anniversary of this Annual Meeting.

1,180,199,813 Class A Ordinary shares

Bit Origin Ltd

PROSPECTUS

                      , 2025

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, to be paid by the Registrant in connection with the issuance and distribution of the securities being registered. All amounts other than the SEC registration fees and FINRA fees are estimates.

SEC Filing Fee	$90,332.88
FINRA Filing Fee	$—
Accounting Fees and Expenses	$25,000
Legal Fees and Expenses	$40,000
Miscellaneous	$—
Total	$155,332.88
*	Estimated expenses.

Item 14. Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which the Company’s amended and restated memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our amended and restated memorandum and articles of association provide for indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such unless such losses or damages arise from their own willful neglect or default.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable as a matter of United States law.

Item 15. Recent Sales of Unregistered Securities

The following sets forth information regarding all unregistered securities sold by us in transactions that were exempt from the requirements of the Securities Act in the last three years. Except where noted, all of the securities discussed in this Item 15 were all issued in reliance on the exemption under Section 4(a)(2) of the Securities Act. Unless otherwise indicated, all of the share issuances described below were made in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act.

In June 2024, we issued 306,977 ordinary shares upon the cashless exercise of a warrant. Such shares were issued in reliance on the exemption from registration provided by Section 3(a)(9) of the Securities Act.

In October 2024, we issued 401,447 ordinary shares upon the cashless exercise of a warrant. Such shares were issued in reliance on the exemption from registration provided by Section 3(a)(9) of the Securities Act.

In March 2025, we issued 7,914,108 ordinary shares upon the cashless exercise of a warrant. Such shares were issued in reliance on the exemption from registration provided by Section 3(a)(9) of the Securities Act.

In July 2025, we issued 9,501,448 ordinary shares upon the cashless exercise of a warrant. Such shares were issued in reliance on the exemption from registration provided by Section 3(a)(9) of the Securities Act.

Item 16. Exhibits and Financial Statement Schedules

(a)	Exhibits

We have filed the exhibits listed on the accompanying Exhibit Index of this registration statement and below in this Item 16:

Exhibit No.	Description of Exhibit

3.1	Second Amended and Restated Memorandum and Articles of Association (Incorporated by reference to exhibit 1.1 from the Form 20-F filed with the SEC on December 26, 2024)
3.2	Fourth Amended and Restated Memorandum and Articles of Association (Incorporated by reference to exhibit 1.1 from the Form 6-K filed with the SEC on April 18, 2025)
3.3	Fifth Amended and Restated Memorandum and Articles of Association (Incorporated by reference to exhibit 1.1 from the Form 6-K filed with the SEC on August 1, 2025)
4.1	Form of Warrant pursuant to a Securities Purchase Agreement dated November 22, 2021 (Incorporated by reference to exhibit 99.3 from the Form 6-K filed with the SEC on November 24, 2021)
4.2	Form of Warrant pursuant to a Placement Agency Agreement dated November 22, 2021 (Incorporated by reference to exhibit 99.5 from the Form 6-K filed with the SEC on November 24, 2021)
4.3	Form of Warrant pursuant to a Securities Purchase Agreement dated January 28, 2022, as amended (Incorporated by reference to exhibit 99.4 from the Form 6-K filed with the SEC on February 3, 2022)
4.4	Form of Warrant pursuant to a Placement Agency Agreement dated January 28, 2022, as amended (Incorporated by reference to exhibit 99.7 from the Form 6-K filed with the SEC on February 3, 2022)
4.5	Form of Warrant pursuant to an Underwriting Agreement dated June 3, 2022 (Incorporated by reference to exhibit 99.2 from the Form 6-K filed with the SEC on June 7, 2022)
4.6

Form of Warrant to Purchase Ordinary Shares pursuant to pursuant to a Securities Purchase Agreement dated October 21, 2022 (Incorporated by reference to exhibit 4.1 from the Form 6-K filed with the SEC on October 25, 2022)

4.7	Form of Warrant pursuant to a Securities Purchase Agreement dated December 7, 2023 (Incorporated by reference to exhibit 4.2 from the Form 6-K filed with the SEC on December 12, 2023)
5.1*	Opinion of Mourant Ozannes (Cayman) LLP
5.2*	Opinion of Lucosky Brookman LLP
10.1	Form of Senior Secured Convertible Note (Incorporated by reference to exhibit 4.2 from the Form 6-K filed with the SEC on October 25, 2022)
10.2	Form of Senior Secured Convertible Note (Incorporated by reference to exhibit 4.1 from the Form 6-K filed with the SEC on December 12, 2023)
10.3	Form of Senior Secured Convertible Note (Incorporated by reference to exhibit 4.1 from the Form 6-K filed with the SEC on May 31, 2024)
10.4+	Director Offer Letter with K. Bryce Toussaint (Incorporated by reference to exhibit 10.1 from the Form 6-K filed with the SEC on August 6, 2020)
10.5+	Director Offer Letter with Scott Silverman (Incorporated by reference to exhibit 10.2 from the Form 6-K filed with the SEC on August 6, 2020)
10.6	Form of Securities Purchase Agreement dated November 22, 2021 (Incorporated by reference to exhibit 99.1 from the Form 6-K filed with the SEC on November 24, 2021)
10.8+	Employment Agreement between the Company and Jinghai Jiang, dated December 13, 2021 (Incorporated by reference to exhibit 10.1 from the Form 6-K filed with the SEC on December 14, 2021)
10.9	Sales and Purchase Agreement between SonicHash Inc. and Mineone Inc., dated December 15, 2021 (Incorporated by reference to exhibit 10.1 from the Form 6-K filed with the SEC on December 17, 2021)
10.10	Sales and Purchase Agreement between SonicHash LLC. and HashCow LLC, dated January 6, 2022 (Incorporated by reference to exhibit 10.1 from the Form 6-K filed with the SEC on January 6, 2022)
10.11	Main Service Agreement between SonicHash LLC. and YCD Petawatt Holdings LLC, dated December 23, 2021 (Incorporated by reference to exhibit 10.2 from the Form 6 K filed with the SEC on January 6, 2022)
10.12	Form of Securities Purchase Agreement, dated January 28, 2022 (Incorporated by reference to exhibit 99.1 from the Form 6-K filed with the SEC on February 3, 2022)
10.13	Form of Amendment No.1 to the Securities Purchase Agreement, dated January 30, 2022 (Incorporated by reference to exhibit 99.2 from the Form 6-K filed with the SEC on February 3, 2022)
10.14

Consulting agreement between the Company and Great Union Investment Limited, dated January 27, 2022 (Incorporated by reference to exhibit 10.1 from the Form 6-K filed with the SEC on February 14, 2022)

10.15	Sales and Purchase Agreement between SonicHash LLC and HashCow LLC, dated February 14, 2022 (Incorporated by reference to exhibit 10.2 from the Form 6-K filed with the SEC on February 14, 2022)
10.16

Sales and Purchase Agreement between SonicHash LLC and AGM Technology Limited, dated February 14, 2022 (Incorporated by reference to exhibit 10.3 from the Form 6-K filed with the SEC on February 14, 2022)

10.17+	Director offer letter to Mr. Xiaping Cao, dated March 22, 2022 (Incorporated by reference to exhibit 10.1 from the Form 6-K filed with the SEC on March 22, 2022)
10.18	Debt Assignment and Assumption Agreement between CVS Limited and WVM Inc., dated March 30, 2022 (Incorporated by reference to exhibit 10.1 from the Form 6-K filed with the SEC on March 31, 2022)
10.19

Debt Assignment and Assumption Agreement between Chongqing Jinghuangtai Business Management Consulting Co., Ltd. and WVM Inc., dated March 30, 2022 (Incorporated by reference to exhibit 10.2 from the Form 6-K filed with the SEC on March 31, 2022)

10.20

Debt Settlement and Mutual Release Agreement between WVM Inc. and China Xiangtai Food Co., Ltd., dated March 30, 2022 (Incorporated by reference to exhibit 10.3 from the Form 6-K filed with the SEC on March 31, 2022)

10.21	Amendment Agreement, dated April 20, 2022 (Incorporated by reference to exhibit 99.1 from the Form 6-K filed with the SEC on April 20, 2022)
10.22	Securities Purchase Agreement, dated March 31, 2022 (Incorporated by reference to exhibit 10.1 from the Form 6-K filed with the SEC on May 5, 2022)
10.23	English translation of the Hosting Agreement, dated May 1, 2022 (Incorporated by reference to exhibit 10.1 from the Form 6-K filed with the SEC on May 6, 2022)
10.24	Hosting Agreement, dated June 6, 2022 (Incorporated by reference to exhibit 10.1 from the Form 6-K filed with the SEC on June 10, 2022)
10.25	Service Agreement, dated June 10, 2022 (Incorporated by reference to exhibit 10.1 from the Form 6-K filed with the SEC on June 21, 2022)
10.26	Subscription agreement, dated June 10, 2022 (Incorporated by reference to exhibit 10.2 from the Form 6-K/A filed with the SEC on June 29, 2022)
10.27	Hosting Agreement, dated July 6, 2022 (Incorporated by reference to exhibit 10.1 from the Form 6-K filed with the SEC on July 11, 2022)
10.28	Service Agreement, dated July 7, 2022 (Incorporated by reference to exhibit 10.2 from the Form 6-K filed with the SEC on July 11, 2022)
10.29	Asset Purchase Agreement, dated August 15, 2022 (Incorporated by reference to exhibit 10.1 from the Form 6-K filed with the SEC on August 23, 2022)
10.30	Form of Securities Purchase Agreement (Incorporated by reference to exhibit 10.1 from the Form 6-K filed with the SEC on October 25, 2022)
10.31	Form of Registration Rights Agreement (Incorporated by reference to exhibit 10.2 from the Form 6-K filed with the SEC on October 25, 2022)
10.32	Form of Security and Pledge Agreement (Incorporated by reference to exhibit 10.3 from the Form 6-K filed with the SEC on October 25, 2022)
10.33	Form of Guaranty (Incorporated by reference to exhibit 10.4 from the Form 6-K filed with the SEC on October 25, 2022)
10.34	Form of Securities Purchase Agreement (Incorporated by reference to exhibit 10.1 from the Form 6-K filed with the SEC on November 22, 2023)
10.35	Form of Securities Purchase Agreement (Incorporated by reference to exhibit 10.1 from the Form 6-K filed with the SEC on December 12, 2023)
10.36	Form of Registration Rights Agreement (Incorporated by reference to exhibit 10.2 from the Form 6-K filed with the SEC on December 12, 2023)
10.37	Form of Security and Pledge Agreement (Incorporated by reference to exhibit 10.3 from the Form 6-K filed with the SEC on December 12, 2023)
10.38	Form of Guaranty (Incorporated by reference to exhibit 10.4 from the Form 6-K filed with the SEC on December 12, 2023)
10.39	Form of Equity Purchase Agreement (Incorporated by reference to exhibit 10.5 from the Form 6-K filed with the SEC on December 12, 2023)
10.40+	Employment Agreement between the Company and Siyuan Zhuang, dated March 21, 20224 (Incorporated by reference to exhibit 99.1 from the Form 6 K filed with the SEC on April 19, 2024)
10.41+	Employment Agreement between the Company and Mei Yeung, dated April 10, 20224 (Incorporated by reference to exhibit 99.2 from the Form 6 K filed with the SEC on April 19, 2024)
10.42	Form of Exchange Agreement (Incorporated by reference to exhibit 10.1 from the Form 6-K filed with the SEC on May 31, 2024)

10.43	Form of Security and Pledge Agreement (Incorporated by reference to exhibit 10.2 from the Form 6-K filed with the SEC on May 31, 2024)
10.44	Form of Guaranty (Incorporated by reference to exhibit 10.3 from the Form 6-K filed with the SEC on May 31, 2024)
10.45	Form of Sales Representative Agreement (Incorporated by reference to exhibit 10.1 from the Form 6-K filed with the SEC on June 12, 2024)
10.46	Securities Purchase Agreement between Bit Origin Ltd. and Buyers, dated July 13, 2025 (Incorporated by reference to Exhibit 10.1 from the Form 6-K filed with the SEC on July 17, 2025)
10.47	Form of Series A-1 Senior Secured Convertible Note (Incorporated by reference to Exhibit 10.2 from the Form 6-K filed with the SEC on July 17, 2025)
10.48	Form of Series B-1 Senior Secured Convertible Note (Incorporated by reference to Exhibit 10.3 from the Form 6-K filed with the SEC on July 17, 2025)
10.49	Form of Registration Rights Agreement (Incorporated by reference to Exhibit 10.4 from the Form 6-K filed with the SEC on July 17, 2025)
10.50	Form of Security Agreement (Incorporated by reference to Exhibit 10.5 from the Form 6-K filed with the SEC on July 17, 2025)
10.51	Form of Subsidiary Guaranty (Incorporated by reference to Exhibit 10.6 from the Form 6-K filed with the SEC on July 17, 2025)
10.52

Form of Equity Purchase Facility Agreement between Bit Origin Ltd and the Investor, dated July 13, 2025 (Incorporated by reference to Exhibit 10.7 from the Form 6-K filed with the SEC on July 17, 2025)

10.53	Form of Registration Rights Agreement between Bit Origin Ltd and the Investor, dated July 13, 2025 (Incorporated by reference to Exhibit 10.8 from the Form 6-K filed with the SEC on July 17, 2025)
21.1	List of Subsidiaries (Incorporated by reference to exhibit 8.1 from the Form 20-F filed with the SEC on December 26, 2024)
23.1*	Consent of WWC, P.C.
23.2*	Consent of Lucosky Brookman LLP (included in Exhibit 5.2)
24.1*	Power of Attorney (included in signature page)
101.INS*	XBRL Instance Document.
101.SCH*	XBRL Taxonomy Extension Schema Document.
101.CAL*	XBRL Taxonomy Extension Calculation Linkbase Document.
101.DEF*	XBRL Taxonomy Extension Definition Linkbase Document.
101.LAB*	XBRL Taxonomy Extension Labels Linkbase Document.
101.PRE*	XBRL Taxonomy Extension Presentation Linkbase Document.
104	Cover Page Interactive Data File - The cover page interactive data file does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document
107*	Filing Fee Table
*	Filed herewith.
+	Indicates a management contract or compensatory plan or arrangement.

(b) Financial Statement Schedules.

All schedules have been omitted because either they are not required, are not applicable or the information is otherwise set forth in the financial statements and related notes thereto.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

That for the purpose of determining any liability under the Securities Act of 1933 each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(6)

The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(7)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 14 above, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(8)	The undersigned Registrant hereby undertakes:
(1)

That for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)

That for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Singapore, on August 22, 2025.

Bit Origin Ltd

By:	/s/ Jinghai Jiang
	Name:	Jinghai Jiang
	Title:	Chief Executive Officer, Chief Operating Officer, Chairman of the Board and Director
(Principal Executive Officer and Principal Financial and Accounting Officer)

POWER OF ATTORNEY: KNOW ALL PERSONS BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Jinghai Jiang, his true and lawful attorneys-in-fact and agents with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by the Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done or by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Jinghai Jiang	Chief Executive Officer, Chief Operating Officer, Chairman of the Board and Director	August 22, 2025
Jinghai Jiang	(Principal Executive Officer and Principal Financial and Accounting Officer)

/s/ Mei Yeung	Director	August 22, 2025
Mei Yeung

/s/ Siyuan Zhuang	Director	August 22, 2025
Siyuan Zhuang

/s/ Xiaping Cao	Director	August 22, 2025
Xiaoping Cao

SIGNATURE OF AUTHORIZED UNITED STATES REPRESENTATIVE OF THE REGISTRANT

Pursuant to the requirements of the Securities Act of 1933, the Registrant’s duly authorized representative has signed this registration statement on Form F-1, in the City of New York, New York, on August 22, 2025.

COGENCY GLOBAL INC.
	By:	/s/ Colleen A. De Vries
		Name:	Colleen A. De Vries
		Title:	Senior Vice-President on behalf of Cogency Global Inc.